As filed with the Securities and Exchange Commission on November 29, 2005

Registration No. 333-128554

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Republic Property Trust

(Exact Name of Registrant as Specified in Governing Instruments)

1280 Maryland Avenue, S.W., Suite 280
Washington, D.C. 20024
(202) 863-0300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark R. Keller
Chief Executive Officer
Republic Property Trust
1280 Maryland Avenue, S.W., Suite 280
Washington, D.C. 20024
(202) 863-0300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

J. Warren Gorrell, Jr., Esq. Stuart A. Barr, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019-6131 (212) 878-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated November 29, 2005

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

PROSPECTUS

20,000,000 Shares

Common Shares

This is an initial public offering of common shares of Republic Property Trust. All of the 20,000,000 common shares are being sold by Republic Property Trust. Affiliates of Richard L. Kramer, our Chairman of the Board, have agreed to purchase directly from one of the underwriters an aggregate of $5.0 million of common shares offered by this prospectus at the initial public offering price per share.

Republic Property Trust expects to qualify as a real estate investment trust, or “REIT,” for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2005.

Prior to this offering, there has been no public market for the common shares. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. Republic Property Trust’s common shares have been approved for listing on The New York Stock Exchange under the symbol “RPB,” subject to official notice of issuance.

See “Risk Factors” on page 23 of this prospectus to read about factors you should consider before buying our common shares.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Republic Property Trust	$	$

(1)   Excludes a financial advisory fee of        % of the public offering price in the aggregate payable to Lehman Brothers and Bear, Stearns & Co. Inc.

We have granted the underwriters a 30-day option to purchase up to an additional 3,000,000 common shares from us on the same terms and conditions as set forth above if the underwriters sell more than 20,000,000 common shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares on or about          , 2005.

LEHMAN BROTHERS	BEAR, STEARNS & CO. INC.

WACHOVIA SECURITIES

        RAYMOND JAMES

             UBS INVESTMENT BANK

KEYBANC CAPITAL MARKETS

                , 2005

PENDER BUSINESS PARK FAIRFAX VA

DATATRAC
LAKESIDE I & II CHANTILLY VA

CAMPUS AT DULLES TECHNOLOGY CENTER HERNDON VA

REPUBLIC
PROPERTY TRUST

PRESIDENTS PARK
PRESIDENTS PARK HERNDON VA

THE REPUBLIC BUILDING WASHINGTON, DC

WILLOWWOOD III & IV FAIRFAX VA

PRESIDENTS PARK I HERNDON, VA
CAMPUS AT DULLES TECHNOLOGY CENTER HERNDON, VA
CORPORATE OAKS HERNDON, VA
THE REPUBLIC BUILDING WASHINGTON, DC
PRESIDENTS PARK II HERNDON, VA
PRESIDENTS PARK III HERNDON, VA
CORPORATE POINTE IV CHANTILLY, VA
LAKESIDE I & II CHANTILLY, VA
PENDER BUSINESS PARK FAIRFAX, VA
WILLOWWOOD III & IV FAIRFAX, VA
279,175 net rentable square feet, 97.3% leased to tenants including Zeta Associates and U.S. Government - Federal Technology Services
ARLINGTON
FAIRFAX
REPUBLIC
PROPERTY TRUST

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                      (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “Republic Property Trust,” “Republic,” “we,” “our company,” “our” and “us” refer to Republic Property Trust, a Maryland real estate investment trust, together with our consolidated subsidiaries, including Republic Property Limited Partnership, a Delaware limited partnership, which we refer to in this prospectus as our “Operating Partnership,” Republic Property TRS, LLC, a Delaware limited liability company, and RKB Washington Property Fund I L.P., and its affiliates, which we refer to in this prospectus as our “predecessor.” In this prospectus we refer to the common shares of beneficial interest of Republic Property Trust as “common shares” or “REIT Shares,” and refer to the limited partnership units of the Operating Partnership as “OP units.” Unless the context otherwise indicates, the information about our company assumes that the formation transactions described in this prospectus have been completed. In addition, the information contained in this prospectus assumes that the underwriters’ option to purchase additional shares is not exercised and the common shares to be sold in this offering are sold at $15.00 per share, which is the mid-point of the price range indicated on the cover page of this prospectus.

Republic Property Trust

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire and develop primarily Class A office properties, predominantly in the Washington, D.C. metropolitan, or Greater Washington, D.C., market. We also selectively seek fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C. Headquartered in Washington, D.C., our founders and senior management team have been involved in the acquisition, management and development of more than 5 million square feet of institutional-grade office, office-oriented and mixed-use retail properties in Greater Washington, D.C.

We have substantial expertise in structuring and negotiating public/private partnerships with various governmental entities in Greater Washington, D.C., including local, regional and federal, boards and bodies. In addition, since 2002, our acquisition team has acquired and financed properties located in Greater Washington, D.C. totaling approximately 2 million net rentable square feet.

Upon completion of this offering and the formation transactions, we will own 10 commercial properties consisting of 21 institutional-grade office buildings indirectly through our Operating Partnership, in which we will have an approximate 86.3% interest. Our properties are characterized by our tenant base, which includes several U.S. government agencies and Fortune 500 companies, the institutional quality and utility of our office parks and buildings and the substantial amount of space occupied on average by our tenants. As of November 1, 2005, our office properties were approximately 24.3% leased to U.S. government agencies and approximately 55.8% leased to nationally recognized corporate tenants. Our initial portfolio of 10 commercial properties contains an aggregate of approximately 2 million net rentable square feet, with one Class A trophy office property located in the District of Columbia, approximately one half block from the White House, and nine Class A office properties located in Northern Virginia. In addition, we hold an option to acquire three office properties in the District of Columbia, representing an estimated 1.1 million net rentable square feet upon completion. Two of our option properties are currently under development and the remaining property is an undeveloped parcel of land.

Market Opportunity

The Greater Washington, D.C. market is the second largest office market in the United States, with approximately 376.7 million square feet of commercial office space in approximately 5,821 individual office properties in the District of Columbia, Northern Virginia and suburban Maryland.

Greater Washington, D.C. is characterized by a predominantly service-based economy and a highly educated workforce that generate significant demand for office space. We believe U.S. government agency spending, along with the industries it supports, provides a unique source of demand for office space in Greater Washington, D.C.

For the period from January 1, 2000 to December 31, 2004, the Greater Washington, D.C. commercial office market exceeded by approximately 97.1% the average cumulative return of its peer markets, which is based on investment income and appreciation, as determined by the National Council of Real Estate Investment Fiduciaries, or NCREIF. During the 20-year period from January 1, 1985 through December 31, 2004, the Greater Washington, D.C. commercial office market exceeded the average cumulative return of its peer markets by approximately 79.9%, as determined by NCREIF. We define our peer markets as the 10 largest office markets in the United States, excluding the District of Columbia.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, operators and developers of office properties in a number of important ways and enjoy significant competitive strengths which include the following:

•       Institutional Grade Office Portfolio.   Our initial portfolio of 10 properties consists of 21 institutional-grade Class A office buildings with approximately 2 million net rentable square feet. As of November 1, 2005, our initial portfolio had an average age of approximately seven years, a weighted average remaining lease term of approximately four years and a weighted average occupancy rate of approximately 96.2%, excluding our Presidents Park I and II properties. As of November 1, 2005, we had signed leases increasing the amount of space under lease at our Presidents Park I and II properties to approximately 57.9%, an increase of approximately 37.6% from the occupancy rate of 20.3% at the time of acquisition of the properties in December 2004.

•       Experienced Senior Management Team.   Our senior management team has significant real estate industry experience, including developing the first two phases of The Portals, which comprise two Class A office buildings in the District of Columbia representing approximately 1.1 million net rentable square feet. Our management team also has managed our predecessor, RKB Washington Property Fund I, a commercial real estate investment fund.

•       Greater Washington, D.C. Knowledge and Market Presence.   Our senior management team has long-standing relationships with institutional investors, fund managers, developers, tenants and local and regional governments. For example, our network of industry contacts has enabled us to acquire all but one of our initial properties in privately negotiated transactions outside a competitive bidding process.

•       Development Pipeline of Trophy Office Buildings.   We have options to acquire an estimated 1.1 million net rentable square feet of proposed Class A office buildings in the District of Columbia. Our options concern both phases of the Republic Square project and The Portals III, which are located in two prime locations in the Capitol Hill and Southwest submarkets of Washington, D.C. We will also be the developer of these properties pursuant to arrangements we have entered into as part of the formation transactions. No discussions regarding the exercise of our options have taken place to date and our management does not believe the acquisition of any of our three option properties is probable as of the date of this prospectus.

•       Successful Acquirer of Properties in Greater Washington, D.C.   Since 2002, our acquisition team has acquired and financed properties totaling approximately 2 million net rentable square feet.

Our Business and Growth Strategies

Our primary business objectives are to own and operate a balanced portfolio of development, repositioning and stabilized office properties that maximize cash flow available for distribution to our shareholders, and achieve long-term growth in our business in order to maximize shareholder value. Our business and growth strategy consists of the following five elements:

•       Maximize Cash Flow at Our Properties.   We seek to maximize cash flows for distribution by efficiently managing our operating expenses and retaining and often expanding space occupied by our existing tenants. We intend to manage our portfolio by seeking to lease space in each property over a balanced lease schedule so that the portfolio produces stable rental income.

•       Leverage Our Government Leasing Expertise and Relationships with Nationally Recognized Corporate Tenants to Increase the Performance of Our Portfolio.   Our substantial in-house government leasing expertise enables us to attract and retain U.S. government agency and nationally recognized corporate tenants. As of November 1, 2005, our tenants on average occupied more than 33,000 net rentable square feet of space at our properties and two of our 10 initial properties, comprising an aggregate of 140,885 net rentable square feet, are fully leased to single tenants.

•       Expand our Portfolio by Developing the Three Properties That We Have an Option to Acquire.   We intend to develop The Portals III and the Republic Square I and II properties in the District of Columbia, which provide us with an opportunity to acquire an estimated 1.1 million net rentable square feet of office space, of which 890,000 square feet is currently under construction.

•       Selectively Pursue Opportunities to Acquire Institutional Quality Office Properties.   We generally seek to acquire Greater Washington, D.C. office properties that provide us with the opportunity to increase: (1) cash flow available for distribution, and (2) value through management efficiencies and leasing and marketing efforts. We seek to create stable cash flow and, in some cases, to redevelop and reposition an asset in order to maximize returns and values.

•       Target Development Opportunities That We Believe Will Produce Attractive Returns.   We believe a significant opportunity exists to maximize returns and achieve portfolio growth through the development and redevelopment of aging or market obsolete Class B and C office assets in Greater Washington, D.C., which is an office market with supply constraints. We also will selectively pursue fee-based development services for all real estate asset classes in order to achieve additional revenue and to secure future investment opportunities.

Our Investment Criteria

We selectively pursue development and redevelopment opportunities in supply constrained markets where we believe our overall development costs are below comparable existing building investment costs. We also pursue acquisition opportunities that will contribute to a balanced portfolio that generates both stable revenue growth and opportunistic returns. In evaluating potential acquisition opportunities, we seek properties that we believe can produce all cash returns in excess of the costs of capital and that meet one or more of the following criteria:

•       substantially-leased institutional-grade office properties that require minimal capital improvements and support the tenant’s facility and long-term space requirements;

•       properties located in well-established submarkets of Greater Washington, D.C. that possess substantial commercial infrastructure and are accessible to major transportation networks;

•       stabilized properties in excess of 75,000 net rentable square feet and which have been built or renovated in the past 10 years; and

•       properties which we believe can achieve high values and investment growth through the implementation of repositioning strategies and re-leasing and marketing plans.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” prior to deciding whether to invest in our common shares. Some of these risks include:

•       Our initial portfolio of properties, together with our three option properties, are all located in Greater Washington, D.C. and any downturn in the area’s economy may negatively affect our operating results;

•       The consideration paid by us for the properties and other rights being contributed to us as part of the formation transactions may exceed the fair market value of these assets;

•       We depend on a limited number of significant tenants and a payment delinquency, bankruptcy or insolvency of one or more of these tenants could adversely affect the income produced by our properties, which may harm our operating performance;

•       We may be unable to renew existing leases or re-let space on terms similar to the existing leases, or at all, as leases expire, or we may expend significant capital in our efforts to re-let space, which may harm our operating performance;

•       Our future growth is dependent on our acquisition of the three option properties and our growth may be harmed if our option agreements are terminated upon a change in control of our company or our independent trustees do not approve an acquisition of one or more of the option properties;

•       Certain of our trustees and executive officers, and their affiliates, have substantial ownership interests in our three option properties and these interests may conflict with your interests;

•       We face competition when pursuing fee-based development opportunities and our inability to capture these opportunities could negatively impact our growth and profitability;

•       We may not be successful in identifying and consummating suitable acquisitions of office and office-oriented mixed-use properties meeting our criteria, which may impede our growth and negatively impact the price of our common shares;

•       Our operating results will be harmed if we are unable to fully lease-up vacant space at properties such as Presidents Park I and II, which were underperforming at the time we acquired them;

•       Required payments of principal and interest on our loan obligations may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations;

•       Our ability to pay our estimated initial annual distribution, which represents approximately 148.0% of our estimated cash available for distribution to our common shareholders for the 12 months ending September 30, 2006, depends upon our actual operating results, and we currently expect to borrow funds under our proposed line of credit to pay at least a portion of this distribution, which could slow our growth and depress the price of our common shares;

•       Our management has limited experience operating as a REIT or a public company, and we cannot assure you that our limited experience will not harm our business and operating results;

•       Our organizational documents contain provisions which may discourage a takeover of us and depress our common share price;

•       Upon completion of this offering and the formation transactions, our Chairman of the Board, our President and Chief Development Officer, our Chief Executive Officer and our Chief Operating Officer and General Counsel, and their affiliates, will own approximately 7.6%, 1.6%, 1.5% and 2.8%, respectively, of our outstanding common shares and partnership units of our Operating Partnership on a fully-diluted basis and will have the ability to exercise significant control over our operations and any matter presented to our shareholders;

•       Our Chairman of the Board and our President and Chief Development Officer have substantial outside business interests, including interests in Portals Development Associates Limited Partnership and Republic Properties Corporation, rights to continued management and development fee income in connection with The Portals Properties and ownership interests in the lessor of some of our office space, which give rise to various conflicts of interest with us and could harm our business;

•       Our business and growth strategies could be harmed if key personnel with well-established ties to the Greater Washington, D.C. real estate market terminate their employment with us; and

•       Failure to qualify as a REIT would subject us to U.S. federal income tax and would subject us and our shareholders to other adverse consequences.

Our Initial Properties

Upon completion of this offering and the formation transactions, we will own 10 Class A office properties (comprising 21 buildings), one of which is located in the District of Columbia and nine of which are located in Northern Virginia. The following table provides summary information regarding our initial properties as of November 1, 2005:

Office Properties(1)	Location	Number of Buildings at Property	Year Built (Renovated)	Net Rentable Square Feet(2)	Percent Leased(3)	Annualized Rent(4)		Annualized Rent Per Leased Square Foot(5)
Campus at Dulles Technology Center	Herndon, Virginia	7	1998, 1999	349,839	96.1%	$7,963,231		$23.69
Corporate Oaks	Herndon, Virginia	1	1986 (1999)	60,767	100.0%	$1,243,175		$20.46
Corporate Pointe IV	Chantilly, Virginia	1	1998	80,118	100.0%	$1,399,466		$17.47
Lakeside I and II	Chantilly, Virginia	2	1989, 1999	173,218	85.7%	$3,048,268		$20.54
Pender Business Park	Fairfax, Virginia	4	2000	170,940	100.0%	$4,183,718		$24.47
Presidents Park I	Herndon, Virginia	1	1999	200,531	83.4%	$1,440,978	(6)	$23.11	(6)
Presidents Park II	Herndon, Virginia	1	2000	200,511	32.5%	$1,293,372	(7)	$28.15	(7)
Presidents Park III	Herndon, Virginia	1	2001	200,135	92.7%	$4,034,137		$21.74
The Republic Building	Washington, D.C.	1	1992	276,018	100.0%	$11,439,546		$41.44
Willowwood III and IV	Fairfax, Virginia	2	1998	279,175	97.3%	$7,114,341		$26.20
Portfolio Total/ Weighted Average:		21	1998	1,991,252	88.5%	$43,160,232		$26.35

(1)             Upon completion of this offering and the formation transactions, each property will be 100% indirectly owned in fee by our Operating Partnership.

(2)             Net rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.

(3)             Includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)       Annualized rent represents base rent, as determined from the date of the most recent amendment to a lease agreement, or from the original date of an agreement if not amended, for all leases in place in which tenants are in occupancy at November 1, 2005 as follows: total base rent to be received during the entire term of each lease (assuming no exercise of early termination options), divided by the total number of months in the term for such leases, multiplied by 12. Base rent includes historical contractual increases and excludes percentage rents, additional rent payable by tenants (such as common area maintenance and real estate taxes), contingent rent escalations and parking rents.

(5)       Annualized rent per leased square foot represents annualized rent as computed above, divided by occupied net rentable square feet as of the same date.

(6)  Excludes any annualized rent associated with a lease and an amendment to Network Solutions, LLC for 104,860 net rentable square feet because the rent commencement date under this lease is December 2005.

(7)          Excludes any annualized rent associated with an amendment to our lease with iDirect, Inc. for an additional 19,215 net rentable square feet because the rent commencement date for this additional space is February 2006.

Option Properties

Simultaneously with the completion of this offering and the formation transactions, our Operating Partnership will enter into option agreements with entities controlled by some of our executive officers and trustees that grant us the right to acquire three office properties, two of which are under development and one of which is an undeveloped parcel of land. Each of these executive officers and trustees will benefit from any decision by us to exercise our options. See “Certain Relationships and Related Transactions—Formation Transactions—Option Properties.”  We are not responsible for any of the costs associated with the development of, and do not currently own any interests in, these properties.

As described under the heading “Business and Properties—Terms of Option,” we have options to acquire the three properties described in the table below:

Property	Location	Estimated Rentable Square Feet Upon Completion	Estimated Certificate of Occupancy
Properties Under Development
The Portals III	Washington, D.C.	505,000	2nd Quarter 2006
Republic Square I	Washington, D.C.	385,000	2nd Quarter 2006
		890,000
Undeveloped Parcels of Land
Republic Square II	Washington, D.C.	202,000
Total		1,092,000

We have exclusive options to acquire each of the above three option properties during the period beginning after a property receives a certificate of occupancy. If we acquire an option property after it is 85% leased, then, subject to the approval of the majority of our independent trustees, the initial purchase price will equal, at our election, either: (1) the annualized net operating income divided by the then prevailing market capitalization rate for the option property as determined by an independent, third-party appraisal process completed immediately prior to our exercise of the option or (2) the annualized net operating income divided by 6.5%. In addition to the initial purchase price described above, an additional purchase price will be paid on an “earn-out” basis with respect to any initially unleased space that is leased during the period beginning after our purchase and ending on the earlier to occur of (1) the date the property first becomes 95% leased or (2) the second anniversary of the date of purchase of such property. We also may elect to acquire a property prior to it becoming 85% leased, but then the purchase price will be on terms and conditions to be determined by the seller and us (in each of our sole discretion); however, such an election by us must be unanimously approved by all of the independent members of our Board of Trustees. No discussions regarding the exercise of our options have taken place to date and our management does not believe the acquisition of any of our three option properties is probable as of the date of this prospectus.

For more information regarding the terms of our options, see “Business and Properties—Terms of Option.’’

Formation Transactions

Consideration for Assets Contributed

Prior to or concurrently with the completion of this offering, we will engage in a series of transactions, which we refer to in this prospectus as the formation transactions, that are intended to reorganize our company and facilitate this offering. In connection with these transactions, we have determined that:

•  Fund Properties.   11,090,411 common shares of beneficial interest of us (with an aggregate value of approximately $166.4 million, based upon the mid-point of the price range indicated on the cover page of this prospectus), will be allocable to investors in RKB Washington Property Fund I L.P., or the Fund, prior to taking into account the individual elections of non-U.S. investors to receive REIT shares or cash, as consideration for the contribution of a 100% interest in the Fund properties;

•  The Republic Building.   $18.0 million will be allocable to investors of RPT 1425 Investors L.P., or RPT 1425, prior to taking into account the individual elections of non-U.S. investors to receive REIT shares or cash, in exchange for their contribution of a 100% interest in RPT 1425 (which indirectly holds a 100% interest in the Republic Building); and

•  Management and Development Rights.   Messrs. Kramer, Grigg and Keller and Republic Properties Corporation, a private real estate development, redevelopment and management company founded by Messrs. Kramer and Grigg, in exchange for their contribution of certain management and development rights, will receive an aggregate of 482,192 OP units (with an aggregate value of approximately $7.2 million, based upon the mid-point of the price range indicated on the cover page of this prospectus).

Structure

We summarize below the structure of our formation transactions undertaken in connection with this offering:

Contribution of Interests in the Nine Fund Properties

Nine of the 10 properties in which we will own 100% interests upon completion of this offering are currently held indirectly by the Fund. The Fund will, pursuant to contribution and related agreements, contribute all of its assets and liabilities, as well as direct and indirect interests in the nine properties, to our Operating Partnership in exchange for the consideration described above. As part of this consideration, the Fund will receive and then distribute OP units to its partners, some of which are entities owned or controlled by members of our Board of Trustees and members of our senior management team.

Contribution of Interests in the Republic Building

The investors in RPT 1425, which indirectly holds a 100% interest in the Republic Building, will, pursuant to contribution and related agreements, contribute all of their interests in RPT 1425 to our Operating Partnership. In exchange for the contribution of these interests to our Operating Partnership, the foreign partners of RPT 1425 will receive, based on a previous election made by each such partner, either (1) a specified number of REIT shares, or (2) a specified combination of REIT shares and cash. Domestic partners of RPT 1425 will receive a specified number of OP units.

Merger of RKB Holding L.P. into Our Operating Partnership

RKB Holding L.P., a Delaware limited partnership with no independent operations other than its role as a limited partner of the Fund, will merge with and into our Operating Partnership, and the partners of RKB Holding L.P. will receive, based on a previous election made by each such partner, either (1) a specified number of REIT shares, (2) a specified amount of cash, or (3) a specified combination of REIT shares and cash. In connection with the merger, our Operating Partnership will assume all of the obligations of RKB Holding L.P., including a loan made by RKB Finance L.P., a company affiliated with RKB Holding L.P. formed to facilitate the investment by certain non-U.S. investors in the Fund, in the amount of approximately $44.5 million and a tax liability estimated to be approximately $22.0 million. The consideration paid by the Operating Partnership in the merger will be reduced by the amount of this loan and tax liability. Following the merger, our Operating Partnership will repay this loan in part with proceeds from this offering and in part with REIT shares. See “Use of Proceeds.”

Management and Development Services

Contribution of Management and Development Services by Republic Properties Corporation—We have entered into agreements with Republic Properties Corporation pursuant to which Republic Properties Corporation will directly or indirectly contribute certain management, leasing and real estate development operations to our Operating Partnership. The assets contributed include agreements to provide management services for the 10 properties that will be included in our initial portfolio, agreements to provide fee-based development and management services with respect to Republic Square I and II, an agreement to provide fee-based development services to the City of West Palm Beach in connection with the City Center project and other assets that will be used by the Operating Partnership in connection with the performance of these services.

Republic Properties Corporation will receive an aggregate of 415,210 OP units for the contribution of the assets described above, with the exception of the agreement to provide development and management services with respect to Republic Square II. Republic Properties Corporation will not receive any consideration for its contribution of the rights related to Republic Square II. Republic Properties Corporation is a District of Columbia corporation 85% owned by Mr. Kramer and 15% owned by Mr. Grigg.

The development fee payable to us with respect to Republic Square I will be based on the remaining development fees scheduled to be paid pursuant to the development agreement that will be assigned to us upon completion of this offering and the formation transactions. The development agreement provides for the payment of a total development fee of $3.5 million, approximately $1.7 million of which had been paid to Republic Properties Corporation for development services provided through October 31, 2005. Upon completion of this offering and the formation transactions, we will have a right to receive the remaining portion of the development fee in exchange for providing development services to the project. The development fee payable to us with respect to Republic Square II will equal 3% of the development costs, which are calculated net of land acquisition, interest and loan expenses, and cash concessions to tenants. The management fee payable to us with respect to Republic Square I and II, when completed and in advance of our option to acquire these properties, will equal 1% of the gross revenues of each property and a payment to cover the cost of corporate and property labor and overhead for providing these services. For the City Center project in the City of West Palm Beach, we anticipate this fee to be in excess of 2% of the development costs.

The agreements providing for management and development services to Republic Square I and II and the City Center project in the City of West Palm Beach and certain other assets associated with management and development activities will be contributed by the Operating Partnership to Republic Property TRS, LLC, a taxable REIT subsidiary of ours.

Outsourcing of Management and Development Services for The Portals Properties—Messrs. Kramer and Grigg and Republic Properties Corporation, each general partners of Portals Development Associates Limited Partnership, or PDA, have certain rights to provide management and development services and currently receive fees from PDA in connection with providing management and development services to a group of properties and parcels of land in the District of Columbia known as The Portals, which consists of two completed office buildings, The Portals I and II, and three development properties, The Portals III, IV and V (“The Portals Properties”). Currently, The Portals III is under construction and The Portals IV and V are undeveloped parcels of land. The terms of the PDA partnership agreement provide that any fee amounts earned but unpaid are accumulated as internal preferences with respect to future partnership distributions. We have entered into agreements with Messrs. Kramer and Grigg and Republic Properties Corporation, which we will transfer following the closing to Republic Property TRS, LLC, a taxable REIT subsidiary of ours, to provide:

•       management services to The Portals I and II, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing those services;

•       development services to The Portals III, in exchange for a fee equal to 3% of the remaining development costs, which are defined as net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       development services to The Portals IV and V, in exchange for a fee equal to 3% of the development costs, which are defined as net of land acquisition, interest and loan expenses, and cash concessions to tenants; and

•  management services to The Portals III, IV and V, when completed, and in the case of The Portals III in advance of any exercise by us of our option to acquire The Portals III, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing those services.

Republic Properties Corporation and Messrs. Kramer and Grigg, the general partners of PDA, will receive an aggregate of 66,982 OP units in consideration of the contribution of their right to provide development and management services to The Portals III. Of these 66,982 OP units, Republic Properties Corporation and Messrs. Kramer and Grigg will receive 22,327, 37,957 and 6,698 OP units, respectively. Republic Properties Corporation and Messrs. Kramer and Grigg will not receive any consideration for the contribution of the rights to provide development and management services to The Portals I, II, IV and V, or the engagement of the Operating Partnership to provide corporate and administrative services to PDA.

We believe the fees described above are at competitive market rates for management and development services in the office sector generally. These fees will be payable to us on a monthly basis. These fees represent only a portion of (and will be payable out of) the management and development fees that will continue to be payable to Messrs. Kramer and Grigg and Republic Properties Corporation through PDA, which include, among other items:

•       a development fee equal to 5% of all development costs;

•       a construction management fee equal to 5% of all direct costs of construction (of which 1/8th is payable to East Coast Development Corporation, the unaffiliated general partner);

•       a management fee equal to 5% of gross rental receipts; and

•       a leasing fee equal to 3% of the gross rental receipts, which may be reduced by up to 2% to the extent unaffiliated brokers or leasing agents are engaged to perform leasing services.

The fees described above, which are payable to Messrs. Kramer and Grigg and Republic Properties Corporation (out of which a portion will be payable to us) are payable only out of net cash flow and net refinancing and sale proceeds realized by PDA that are available for distribution. The portion of the fees payable to us will be paid on a priority basis prior to payment of the remaining balance of such fees to Messrs. Kramer and Grigg and Republic Properties Corporation.

Messrs. Kramer and Grigg and Republic Properties Corporation, collectively, earned approximately $3.3 million and $4.0 million in aggregate fees from PDA for management and development services provided to The Portals I, II and III during the year ended December 31, 2004 and the ten-month period ended October 31, 2005, respectively. If we had performed these services during the same periods pursuant to the terms of our agreements with Messrs. Kramer and Grigg and Republic Properties Corporation, we would have received approximately $2.2 million and $2.4 million in aggregate fees.

Our Operating Partnership

Following completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted by, our Operating Partnership. We will contribute the proceeds of this offering to our Operating Partnership in exchange for a number of OP units equal to the number of common shares issued in this offering. Certain other entities and individuals, including Messrs. Kramer, Grigg, Keller and other members of our senior management, will own the remaining units and be limited partners of our Operating Partnership. Our primary asset will be our general and limited partner interests in our Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT, or UPREIT, structure.

Restrictions on Transfer

Under our partnership agreement, OP unitholders do not have redemption or exchange rights and may not otherwise transfer their units, except under certain limited circumstances, for a period of 12 months from the completion of this offering. In addition, our trustees, trustee nominees and executive officers, including Messrs. Kramer, Grigg and Keller, have agreed not to sell or otherwise transfer or encumber any of our common shares or securities convertible or exchangeable into our common shares (including OP units) owned by them at the completion of this offering or thereafter acquired by them prior to July 1, 2007, other than permitted transfers, without the consent of Lehman Brothers Inc. and Bear, Stearns & Co. Inc., on behalf of the underwriters.

Our Structure

The following chart reflects our organizational structure upon completion of this offering and the formation transactions:

Public Shareholders
Insiders
Foreign Investors in the Fund and RPT 1425
80.0%
2.3%
17.7%
Republic Property Trust (REIT)
86.3%
Domestic Investors in the Fund and RPT 1425 (including 11.6% held by Insiders)
13.7%
Republic Property Limited Partnership (Operating Partnership)
100%
100%
Republic Property TRS, LLC (TRS)
Initial Properties (approximately 2 million square feet)
Republic Building
Campus at Dulles Technology Center
Corporate Oaks
Corporate Pointe IV
Lakeside I and II
Pender Business Park
Presidents Park I, II and III
Willowwood III and IV
Option Properties(1) (estimated 1.1 million square feet)
The Portals III
Republic Square I
Republic Square II

Benefits to Related Parties

Upon completion of this offering and the formation transactions, our senior management and members of our Board of Trustees will receive material financial and other benefits, as shown below. For a more detailed discussion of these benefits, see “Certain Relationships and Related Transactions.”

Formation Transactions

Messrs. Kramer, Grigg, Keller and certain other members of our senior management will contribute interests in certain assets, including interests in the Fund properties, the Republic Building and project-related management and development rights, as summarized below:

•       the contribution by the Fund of interests in entities holding nine properties to our Operating Partnership;

•       the contribution by the investors in RPT 1425 of their interests in RPT 1425 (which indirectly holds a 100% interest in the Republic Building) to our Operating Partnership;

•       the contribution by Republic Properties Corporation of management and development services for our 10 portfolio properties, Republic Square I and II and the City Center project in the City of West Palm Beach, Florida; and

•       the outsourcing by Messrs. Kramer and Grigg and Republic Properties Corporation of management and development services for The Portals Properties.

In connection with the above transactions, Messrs. Kramer, Grigg, Keller and Siegel, and/or their affiliates, will receive OP units in the following amounts:

		OP Units
Name (1)	Contribution Transactions	Number	Value(2)
Richard L. Kramer	Property:
	RKB Fund	1,274,811	$19,122,165
	Republic Building	160,733	2,410,995
	Management and/or Development Rights:
	Initial Properties	207,391	3,110,865
	The Portals III	56,935	854,025
	Republic Square I	41,095	616,425
	City Center	85,199	1,277,985
	Total:	1,826,164	$27,392,460
Steven A. Grigg	Property:
	RKB Fund	371,102	$5,566,530
	Republic Building	1,428	21,420
	Management and/or Development Rights:
	Initial Properties	36,599	548,985
	The Portals III	10,047	150,705
	Republic Square I	7,252	108,780
	City Center	15,035	225,525
	Total:	441,463	$6,621,945
Mark R. Keller	Property:
	RKB Fund	313,592	$4,703,880
	Republic Building	4,500	67,500
	Management and/or Development Rights:
	Initial Properties	22,639	339,585
	Total:	340,731	$5,110,965
Gary R. Siegel(3)	Property:
	RKB Fund	762,571	$11,438,565
	Republic Building	17,539	263,085
	Total:	780,110	$11,701,650

(1)    Includes affiliates of named person, including Republic Properties Corporation, a District of Columbia corporation owned by Messrs. Kramer and Grigg.

(2)    Based upon an assumed initial public offering price of $15.00 per share, which is the mid-point of the price range indicated on the cover page of this prospectus.

(3)    Includes an aggregate of 718,656 OP units with a value of $10,779,840 owned by certain trusts for the benefit of Mr. Kramer’s affiliates for which Mr. Siegel acts as trustee and over which Mr. Siegel disclaims any beneficial ownership.

Option Properties

Our Operating Partnership has entered into agreements with entities in which Messrs. Kramer, Grigg and Keller have ownership interests that, upon completion of this offering and the formation transactions, grant us options to acquire The Portals III and Republic Square I and II. The Portals III and Republic Square I are each currently under development while Republic Square II is an undeveloped parcel of land. The purchase price for these properties, if we exercise an option, is payable in OP units or cash and the assumption (or discharge if such assumption is not permitted by the lender) of any indebtedness or other obligations. However, Messrs. Kramer, Grigg and Keller will only receive OP units in connection with the acquisition of an option property. Each of Messrs. Kramer, Grigg and Keller will benefit from any decision by us to exercise our options. The terms of the option agreements are described under the heading “Business and Properties—Option Properties.”

Employment and Noncompetition Agreements

Upon completion of this offering, we will enter into an employment agreement with Mr. Keller providing for his employment through December 2009, with automatic one-year renewals and providing for salary, bonus and other benefits, including severance upon a change in control or termination of employment under certain circumstances. In addition, Mr. Keller’s employment agreement will contain certain covenants not to compete with us, and such covenants will be effective during the term of his employment plus a period of 18 months after Mr. Keller’s termination of employment. We also have entered into an employment agreement with Michael J. Green pursuant to which he will serve as an Executive Vice President and our Chief Financial Officer, and we will enter into employment agreements with Steven A. Grigg pursuant to which Mr. Grigg will serve as our President, Chief Development Officer and Vice Chairman of the Board, and with Gary R. Siegel pursuant to which Mr. Siegel will serve as our Chief Operating Officer and General Counsel. Mr. Green’s employment agreement, as amended, became effective on October 31, 2005. Messrs. Grigg’s and Siegel’s employment agreements will become effective upon the closing of this offering. Messrs. Grigg’s, Siegel’s and Green’s employment agreements provide for their employment through December 2009, with automatic one-year renewals, and provide for salary, bonus and other benefits, including severance upon termination of employment under certain circumstances. Additionally, Messrs. Grigg, Siegel and Green will each enter into a noncompetition agreement pursuant to which they will agree not to compete with us for a period that is the longer of three years or the period of their employment plus an additional 18-month period. We also will enter into noncompetition agreements with Mr. Kramer, our Chairman of the Board, and Republic Properties Corporation. In the case of the noncompetition agreements with Mr. Kramer and Republic Properties Corporation, the covenants not to compete will be effective for the longer of three years or Mr. Kramer’s tenure on our Board plus, unless Mr. Kramer is removed from our Board without cause, 18 months thereafter. The noncompetition agreements with Mr. Kramer and Republic Properties Corporation will terminate upon a change in control of us. In addition, Mr. Kramer and Republic Properties Corporation have agreed to refer without consideration to us any investment and fee-based development opportunities for commercial office properties in Greater Washington, D.C. which are presented to them for at least three years following this offering. See “Management—Employment and Noncompetition Agreements.”

Restricted Shares

In connection with this offering, we will grant an aggregate of 260,384 restricted REIT shares to certain of our trustees, trustee nominees, executive officers and certain other employees of our company. The restricted shares are immediately vested but may not be directly or indirectly offered, pledged, sold, transferred, other than permitted transfers, or otherwise disposed of prior to July 1, 2007. We will also grant to these individuals a cash award in the aggregate amount of $2.6 million.

The following individuals will receive the number of restricted REIT shares and cash as set forth below:

Name	Title	Number of Shares	Cash Award($)
Executive Officers
Mark R. Keller	Chief Executive Officer	86,795	$867,946
Michael J. Green	Chief Financial Officer	28,932	289,315
Gary R. Siegel	Chief Operating Officer/General Counsel	28,932	289,315
Thomas G. Archer, Jr.	Senior Vice President	12,151	121,512
Peter J. Cole	Senior Vice President	12,151	121,512
Frank M. Pieruccini	Senior Vice President	12,151	121,512
Geoffrey N. Azaroff	Senior Vice President	8,679	86,795
Michael C. Jones	Vice President	12,151	121,512
Andrew G. Pulliam	Vice President	12,151	121,512
Other Employees		26,038	260,384
Board of Trustees
Richard L. Kramer	Chairman of the Board of Trustees	2,893	28,932
John S. Chalsty	Trustee Nominee	4,340	43,397
Gregory H. Leisch	Trustee Nominee	4,340	43,397
Ronald D. Paul	Trustee Nominee	4,340	43,397
	Trustee Nominee(1)	4,340	43,397
Total:		260,384	$2,603,835

(1)   The Board of Trustees intends to appoint an additional independent trustee after completion of this offering and expects to issue additional restricted shares and cash to such person as indicated above.

Conflicts of Interest

Following completion of this offering and the formation transactions, conflicts of interest will exist between our trustees and executive officers and our company, as detailed below:

•       Messrs. Kramer, Grigg and Keller and their affiliates have substantial ownership interests in our three option properties and while any decisions regarding whether or not to purchase these properties in the future will be made by a vote of our independent trustees, we cannot assure you that we will not be adversely affected by conflicts arising from Messrs. Kramer, Grigg and Keller’s existing and ongoing economic interest in these properties, including the possible diversion of these individuals’ time and attention away from focusing on our business in an effort to enhance the value of the option properties for which they will receive significant compensation upon exercise of our option. See “Risk Factors—Risks related to our business and properties.”

•       Upon completion of this offering and the formation transactions, Messrs. Kramer, Grigg, Keller and Siegel and their affiliates will own approximately 7.6%, 1.6%, 1.5% and 2.8%, respectively, of our outstanding common shares and partnership units of our Operating Partnership on a fully-

diluted basis and will have the ability to exercise significant control over our operations and any matter presented to our shareholders. See “Risk Factors—Risks related to our organization and structure.”

•       Messrs. Kramer and Grigg have substantial outside business interests, including interests in PDA and Republic Properties Corporation and rights to continued management and development fee income in connection with The Portals Properties and ownership interests in the lessor of our office space, which give rise to various conflicts of interest with us and could harm our business. See “Risk Factors—Risks related to our organization and structure’’ and “Certain Relationships and Related Transactions—Excluded Assets.”

•  Although we will enter into employment agreements with Messrs. Keller and Grigg and noncompetition agreements with Messrs. Kramer, Keller and Grigg, each of them will be permitted to pursue specified business interests that may divert some of their time and attention from our business, as long as such interests do not materially and adversely interfere with their duties for us, in the case of Messrs. Keller and Grigg, and do not violate their noncompetition agreements.  While we currently believe that Mr. Keller will devote substantially all of his time to our operations and Mr. Grigg will spend less than 10% of his time managing his outside business interests, these amounts could vary at any time or from time to time based on the particular needs of those outside business interests.

•       We may pursue less vigorous enforcement of the terms of our agreements with members of our senior management, including Messrs. Kramer, Grigg and Keller, and their affiliated entities because of our dependence on them as well as conflicts of interest that exist. See “Risk Factors—Risks related to our organization and structure.”

•       Gregory H. Leisch, who has agreed to become one of our independent trustees upon completion of this offering, is Chief Executive of Delta Associates, a Washington, D.C.-based real estate consulting firm. We have relied in the past, and expect that we will in the future rely, upon market research prepared by Delta Associates.

• An affiliate of Lehman Brothers Inc., one of the managing underwriters of this offering, has entered into commitment letters with us to (1) refinance the existing mortgage loans secured by the Presidents Park I, II and III properties if this offering is not consummated prior to the January 2006 maturity date of the existing mortgage indebtedness on those properties, and (2) provide us with a $150 million senior secured revolving credit facility following completion of this offering. If the refinancing of the indebtedness on the Presidents Park properties is consummated, we expect to use a portion of the proceeds of this offering to repay the financing provided by the Lehman Brothers Inc. affiliate. The Lehman Brothers Inc. affiliate has received a commitment fee for agreeing to provide the Presidents Park financing and affiliates of Lehman Brothers Inc. will receive future fees under the credit facility, including a facility underwriting fee and an annual administrative agency fee. The lenders under the credit facility will also be paid commitment fees based on their respective commitment levels. Lehman Brothers Inc. will act as sole advisor, lead arranger and bookrunner for the credit facility. We also expect that affiliates of Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and KeyBanc Capital Markets may be lenders under the credit facility. These financing transactions create potential conflicts of interest for the underwriters participating in them because such underwriters and their affiliates have additional interests in the successful completion of this offering beyond the underwriting discounts and commissions and financial advisory fees they will receive. Additional potential conflicts of interest may arise in determining the size or price of the offering because the closing of the credit facility is contingent upon, among other things, this offering closing with minimum gross proceeds of $225 million.

In addition, conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our Operating Partnership and to the limited partners under Delaware law in connection with the management of our Operating Partnership. Our duties as a general partner to our Operating Partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders. The partnership agreement of our Operating Partnership provides that, in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners or our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

Our Tax Status

We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending December 31, 2005. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the nature and sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

As a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates even if we distribute our income. Even if we satisfy the requirements for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property, and certain of our subsidiaries that will be “taxable REIT subsidiaries” will be subject to federal, state and local income taxes.

We expect to conduct some of our operations through taxable REIT subsidiaries. Our taxable REIT subsidiaries will be subject to U.S. federal income tax as corporations on their taxable income. The income earned by our taxable REIT subsidiaries, after payment of applicable corporate income taxes, may be retained by the taxable REIT subsidiaries and, unless distributed to the REIT, will not affect the amount that the REIT is required to distribute to its shareholders in order to satisfy the 90% distribution requirement and avoid a corporate tax liability. The value of securities we hold in our taxable REIT subsidiaries cannot exceed 20% of the total value of our assets. We expect that, as of the close of the first quarter after the close of this offering and the formation transactions, the aggregate value of the securities of our taxable REIT subsidiaries which we hold will represent less than 5.0% of the value of our total assets. The treatment of our taxable REIT subsidiaries is discussed in greater detail below under the section entitled “Material United States Federal Income Tax Considerations—Taxation of the Company as a REIT—Taxable REIT Subsidiaries’’ and “Material United States Federal Income Tax Considerations—Tax Aspects of Our Investments in Taxable REIT Subsidiaries.”

Restrictions on Ownership of our Common Shares

In order to qualify as a REIT under the Internal Revenue Code, we must satisfy certain ownership diversification requirements and related party tenant rules. Because our Board of Trustees believes that it is essential for us to qualify as a REIT, our Declaration of Trust will contain restrictions on the number of our shares of beneficial interest, including our common shares, that a person may own in order to assist us in maintaining our REIT qualification. Generally, our Declaration of Trust will provide that:

•       no person may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of our shares of beneficial interest;

•       no person may beneficially or constructively own our shares of beneficial interest that would result us in being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT;

•       no person may transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons; and

•       any purported transfer of our shares of beneficial interest or any other event that would otherwise result in any person violating any one or more of the limits on the ownership and transferability of our shares of beneficial interest will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limit and the prohibited transferee would not acquire any right or interest in the shares, or the shares will be transferred to a trust for the benefit of a charitable beneficiary.

In addition, in order to assist us with the enforcement of the restrictions on the ownership of our shares of beneficial interest, our Declaration of Trust requires a holder of our shares of beneficial interest to comply with various notice and information provision requirements with respect to its ownership of our shares. See “Description of Shares—Restrictions on Ownership and Transfer.”

Our Distribution Policy

To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our taxable income (including net capital gains) to holders of our common shares and OP units. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending December 31, 2005, based on a distribution of $0.206 per share for a full quarter. On an annualized basis, this would be $0.825 per share, or an annual distribution rate of approximately 5.5% based on an initial public offering price of $15.00 per share, which is the mid-point of the range indicated on the cover page of this prospectus.

We estimate that this initial annual rate of distribution will represent approximately 148.0% of our estimated cash available for distribution to our common shareholders and OP unitholders for the 12 months ending September 30, 2006. This estimate is based upon our pro forma operating results and does not take into account our growth initiatives, which we believe will increase our cash available for distribution, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. If sufficient cash is not generated from operations to pay our estimated initial annual distribution or to satisfy the requirement that we distribute at least 90% of our taxable income (excluding net capital gains) to avoid paying tax on our REIT taxable income, we expect to borrow to fund the shortfall. To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes.

Any future distributions we make will be at the discretion of our Board of Trustees and will depend upon, among other things, our actual results of operations. See “Distribution Policy.” Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the rental revenue from our properties, management and development fees, our operating expenses, interest expense, recurring capital expenditures and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

About Our Company

Our principal executive office is located at 1280 Maryland Avenue, S.W., Washington, D.C. 20024. Our telephone number is (202) 863-0300. We maintain a website at www.republicpropertytrust.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

About This Prospectus

Throughout this prospectus, we use market data which we have obtained from publicly available market research and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Similarly, we believe that the market research others have performed is reliable, but we have not independently verified this information. In addition, we have utilized data derived from publicly available market research compiled by Delta Associates. Gregory H. Leisch, Delta Associates’ Chief Executive, has agreed to become a member of our Board of Trustees upon completion of this offering. None of the market research provided to us by Delta Associates for use in this prospectus was prepared specifically for us.

The Offering

Issuer	Republic Property Trust
Common shares offered by us	20,000,000 shares
Underwriters’ option to purchase additional shares from Republic Property Trust	3,000,000 shares
Common shares to be outstanding after this offering(1)	24,605,232 shares
Common shares and OP units to be outstanding after this offering(1)(2)	28,500,381 shares and units
Use of proceeds

We estimate that our net proceeds of this offering will be approximately $272.5 million (approximately $314.4 million if the underwriters exercise their option to purchase additional shares in full), after taking into account estimated underwriting discounts, commissions and offering expenses. We intend to use our net proceeds of this offering to repay existing indebtedness, to satisfy certain tax and other liabilities assumed by our Operating Partnership in connection with its merger with RKB Holding L.P., to redeem the interests of some of the partners in the Fund as part of the formation transactions, to pay certain assumption fees in connection with our outstanding indebtedness and for general corporate and working capital purposes, including acquisitions of office properties. An affiliate of Lehman Brothers Inc. may receive a portion of the net proceeds of this offering if we consummate a refinancing of the existing mortgage loans secured by  the Presidents Park I, II and III properties with such affiliate prior to the closing of this offering. See “Risk Factors—Risks related to this offering—The refinancing of certain indebtedness and our revolving credit facility may create a potential conflict of interest for certain of our underwriters’’ and “Underwriting.’’

New York Stock Exchange symbol	RPB
Risk Factors	For a discussion of certain risks relating to our business and an investment in our common shares, see “Risk Factors” beginning on page 23 of this prospectus.

(1)   The number of common shares to be outstanding after this offering gives effect to (a) the sale of 20,000,000 common shares in this offering, (b) the issuance of 4,344,848 common shares in the formation transactions, and (c) the grant of 260,384 restricted common shares to certain of our trustees, trustee nominees, executive officers and certain other employees immediately prior to the completion of this offering, and excludes shares reserved under our 2005 Omnibus Long-Term Incentive Plan.

(2)   The number of common shares and OP units to be outstanding after this offering gives effect to the issuance of 3,895,149 OP units in the formation transactions.

Summary Consolidated Financial Data

The following table sets forth certain financial data on a pro forma basis and on a historical consolidated basis for our predecessor. Our predecessor will contribute nine of our initial 10 properties to us as part of the formation transactions. The historical operating results of our predecessor include management expenses, as our predecessor was not self-managed. Following completion of the offering, we will be a self-managed real estate investment trust. In addition, the historical and pro forma operating results of our predecessor do not include any management or development fee revenue that we expect to receive from contracts to be contributed to us in connection with the formation transactions. See “Formation Transactions—Management and Development Services.”  For information regarding the historical operating results of the 1425 New York Avenue property, the 10th property to be contributed to us as part of the formation transactions, please see the financial statements beginning on page F-57 of this prospectus.

The unaudited pro forma operating data presented below for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to this offering and the formation transactions as if each had occurred on January 1, 2004. Pro forma balance sheet data are presented as if the offering and formation transactions had occurred on September 30, 2005. For more information regarding the formation transactions, please see “Formation Transactions.” The pro forma data below do not include adjustments for income and costs associated with our third-party fee-based development and management arrangements for future services. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the periods indicated, nor do they purport to represent any future financial position or results of operation for any future periods.

Per share data are reflected only for the pro forma information. Per share data are not relevant for the historical consolidated financial statements of our predecessor since such financial statements are a consolidated presentation of the predecessor, a partnership and its wholly owned single-purpose entities organized as limited liability companies. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

The following summary historical financial information as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 has been derived from our unaudited, interim financial statements and includes all adjustments, consisting only of normal, recurring accruals, which management considers necessary for a fair presentation of the historical financial statements for such periods.

The following summary historical financial information as of December 31, 2004 and 2003 and for each of the years then ended and for the period from August 21, 2002 (inception) through December 31, 2002 was derived from our audited financial statements included elsewhere in this prospectus.

You should read the information below together with all of the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Statement of Operations Data:

	Nine Months Ended September 30, (unaudited)			Year Ended December 31,			Period from August 21, 2002 (inception) through December 31,
($ in thousands, except per share data)	2005	2005	2004	2004	2004	2003	2002
	(pro forma)			(pro forma)
				(unaudited)
Revenues:
Rental income	$36,592	$26,410	$19,539	$47,796	$26,512	$13,219	$1,863
	36,592	26,410	19,539	47,796	26,512	13,219	1,863
Expenses:
Real estate taxes	3,292	2,299	1,285	4,195	1,752	810	121
Insurance	267	194	129	526	168	70	15
Property operating costs	6,529	4,640	3,006	8,763	4,391	1,774	166
Management fees	—	2,318	1,502	—	2,030	953	130
Depreciation and amortization	15,543	8,188	5,600	19,480	7,512	3,355	384
General and administrative	3,307	467	716	4,409	914	701	555
	28,938	18,106	12,238	37,373	16,767	7,663	1,371
Operating income	7,654	8,304	7,301	10,423	9,745	5,556	492
Other income and expense:
Interest income	120	120	34	50	50	15	4
Interest expense	(8,309)	(13,871)	(5,246)	(11,134)	(7,286)	(3,707)	(611)
Net income (loss) before minority interest	(535)	(5,447)	2,089	(661)	2,509	1,864	(115)
Minority interest	73	—	—	90	—	—	—
Net income (loss)	$(462)	$(5,447)	$2,089	$(571)	$2,509	$1,864	$(115)
Pro forma earnings (loss) per share—basic and diluted	$(0.02)	—	—	$(0.02)	—	—	—
Pro forma weighted average common shares outstanding—basic and diluted	24,605,232	—	—	24,605,232	—	—	—

Funds From Operations Data: (1)

	Nine Months Ended September 30, (unaudited)			Year Ended December 31,			Period from August 21, 2002 (inception) through December 31,
($ in thousands)	2005	2005	2004	2004	2004	2003	2002
	(pro forma)			(pro forma)
				(unaudited)
Net income (loss)	$(462)	$(5,447)	$2,089	$(571)	$2,509	$1,864	$(115)
Plus:
Real estate depreciation and amortization	15,543	8,188	5,600	19,480	7,512	3,355	384
Minority interest in operating partnership	(73)	—	—	(90)	—	—	—
Funds from operations	$15,008	$2,741	$7,689	$18,819	$10,021	$5,219	$269

(Footnote follows on next page)

Balance Sheet Data:

	September 30,
	(unaudited)		December 31,
($ in thousands)	2005	2005	2004	2003	2002
	(pro forma)
Investments in real estate, net	$563,400	$283,006	$289,836	$115,660	$40,070
Total assets	602,564	312,564	314,094	125,260	42,974
Mortgage notes payable	199,283	251,155	256,250	90,383	31,218
Minority interest(2)	52,345	—	—	—	—
Shareholders’ equity and partners’ capital	330,659	53,156	52,615	31,109	10,051

(1)             Industry analysts generally consider funds from operations an alternative measure of performance for an equity REIT. The Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002) defines funds from operations to mean income (loss) before minority interests of unit holders (computed in accordance generally accepted accounting principles in the United States, or GAAP), excluding gains and losses from debt restructuring and sale of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures.

We consider funds from operations as an appropriate alternative measure of performance for an equity REIT. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating funds from operations and, accordingly, funds from operations as disclosed by such other REITs may not be comparable to our calculation of funds from operations included here. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, funds from operations should be examined in conjunction with net income (loss) as presented in the consolidated financial statements included elsewhere in this prospectus. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(2)             At September 30, 2005, the total pro forma weighted average shares and OP units outstanding was 28,500,381, consisting of 24,605,232 shares and 3,895,149 OP units.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our shareholders.

Risks related to our business and properties

Our initial portfolio of properties, together with our three option properties, are all located in Greater Washington, D.C. and any downturn in the area’s economy may negatively affect our operating results.

All of our initial properties and option properties are located in Greater Washington, D.C. As a result of this geographic concentration, we are exposed to greater economic risks than if we owned a more geographically-diverse portfolio of properties. In addition, nine of our 10 initial properties are located in Northern Virginia, a real estate market which we believe has only recently emerged from a period of higher vacancy and lower rental rates, as compared to historical rates. Greater Washington, D.C., and more specifically, Northern Virginia, is distinguished by a high concentration of professional service firms, technology and telecommunications companies, federal and local government agencies and various trade groups and associations. Adverse economic developments affecting one or more of these groups, including decreased procurement spending by the U.S. government, outsourcing, business layoffs or downsizing, industry slowdowns, businesses relocations, changing demographics, acts of terrorism, infrastructure quality, increases in real estate and other taxes, costs associated with government regulations or increased regulation, and other factors, including the potential for decreased U.S. government leasing in Greater Washington, D.C. as a result of the Department of Defense’s recently adopted Base Realignment and Closure initiative, may significantly affect the occupancy, rental rates and value of our properties, which may negatively affect our results of operations.

The consideration paid by us for the properties and other rights being contributed to us as part of the formation transactions may exceed the fair market value of these assets.

We have not obtained recent third-party appraisals of the 10 properties in our initial portfolio. The amount of consideration we will pay in exchange for these 10 properties and the other rights being contributed as part of the formation transactions is based on management’s estimate of fair market value, including an analysis of market sales comparables, market capitalization rates for other properties and general market conditions for such properties. The amount of consideration we will pay was not determined as a result of arm’s-length negotiations and management’s estimate of fair market value has not been approved by our independent trustee nominees and may exceed the appraised fair market value of these assets, if an appraisal were obtained.

In addition, some of our executive officers and trustees, who had significant influence in structuring the formation transactions, had pre-existing ownership interests in the properties and rights to be contributed to us in the formation transactions and will receive substantial economic benefits as a result of these transactions. These executive officers and trustees, in the course of structuring the formation transactions, had the ability to influence the type and level of benefits that they and our other executive officers and trustees will receive from us.

We depend on a limited number of significant tenants and a payment delinquency, bankruptcy or insolvency of one or more of these tenants could adversely affect the income produced by our properties, which may harm our operating performance.

We are dependent on a limited number of significant tenants at our properties. Our 10 largest tenants represented approximately 65.6% of our total annualized rent for all leases in which tenants were in occupancy as of November 1, 2005. In particular, our largest tenant, the U.S. Department of Justice, represented approximately 22.4% of our total annualized rent for all leases in which tenants were in occupancy as of November 1, 2005.

The bankruptcy or insolvency of one or more of our tenants may adversely affect the income produced by our properties. If a tenant defaults on a lease with us, we may experience delays and incur substantial costs in enforcing our rights. If a tenant files for bankruptcy, we cannot evict the tenant solely because of its bankruptcy. A bankruptcy court, however, could authorize a tenant to reject and terminate its lease with us. In such case, our claim against the tenant for unpaid rent would be subject to a statutory limit that might be substantially less than the remaining rent owed under the lease. Under any circumstances, it is unlikely that a bankrupt tenant will pay, in full, amounts owed to us under a lease. The loss of rental payments from tenants and the costs of re-leasing may adversely affect our cash flows and operating results, which could have a negative impact on our results of operations.

If one or more of our tenants with early termination rights terminates their lease with us and we are unable to secure a replacement tenant on at least as favorable terms, our cash flows and operating results would be adversely impacted.

Several of our tenants lease space from us under leases that afford these tenants the right to terminate those leases, in whole or in part, prior to the scheduled expiration of the leases. These tenants lease an aggregate of approximately 231,840 net rentable square feet from us with a total annualized rent of approximately $5.6 million, or approximately 13.1% of our total annualized rent, as of November 1, 2005. Additionally, four of our 22 leases in which tenants occupy more than 25,000 net rentable square feet have early termination provisions that typically allow the tenant to terminate its lease with us during the seventh or eighth year of a 10-year lease. If one or more of our tenants with early termination rights terminates its lease and we are unable to secure a replacement tenant on at least as favorable terms, our operating results, cash flows and our ability to make distributions to our shareholders or meet our financial obligations would be adversely affected.

We may be unable to renew existing leases or re-let space on terms similar to the existing leases, or at all, as leases expire, or we may expend significant capital in our efforts to re-let space, which may harm our operating performance.

Leases representing approximately 7.9% of our net rentable square feet (or annualized rent of approximately $4.4 million) at our properties will expire before December 31, 2006, assuming no exercise of early termination rights. In addition, we believe that approximately 35% of the rent being paid under those leases expiring before December 31, 2006 is currently at “above-market” rental rates. We may not be able to renew leases with our existing tenants or we may be unable to re-let space to new tenants if our current tenants do not renew their leases. Even if our tenants renew their leases or we are able to re-let the space, the terms and other costs of renewal or re-letting, including the cost of required renovations, increased tenant improvement allowances, leasing commissions, declining rental rates and other potential concessions, may be less favorable or more costly than the terms of our current leases or than we anticipate and could require the expenditure of significant amounts of capital. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or tenant improvement, leasing commissions or other costs increase, it could have a material adverse effect on our results of operations.

Our future growth is dependent on the acquisition of our three option properties and our growth may be harmed if our option agreements are terminated upon a change in control of our company or our independent trustees do not approve an acquisition of one or more of the option properties.

We have entered into agreements with entities affiliated with some of our executive officers and trustees (contributors) granting us the option to acquire properties representing an estimated 1.1 million net rentable square feet of office space. The terms of these agreements allow us to purchase a property during a period beginning from the receipt of a certificate of occupancy and continuing until 60 days prior to the maturity (including any extensions) of any construction loans on the property. In addition, in the event we do not exercise our initial option on a property, and the property is not sold to a third party, we have a second option to purchase a property during the period beginning 180 days after the expiration of the initial option and continuing through the fourth anniversary of the receipt of the property’s certificate of occupancy. Currently, only The Portals III and Republic Square I are under development and we cannot assure you when these properties or Republic Square II will receive their certificates of occupancy, if at all. The development of Republic Square II depends upon the successful build out and lease-up of Republic Square I and any delays or difficulties encountered may delay the possible exercise of our options and therefore harm our growth. Our growth is dependent on our ability to acquire these three properties. In addition, the option agreements contain provisions which permit the seller to terminate an agreement if a change in control of our company occurs. Our ability to acquire these properties, therefore, is subject to several risks, including that one or more of the properties is not ultimately developed, that the option is terminated upon a change in control and that our independent trustees do not approve our acquisition of one or more of the properties.

Our purchase of any of these three properties could subject us to a number of additional risks, including our inability to meet expected occupancy and rent levels, if at all. In addition, any purchase by us of an option property may involve the issuance of OP units, which would have a dilutive impact on the holders of our common shares and OP units. In evaluating whether or not to acquire an option property, we may make certain assumptions regarding the expected future performance of that property and may underestimate the costs associated with achieving full occupancy of the newly-acquired property.

Our operating flexibility and ability to sell any of the option properties that we may later acquire may be economically prohibited by certain tax protection obligations.

In connection with the option properties, we have agreed with the property owners that if we exercise the option with respect to a property and dispose of an interest in that property in a taxable transaction within ten years of our exercise of the option to acquire that property, then we will indemnify the property owners and their direct and indirect owners for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of the exercise of the option (as well as the tax liabilities incurred as a result of the reimbursement payment). Although it may be in our shareholders’ best interest that we sell a property, it may be economically prohibitive for us to do so because of these obligations.

Certain of our trustees and executive officers, and their affiliates, have substantial ownership interests in our three option properties and these interests may conflict with your interests.

Mr. Kramer, our Chairman of the Board, Mr. Keller, our Chief Executive Officer, and Mr. Grigg, our President and Chief Development Officer, and their affiliates, have substantial ownership interests in the three option properties over which we have options to acquire described under “Business and Properties—Development.”  Although any decisions regarding whether or not to purchase these properties in the future will be made by a vote of our independent trustees, we cannot assure you that we will not be adversely affected by conflicts arising from Messrs. Kramer, Grigg and Keller’s existing and ongoing economic interest in these properties. In particular, these conflicts could cause Messrs. Kramer, Grigg and

Keller to divert their time and attention away from focusing on our business in an effort to enhance the value of the option properties for which they will receive direct and significant compensation upon exercise of our option.

We face competition when pursuing fee-based development opportunities and our inability to capture these opportunities could negatively impact our growth and profitability.

We selectively seek fee-based development opportunities for all real estate classes where we feel we can strengthen our position and prominence in a particular area or foster new investment and development opportunities. We face competition when pursuing these opportunities and these competitors may have more established contacts in a particular geographic region or more expertise in the development of real estate asset classes other than office properties. Our inability to capture fee-based development opportunities could negatively impact our growth and profitability. In addition, we do not possess the same level of familiarity with the development of properties outside of Greater Washington, D.C., which could adversely affect our ability to develop such properties successfully, or at all, or to achieve expected performance.

When providing fee-based development services, our right to receive fees for development services is typically subordinate to the rights of other creditors in connection with the construction of the property and as a result we may not be able to timely collect development fees, if at all, which could harm our operating results.

As part of our growth strategy, we seek fee-based development opportunities for all real estate classes in various geographic areas both inside and outside of Greater Washington, D.C. Typically, our right to receive fees for development services is subordinate to the rights of third-party creditors providing construction loans for the project. For example, the development services agreement entered into between us and the owner of Republic Square I provides that our rights to receive development fees are subordinate to the rights and interests of the lender under a construction loan agreement. As a result of these types of subordination provisions, we may be unable to collect fees earned by us for the development and construction of a project in a timely fashion, if at all, if a default under the construction loans has occurred or the creditor providing the construction loans has otherwise not been repaid, which could harm our results of operations.

If we lose our right to provide fee-based development services for the City Center project in the City of West Palm Beach, Florida, our cash flows and operating results may be negatively impacted.

As part of the formation transactions, Republic Properties Corporation will contribute to us the right it currently has to provide fee-based development services to the City of West Palm Beach, Florida to design, develop and construct an urban mixed-use development known as City Center, in exchange for a development fee that we currently anticipate to be at least 2% of development costs. The City of West Palm Beach City Commission, however, has recently considered the status of the project and while they voted to proceed with further development of plans and budgets, these plans and budgets have not been approved. If the City Commission elects to abandon the project prior to the execution of final documentation, we would lose the right to provide development services in connection with the project, which may have a negative impact on our cash flows and operating results.

If we lose our right to provide management services on an outsource basis for The Portals Properties, our cash flows and operating results will be negatively impacted.

As part of the formation transactions, we have entered into agreements with Messrs. Kramer and Grigg and Republic Properties Corporation, each general partners of PDA, pursuant to which we will provide, on an outsource basis, management and development services for The Portals Properties in exchange for receiving a portion of the management or development fee, as the case may be, that is payable to Messrs. Kramer and Grigg and Republic Properties Corporation with respect to each property. Messrs. Kramer and Grigg and Republic Properties Corporation, as general partners of PDA, together with another unaffiliated general partner of PDA, currently receive a fee for the management of The Portals I and II properties and a development fee for The Portals III. Because our agreements to provide management and development services to The Portals Properties are with Messrs. Kramer and Grigg and Republic Properties Corporation and not with the entities that own The Portals Properties, we are not in privity of contract with these entities and do not have a direct right to enforce our agreements with these entities. Accordingly, if PDA’s right to provide these services to The Portals Properties is terminated for any reason (whether or not we are at fault), we would lose our right to provide those management and/or development services to one or more of the Portals Properties, which would negatively impact our cash flows and operating results.

We may not be successful in identifying and consummating suitable acquisitions of office and office-oriented mixed-use properties meeting our criteria, which may impede our growth and negatively impact the price of our common shares.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets or in consummating acquisitions on satisfactory terms, if at all.

Our ability to acquire office and office-oriented mixed-use properties on favorable terms may be constrained by competition from other investors with significant capital, including other publicly-traded REITs and institutional investors. Competition from these other potential acquirers may result in increased bidding, which may ultimately increase the price we must pay for a property or may result in us being unable to acquire a property at all. For example, we have acquired all but one of our initial properties in privately negotiated transactions outside of a competitive bidding process. If we are unable to continue to attract, negotiate and consummate these types of private transactions, we may be forced to expend substantial resources in acquiring properties in a competitive bidding process, if at all. Failure to identify or consummate suitable acquisitions could cause us to grow at a slower rate than expected, which could in turn adversely affect our results of operations and reduce the price of our common shares.

If we are not successful in efficiently integrating and operating the properties we acquire, management’s attention may be diverted away from our day-to-day operations and we may experience other disruptions which could harm our results of operations.

We will be required to integrate properties we acquire into our existing portfolio. The acquired properties may turn out to be less compatible with our growth strategy than originally anticipated,  because, for example, we do not realize anticipated operational or geographical synergies, which may cause disruptions in our operations or may divert management’s attention away from our day-to-day operations, which could harm our results of operations.

Acquired properties may expose us to unknown liabilities which could harm our growth and future operations.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities, such as liabilities to the government, tenants, third-party creditors, vendors or other persons, liabilities for clean-up of undisclosed environmental contamination, liabilities incurred in the ordinary course of business and claims for indemnification by parties entitled to be indemnified by the former owners of the properties. As a result, if a liability were asserted against us based upon our ownership of those properties, we might have to pay substantial sums to settle any such claim, which could harm our growth and future operations and result in a lowering of the price of our common shares.

We face significant competition, which may impede our ability to retain tenants or re-let space when existing tenants vacate.

We face significant competition for tenants in our properties from owners and operators of office and office-oriented mixed-use properties, many of which own properties similar to ours in Greater Washington, D.C. These competitors may possess greater expertise or flexibility in designing space to meet prospective tenants’ needs or may be more willing to make space available to prospective tenants at lower prices than comparable spaces in our properties, which could negatively affect our ability to attract and retain tenants and may reduce the rents we are able to charge these tenants.

Our operating results will be harmed if we are unable to fully lease-up vacant space at properties, such as Presidents Park I and II, which were underperforming at the time we acquired them.

As part of our acquisition strategy, we have acquired, and may in the future acquire, properties, such as Presidents Park I and II, which we believe will result in favorable risk-adjusted returns on our investment but that have high vacancy rates upon acquisition. For example, Presidents Park I and II were 20.3% occupied at the time we acquired these properties in December 2004. These recently acquired properties may impede our operating performance and may take longer to achieve our anticipated investment return, if at all. Costs associated with the lease-up of a recently acquired property may be higher than anticipated and, if achieved, may take longer to reach than we expect. To the extent our costs are higher than anticipated or we fail to lease these properties on favorable terms, or at all, we may not be able to lease-up the property, which may harm our operating results.

Future terrorist attacks in Greater Washington, D.C. could significantly impact the demand for, and value of, our properties.

All of our initial properties and properties over which we have an option to acquire are located in Greater Washington, D.C., which has, in recent years, been a high risk geographical area for terrorism and threats of terrorism. Future terrorist attacks, such as the attacks that occurred on September 11, 2001, and other acts of terrorism or war would severally impact the demand for, and value of, our properties. Terrorist attacks in and around Greater Washington, D.C. could also directly impact the value of our properties through damage, destruction, loss or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew or re-lease our properties at lease rates equal to or above historical rates. To the extent that any future terrorist attacks otherwise disrupt our tenants’ businesses, it may impair their ability to make timely payments under their existing leases with us which would harm our operating results.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties and appropriate given the relative risk of loss and the cost of the coverage. Some risks to our properties, such as losses due to terrorism, earthquakes or floods, are insured subject to policy limits which may not be sufficient to cover all of our losses. If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged property as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the Terrorism Risk Insurance Act of 2002 (“TRIA”) was enacted in November 2002 to mandate that insurance carriers offer insurance covering physical damage from terrorist incidents certified by the U.S. government as foreign terrorist acts. Under TRIA, insurance carriers have a per occurrence deductible of $0.1 million and retain responsibility for 10% of the cost of each nuclear, chemical and biological certified event up to a maximum of $50 million per occurrence. If the certified terrorism event is not found to be a nuclear, chemical or biological event, the 10% exposure is limited to the $0.1 million deductible. The U.S. government is obligated to cover the remaining 90% of the loss above the deductible up to $100 billion in the aggregate annually. Our current insurance policy includes coverage for certified acts of terrorism, as governed by TRIA, and contains no specific exclusions specific to non-certified acts of terrorism.

TRIA was originally set to expire on December 31, 2004, which date was extended to December 31, 2005 by the U.S. Department of Treasury on June 18, 2004. On November 18, 2005, the U.S. Senate passed the Terrorism Insurance Extension Act which, if passed into law, would extend TRIA until December 31, 2007. In its current form, the legislation reduces the amount of coverage that the U.S. government is required to provide and raises the deductibles for insurance carriers. Such legislation may subsequently result in increased premiums charged by insurance carriers for terrorism insurance. While we cannot currently anticipate the final result of such legislation, we intend to continue to monitor the scope, nature and cost of available terrorism insurance and maintain insurance in amounts and on terms that are commercially reasonable.

Since the limit with respect to our portfolio may be less than the value of the affected properties, terrorist acts could result in property damage in excess of our coverage, which could result in significant losses to us due to the loss of capital invested in the property, the loss of revenues from the impacted property and the capital that would have to be invested in that property. Any such circumstance could have a material adverse effect on our financial condition and results of our operations.

If in the future we elect to make joint venture investments, we could be adversely affected by a lack of sole decision-making authority, reliance on joint venture partners’ financial condition and any disputes that might arise between us and our joint venture partners.

We may invest in the future with third parties through joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, joint venture or other entity. Investments in joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners might become bankrupt or fail to fund their share of required capital contributions. Likewise, partners may have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of creating impasses on decisions, because neither we nor our partner would have full control over the joint venture or other entity. Disputes between us and partners may result in litigation or arbitration that would increase our expenses and prevent management from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners might result in subjecting properties owned by the joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our partners.

Risks related to our debt financing

Required payments of principal and interest on our loan obligations may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.

Required repayments of debt and related interest can adversely affect our operating performance. On a pro forma basis at September 30, 2005, after this offering and the formation transactions, we expect to have approximately $199.3 million of outstanding indebtedness, 100% of which will be secured.

Since we anticipate that our internally generated cash will be adequate to repay only a portion of our indebtedness prior to maturity, we expect that we will be required to repay debt through refinancings and/or public offerings. Any offering of our equity securities to repay a portion of our indebtedness would result in the dilution of your ownership interest in us. The amount of our existing indebtedness may adversely affect our ability to repay debt through refinancing. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us and which might adversely affect cash available for distributions to our shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, our interest expense would increase, which could adversely affect our operating results.

We also intend to incur additional debt in connection with future acquisitions of real estate. We may, in some instances, borrow new funds to acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the properties we acquire. We may also borrow funds if necessary to satisfy the requirement that we distribute to shareholders as distributions at least 90% of our annual taxable income (including net capital gains) and to avoid corporate level tax on our net taxable income, or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our substantial debt may harm our business and operating results, including by:

•       requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

•       placing us at a competitive disadvantage compared to our competitors that have less debt;

•       making us more vulnerable to economic and industry downturns and reducing our flexibility to respond to changing business and economic conditions; and

•       limiting our ability to borrow more money for operations, capital expenditures or to finance acquisitions in the future.

Our existing mortgage indebtedness contains, and any future mortgage indebtedness will contain, covenants that restrict our operating and acquisition activities.

Our existing mortgage indebtedness contains, and any future mortgage indebtedness may contain, certain covenants that apply to the property financed and our subsidiary that owns the property financed, which, among other things, restrict our ability to sell, without the consent of the applicable lender, the property financed. In addition, such covenants may also restrict our ability to engage in mergers or consolidations that result in a change in control of us, without the consent of the applicable lender. These covenants may restrict our ability to engage in business initiatives that may be in our best interest. In addition, failure to meet the covenants may result in an event of default under the applicable mortgage indebtedness, which could result in the acceleration of the applicable indebtedness and have a material adverse effect on our operating results and financial condition.

We could become more leveraged in the future because our organizational documents contain no limitation on the amount of debt we may incur.

We currently expect our ratio of debt-to-total market capitalization upon completion of this offering and the formation transactions to be approximately 31.8% (approximately 29.7% if the underwriters’ option to purchase additional shares is exercised in full). However, our organizational documents contain no limitations on the amount of indebtedness that we or our Operating Partnership may incur. We could alter the balance that we or our Operating Partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our portfolio at any time. If we become more leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness or to pay our anticipated distributions and/or the distributions required to maintain our REIT qualification, and could harm our financial condition.

We depend on external sources of capital that are outside of our control and may not be available to us, which could adversely affect our ability to develop or acquire properties, satisfy our debt obligations and/or make distributions to shareholders.

To qualify as a REIT, we will be required to distribute as a dividend to our shareholders each year at least 90% of our taxable income, excluding net capital gains. In order to eliminate U.S. federal income tax, we will be required to distribute annually as a dividend 100% of our taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for acquisitions and development opportunities, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential and our current and potential future earnings and our ability to qualify as a REIT for U.S. federal income tax purposes. If we are unable to obtain third-party sources of capital, we may not be able to acquire properties or seek development projects when strategic opportunities exist, satisfy our debt obligations or make distributions to shareholders that would permit us to qualify as a REIT and avoid paying tax on our taxable income.

Risks related to our organization and structure

Our organizational documents contain provisions which may discourage a takeover of us and depress our common share price.

Upon completion of this offering and the formation transactions, our organizational documents will contain provisions which may have an anti-takeover effect and inhibit a change of our management. These provisions include:

•       Our charter contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.   Our charter provides that trustees may only be removed for cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. Vacancies may be filled only by a majority of the remaining trustees even if the remaining trustees do not constitute a quorum. This requirement makes it more difficult to change our management by removing and replacing trustees.

•       There are ownership limits and restrictions on transferability in our Declaration of Trust and Bylaws.   In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To assist us with qualifying as a REIT under this test, subject to some exceptions, our Declaration of Trust prohibits any shareholder from owning, actually or constructively, more than 9.8% of the value or number of our outstanding shares of any class or series. Our Board of Trustees may exempt a person from the 9.8% ownership limit if our Board of Trustees determines, in its sole discretion, that exceeding the 9.8% ownership limit as to any proposed transferee would not jeopardize our qualification as a REIT. This restriction may:

•        discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders; or

•        compel a shareholder who had acquired more than 9.8% of shares of any class or series to dispose of the additional shares of such class or series and, as a result, to forfeit the benefits of owning the additional shares.

•       Our Declaration of Trust and Bylaws permit our Board of Trustees to issue preferred shares with terms that may discourage a third party from acquiring us.   Upon completion of this offering and the formation transactions, our Declaration of Trust and Bylaws will permit our Board of Trustees to issue up to 40,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our Board of Trustees. Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•       Our Declaration of Trust and Bylaws contain other possible anti-takeover provisions.   Upon completion of this offering and the formation transactions, our Declaration of Trust and Bylaws will contain other provisions which may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include advance notice requirements for shareholder proposals and the absence of cumulative voting rights.

•       Maryland law may discourage a third party from acquiring us.   Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of such shares. We have opted out of these provisions of Maryland law. However, our Board of Trustees may opt to make these provisions applicable to us at any time. These provisions include:

•        business combination moratorium/fair price provisions that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes stringent fair price and super-majority shareholder voting requirements on these combinations; and

•        control share provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of control shares from a party other than the issuer) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares, and are subject to redemption in certain circumstances.

Upon completion of this offering and the formation transactions, our Chairman of the Board, our President and Chief Development Officer, our Chief Executive Officer and our Chief Operating Officer and General Counsel, and their affiliates, will own approximately 7.6%, 1.6%, 1.5% and 2.8%, respectively, of our outstanding common shares and partnership units of our Operating Partnership on a fully-diluted basis and will have the ability to exercise significant control over our operations and any matter presented to our shareholders.

Upon completion of this offering and our formation transactions, Mr. Kramer, our Chairman of the Board, Mr. Grigg, our President and Chief Development Officer, Mr. Keller, our Chief Executive Officer, Mr. Siegel, our Chief Operating Officer and General Counsel, and their affiliates, will own approximately 7.6%, 1.6%, 1.5% and 2.8%, respectively, of our outstanding common shares and partnership units of our Operating Partnership on a fully-diluted basis. Consequently, these persons and entities may be able to significantly influence the outcome of matters submitted for shareholder action, including the election of our Board of Trustees and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day business decisions and management policies. As a result, Messrs. Kramer, Grigg, Keller, Siegel and their affiliates, have substantial influence over us and could exercise their influence in a manner that conflicts with your interests.

Our Chairman of the Board and our President and Chief Development Officer have substantial outside business interests, including interests in Portals Development Associates Limited Partnership and Republic Properties Corporation, rights to continued management and development fee income in connection with The Portals Properties and ownership interests in the lessor of our office space, which give rise to various conflicts of interest with us and could harm our business.

Messrs. Kramer and Grigg have outside business interests, including ownership interests in PDA, an entity which has substantial ownership interests in The Portals Properties. In particular, Messrs. Kramer and Grigg have an approximate 6.5% and 5.7% indirect ownership interest in Portals I and II, respectively. We will not acquire these properties or interests in the formation transactions and will have an option to purchase only The Portals III. Additionally, Republic Properties Corporation, a private real estate development and management company controlled by Messrs. Kramer and Grigg, and Republic Land Development LLC, or Republic Land, a private real estate development company controlled by Mr. Kramer, are each engaged in the development of properties, both inside and outside of Greater Washington, D.C., that will not be contributed to us as part of the formation transactions. Mr. Kramer and his family also have substantial interests in entities which own extensive amounts of non-office real estate in Greater Washington, D.C.

Although we will enter into employment and noncompetition agreements with Messrs. Kramer and Grigg, each of them will be permitted to pursue specified business interests in Greater Washington, D.C. that may hinder their ability to spend adequate time on our business.  In particular, Messrs. Kramer’s and Grigg’s noncompetition agreements will permit each of them to continue to provide certain services in connection with their positions as general partners of PDA and owners of Republic Properties Corporation and to hold interests in certain entities that provide real estate services in Greater Washington, D.C.

In addition, we have entered into agreements with Republic Properties Corporation for the contribution of certain contracts with respect to the Republic Square and City Center projects. In particular, we have entered into agreements to provide (a) development services with respect to Republic Square I in exchange for the right to receive the remaining development fee scheduled to be paid pursuant to the original development agreement, (b) development services for Republic Square II in exchange for a fee equal to 3% of the development costs, (c) management services for both Republic Square I and II, when completed, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the costs of the corporate and property labor and overhead for providing these services, and

(d) development services to the City of West Palm Beach, Florida for their City Center project in exchange for a fee that we currently estimate to be in excess of 2% of the development costs.

In addition, we have entered into agreements with Messrs. Kramer and Grigg pursuant to which we will, upon completion of the formation transactions and this offering, provide various management, development and administrative services to certain properties in which they have direct or indirect interests on an outsource basis. In particular, we have entered into agreements to provide (a) management services with respect to The Portals I and II in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing these services, (b) development services to The Portals III, in exchange for a fee equal to 3% of the remaining development costs, (c) management services with respect to The Portals III, IV and V, when completed, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing these services, (d) development services for The Portals IV and V in exchange for a fee equal to 3% of the development costs, and (e) general corporate and administrative services to PDA in exchange for an annual fee of approximately $1.1 million.

We will also enter into a lease for 1,770 square feet of office space at The Portals I. This lease requires monthly payments of $6,638 and has a 1-year renewable term.

Our agreements with Republic Properties Corporation and Messrs. Kramer and Grigg were not negotiated on an arm’s-length basis and have not been approved by our independent trustee nominees. As a result, we may not receive the fair market value for our services that we otherwise could have obtained from an unrelated third party. Messrs. Kramer’s and Grigg’s personal interest in PDA and Republic Properties Corporation and Mr. Kramer’s personal interest in Republic Land could conflict with your interests as our shareholders with respect to business decisions affecting us, which could harm our business.

We may pursue less vigorous enforcement of the terms of our agreements with members of our senior management and their affiliated entities because of our dependence on them as well as conflicts of interest that exist.

We have entered into, or will enter into upon completion of the formation transactions, various agreements with members of our senior management and their affiliated entities, including option, noncompetition, contribution and other related party arrangements, and will, in certain circumstances, be entitled to indemnification and damages in the event of breaches of representations, warranties or agreements made by members of our senior management and their affiliated entities in those agreements. Furthermore, Mr. Keller, our Chief Executive Officer, Mr. Grigg, our President and Chief Development Officer, Mr. Siegel, our Chief Operating Officer and General Counsel, and Mr. Green, our Executive Vice President and Chief Financial Officer, will be party to employment agreements with us. These agreements were not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our senior management and because of the conflicts of interest that exist with them.

Our management has limited experience operating as a REIT or a public company and we cannot assure you that this inexperience will not harm our business and operating results.

Our Board of Trustees and senior management will have overall responsibility for our management. Although our officers and trustees have extensive experience in real estate marketing, development and management, our executive officers have limited prior experience in operating a business in accordance with the Internal Revenue Code requirements for maintaining qualification as a REIT or in operating a public company in accordance with Securities and Exchange Commission, or SEC, requirements. After this offering and our formation transactions, we will be required to develop and implement substantial control systems and procedures in order to maintain our REIT status and satisfy our periodic reporting requirements under applicable SEC regulations. The development and implementation of these policies and procedures could place significant strains on our management systems, infrastructure and other resources. We cannot assure you that management’s past experience will be sufficient to successfully develop and implement these policies and procedures and operate our company. Failure to develop and implement these policies and procedures could jeopardize our status as a REIT or public company which could substantially reduce our earnings and adversely affect our ability to raise additional capital.

Our business and growth strategies could be harmed if key personnel with well-established ties to the Greater Washington, D.C. real estate market terminate their employment with us.

Our success depends, to a significant extent, on the continued services of our Chief Executive Officer, our President and Chief Development Officer, and the other members of our senior management team who have extensive market knowledge and long-standing business relationships in Greater Washington, D.C. Although we will have an employment agreement with both our Chief Executive Officer and our President and Chief Development Officer, there is no guarantee that either of them will remain employed by us. If any of our senior management team, particularly our Chief Executive Officer or our President and Chief Development Officer, left our company and we failed to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced personnel on acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our employment agreements with each of Messrs. Keller, Grigg, Siegel and Green will provide benefits in the event of a change in control of our company or if the employment agreement is not renewed, which could deter a change in control that could be beneficial to our shareholders.

We will enter into separate employment agreements with each of Messrs. Keller, Grigg, Siegel and Green, that provide each of these individuals severance benefits if their employment ends under certain circumstances following a change in control of our company or if he resigns for “good reason” as defined in the employment agreement. See “Management—Employment and Noncompetition Agreements.” These benefits could increase the cost to a potential acquirer of our company and thereby prevent or deter a change in control of the company that might involve a premium price for our common shares or otherwise be in the interests of our shareholders.

Our Board of Trustees may change our investment and operational policies and practices and enter into new lines of business without a vote of our shareholders, which limits your control of our policies and practices and may subject us to different risks.

Our major policies, including our policies and practices with respect to investments, financing, growth and debt capitalization are determined by our Board of Trustees. Although we have no present intention to do so, we may change these and other policies from time to time or enter into new lines of business, at any time, without the consent of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies. These changes could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to other risks or real estate market fluctuations.

Our Board of Trustees has the power to issue additional shares in a manner that may not be in your best interests.

Our organizational documents authorize our Board of Trustees to issue additional authorized but unissued preferred or common shares and to increase the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. In addition, our Board of Trustees may increase or decrease the aggregate number of our shares or the number of our shares of any class or series and may classify or reclassify any unissued shares of preferred or common shares and set the preferences, rights and other terms of the classified or reclassified shares.

Your rights as a shareholder to take action against our trustees and officers are limited.

Maryland law provides that a trustee or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our organizational documents eliminate our trustees’ and officers’ liability to us and our shareholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. See “Description of Shares—Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws.”

We may assume unknown liabilities in connection with the formation transactions, which could harm our financial condition.

As part of the formation transactions, we, through our Operating Partnership, will receive the contribution of interests in certain assets subject to existing liabilities, some of which may be unknown at the time this offering is consummated. In connection with the merger of RKB Holding L.P., or Holdco, into the Operating Partnership in the formation transactions, the Operating Partnership will assume the tax liability of Holdco resulting from the merger. The consideration paid to the Holdco shareholders in the merger will be reduced by the estimated amount of this liability; however, this is no assurance that this estimate will prove to be correct. If the actual amount of the liability exceeds the estimate, the Operating Partnership will be responsible for the excess and will have no recourse to the shareholders of Holdco for reimbursement or indemnification. Unknown liabilities might include liabilities for investigation or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities may be limited. Any unknown liabilities which we assume in connection with the formation transactions could harm our financial condition.

We have fiduciary duties as general partner to our Operating Partnership which may result in conflicts of interests in representing your interests as shareholders of our company.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our Operating Partnership and to the limited partners under Delaware law in connection with the management of our Operating Partnership. Our duties as a general partner to our Operating Partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders. The partnership agreement of our Operating Partnership provides that, in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners or our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, our Operating Partnership’s partnership agreement expressly limits our liability by providing that neither we, as the general partner of the Operating Partnership, nor any of our trustees or officers will be liable or accountable in damages to our Operating Partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, or officer, acted in good faith. In addition, our Operating Partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that our Operating Partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Our ability to pay our estimated initial annual distribution, which represents approximately 148.0% of our estimated cash available for distribution to our common shareholders for the 12 months ending September 30, 2006, depends upon our actual operating results, and we currently expect to borrow funds under our proposed line of credit to pay at least a portion of this distribution, which could slow our growth and depress the price of our common shares.

We expect to pay an initial annual distribution of $0.825 per share, which represents approximately 148.0% of our estimated cash available for distribution to our common shareholders for the 12 months ending September 30, 2006, calculated as described in “Distribution Policy.” Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to shareholders out of cash available for distribution to our common shareholders. Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our proposed line of credit or to reduce such distributions. Any borrowing under our proposed line of credit to fund future distributions would reduce the amount of funds available under this line of credit for other purposes, such as potential acquisitions or capital improvements. If we need to borrow funds to meet our distribution requirements or if we reduce the amount of our distribution, our share price may be adversely affected.

Risks related to the real estate industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many forces, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements.

Costs associated with complying with the Americans with Disabilities Act may result in unanticipated expenses and may affect our results of operations.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional federal, state and local laws may also require modifications to our properties, or restrict further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to achieve compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, results of operation, cash flow, per share trading price of our common shares and our ability to satisfy our debt service obligations and to make distributions to our shareholders could be adversely affected.

Environmental compliance costs and liabilities associated with operating our properties may result in unanticipated expenses and may affect our results of operations.

Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real property to investigate and clean up hazardous substances. In addition, we are subject to federal, state and local requirements with respect to underground storage tanks, management of hazardous materials, asbestos and mold. The cost of complying with these requirements, and the clean up of any environmental contamination, including the abatement of any asbestos and mold, can be costly. The presence of, or failure to clean up or abate, contamination may adversely affect our ability to sell or lease a property or to borrow using a property as collateral or could prove so costly as to have a material adverse effect on our results of operations, liquidity and financial condition, which could result in our inability to make distributions to our shareholders and result in a decline in the value of our common shares.

Risks related to qualification and operation as a REIT

Failure to qualify as a REIT would subject us to U.S. federal income tax and would subject us and our shareholders to other adverse consequences.

We are organized and intend to operate in such a manner so as to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, beginning with our taxable year ending December 31, 2005. Requirements for qualification and taxation as a REIT are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification and taxation as a REIT are limited. Accordingly, we cannot be certain that our organization and operation will enable us to qualify as a REIT for U.S. federal income tax purposes. In addition, new laws, regulations, interpretations, or court decisions subsequent to our organization may change the U.S. federal income tax laws or the U.S. federal income tax consequences of our qualification and taxation as a REIT. As a result, no assurance can be provided that we will qualify as a REIT or that new legislation, treasury regulations, administrative interpretations or court decisions will not significantly change the U.S. federal income tax laws with respect to our qualification and taxation as a REIT or the U.S. federal income tax consequences of our qualification and taxation as a REIT.

If we fail to qualify as a REIT, we will not be allowed to take a deduction for dividends paid to our shareholders in computing our taxable income, and we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, unless entitled to statutory relief, we would not be eligible to elect to qualify as a REIT for the four taxable years following the year during which our REIT qualification is lost.

Any determination that we do not qualify as a REIT would have a materially adverse effect on our results of operations and could reduce the value of our common shares materially. The additional tax liability to us for the year or years in which we did not qualify would reduce our net earnings available for investment, debt service or distribution to our shareholders. Furthermore, we would no longer be required to pay any dividend to our shareholders and dividends we pay to our shareholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In addition, if we failed to qualify as a REIT, non-U.S. shareholders that otherwise might not be subject to U.S. federal income tax on the sale of our shares might be subject to U.S. federal income tax with respect to any gain, on a net basis, in a manner similar to the taxation of a taxable U.S. shareholder if the non-U.S. shareholder owns 5% or more of a class of our shares.

Failure to qualify as a domestically-controlled REIT could subject our non-U.S. shareholders to adverse U.S. federal income tax consequences.

We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. shareholders. However, because our shares are publicly traded, we cannot guarantee that we will in fact be a domestically-controlled REIT. As a result of the merger of Holdco into the Operating Partnership and the corresponding issuance of common shares to non-U.S. persons as part of this transaction, we expect that at least 17.7% of our total common shares outstanding immediately following the completion of this offering will be owned by non-U.S. persons. If we fail to qualify as a domestically-controlled REIT, our non-U.S. shareholders that otherwise would not be subject to U.S. federal income tax on the gain attributable to a sale of our common shares would be subject to taxation upon such a sale if either (a) the common shares were not considered to be regularly traded under applicable Treasury Regulations on an established securities market, such as The New York Stock Exchange, or the NYSE, or (b) the selling non-U.S. shareholder owned, actually or constructively, more than 5% in value of the outstanding common shares being sold throughout the shorter of the period during which the non-U.S. shareholder held the shares or the five-year period ending on the date of the sale or exchange. If gain on the sale or exchange of our common shares was subject to taxation for these reasons, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain on a net basis in a manner similar to the taxation of a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals, and corporate non-U.S. shareholders may be subject to an additional branch profits tax, as described in “Material United States Federal Income Tax Considerations—Taxation of Holders of Our Common Shares—Taxation of Non-U.S. Holders of Our Common Shares.”

Failure to make required distributions would subject us to U.S. federal income tax.

In order to qualify as a REIT, each year we must pay out to our shareholders as dividends at least 90% of our taxable income, other than any net capital gains. To the extent that we satisfy this distribution requirement, but distribute as dividend less than 100% of our taxable income for the taxable year, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out as dividend to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Our only source of funds to make these dividends will come from distributions that we receive from our Operating Partnership. Accordingly, we may be required to borrow money or sell assets to pay dividends sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

If our Operating Partnership failed to qualify as a partnership for U.S. federal income tax purposes, we would fail to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership is organized and will be operated in a manner so as to be treated as a partnership for U.S. federal income tax purposes. As a partnership, it will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated that partner’s share of the operating partnership’s income. No assurance can be provided, however, that the Internal Revenue Service will not challenge its status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the Internal Revenue Service were successful in treating our Operating Partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. Also, the failure of our Operating Partnership to qualify as a partnership would cause it to become subject to U.S. federal corporate income tax, which would reduce significantly the amount of its cash available for debt service and for distribution to its partners, including us.

We will be subject to some taxes even if we qualify as a REIT.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be subject to some U.S. federal, state and local taxes on our income and property. For example, we will pay tax on certain types of income that we do not distribute.

We will incur a 100% excise tax on transactions with our “taxable REIT subsidiary” that are not conducted on an arm’s-length basis. A taxable REIT subsidiary is a corporation which is owned, directly or indirectly, by us and which, together with us, makes an election to be treated as our taxable REIT subsidiary. Initially, it is expected that Republic Property TRS, LLC will be our sole taxable REIT subsidiary. Thus, for example, to the extent that the interest paid by Republic Property TRS, LLC to us exceeds an arm’s-length interest amount, we may be subject to the excise tax. We expect that all transactions between us and our taxable REIT subsidiary will be conducted on an arm’s-length basis and, therefore, that we will not be subject to the excise tax.

Although organized as a limited liability company, Republic Property TRS, LLC will elect to be treated as a corporation for U.S. federal income tax purposes in order to qualify as a taxable REIT subsidiary. Accordingly, Republic Property TRS, LLC will be subject to U.S. federal income tax as a corporation on its taxable income, which is expected to consist initially of the revenues mainly derived from management and development of third-party properties. The after-tax net income of Republic Property TRS, LLC will be available for distribution to us but is not required to be distributed.

In addition, the District of Columbia imposes an unincorporated business income tax on the “District of Columbia taxable income” of partnerships doing business in the District of Columbia. Because one of our properties is located in the District of Columbia and we have option properties that are located within the District, our direct or indirect partnership subsidiaries that own these properties will be subject to this tax.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common shares.

In order for us to qualify as a REIT, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the U.S. federal income tax laws to include various kinds of entities) at any time during the last half of any taxable year, and may be owned by no less than 100 persons during 335 days in a full calendar year or a proportionate part of any partial year. To assist us in maintaining our REIT qualification, our Declaration of Trust contains a share ownership limit. Generally, shares of any class or series owned by related owners will be added together for purposes of the share ownership limits, and any shares owned by related owners will be added together for purposes of the share ownership limits. Our Declaration of Trust provides that no person may directly or indirectly own more than 9.8% of the value or the number of shares of any class or series. These ownership limitations may prevent an acquisition of control of our company by a third party without our Board of Trustees’ approval, even if our shareholders believe the change in control is in their interest.

In addition, if anyone transfers shares in a way that would violate any share ownership limit, or prevent us from continuing to qualify as a REIT under the U.S. federal income tax laws, we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares or those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the share ownership limit. Anyone who acquires shares in violation of the share ownership limit or the other restrictions on transfer in our Declaration of Trust bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

Our ability to maintain distributions to our shareholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

As a REIT, we are required to distribute as a dividend at least 90% of our taxable income (excluding net capital gains) each year to our shareholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our properties, we may be unable to declare or pay dividends to our shareholders. The timing and amount of dividends are in the sole discretion of our Board of Trustees, which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you that we will continue to generate sufficient cash in order to pay dividends.

Increases in our property taxes would adversely affect our ability to make distributions to our shareholders.

Each of our properties will be subject to real and personal property taxes. These taxes on our  properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to pay dividends to our shareholders would be adversely affected.

Risks related to this offering

As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to $1.59 per share.

We expect the initial public offering price of our common shares to be substantially higher than the book value per share of our outstanding common shares immediately after this offering. If you purchase our common shares in this offering, you will incur immediate dilution of approximately $1.59 in the book value per share from the price you pay for our common shares in this offering. This means that the investors who purchase common shares:

•       will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities; and

•       will have contributed 73.2% of the total amount of our net tangible book value since inception but will only own 70.2% of the shares outstanding.

The refinancing of certain indebtedness and our revolving credit facility may create a potential conflict of interest for certain of our underwriters.

An affiliate of Lehman Brothers Inc. has provided a commitment to us to refinance the existing mortgage loans secured by the Presidents Park I, II and III properties, which loans mature on January 1, 2006. The new financing will be funded if this offering is not consummated prior to the maturity of the existing loans. If consummated, the new financing would have a principal amount of $124.0 million, bear interest at the rate of one-month LIBOR plus 3% and mature on June 15, 2007. The Company paid a fee of $620,000 and a deposit of $100,000 towards expenses in connection with the commitment. We expect that if we consummate the new financing, we will repay it with a portion of the net proceeds of this offering.

In addition, an affiliate of Lehman Brothers Inc., one of the managing underwriters of this offering, has entered into a commitment letter with us to provide us with a $150 million senior secured revolving credit facility following completion of this offering. Lehman Brothers Inc. will act as sole advisor, lead arranger and bookrunner for the credit facility. We also expect that affiliates of Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and KeyBanc Capital Markets may be lenders under the credit facility. We have agreed to pay affiliates of Lehman Brothers Inc. a one-time facility underwriting fee equal to 0.50% of the total amount of the facility and facility commitment fees to each lender based on its commitment level. In addition, we will pay an annual administration fee of $75,000 to an affiliate of Lehman Brothers Inc.

These financing transactions create potential conflicts of interest for the underwriters participating in them because such underwriters and their affiliates have additional interests in the successful completion of this offering beyond the underwriting discounts and commissions and financial advisory fees they will receive. Additional potential conflicts of interest may arise in determining the size or price of the offering because the closing of the credit facility is contingent upon, among other things, this offering closing with minimum gross proceeds of $225 million.

Future sales of our common shares by existing shareholders in the public market, or the perception of the possibility of such sales, may depress the market price of our shares.

If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market following this offering including upon the redemption of OP units, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering and the formation transactions, we will have outstanding approximately 24.6 million common shares. Of these shares, the 20.0 million shares sold in this offering will be freely tradable, except for any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act. The remaining approximate 4.6 million common shares expected to be outstanding immediately after completion of this offering, plus any common shares purchased by affiliates in this offering, including an aggregate of $5.0 million of common shares to be purchased by affiliates of Mr. Kramer, our Chairman of the Board, will be restricted securities as defined by Rule 144. Upon completion of this offering and the formation transactions, we will have outstanding approximately 3.9 million OP units that will be subject to future redemption for common shares. Under our partnership agreement, OP unitholders do not have redemption or exchange rights and may not otherwise transfer their units, except under certain limited circumstances, for a period of 12 months from the completion of this offering. In addition, our trustees, trustee nominees and executive officers have agreed under written “lock-up” agreements not to sell or otherwise transfer or encumber any of our common shares, or securities which may be converted into or exchanged for any common shares, prior to July 1, 2007, without the prior written consent of Lehman Brothers Inc. and Bear, Stearns & Co. Inc., on behalf of the underwriters. In addition, the 260,384 restricted shares that will be granted to certain of our trustees, trustee nominees, executive officers and certain other employees, by their terms, may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of, other than permitted transfers, prior to July 1, 2007.

The redemption of OP units for common shares, the sale of any of the 260,384 restricted shares granted to trustees, trustee nominees, executive officers and certain other employees under our 2005 Omnibus Long-Term Incentive Plan, the issuance of common shares or OP units in connection with future property, portfolio or business acquisitions, and other issuances of our common shares could have an adverse effect on the market price of our common shares. We anticipate that we will file a registration statement on Form S-8 with respect to our common shares issuable under our 2005 Omnibus Long-Term Incentive Plan following consummation of the offering.  See “Shares Eligible For Future Sale—2005 Omnibus Long-Term Incentive Plan.”

There is currently no public market for our common shares and an active trading market for our common shares may never develop following this offering and the trading and price of our common shares may be volatile and could decline substantially following this offering.

Prior to this offering, there has not been a public market for our common shares. An active trading market for our common shares may never develop or be sustained, which may affect your ability to sell your common shares and could depress the market price of your common shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering.

The stock markets, including the NYSE, on which we will list our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•       our operating performance and the performance of other similar companies;

•       actual or anticipated differences in our quarterly operating results;

•       changes in our revenues or earnings estimates or recommendations by securities analysts;

•       additions and departures of key personnel;

•       strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•       the passage of legislation or other regulatory developments that adversely affect us or our industry;

•       speculation in the press or investment community;

•       changes in accounting principles;

•       terrorist acts; and

•       general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common shares. This type of litigation could result in substantial costs and divert our management’s attention and resources.

If securities analysts do not publish research or reports about our business or if they downgrade our common shares or our sector, the price of our common shares could decline.

The trading market for our common shares will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our shares could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common shares to decline.

An increase in market interest rates may have an adverse effect on the market price of our common shares.

One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on our common shares or seek alternative investments paying higher dividends or interest. The market price of our common shares likely will be based in part on the earnings that we derive from lease income with respect to our properties and our related distributions to our shareholders. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common shares. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common shares could decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing instruments, such as bonds, rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and make distributions to our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business and Properties” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict or control accurately. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, and financial position.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We estimate the net cash proceeds of this offering, after taking into account estimated underwriting discounts, commissions and offering expenses paid by us, will be approximately $272.5 million ($314.4 million if the underwriters exercise their option to purchase additional shares in full). The principal purposes of this offering are to reduce our indebtedness and to increase our financial flexibility.

Repayment of Debt Related to Initial Properties:

We expect to use approximately $193.0 million of these net proceeds to repay the remaining principal balance, together with accumulated interest and fees at the time of the closing of the offering, of outstanding indebtedness, as follows:

•       approximately $96.8 million to fully repay a loan entered into in December 2004 in connection with our acquisition of the Presidents Park I, II and III properties. As of October 31, 2005, the outstanding balance was approximately $92.4 million and we anticipate drawing additional funds of approximately $4.4 million prior to the completion of this offering for the payment of certain capital expenditures related to these properties. The loan bears interest at London Inter Bank Offering Rate, or LIBOR, plus 4%, which was 8.1% on October 31, 2005. The loan matures in January 2006;

•       approximately $17.0 million to fully repay a junior loan entered into in December 2004 in connection with our acquisition of the Presidents Park I, II and III properties. As of October 31, 2005, the outstanding principal balance of this loan was approximately $17.0 million. The loan bears interest at LIBOR plus 10%, which was 14.1% on October 31, 2005. The loan matures in January 2006;

•       approximately $46.0 million to fully repay a loan entered into in January 2004 in connection with our acquisition of the Campus at Dulles Technology Center property. The loan bears interest at LIBOR plus 2.8%, which was 6.9% on October 31, 2005. The loan matures in February 2007;

•       approximately $31.2 million to fully repay a loan entered into in June 2005 in connection with our acquisition of the Republic Building property. The loan currently bears interest at LIBOR plus 5.5%, which was 9.6% on October 31, 2005. The loan matures in June 2006; and

•  approximately $2.0 million to pay fees in connection with the exit from and the assumption of certain indebtedness on our properties.

The approximate $193.0 million being used to repay debt includes repayment of a net increase in debt of approximately $5.0 million from activity after September 30, 2005. The September 30, 2005 pro forma balance sheet shows approximately $188.0 million in cash used to pay off debt and related fees.

Payments Related to Formation Transactions:

We also intend to use approximately $71.4 million of these proceeds in connection with the formation transactions as follows:

•  approximately $37.3 million to make payments to the partners of Holdco, including approximately $23.9 million to repay in part a loan in the principal amount of approximately $44.5 million assumed by the Operating Partnership in the Holdco merger. The loan bears interest at 9.0% and matures in August 2012. The remaining balance will be repaid with the issuance of REIT shares;

• approximately $22.0 million to pay the income tax liability assumed by the Operating Partnership in connection with the Holdco merger;

•  approximately $3.7 million to make a payment to a member of the general partner of the Fund;

•  approximately $5.0 million to redeem the interests of some of the partners in RPT 1425 as part of the acquisition of the Republic Building; and

•  approximately $3.4 million to pay transfer taxes on the acquisition of the Republic Building.

Payments for Cash Awards to Key Employees:

We also intend to use approximately $2.6 million of these proceeds to provide cash awards to our trustees, trustee nominees, executive officers and certain other employees. See “Management—Executive Compensation.”

We intend to use any remaining proceeds from this offering for general corporate and working capital purposes, including acquisitions of office properties. As of the date of this prospectus, no acquisitions, including any potential acquisitions of our three option properties, are planned.

An affiliate of Lehman Brothers Inc. may receive a portion of the net proceeds of this offering if we consummate a refinancing of the existing mortgage loans on the Presidents Park I, II and III properties with such affiliate prior to the closing of the offering. See “Risk Factors—Risks related to this offering—The refinancing of certain indebtedness and our revolving credit facility may create a potential conflict of interest for certain of our underwriters” and “Underwriting.”

DISTRIBUTION POLICY

After this offering, we intend to make regular quarterly distributions to holders of our common shares. We intend to pay a pro rata initial distribution with respect to the partial three-month period commencing on the closing of the offering and ending on December 31, 2005, based on a distribution of approximately $0.206 per share for a full quarter. On an annualized basis, this would be $0.825 per share, or an annual distribution rate of approximately 5.5%, based on an assumed initial public offering price of $15.00 per share, which is the mid-point of the price range indicated on the cover page of the prospectus. We estimate that this initial annual distribution rate will represent approximately 148.0% of our estimated cash available for distribution to our common shareholders for the 12 months ending September 30, 2006. We have made these estimates based on adjustments to our pro forma net income available to common shareholders for the 12 months ended September 30, 2006 (giving effect to the offering and the formation transactions), as described below. This estimate was based upon the historical operating results of the initial properties that we expect to own upon the closing of this offering and the formation transactions and does not take into account any unanticipated expenditures we may have to make or any debt we may have to incur. In estimating our cash available for distribution to holders of our common shares and OP units, we have made other assumptions regarding cash flows from operating activities, investing activities and financing activities, which are included in the table and footnotes below.

We believe that our estimate of cash available for distributions constitutes a reasonable basis for setting our initial distribution. However, our estimate of cash available for distribution should not be considered as an alternative to our cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity. Any future distributions we make will be at the discretion of our Board of Trustees. We cannot assure you that our estimated distribution will be made or sustained. Our actual results of operations may differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties and development and management activities, our operating expenses, interest expenses, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” If our operations do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, borrowings under our proposed line of credit for which we have obtained a commitment, or reduce such distributions. We do not expect our proposed line of credit to contain provisions that restrict the use of the line of credit to fund distributions. In addition, variations in the net proceeds from this offering as a result of a change in the initial public offering price or the exercise of the underwriters’ option to purchase additional shares may affect our cash available for distributions and available reserves, which may affect our ability to make the contemplated distribution.

The Internal Revenue Code requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see “Material United States Federal Income Tax Considerations.” To the extent that we distribute less than 100% of our REIT taxable income, including capital gains, we will be subject to corporate tax on the undistributed amount. We anticipate that our estimated cash available for distribution to our shareholders will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution to our shareholders in order to meet these distribution requirements and we may need to borrow funds to make some distributions. To the extent that we make distributions in excess of our earnings and profit, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. We expect that approximately 43% to 74% of our distributions will represent a return of capital during our tax year ending December 31, 2006. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. shareholder, but will reduce the shareholder’s basis in its shares (but not below zero) and therefore can result in the shareholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a shareholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes. For more information regarding the tax treatment of distributions that are treated as a return of capital for federal income tax purposes, see “Material United States Federal Income Tax Considerations—Taxation of U.S. Shareholders of Our Common Shares—Distributions to Shareholders.”

The following table describes our unaudited pro forma results of operations for the 12 months ended September 30, 2005, and the adjustments thereto made to estimate our initial cash available for distribution to holders of our common shares and OP units for the twelve months ended September 30, 2006 (amounts in thousands, except share data, per share data and percentages):

Dollars in Thousands
Pro forma net loss available to our common shareholders for the year ended December 31, 2004	$(571)
Less: Pro forma net loss for the nine months ended September 30, 2004	313
Add: Pro forma net loss for the nine months ended September 30, 2005	(462)
Pro forma net loss available to our common shareholders for the 12 months ended September 30, 2005	(720)
Add: Pro forma limited partners’ interest for the 12 months ended September 30, 2005	(114)
(834)
Adjustments:
Add: Pro forma depreciation and amortization	20,519
Add: Pro forma non-cash interest expense(1)	581
Add: Net additional revenues for net contractual rent increases subsequent to September 30, 2005(2)	2,916
Less: Net effects of straight line rents and fair market value adjustments to tenant leases(3)	(2,352)
Estimated cash flows from operations for the 12 months ended September 30, 2006	20,830
Estimated cash flows from investing activities:
Less: Annual provision for recurring capital expenditures(4)	(274)
Less: Annual provision for tenant improvements and leasing commissions(5)	(4,116)
Estimated cash flows from investing activities for the 12 months ended September 30, 2006	(4,390)
Estimated cash flows from financing activities:
Less: Scheduled loan principal payments(6)	(555)
Estimated cash flows from financing activities for the 12 months ended September 30, 2006	(555)
Estimated cash available for distribution for the 12 months ended September 30, 2006	$15,885
Estimated distributions per share/unit for the 12 months ended September 30, 2006(7)	$0.825
Estimated distributions for the 12 months ended September 30, 2006(8)	$23,513
Payout ratio based on estimated cash available for distribution(9)	148.0%
Estimated cash available for distribution applicable to:
Common shares (including all restricted shares outstanding at completion of this offering)	$13,714
OP units	$2,171

(1)   The adjustment represents the reversal of the non-cash net increase to interest expense resulting from marking the mortgage debt outstanding at acquisition to market interest rates on a pro forma basis for the 12 months ended September 30, 2005.

(2) The adjustment represents the net increase resulting from all minimum rents to be received under leases in place for the 12-month period subsequent to September 30, 2005. This net increase is further detailed below, on an individual property basis, as the differences in (a) net revenues from contractual rents in place at our properties for all or a portion of the 12-month period subsequent to

September 30, 2005, and (b) the net revenue provided by our properties for the 12-month period ended September 30, 2005. The differences between (a) and (b) above are a result of all contractual rent increases and decreases, which consist of: (i) additional minimum rent from leases executed subsequent to September 30, 2005, (ii) the full year minimum rent effect for existing leases on which rent is only partially reflected in the historical financial statements for the 12 months ended September 30, 2005 and (iii) contractual rent increases and decreases based on existing leases, including net decreases due to lease expirations, assuming no renewals or new leases for leases expiring after September 30, 2005, unless a renewal was executed on or before November 1, 2005.

($ in thousands) Property	Net Revenues from Contractual Rents in Place for a Portion or All of the 12-Month Period After the Offering	Pro Forma Net Revenue Provided by our Properties for the 12-Month Period Ended September 30, 2005	Net Adjustment
Republic Building	$10,131	$10,387	$(256)
Campus at Dulles Technology Center	7,533	7,696	(163)
Corporate Oaks	1,156	1,116	40
Corporate Pointe IV	1,485	1,442	43
Lakeside I and II	3,096	3,070	26
Pender Business Park	4,271	4,147	124
Presidents Park	8,886	5,650	3,236
Willowwood III and IV	6,876	7,010	(134)
Total	$43,434	$40,518	$2,916

All material increases in operating expenses are expected to be reimbursed in the form of tenant recoveries.

(3)   Represents the conversion of estimated rental revenues for the twelve months ended September 30, 2005 from a straight-line basis to a cash basis of recognition and the reversal of the non-cash reduction to rental revenues resulting from recording market adjustments to tenant leases acquired, both on a pro forma basis.

(4) Represents estimated annual recurring capital expenditures of $0.14 per net rentable square foot:

	August 21, 2002 (Inception) to	Year Ended December 31,		Nine Months Ended	Weighted
	December 31, 2002	2003	2004	September 30, 2005	Average
Recurring capital expenditures (in thousands)	—	$347,500	$69,130	—
Average net rentable square feet	251,058	513,927	1,056,844	1,823,597
Average annual recurring capital expenditure per net rentable square foot	—	$0.68	$0.07	—	$0.14
Net rentable square feet as of September 30, 2005					1,991,252
Estimated annual recurring capital expenditures					$273,882

(5)   Represents estimated annual tenant improvement and leasing commission costs of $16.33 per rentable square foot for 252,059 rentable square feet of our property portfolio, based on the weighted average tenant improvement and leasing commission costs incurred at our properties during (i) the period from August 21, 2002 (inception) until December 31, 2002, (ii) each of the years ended December 31, 2003 and 2004 and (iii) the nine months ended September 30, 2005, multiplied by the number of net rentable square feet of leased space for which leases expire in our portfolio during the 12 months ending September 30, 2006.  The weighted average per square foot tenant improvement and leasing commission costs at our properties are presented below:

	August 21, 2002 (Inception) to	Year Ended December 31,		Nine Months Ended	Weighted
	December 31, 2002	2003	2004	September 30, 2005	Average
Tenant improvement and leasing commission costs per square foot	—	—	$4.04	$23.94	$16.33
Square feet for which leases expire during 12 months ending September 30, 2006					252,059
Total estimated tenant improvement and leasing commission costs for the 12 months ending September 30, 2006					$4,116,123

(6) Represents the amortization of principal on our indebtedness on a pro forma basis.

(7)               Assumed annual distribution amount per share/unit.

(8)            Represents initial annual distribution calculated by multiplying 24,605,232 shares and 3,895,149 units of limited partnership interests issued by the assumed annual distribution amount per share of $0.825.

(9)            Payout ratio calculated by dividing the estimated initial annual distribution to shareholders and holders of limited partnership interests by the estimated annual cash available for distribution.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005, on a historical basis and on an adjusted basis to reflect our formation transactions, this offering and the use of the net proceeds from this offering as described in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and pro forma consolidated financial statements and related notes appearing elsewhere in this prospectus.

	September 30, 2005
	Predecessor Historical	As Adjusted
	(unaudited)
	($ in thousands)
Mortgage notes payable(1)	$251,155	$199,283
Minority interest in our Operating Partnership	—	52,345
Partners’ Capital/Shareholders’ Equity
Preferred shares, $0.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 200,000,000 shares authorized, 24,605,232 shares issued and outstanding(2)	—	246
Additional paid in capital	—	330,413
Accumulated equity	—	—
Partners’ capital	53,156	—
Total partners’ capital/shareholders’ equity	53,156	330,659
Total capitalization	$304,311	$582,287

(1)          Historical and as adjusted financial data does not include activity after September 30, 2005, including the expected borrowing of $5.0 million on the Presidents Park senior loan to fund capital expenditures at the Presidents Park properties.

(2)          Pro forma outstanding common shares (i) includes the 20,000,000 common shares sold in this offering, (ii) includes the issuance of 4,344,848 common shares in the formation transactions, (iii) includes 260,384 shares to be granted by us concurrently with the closing of this offering to certain of our trustees, trustee nominees, executive officers and certain other employees, (iv) excludes 3,000,000 additional shares issuable upon exercise of the underwriters’ option to purchase additional shares, and (v) excludes 2,500,000 additional shares that may be issued in the future under our equity incentive plan.

DILUTION

Dilution After This Offering

Purchasers of our common shares in this offering will experience an immediate and significant dilution of the net tangible book value per share from the assumed initial public offering price. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding common shares and OP units. On a pro forma basis at September 30, 2005, after giving effect to the issuance of the common shares and OP units in connection with the contribution of the predecessor’s properties, but before the contribution of the Republic Building, the other formation transactions and this offering, the net tangible book value of our predecessor was $45.0 million or $4.06 per share. The increase in pro forma net tangible book value per share attributable to recording the predecessor tangible assets and liabilities at fair value was $10.32 per share. On the same pro forma basis, the pro forma net tangible book value after recording the predecessor tangible assets and liabilities at fair value, the contribution of the Republic Building and the other formation transactions, but before this offering would have been $12.90 per share, or a decrease in the pro forma net tangible book value of $1.48 per share. After giving effect to the sale of common shares in this offering and the receipt by us of the net proceeds from this offering, the pro forma net tangible book value as of September 30, 2005 would have been $382.1 million or $13.41 per share, or an increase in pro forma net tangible book value attributable to the offering of $0.51 per share. This amount represents an immediate dilution in pro forma net tangible book value of $1.59 per share from the assumed initial public offering price of $15.00 per common share, which is the mid-point of the price range indicated on the cover page of this prospectus. The following table illustrates this per share dilution:

Initial public offering price per common share		$15.00
Net tangible book value per share of our predecessor as of September 30, 2005, before the contribution of the Republic Building, the other formation transactions and this offering(1)	$4.06
Increase in pro forma net tangible book value per share attributable to recording the predecessor tangible assets and liabilities at fair value	10.32
Decrease in pro forma net tangible book value per share attributable to the contribution of the Republic Building and including the other formation transactions, but before this offering(2)	(1.48)
Pro forma net tangible book value per share after recording the predecessor tangible assets and liabilities at fair value, the contribution of the Republic Building and the other formation transactions, but before this offering	12.90
Increase in pro forma net tangible book value per share attributable to this offering(3)	0.51
Pro forma net tangible book value per share after all the formation transactions and this offering(4)		13.41
Dilution in pro forma net tangible book value per share to new investors(5)		$1.59

For the purpose of calculating our predecessor’s pro forma book values, we have assumed that, as of September 30, 2005, the common shares and OP units to be issued as part of the formation transactions were outstanding as of such date. In relation to the line items in the table above:

(1)   Pro forma net tangible book value per share of our predecessor as of September 30, 2005 was determined by dividing the pro forma net tangible book value of our predecessor by the number of common shares, OP units and cash (at a per share equivalent value) to be issued in connection with the contribution of the predecessor’s properties. Net tangible book value has been adjusted in all calculations to remove our intangibles related to leasing commissions and acquired net lease intangibles.

(2)   The decrease in pro forma net tangible book value per share attributable to the formation transactions, but before this offering, was determined by dividing the difference between (a) the pro forma net tangible book value before the formation transactions and this offering and (b) the pro forma net tangible book value after the formation transactions and before this offering, by the number of common shares, OP units and cash (at a per share equivalent value) to be issued in connection with the contribution of the predecessor’s properties and the formation transactions.

(3)   The increase in pro forma net tangible book value per share attributable to this offering was determined by subtracting the pro forma net tangible book value per share attributable after the formation transactions but before this offering from the pro forma net tangible book value per share after the formation transactions and this offering.

(4)   The pro forma net tangible book value per common share after the formation transactions and this offering was determined by dividing pro forma net tangible book value of approximately $382.1 million by 28,500,381 common shares and OP units, which amount excludes up to 3,000,000 common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional common shares.

(5)   The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share after the formation transactions and this offering from the assumed initial public offering price paid by a new investor for our common shares.

Differences Between New Investors and Contributors in the Formation Transactions in Number of Common Shares and Amount Paid

The table below summarizes, as of September 30, 2005, on a pro forma basis after giving effect to the formation transactions and this offering, the differences between the number of common shares and OP units received by the contributors in the formation transactions and the new investors purchasing common shares in this offering, the total consideration paid and the average price per common share paid by the contributors in the formation transactions and paid in cash by the new investors purchasing common shares in this offering (based on the net tangible book value attributable to those contributors receiving common shares and OP units in the formation transactions).

In calculating the common shares to be issued in this offering, we used an assumed initial public offering price of $15.00 per share, which is the mid-point of the price range indicated on the front cover of this prospectus.

	Common Shares/OP Units Issued		Net Tangible Book Value of Contribution/Cash(1)		Average Price Per Share
($ in thousands, except per share data)	Number	Percentage	Amount	Percentage
Existing investors(2)	8,500,381	29.8%	$109,645	26.8%	$12.90
New investors	20,000,000	70.2	300,000	73.2	$15.00
Total	28,500,381	100.0%	$409,645	100.0%

(1)   Represents pro forma net tangible book value as of September 30, 2005 of the assets contributed to our Operating Partnership in the formation transactions, giving effect to the formation transactions, this offering and prior to deducting the estimated costs of this offering.

(2)   Includes 4,344,848 common shares and 3,895,149 OP units to be issued in the formation transactions and an aggregate of 260,384 restricted common shares to be issued to certain of our trustees, trustee nominees, executive officers and certain other employees immediately prior to the closing of this offering.

The table above excludes 3,000,000 common shares that may be issued by us upon exercise of the underwriters’ option to purchase additional shares and the common shares available for future issuance under our 2005 Omnibus Long-term Incentive Plan. Further dilution to our new investors will result if we issue these excluded common shares in the future.

Selected Consolidated Financial Data

The following table sets forth certain financial data on a pro forma basis and on a historical consolidated basis for our predecessor.  Our predecessor will contribute nine of our initial 10 properties to us as part of the formation transactions. The historical operating results of our predecessor include management expenses, as our predecessor was not self-managed. Following completion of the offering, we will be a self-managed real estate investment trust. In addition, the historical and pro forma operating results of our predecessor do not include any management or development fee revenue that we expect to receive from contracts to be contributed to us in connection with the formation transactions. See “Formation Transactions—Management and Development Services.” For information regarding the historical operating results of the 1425 New York Avenue property, the 10th property to be contributed to us as part of the formation transactions, please see the financial statements beginning on page F-57 of this prospectus.

The unaudited pro forma operating data presented below for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to this offering and the formation transactions as if each had occurred on January 1, 2004. Pro forma balance sheet data are presented as if the offering and formation transactions had occurred on September 30, 2005. For more information regarding the formation transactions, please see “Formation Transactions.” The pro forma data below do not include adjustments for income and costs associated with our third-party fee based development and management arrangements for future services. The pro forma data do not purport to represent what our actual financial position or results of operations would have been as of or for the periods indicated, nor do they purport to represent any future financial position or results of operation for any future periods.

Per share data are reflected only for the pro forma information. Per share data are not relevant for the historical consolidated financial statements of our predecessor since such financial statements are a consolidated presentation of the predecessor, a partnership and its wholly owned single-purpose entities organized as limited liability companies. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of our predecessor.

The following selected historical financial information as of September 30, 2005 and for the nine months ended September 30, 2005 and 2004 has been derived from our unaudited, interim financial statements and includes all adjustments, consisting only of normal, recurring accruals, which management considers necessary for a fair presentation of the historical financial statements for such periods.

The following selected historical financial information as of December 31, 2004 and 2003 and for each of the years then ended and for the period from August 21, 2002 (inception) through December 31, 2002 was derived from our audited financial statements included elsewhere in this prospectus.

You should read the information below together with all of the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Statement of Operations Data:

	Nine Months Ended September 30, (unaudited)			Year Ended December 31,			Period from August 21, 2002 (inception) through December 31,
($ in thousands, except per share data)	2005	2005	2004	2004	2004	2003	2002
	(pro forma)			(pro forma)
				(unaudited)
Revenues:
Rental income	$36,592	$26,410	$19,539	$47,796	$26,512	$13,219	$1,863
	36,592	26,410	19,539	47,796	26,512	13,219	1,863
Expenses:
Real estate taxes	3,292	2,299	1,285	4,195	1,752	810	121
Insurance	267	194	129	526	168	70	15
Property operating costs	6,529	4,640	3,006	8,763	4,391	1,774	166
Management fees	—	2,318	1,502	—	2,030	953	130
Depreciation and amortization	15,543	8,188	5,600	19,480	7,512	3,355	384
General and administrative	3,307	467	716	4,409	914	701	555
	28,938	18,106	12,238	37,373	16,767	7,663	1,371
Operating income	7,654	8,304	7,301	10,423	9,745	5,556	492
Other income and expense:
Interest income	120	120	34	50	50	15	4
Interest expense	(8,309)	(13,871)	(5,246)	(11,134)	(7,286)	(3,707)	(611)
Net income (loss) before minority interest	(535)	(5,447)	2,089	(661)	2,509	1,864	(115)
Minority interest	73	—	—	90	—	—	—
Net income (loss)	$(462)	$(5,447)	$2,089	$(571)	$2,509	$1,864	$(115)
Pro forma earnings (loss) per share—basic and diluted	$(0.02)	—	—	$(0.02)	—	—	—
Pro forma weighted average common shares outstanding—basic and diluted	24,605,232	—	—	24,605,232	—	—	—

Funds From Operations Data: (1)

	Nine Months Ended September 30, (unaudited)			Year Ended December 31,			Period from August 21, 2002 (inception) through December 31,
($ in thousands)	2005	2005	2004	2004	2004	2003	2002
	(pro forma)			(pro forma)
				(unaudited)
Net income (loss)	$(462)	$(5,447)	$2,089	$(571)	$2,509	$1,864	$(115)
Plus:
Real estate depreciation and amortization	15,543	8,188	5,600	19,480	7,512	3,355	384
Minority interest in Operating Partnership	(73)	—	—	(90)	—	—	—
Funds from operations	$15,008	$2,741	$7,689	$18,819	$10,021	$5,219	$269

(Footnote follows on next page)

Balance Sheet Data:

	September 30, (unaudited)		December 31,
($ in thousands)	2005	2005	2004	2003	2002
	(pro forma)
Investments in real estate, net	$563,400	$283,006	$289,836	$115,660	$40,070
Total assets	602,564	312,564	314,094	125,260	42,974
Mortgage notes payable	199,283	251,155	256,250	90,383	31,218
Minority interest(2)	52,345	—	—	—	—
Shareholders’ equity and partners’ capital	330,659	53,156	52,615	31,109	10,051

(1)             Industry analysts generally consider funds from operations an alternative measure of performance for an equity REIT. The Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002) defines funds from operations to mean income (loss) before minority interests of unit holders (computed in accordance generally accepted accounting principles in the United States, or GAAP), excluding gains and losses from debt restructuring and sale of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures.

We consider funds from operations as an appropriate alternative measure of performance for an equity REIT. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating funds from operations and, accordingly, funds from operations as disclosed by such other REITs may not be comparable to our calculation of funds from operations included here. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, funds from operations should be examined in conjunction with net income (loss) as presented in the consolidated financial statements included elsewhere in this prospectus. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(2)             At September 30, 2005, the total pro forma weighted average shares and OP units outstanding was 28,500,381, consisting of 24,605,232 shares and 3,895,149 OP units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Consolidated Financial Data” and the financial statements and related notes appearing elsewhere in this prospectus. References in the discussion below to “we,” “our,” “us” or “our company” on a historical basis refer to our predecessor, RKB Washington Property Fund I L.P., and on a pro forma basis, giving effect to the offering and formation transactions, refer to Republic Property Trust and subsidiaries.

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire and develop primarily Class A office properties, predominantly in Greater Washington, D.C. We also selectively seek fee-based development opportunities for all real estate classes in various geographical areas inside and outside of Greater Washington, D.C. Upon completion of this offering and the formation transactions, we will own 10 commercial properties consisting of 21 institutional-grade office buildings, indirectly through our Operating Partnership in which we will have an approximate 86.3% interest. As of November 1, 2005, our initial portfolio of properties had a weighted average occupancy rate of approximately 96.2%, excluding our Presidents Park I and II properties which we acquired in December 2004 with a 20.3% occupancy rate. As of November 1, 2005, we had signed leases increasing the amount of space under lease at our Presidents Park I and II properties to approximately 57.9%.

Our company was formed on July 19, 2005 to acquire substantially all of the interests and assets of our predecessor, RKB Washington Property Fund I L.P. and its affiliates, and other interests from affiliated third parties. Our predecessor owns nine of the 10 properties that will be contributed to us upon completion of this offering and the formation transactions. For more information regarding the acquisition of these properties by our predecessor please see “—Acquisitions.’’

We derive substantially all of our revenues from rents received from tenants under existing leases at each of our initial properties. We also will generate revenue from management and development services provided to third parties based upon contracts that we will obtain from related parties in connection with the formation transactions. See “Formation Transactions—Management and Development Services.’’ As a result, our operating results depend materially on the ability of our tenants and third parties to which we provide management and development services to make required payments to us.

Each of our initial properties and option properties are located in Greater Washington, D.C. As a result of this concentration, our operations are exposed to greater economic risk than if we owned a more geographically diverse portfolio of properties and our operations and financial condition may be negatively affected by adverse actual or perceived trends that affect the market for commercial real estate in Greater Washington, D.C. Leases representing approximately 7.9% of the net rentable square feet at our initial properties will expire before December 31, 2006, assuming no exercise of early termination rights. Our ability to operate our portfolio profitably will depend, in large part, on our management’s ability to re-lease space at our properties to existing tenants at current or increased rental rates and to identify, attract and negotiate leases with new tenants. We expect to incur substantial costs in the near future in order to renew or re-lease space at our properties. In particular, we expect to incur additional costs associated with:

•       required renovations of tenant space;

•       tenant improvement allowances; and

•       leasing commissions.

In the future, we intend to focus on increasing the operating performance of our initial portfolio as well as selectively pursuing opportunities to acquire institutional quality office properties that provide us with increased cash flow. We also intend to expand our portfolio of properties by developing and subsequently acquiring institutional quality office properties, predominantly in Greater Washington, D.C. As part of this strategy, we will enter into agreements with entities affiliated with some of our executive officers and trustees granting us the option to acquire The Portals III and Republic Square I and II. The Portals III and Republic Square I are currently under development while Republic Square II is an undeveloped parcel of land. The development of Republic Square II depends upon the successful build out and lease-up of Republic Square I and any difficulties encountered may affect our growth. We believe our growth is dependent upon our ability to acquire these three option properties. Our ability to acquire these properties, however, is subject to several risks and uncertainties, including the risk that one or more of the properties is not ultimately developed, that the option is terminated upon a change in control and that our independent trustees do not approve our acquisition of one or more of the properties.

On a pro forma basis, as of September 30, 2005, we expect to have approximately $199.3 million in total indebtedness upon completion of this offering, which will be initially comprised solely of mortgage indebtedness secured by six of our initial 10 properties. For more information regarding the indebtedness we expect to have outstanding after this offering, please see “—Indebtedness Outstanding After This Offering.’’ We also have obtained a commitment for a credit facility to assist in the execution of our strategic growth objectives, including the financing of our acquisition and development activities.

We expect that our ratio of debt-to-total market capitalization upon completion of this offering and the formation transactions will be approximately 31.8% (approximately 29.7% if the underwriters’ option to purchase additional shares is exercised in full). Our total market capitalization is defined as the sum of the market value of our outstanding common shares (which may decrease, thereby increasing our debt to total capitalization ratio), including restricted common shares that we may issue to certain of our trustees and executive officers, plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Our organizational documents contain no limitations on the amount of indebtedness we may incur and our Board of Trustees may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the capital markets for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other important factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the ratio described above.

Following this offering, we intend to pay regular quarterly distributions to the holders of our common shares in amounts that meet or exceed the requirements to maintain our REIT qualification and to avoid corporate level taxation. We currently anticipate that our estimated cash available for distributions will exceed the annual distribution requirements applicable to REITs and to avoid corporate level taxation. Accordingly, we currently expect to borrow funds under our proposed line of credit to pay at least a portion of our initial distribution.

Acquisitions

Fund Properties.   Our predecessor, which was formed in August 2002 for the purpose of making investments in Greater Washington, D.C. commercial real estate, will contribute nine of our initial 10 properties to us as part of the formation transactions. Our predecessor acquired its initial two properties in September 2002 and subsequently acquired two properties in 2003 and five additional properties during the course of 2004.

Each of the above nine properties contributed to us by our predecessor is described in more detail below:

Property Name	Date of Acquisition
Corporate Pointe IV	September 1, 2002
Pender Business Park	September 23, 2002
Lakeside I and II	May 13, 2003
Willowwood III and IV	June 13, 2003
Campus at Dulles Technology Center	January 26, 2004
Corporate Oaks	August 20, 2004
Presidents Park (including Presidents Park I, II and III)	December 29, 2004

Since its inception, our predecessor has not disposed of any of the properties in its portfolio and will contribute each of its properties to us as part of the formation transactions.

The Republic Building.   In April 2005, our founders formed RPT 1425 New York Avenue, or RPT 1425, for the purpose of acquiring the Republic Building in the District of Columbia, which will be contributed to us as part of the formation transactions. In June 2005, RPT 1425 acquired the Republic Building.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Our significant accounting policies are described in Note 2 to our consolidated financial statements, included elsewhere in this prospectus. The preparation of these consolidated financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, as described below.

We have summarized below those critical accounting polices that require our most difficult, subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Subsequent to this offering and the completion of our formation transactions, these same critical accounting policies and estimates will also impact the accounting used in our consolidated financial statements. Our management evaluates these estimates on an ongoing basis. These estimates are based on information available to management and on various other assumptions management believes are reasonable as of the date of this prospectus.

Revenue recognition.   Leases with tenants are accounted for as operating leases. We recognize rental income over the terms of the leases as we earn it and we classify the assets held for leasing purposes as investment in real estate. For lease agreements that provide for scheduled annual rent increases, we recognize rental income on a straight-line basis over the term of the lease. Our recognition of rental income commences when control of the space has been given to the tenant. We record the aggregate excess rental revenue we recognize on a straight-line basis over the cash we receive under the applicable lease provisions as deferred rents, which is included in rents and other receivables in our consolidated balance sheets. Our leases generally contain provisions that require tenants to reimburse us for a portion of the property’s operating expenses and real estate related taxes associated with the property. We include these reimbursements in rental income in our consolidated statement of operations and we recognize them in the period in which the related expenses are incurred. We record a provision for losses on the accounts receivable equal to the estimated uncollectible accounts. Our estimate is based on management’s historical experience and ongoing review of the status of our receivables.

Deferred charges.   We incur certain capital costs in connection with our property acquisitions and leasing activities. These costs consist primarily of financing costs and leasing commissions. We include deferred financing costs and leasing costs in prepaid expenses and other assets in our consolidated balance sheets. We amortize financing costs, which represent fees and other costs incurred in obtaining debt, on a straight-line basis, which approximates the effective-interest method, over the term of the loan and are included in interest expense. We defer and amortize leasing costs, which are external fees and costs we incur in the successful negotiations of leases, over the term of the related lease on a straight-line basis. We amortize other deferred charges over terms appropriate to the expenditure.

Investment in Real Estate.   We record at cost our investments in income-producing properties, including the external direct costs of the acquisitions. We allocate the cost of income-producing properties among land, buildings, improvements, lease intangibles and any personal property we acquire based on estimated relative fair values at the time of acquisition. All capital improvements for income-producing properties that extend its useful life are capitalized and depreciated over their estimated useful lives. All tenant improvements are amortized over the shorter of the useful life of the improvements or the term of the related tenant leases. We depreciate buildings and improvements on a straight-line basis over estimated useful lives of 39 years or over the life of the respective improvement, ranging from 5 to 20 years. Repairs and maintenance costs are expensed as incurred.

We allocate the purchase price of acquired properties to tangible and identified intangible assets acquired based on their fair values, in accordance with SFAS No. 141, “Business Combinations.” The fair values of acquired buildings are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building and tenant improvements based on property tax assessments and other relevant information obtained in connection with the acquisition of the property.

The fair value of in-place leases consists of the following components: (1) the estimated cost to us to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-through expenses, tenant improvements and other direct costs associated with obtaining a new tenant, which we refer to as tenant origination cost; (2) the estimated leasing commissions associated with obtaining a new tenant, which we refer to as leasing commissions; (3) the above/at/below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases, which we refer to as net lease intangible; and (4) the value, if any, of customer relationships, determined based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant, which we refer to as customer relationship value. We discount the amounts we use to calculate tenant origination cost, leasing commissions and net lease intangible using an interest rate which reflects the risks associated with the leases acquired. We include tenant origination costs in real estate assets on our balance sheet and amortize them as depreciation expense on a straight-line basis over the remaining life of the underlying leases. We include the remaining components, leasing commissions and net lease intangible, in prepaid expenses and other assets on our consolidated balance sheets.

Evaluation of asset impairment.   We record impairment losses on long-lived assets used in operations when events or changes in circumstances indicate that the assets might be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. We assess the recoverability of the carrying value of the assets on a property-property basis. We did not recognize any property impairments in the financial statements included elsewhere in this prospectus.

Results of Operations for our Predecessor

Our results of operations for the nine months ended September 30, 2005 and September 30, 2004, the years ended December 31, 2004 and 2003, and the period from August 21, 2002 (inception) through December 31, 2002 reflect the operating results of our predecessor, the Fund, which indirectly owns 100% interests in nine of the 10 office properties that we will own upon completion of the offering and the formation transactions. The historical operating results of our predecessor include management expenses, as our predecessor was not self-managed, but do not include any management or development fee revenue that we expect to receive from contracts to be contributed to us in connection with the formation transactions. See “Formation Transactions—Management and Development Services.’’

Comparison of nine months ended September 30, 2005 to nine months ended September 30, 2004

Set forth below is a summary of the condensed unaudited consolidated financial information for the Fund for the nine months ended September 30, 2005 and September 30, 2004 (in thousands):

					Change
					Resulting
	Nine months ended		Variance		from
	September 30,	September 30,			Additional	Remaining
	2005	2004	%	$	Properties	Variance
Revenue
Rental income	$23,368	$17,599	32.8%	$5,769	$6,014	$(245)
Tenant reimbursements	2,703	1,695	59.5	1,008	933	75
Other	339	245	38.4	94	75	19
Total revenue	26,410	19,539	35.2	6,871	7,022	(151)
Expenses
Property operations	4,640	3,006	54.4	1,634	1,697	(63)
Real estate taxes	2,299	1,285	78.9	1,014	993	21
Insurance	194	129	50.4	65	66	(1)
Management fees	2,318	1,502	54.3	816	211	605
Depreciation and amortization	8,188	5,600	46.2	2,588	2,996	(408)
General and administrative	467	716	(34.8)	(249)	67	(316)
Total operating expenses	18,106	12,238	47.9	5,868	6,030	(162)
Interest income and expense
Interest income	120	34	252.9	86	59	27
Interest expense	(13,871)	(5,246)	164.4	(8,625)	(8,656)	31
Net income (loss)	$(5,447)	$2,089	(360.7)%	$(7,536)	$(7,605)	$69

The variances detailed above are primarily the result of the nine months ended September 30, 2005 activity for Presidents Park I, II and III, which were acquired in December 2004, and a full nine months of activity for Campus at Dulles Technology Center and Corporate Oaks, which were acquired in January and August 2004, respectively, each as evidenced by the “Change Resulting From Additional Properties Acquired” column above. Management fees also increased due to increased asset management fees paid by the Fund totaling $0.6 million related to the above-mentioned acquisitions during the nine months ended September 30, 2005. These fees will not continue after the offering. General and administrative expenses decreased as a result of a reduction in establishment and organization expenses paid by the Fund during the nine months ended September 30, 2005.

Interest expense increased more than rental income during the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004, due primarily to our leveraged acquisition of Presidents Park I and II in December 2004, which had an occupancy rate of only approximately 20.3% at the time of acquisition. See “Prospectus Summary—Our Competitive Strengths—Institutional Grade Office Portfolio.”

Aside from the items detailed above, there were no other significant events or items that materially impacted total revenues, total operating expenses or interest expense during the period.

Comparison of year ended December 31, 2004 to year ended December 31, 2003

Set forth below is a summary of the condensed consolidated financial information for the Fund for the years ended December 31, 2004 and December 31, 2003 (in thousands):

			Variance		Change Resulting from Additional Properties	Remaining
	2004	2003	%	$	Acquired	Variance
Revenue
Rental income	$23,963	$12,054	98.8%	$11,909	$11,904	$5
Tenant reimbursements	2,217	985	125.1	1,232	1,159	73
Other	332	180	84.4	152	139	13
Total revenue	26,512	13,219	100.6	13,293	13,202	91
Expenses
Property operations	4,391	1,774	147.5	2,617	2,565	52
Real estate taxes	1,752	810	116.3	942	945	(3)
Insurance	168	70	140.0	98	77	21
Management fees	2,030	953	113.0	1,077	419	658
Depreciation and amortization	7,512	3,355	123.9	4,156	4,104	52
General and administrative	914	701	30.5	214	50	164
Total operating expenses	16,767	7,663	118.8	9,104	8,160	944
Interest income and expense
Interest income	50	15	233.3	35	10	25
Interest expense	(7,286)	(3,707)	96.5	(3,579)	(3,578)	(1)
Net income	$2,509	$1,864	34.6%	$645	$1,474	$(829)

The variances detailed above are primarily the result of our predecessor’s acquisition of Campus at Dulles Technology Center, Corporate Oaks, and Presidents Park I, II and III in January, August and December 2004, respectively, and a full year of activity for the Lakeside I and II and Willowwood III and IV properties, which were acquired in May and June 2003, respectively, each as evidenced by the “Change Resulting From Additional Properties Acquired” column above. Management fees also increased due to increased asset management fees paid by the Fund totaling $0.6 million related to the above-mentioned acquisitions during the year ended December 31, 2004. These fees will not continue after the offering. General and administrative expenses increased as a result of an increase in establishment and organization expenses paid by the Fund during the year ended December 31, 2004.

Aside from the items detailed above, there were no other significant events or items that materially impacted total revenues, total operating expenses or interest expense during the period.

Year ended December 31, 2003 and period from August 21, 2002 (inception) to December 31, 2002

Because the periods presented, the year ended December 31, 2003 and the period from August 21, 2002 (inception) to December 31, 2002, are not of even duration, the discussion of those periods is presented in a non-comparative format that focuses on the significant events that affected our predecessor’s performance in each period.

Year ended December 31, 2003

During the year ended December 31, 2003, our predecessor acquired two properties, Lakeside I and II and Willowwood III and IV, in May and June 2003, respectively. The increase in size of the portfolio from two to four properties had a significant impact on the financial results for the year ended December 31, 2003. Aside from these two acquisitions, there were no other significant events or items that materially impacted total revenues, total operating expenses and interest expense during the year ended December 31, 2003.

Period from August 21, 2002 (inception) to December 31, 2002

Set forth below is a summary of the condensed consolidated financial information for the Fund for the period from August 21, 2002 (inception) to December 31, 2002 (in thousands):

Revenue
Rental income	$1,705
Tenant reimbursements	158
Total revenue	1,863
Expenses
Property operations	166
Real estate taxes	121
Insurance	15
Management fees	130
Depreciation and amortization	384
General and administrative	555
Total operating expenses	1,371
Interest income and expense:
Interest income	4
Interest expense	(611)
Net income (loss)	$(115)

Our predecessor acquired its initial two properties, Corporate Pointe IV and Pender Business Park, in September 2002. These acquisitions had a significant impact on the financial results for the period from August 21, 2002 (inception) to December 31, 2002. The net loss for this period is primarily the result of our establishment and organization costs included in general and administrative expenses in relation to our overall operations.

Liquidity and Capital Resources

As of September 30, 2005, we had approximately $7.1 million in available cash and cash equivalents. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

We believe that this offering will improve our financial position through changes to our capital structure, principally through the reduction in our overall debt. Upon completion of this offering, we will repay approximately $193.0 million of indebtedness and fees. At September 30, 2005, on a pro forma basis, we expect our outstanding debt balance to be approximately $199.3 million and to have available cash and cash equivalents of approximately $17.5 million. This figure excludes improvement funds being held in escrow by lenders and is net of anticipated cash payments to property contributors in connection with the formation transactions. The approximate $193.0 million being used to repay debt includes repayment of an expected net increase in debt of approximately $5.0 million from activity after September 30, 2005 and prior to completion of the offering. We will also have four unencumbered properties containing 10 buildings and representing approximately 950,000 net rentable square feet. We anticipate using the cash available as a result of the offering, after completion of the formation transactions, to fund redevelopment and tenant improvement projects currently underway and in the future.

In October 2005, the Operating Partnership received a commitment from an affiliate of Lehman Brothers Inc. which extends to January 24, 2006 to refinance the Presidents Park loans which will mature on January 1, 2006. The new financing would have a principal amount of $124 million, bear interest at the rate of one-month LIBOR plus 3% and mature on June 15, 2007. The Operating Partnership paid a fee of $620,000 and a deposit of $100,000 in connection with the financing commitment. If we complete our initial public offering prior to the maturity date of the Presidents Park loans, the loans will be repaid with the proceeds of the offering in connection with the formation transactions.

Short-Term Liquidity Requirements

We generally consider our short-term liquidity requirements to consist of those items that are expected to be incurred within the next 12 months and believe these requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our properties, including:

•       recurring maintenance capital expenditures necessary to properly maintain our properties;

•       capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions;

•       interest expense and scheduled principal payments on outstanding indebtedness; and

•       future distributions paid to our shareholders.

We expect to meet our short-term liquidity needs through existing working capital and cash provided by operations and, if necessary, from borrowings under our proposed credit facility.

There are a number of factors that could adversely affect our cash flow. An economic downturn in Greater Washington, D.C. may impede the ability of our tenants to make lease payments and may impact our ability to renew leases or re-let space as leases expire. In addition, an economic downturn or recession could also lead to an increase in overall vacancy rates or declines in rents we can charge to re-lease properties upon expiration of current leases. In all of these cases, our cash flow would be adversely affected.

We incur recurring and nonrecurring maintenance capital expenditures at our properties, which include such expenses as parking lot improvements, roof repairs and other non-revenue enhancing capital expenditures. We incurred $0.2 million in nonrecurring maintenance capital expenditures and $0.0 million in recurring maintenance capital expenditures during the nine months ended September 30, 2005. We expect total maintenance capital expenditures to be approximately $0.9 million, or $0.48 per square foot, for the twelve months ended December 31, 2005. We also expect to incur revenue enhancing capital expenditures and leasing costs, such as tenant improvements and leasing commissions, in connection with the leasing or re-leasing of office space within our properties. We believe that our existing working capital and cash provided by operations will be sufficient to fund our maintenance capital expenditures for the next twelve months.

We intend to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions paid to shareholders. We believe that our existing working capital and cash provided by operations will be sufficient to allow us to pay distributions necessary to maintain our REIT qualification and to avoid corporate level taxation.

Long-Term Liquidity Requirements

We generally consider our long-term liquidity requirements to consist of those items that are expected to be incurred beyond the next 12 months and believe these requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations and other non-recurring capital expenditures at our properties, and the costs associated with acquisitions of properties we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations and long-term property mortgage indebtedness. We believe that these sources of capital will continue to be available to us in the future to fund our long-term liquidity requirements. However, our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions imposed by existing lenders.

Our ability to raise funds through the issuance of equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity markets may not be consistently available on terms that are attractive or at all. We do not expect that we will have sufficient funds on hand to cover these long-term liquidity requirements and we will be required to satisfy these requirements through additional borrowings, including borrowings under our proposed credit facility, sales of common or preferred shares and/or cash generated through property dispositions and joint venture transactions. If we are unable to raise sufficient funds, we may be required to reduce our distribution.

Revolving Credit Facility

We have obtained a commitment to establish a three-year $150 million senior secured revolving credit facility with affiliates of Lehman Brothers Inc., one of the managing underwriters in this offering. We also expect that affiliates of Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and KeyBanc Capital Markets, each underwriters in this offering, may be lenders under the credit facility. We expect to enter into this new facility shortly after this offering.  Borrowings under the facility will bear interest, upon our election, at either (i) a LIBOR-based rate plus a spread which will vary depending on our leverage ratio, or (ii) a Eurodollar-based rate plus a spread which will vary depending on our leverage ratio, and will be secured by our Campus at Dulles Technology Center and Presidents Park I, II and III properties. The amount that we may borrow under the credit facility will be dependent on our maintaining a minimum “borrowing base” of properties, and we currently expect that approximately $103.5 million will be available for draw when the credit facility is initially put in place.  We intend to use this new credit facility principally to finance future acquisitions, fund tenant improvements and capital expenditures and provide for working capital and other corporate purposes.

Off-Balance Sheet Arrangements

Upon completion of this offering and the formation transactions, we do not expect to have any off-balance sheet arrangements that are required to be disclosed under Item 303(a)(4)(ii) of SEC Regulation S-K.

Cash Flows

Comparison of nine months ended September 30, 2005 to nine months ended September 30, 2004

Cash and cash equivalents were $7.1 million as of September 30, 2005 and $3.2 million as of September 30, 2004.

Net cash provided by operating activities decreased by $3.5 million to $4.7 million for the nine months ended September 30, 2005 compared to $8.2 million for the nine months ended September 30, 2004.  The decrease was primarily the result of a decrease in net income, offset by the increase in depreciation and amortization resulting from property acquisitions, with the remaining decrease relating to the net change in operating assets and liabilities.

Net cash used in investing activities decreased by $72.1 million to $0.4 million for the nine months ended September 30, 2005 compared to $72.5 million for the nine months ended September 30, 2004 as a result of no property acquisitions during the nine month period ended September 30, 2005.

Net cash provided by financing activities decreased by $64.9 million to $0.8 million for the nine months ended September 30, 2005 compared to $65.7 million for the nine months ended September 30, 2004. The decrease primarily resulted from (a) the decrease in the incurrence of debt of $51.5 million due primarily to the acquisitions of Campus at Dulles Tech and Corporate Oaks in the nine months ended September 30, 2004; (b) an increase in principal repayments of debt of $6.1 million due primarily to principal repayments on the Presidents Park junior loan in the nine months ended September 30, 2005; and (c) a decrease in contributions from owners of $8.6 million and an increase in distributions to owners of $1.2 million and an increase in equity placement fees and offering costs of $0.2 million; offset by (d) decreases in payments of loan costs and restricted cash requirements of $2.7 million.

Comparison of year ended December 31, 2004 to year ended December 31, 2003

Cash and cash equivalents were $2.1 million as of December 31, 2004 and $1.8 million as of December 31, 2003.

Net cash provided by operating activities increased by $4.8 million to $10.6 million for the year ended December 31, 2004 compared to $5.8 million for the year ended December 31, 2003 primarily due to the additional income from property acquisitions in 2004 and 2003.

Net cash used in investing activities increased by $100.8 million to $181.3 million for the year ended December 31, 2004 compared to net cash used by investing activities of $80.5 million for the year ended December 31, 2003. The increase was due to the increased amount of property acquisitions in 2004 versus 2003.

Net cash provided by financing activities increased by $94.7 million to $170.9 million for the year ended December 31, 2004 compared to $76.2 million of cash provided by financing activities for the year ended December 31, 2003. The increase primarily resulted from (a) an increase in the incurrence of debt of $100.0 million due to the increasing amount of property acquisitions in 2004, as compared to 2003 (b) an increase in contributions from owners of $3.4 million offset by distributions to owners which increased by $4.0 million; offset by (c) increases in payment of loan costs and restricted cash requirements of $5.0 million.

Year ended December 31, 2003 and period from August 31, 2002 (inception) to December 31, 2002

Because the periods presented, the year ended December 31, 2003 and the period from August 21, 2002 (inception) to December 31, 2002, are not of even duration, the discussion of those periods is presented in a non-comparative format that focuses on the significant events that affected our predecessor’s cash flows in each period.

Year ended December 31, 2003

During the year ended December 31, 2003, our predecessor acquired two properties, Lakeside I and II and Willowwood III and IV, in May and June 2003, respectively. The increase in size of the portfolio from two to four properties had a significant impact on the cash flows for the year ended December 31, 2003. Aside from these two acquisitions, there were no other significant events or items that materially impacted the cash flows during the year ended December 31, 2003.

Cash and cash equivalents were $1.8 million as of December 31, 2003. Net cash provided by operating activities of $5.8 million consisted primarily of net income which included partial-year activity for the two property acquisitions described above, net cash used in investing activities of $80.5 million consisted primarily of the two property acquisitions, and net cash provided by financing activities of $76.2 million consisted primarily of issuance of debt and contributions from partners related to the two property acquisitions.

Period from August 21, 2002 (inception) to December 31, 2002

During the period from August 21, 2002 (inception) to December 31, 2002, our predecessor acquired its initial two properties, Corporate Pointe IV and Pender Business Park, in September 2002. These acquisitions had a significant impact on the cash flows for the period from August 21, 2002 (inception) to December 31, 2002. Aside from these two acquisitions, there were no other significant events or items that materially impacted the cash flows during the period from August 21, 2002 (inception) to December 31, 2002.

Cash and cash equivalents were $0.3 million as of December 31, 2002. Net cash provided by operating activities of $1.4 million consisted primarily of increases in liabilities related to partial-year activity of the two property acquisitions described above, net cash used in investing activities of $27.7 million consisted primarily of the two property acquisitions, and net cash provided by financing activities of $26.6 million consisted primarily of issuance of debt and contributions from partners related to the two property acquisitions.

Funds From Operations

Industry analysts generally consider funds from operations an alternative measure of performance for an equity REIT. The Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002) defines funds from operations to mean income (loss) before minority interests of unitholders (computed in accordance with GAAP), excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures.

We consider funds from operations an appropriate alternative measure of operating performance for an equity REIT. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating funds from operations and, accordingly, funds from operations as disclosed by such other REITs may not be comparable to funds from operations published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, funds from operations should be examined in conjunction with net income (loss) as presented in the consolidated financial statements included elsewhere in this prospectus. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the properties’ financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents our historical and pro forma funds from operations for the periods presented.

	Nine months ended September 30, (unaudited)			Year ended December 31,			Period from August 21, 2002 (inception) through December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2005	2005	2004	2004	2004	2003	2002
(in thousands)				(unaudited)
Net income (loss)	$(462)	$(5,447)	$2,089	$(571)	$2,509	$1,864	$(115)
Plus:
Real estate depreciation and amortization	15,543	8,188	5,600	19,480	7,512	3,355	384
Minority interest in Operating Partnership	(73)	—	—	(90)	—	—	—
Funds from operations	$15,008	$2,741	$7,689	$18,819	$10,021	$5,219	$269

Pro Forma Indebtedness Outstanding After This Offering

Upon completion of the offering and the formation transactions, we will have approximately $199.3 million of pro forma consolidated long-term indebtedness. Our consolidated indebtedness consists principally of non-recourse mortgages secured by our Corporate Pointe IV, Pender Business Park, Lakeside I and II, Willowwood III and IV, Corporate Oaks and Republic Building properties.

The following table sets forth certain information with respect to the indebtedness that we anticipate will be outstanding as of September 30, 2005 and upon the consummation of the offering and the formation transactions.

	Interest Rate	Principal Amount	Annual Debt Service(2)	Maturity Date(3)	Balance at Maturity
Pro Forma Debt:(1)
Corporate Pointe IV:	7.3%	$9,501	$815	5/2011	$8,740
Pender Business Park:	5.8%	20,713	1,514	10/2009	19,386
Lakeside I and II:	4.6%	19,500	897	6/2008	19,500
Willowwood III and IV:	4.5%	40,000	1,800	6/2008	40,000
Corporate Oaks:	6.0%	6,642	529	1/2014	5,211
Republic Building:	5.2%	105,770	5,447	7/2012	105,770
		$202,126	$11,002		$198,607
Adjustment to mark to market pro forma debt(4)		(2,843)
Total Pro Forma Debt		$199,283

(1)          All dollar amounts in thousands.

(2)                 Annual debt service includes payments made for principal and interest. The weighted average stated interest rate of our debt will be 5.16%, and 5.54% on a pro forma basis, reflecting the mark to market adjustment described below.

(3)                 Maturity date represents the date on which the principal amount is due and payable, assuming no payment has been made in advance of the maturity date.

(4)          Represents the adjustment necessary to reflect our pro forma indebtedness at its fair value following the formation transactions.

Certain Provisions of Outstanding Indebtedness

Corporate Pointe IV.   The loan, which requires monthly principal and interest payments, may not be prepaid prior to January 1, 2011.  Prior to such date, the loan may be defeased and the property released from the lien of the deed of trust by purchasing and substituting as collateral U.S. Treasury securities.

Pender Business Park.   The loan, which requires monthly principal and interest payments, may not be prepaid prior to the October 1, 2009 maturity date.  Prior to such date, the loan may be defeased and the property released from the lien of the deed of trust by purchasing and substituting as collateral U.S. Treasury securities. In connection with the offering, we are in discussions with the lender to substitute our Operating Partnership as the guarantor of this loan.

Lakeside I and II.   The loan, which requires monthly principal and interest payments, may not be prepaid prior to March 1, 2008.  Prior to such date, the loan may be defeased and the property released from the lien of the deed of trust by purchasing and substituting as collateral U.S. Treasury securities.

Willowwood III and IV.   The loan, which requires monthly principal and interest payments, may not be prepaid prior to April 1, 2008.  Prior to such date, the loan may be defeased and the property released from the lien of the deed of trust by purchasing and substituting as collateral U.S. Treasury securities.

Corporate Oaks.   The loan, which requires monthly payments of principal and interest, may be prepaid in full after December 12, 2008 through December 11, 2009 upon a payment equal to 5.0% of the amount of principal prepaid. The consideration decreases by an amount of one percent each year until after December 12, 2012, at which time the payment consideration remains at one percent (1.0%).

Republic Building.   The loan, which requires monthly payments of interest, cannot be prepaid except during the last three months of the loan term. At any time after the earlier of two years after a securitization of the loan and four years after the loan closing date, the loan may be defeased and the property released from the lien of the deed of trust by purchasing and substituting as collateral U.S. Treasury securities.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2004 and on a pro forma basis, as of September 30, 2005, to reflect the long-term debt obligations we expect to have following completion of the offering and the formation transactions (dollars in thousands):

Contractual Obligations	Total	2005	2006- 2007	2008- 2009	Subsequent to 2009
Long-term debt—historical(1)	$291,415	$21,574	$167,247	$85,366	$17,228
Long-term debt—pro forma September 30, 2005(2)	$257,630	$2,750	$22,004	$96,260	$136,616
Redevelopment and tenant-related capital(3)	$590	$590	$—	$—	$—
Operating leases(4)	$—	$—	$—	$—	$—

(1)          These amounts include obligations for payment of both principal and interest. For loans that bear interest at variable rates, we used the one-month LIBOR as of December 31, 2004.

(2)          These amounts include obligations for payment of both principal and interest. All pro forma loans bear interest at fixed rates.

(3)          These amounts reflect obligations on executed contracts and executed leases in place as of December 31, 2004.

(4)          Upon completion of this offering, we will enter into a month-to-month lease for office space at The Portals I.

Additional Contractual Obligations

In addition to the contractual obligations detailed above, we will require capital for redevelopment and tenant improvement projects currently underway and in the future. As of December 31, 2004, we had a significant amount of vacant space (Presidents Park) for which our total investment is expected to be $16.6 million, of which $4.8 million represents anticipated leasing commissions. As of December 31, 2004, we had not yet invested in this project and we expect to fund approximately $6.3 million of the total project costs during 2005 and approximately $10.3 million thereafter. As of December 31, 2004, our senior loan for Presidents Park had an available capacity of $13.5 million to fund these commitments. We anticipate total project costs during 2005 for the renewal of an existing tenant to be $2.3 million, of which $0.8 million is held in escrow by the lender and $1.2 million represents anticipated leasing commissions. We anticipate total project costs during 2005 for the U.S. government, a tenant at the Republic Building, to be approximately $5.0 million, of which $3.0 million will be covered by advances prior to this offering on the existing mezzanine loan and $2.0 million will be covered by cash on hand. In addition, we anticipate incurring $0.7 million for smaller redevelopment projects within our existing portfolio during 2005, for which we expect that escrows held by lenders and our cash on hand will provide the additional funds required to complete.

Related Party Transactions

Outsourcing of Management and Development Services for The Portals—Simultaneously with the completion of this offering and formation transactions, we will enter into outsourcing agreements with Messrs. Kramer and Grigg and Republic Properties Corporation whereby Republic Property TRS, LLC, a taxable REIT subsidiary of ours, will provide:

•       management services to The Portals I and II, in exchange for a fee equal to 1.0% of the gross revenues of each property and a payment to cover the cost of the property and corporate labor and personnel overhead for providing those services;

•       development services to The Portals III, in exchange for a fee equal to 3.0% of the remaining development costs, which are defined as net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       development services to The Portals IV and V, in exchange for a fee equal to 3.0% of the development costs, which are defined as net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       management services to The Portals III, IV and V, when completed, and in the case of The Portals III in advance of any exercise by us of our option to acquire The Portals III, in exchange for a fee equal to 1.0% of the gross revenues of each property and a payment to cover the cost of the property and corporate labor and personnel overhead for providing those services; and

•       certain asset management services to PDA, including, but not limited to, the arrangement of financing and the administration of loans, the oversight of partnership books and records, the preparation of quarterly distributions, certain accounting, bookkeeping and other administrative services with respect to The Portals Properties, and the preparation of documents in connection with the annual audit and tax return of PDA, in exchange for an annual payment of $1.1 million.

Contribution of Management and Development Services by Republic Properties Corporation—In connection with the formation transactions, Republic Properties Corporation, an entity controlled by Messrs. Kramer and Grigg, will contribute certain management, leasing and real estate development agreements to our Operating Partnership. Our Operating Partnership will contribute these agreements to Republic Property TRS, LLC, a taxable REIT subsidiary of ours.  The assets contributed include:

•      agreements to provide management services for the 10 properties that will be included in our initial portfolio;

•      agreements to provide fee-based management and development services with respect to Republic Square I and II;

•      an agreement to provide fee-based development services to the City of West Palm Beach in connection with the City Center project; and

•      other assets to be used by the Operating Partnership in connection with the performance of the above agreements.

The development fee payable to us with respect to Republic Square I will be based on the remaining development fees scheduled to be paid pursuant to the development agreement that will be assigned to us upon completion of this offering and the formation transactions. The development agreement provides for the payment of a total development fee of $3.5 million, approximately $1.7 million of which had been paid to Republic Properties Corporation for development services provided through October 31, 2005. Upon completion of this offering and the formation transactions, we will have a right to receive the remaining portion of the development fees in exchange for providing development services to the project. The development fee payable to us with respect to Republic Square II will equal 3.0% of the development costs, which are calculated net of land acquisition, interest and loan expenses, and cash concessions to tenants. The management fee payable to us with respect to Republic Square I and II, when completed and in advance of our option to acquire these properties, will equal 1.0% of the gross revenues of each property and a payment to cover the cost of corporate and property labor and overhead for providing these services. For the City Center project in the City of West Palm Beach, we anticipate this fee to be in excess of 2.0% of the development costs.

Option Properties—We have entered into agreements with entities in which Messrs. Kramer, Grigg and Keller and their affiliates have ownership interests that grant us options to acquire The Portals III and Republic Square I and II.  The purchase price for these three properties, if we exercise our option, is payable in OP units and cash, as well as the assumption of indebtedness. In connection with any exercise of our option to purchase these properties, Messrs Kramer, Grigg, Keller and their affiliates and Republic Properties Corporation will receive consideration only in the form of OP units. In connection with the option properties, we have agreed with the property owners that if we exercise the option with respect to a property and dispose of an interest in that property in a taxable transaction within ten years of our exercise of the option to acquire that property, then we will indemnify the property owners and their direct and indirect owners for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of the exercise of the option (as well as the tax liabilities incurred as a result of the reimbursement payment). Although it may be in our shareholders’ best interest that we sell a property, it may be economically prohibitive for us to do so because of these obligations.

Procedures with Respect to Related Party Transactions—Each of our management, development services and option agreements with Messrs. Kramer and Grigg and Republic Properties Corporation described in this prospectus requires any amendments or modifications to the terms of each particular agreement to be approved by at least a majority of the independent members of our Board of Trustees.  Further, we are prohibited under the terms of these agreements from providing financial support of any type, including equity, debt or any other type of financing, to Messrs. Kramer or Grigg or Republic Properties Corporation (or any subsidiary or affiliate thereof), as the case may be, in connection with these agreements. We have implemented these additional contractual obligations and policies in order to ensure the implementation of a rigorous and comprehensive process for the review and evaluation by the independent members of our Board of Trustees of the related party nature of these agreements and believe these added protections provide us and our investors with additional safeguards to ensure fair and reasonable arrangements with entities, such as Republic Properties Corporation, controlled by Messrs. Kramer and Grigg.  In addition, in connection with the formation transactions, our Board of Trustees will adopt a policy with respect to interested trustee and officer transactions, which will state, among other things, that we will not provide financial support of any type to Messrs. Kramer or Grigg or Republic Properties Corporation (or any subsidiary or affiliate thereof) in connection with the management, development services and option agreements described above.  For more information regarding this policy, please see “Investment Policies and Policies with Respect to Certain Activities—Interested Trustee and Officer Transactions.”

Accounting Considerations—For each transaction described above, we will have and will continue to evaluate the underlying agreements, entities and related parties involved to determine the appropriate accounting. We refer to the guidance in FIN 46R, “Consolidations of Variable Interest Entities” (“FIN 46R”) in performing this analysis.  FIN 46R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to all entities in which we hold a variable interest (“variable interest entity” or “VIEs”).  Generally, a variable interest entity is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group the holders of the equity investment at risk lack (i) the ability to make decisions about an entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.  Further, FIN 46R requires an evaluation of interests held by our related parties in any VIE in which we hold a variable interest and determine whether we have any implicit variable interests in a VIE. FIN 46R requires a VIE to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE.  The primary beneficiary generally is the entity that will receive a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.

The development and management agreements we have entered into are variable interests. The related parties described above, however, are not variable interest entities and, therefore, are not subject to FIN 46R.  In making this determination we considered whether any implicit variable interests exist.  As part of this effort, we considered the provisions adopted in each of these agreements which require any amendments or modifications to the terms of each agreement to be approved by at least a majority of the independent members of our Board of Trustees and that prohibit us from providing financial support of any type, including equity, debt or any other type of financing, to Messrs. Kramer or Grigg or Republic Properties Corporation (or any subsidiary or affiliate thereof), as the case may be, in connection with these agreements.  Our Board of Trustees will also adopt a policy with respect to interested trustee and officer transactions, which will provide, among other things, that we will not provide financial support of any type to Messrs. Kramer or Grigg or Republic Properties Corporation (or any subsidiary or affiliate thereof), in connection with these agreements.  Our maximum exposure to loss as a result of our involvement with these entities is limited to any receivables that may arise from these service arrangements subsequent to this offering.

Subsequent to this offering, we expect to recognize revenue for development and management services provided primarily to the related parties described above.  We expect to recognize revenue based on the application of the criteria contained in Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), which includes a determination that the agreements have been executed, the agreement price is fixed and determinable, that the performance of the service has occurred and collection of the agreement price is considered probable and can be reasonably estimated.

Office Space at The Portals I—Upon completion of this offering, we will enter into an annual lease for 1,770 square feet of office space at The Portals I. The lease requires monthly payments of $6,638. The Portals I and II are owned by entities in which Messrs. Kramer, Grigg and Siegel have approximate 6.5%, 5.7% and 15.1% indirect ownership interests, respectively. The ownership interests attributable to Mr. Siegel consist of certain trusts for the benefit of Mr. Kramer’s affiliates for which Mr. Siegel acts as trustee and over which Mr. Siegel disclaims any beneficial ownership.

Legal Services Provided by Glazer & Siegel, PLLC—Mr. Siegel, who upon completion of this offering will be our Chief Operating Officer and General Counsel, is currently the Managing Member and an equity owner of the law firm of Glazer & Siegel, PLLC. During the 12-month periods ended December 31, 2002, December 31, 2003 and December 31, 2004, and the nine-month period ended September 30, 2005, Glazer & Siegel, PLLC received fees and reimbursements from our predecessor and its subsidiaries in the approximate amounts of $76,800, $61,900, $98,000 and $140,800, respectively, for legal services provided to such entities. Upon the closing of this offering, Mr. Siegel will terminate his active involvement in Glazer & Siegel, PLLC and will therefore no longer be entitled to participate in any fees earned by the firm from and after such date.

Inflation

Most of our office leases provide for tenants to reimburse us for increases in real estate taxes and operating expenses related to the leased space at the applicable property. In addition, many of the leases provide for increases in fixed base rent. We believe that inflationary increases in our expenses may be partially offset by the contractual rent increases and expense reimbursements as described above.

New Accounting Pronouncements

In December, 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“Statement 123R”). This statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB opinion No. 25 (APB25), “Accounting for Stock Issued to Employees.” Statement 123R addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and eliminates the intrinsic value method of accounting in APB25, which was permitted under SFAS No. 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. The provisions of this statement are effective for public companies in the first annual reporting period beginning after June 15, 2005. All public companies must use either the modified prospective or the modified retrospective transition method of adoption. We will apply the provisions of SFAS No. 123R effective in the first interim period beginning after January 1, 2006.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing interest rates. Market risk refers to the risk of loss from adverse changes in the market prices and interest rates.

Market Risk Related to Fixed Rate Debt

We expect to have approximately $199.3 million of outstanding indebtedness on a pro forma basis as of September 30, 2005, which is all fixed rate debt. Based on the level of fixed rate debt expected to be outstanding upon completion of this offering and the formation transactions described herein, a 100 basis point increase in market interest rates would result in a decrease in the fair value of this fixed rate debt of approximately $8.3 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed rate debt of approximately $8.8 million. Because we anticipate having only fixed rate debt upon completion of this offering, a 100 basis point increase or decrease in interest rates would have no effect on our results of operations, including our earnings and cash flows.

FORMATION TRANSACTIONS

Consideration for Assets Contributed

Prior to or concurrently with the completion of this offering, we will engage in the formation transactions described below. The formation transactions are intended to reorganize our company and facilitate this offering. In connection with these transactions, we have determined that:

•  Fund Properties.   11,090,411 REIT shares and/or OP units will be allocable to investors in the Fund (with an aggregate value of approximately $166.4 million, based upon the mid-point of the price range indicated on the cover page of this prospectus), prior to taking into account the individual elections of non-U.S. investors to receive REIT shares or cash, as consideration for the contribution of a 100% interest in the Fund properties;

•  The Republic Building.   $18.0 million will be allocable to investors of RPT 1425, prior to taking into account the individual elections of non-U.S. investors to receive REIT shares or cash in exchange for the contribution of a 100% interest in RPT 1425 (which indirectly holds a 100% interest in the Republic Building); and

•  Management and Development Rights.   Messrs. Kramer, Grigg and Keller and Republic Properties Corporation, in exchange for the contribution of certain management and development rights, will receive an aggregate of 482,192 OP units (with an aggregate value of approximately $7.2 million, based upon the mid-point of the price range indicated on the cover page of this prospectus).

Structure

Our formation transactions undertaken in connection with this offering consist of the following elements:

•       formation of our company, our Operating Partnership and taxable REIT subsidiary;

•       contribution by the Fund of interests in entities holding nine properties to our Operating Partnership and the related issuance of OP units to the Fund which will be distributed to the Fund’s partners;

•       contribution by the investors in RPT 1425 of their interests in RPT 1425 (which indirectly holds a 100% interest in the Republic Building) to our Operating Partnership and the related issuance of OP units, REIT shares and cash to the investors in RPT 1425;

•       merger of a limited partner of the Fund with and into our Operating Partnership, the related issuance of REIT shares and payment of cash, and the satisfaction of the obligations assumed by our Operating Partnership in connection with the merger;

•       new property management and development arrangements; and

•       agreements with certain members of our senior management team and our Board of Trustees providing us with options to acquire The Portals III and Republic Square I and II.

Formation of Our Company, Operating Partnership and Taxable REIT Subsidiary

We were organized on July 19, 2005 as a real estate investment trust under the laws of the State of Maryland. We intend to qualify as a REIT for U.S. federal income tax purposes beginning with our initial taxable year ending December 31, 2005.

Republic Property Limited Partnership, our Operating Partnership, was organized as a limited partnership under the laws of the State of Delaware on July 19, 2005. Upon completion of this offering and the formation transactions, we will act as our Operating Partnership’s sole general partner and will hold approximately 86.3% of our Operating Partnership’s partnership interest.

Republic Property TRS, LLC, a Delaware limited liability company and wholly owned subsidiary of our Operating Partnership which was formed on July 19, 2005, will, together with us, make an election to be treated as a taxable REIT subsidiary of ours. Republic Property TRS, LLC generally will be responsible for property management and development operations that we perform for properties owned by third parties. We expect that this taxable REIT subsidiary will earn income and engage in activities that if performed by us directly might jeopardize our qualification as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. A taxable REIT subsidiary is taxed as a corporation and its income therefore will be subject to U.S. federal, state and local corporate level tax.

Contribution of Interests in the Nine Fund Properties

Nine of the 10 properties or interests therein that will be owned by us at the completion of this offering are currently held indirectly by the Fund. The limited liability company that owns each property is referred to in this section as a “property entity.” Our initial portfolio of properties will be contributed to our Operating Partnership, as summarized below.

The Fund will, pursuant to contribution and related agreements, contribute all of its assets and liabilities, as well as direct and indirect interests, in the nine properties to our Operating Partnership and one or more partners may contribute their direct or indirect interest in the Fund. In exchange for the contribution of these interests, our Operating Partnership will provide the consideration described above to the Fund and the contributing partners. The Fund will receive and then distribute the OP units it receives to its partners, some of which are entities owned or controlled by members of our Board of Trustees and members of our senior management team. The aggregate number of OP units to be received by each such related party and his or her affiliates, and the net tangible book value attributable to the Fund partnership interests as of September 30, 2005, are set forth below under the heading “Certain Relationships and Related Transactions—Formation Transactions—Contribution of Interests in the Nine Fund Properties.”

Contribution of Interests in the Republic Building

The investors in RPT 1425 will, pursuant to contribution and related agreements, contribute all of their interests in RPT 1425 to our Operating Partnership. In exchange for the contribution of these interests to our Operating Partnership, the partners of RPT 1425 will receive consideration in the aggregate amount of $18 million, of which foreign partners of RPT 1425 will receive, based on a previous election made by each such partner, either: (1) a specified number of REIT shares, or (2) a specified combination of REIT shares and cash, and domestic partners of RPT 1425 will receive a specified number of OP units. Affiliates of Messrs. Kramer, Grigg and Keller are investors in RPT 1425. The aggregate number of OP units to be received by each of Messrs. Kramer, Grigg and Keller and their affiliates in connection with the contribution of interests in RPT 1425 to our Operating Partnership is set forth under the heading “Certain Relationships and Related Transactions—Formation Transactions—Contribution of Interests in the Republic Building.”

Merger of RKB Holding L.P. into Our Operating Partnership

RKB Holding L.P., a Delaware limited partnership with no independent operations other than its role as a limited partner of the Fund, will merge with and into our Operating Partnership, and the partners of RKB Holding L.P. will receive, based on a previous election made by each such partner, either: (1) a specified number of REIT shares, (2) a specified amount of cash, or (3) a specified combination of REIT shares and cash. In connection with the merger, our Operating Partnership will assume all of the obligations of RKB Holding L.P., including a loan made by RKB Finance L.P., a company affiliated with

RKB Holding L.P. formed to facilitate the investment by certain non-U.S. investors in the Fund, in the amount of approximately $44.5 million and a tax liability estimated to be approximately $22.0 million. The consideration paid by the Operating Partnership in the merger will be reduced by the amount of this loan and tax liability. Following the merger, our Operating Partnership will repay in full this loan with proceeds from this offering and in part with REIT shares.

Management and Development Services

Contribution of Management and Development Services by Republic Properties Corporation

Subsequent to the initial public offering and the completion of the formation transactions we will provide management and development services, for which we will earn various fees. We will provide these services to both related and third parties. All management and development services will be provided by Republic Property TRS, LLC, our taxable REIT subsidiary. Management fees will be based on a percentage of the monthly rental revenue received by the property being managed and the reimbursement of the cost of the corporate and property labor and overhead incurred to provide these services. We will recognize management fee revenue when such revenue is received by the property and the related costs are incurred to provide the services. We recognize development fees based on the percentage completion method based on the proportion of our costs incurred to our expected total costs to be incurred. We recognize provisions for losses on development fee arrangements when the total estimated cost to perform the work exceeds the expected revenues. We will recognize management and development fees from any unconsolidated joint ventures we may enter into in the future after the elimination of intercompany profit.

We have entered into agreements with Republic Properties Corporation pursuant to which Republic Properties Corporation will directly or indirectly contribute certain management, leasing and real estate development operations to our Operating Partnership. The assets contributed include agreements to provide management services for the 10 properties that will be included in our initial portfolio, agreements to provide fee-based development and management services with respect to Republic Square I and II, an agreement to provide fee-based development services to the City of West Palm Beach for its City Center project and other assets that will be used by the Operating Partnership in connection with the performance of these services. Republic Properties Corporation will receive an aggregate of 415,210 OP units for the contribution of the assets described above, with the exception of the agreement to provide development and management services with respect to Republic Square II. Republic Properties Corporation will not receive any consideration for its contribution of the rights related to Republic Square II. Republic Properties Corporation is a District of Columbia corporation 85% owned by Mr. Kramer and 15% owned by Mr. Grigg. See “Certain Relationships and Related Transactions—Formation Transactions—Contribution of Management and Development Services by Republic Properties Corporation.”

The agreements providing for management and development services to Republic Square I and II and the City Center project in the City of West Palm Beach and certain other assets associated with management and development activities will be contributed by the Operating Partnership to Republic Property TRS, LLC, a taxable REIT subsidiary of ours.

The development fee payable to us with respect to Republic Square I will be based on the remaining development fees scheduled to be paid pursuant to the development agreement that will be assigned to us upon completion of this offering and the formation transactions. The development agreement provides for the payment of a total development fee of $3.5 million, representing 3% of total development costs, approximately $1.7 million of which had been paid to Republic Properties Corporation for development services provided through October 31, 2005. Upon completion of this offering and the formation transactions, we will have a right to receive the remaining portion of the development fees in exchange for providing development services to the project. The development fee payable for Republic Square II, which has not yet started construction, will be 3% of the development costs of the project, which are calculated net of land acquisition, interest and loan expenses, and cash concessions to tenants. Upon completion of this offering, we will have an option to acquire Republic Square I and II. Republic Property TRS, LLC also will provide management services with respect to the Republic Square I and II buildings when completed, in advance of any exercise by us of our option to acquire these properties, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of corporate and property labor and overhead for providing those services.

Our agreement to provide the above development services to Republic Square I may be terminated by the property owner if we are subject to a “change in control,” as defined in such agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. In addition, our agreement to provide management services to Republic Square I may be terminated by either party upon 30 days notice. Our agreement to provide Republic Square II development and management services may be terminated by either party upon 30 days notice.

For the City Center project, we anticipate this fee to be in excess of 2% of development costs.

Outsourcing of Management and Development Services for The Portals Properties

Messrs. Kramer and Grigg and Republic Properties Corporation, each general partners of PDA, have certain rights to provide management and development services and currently receive fees from PDA in connection with providing management and development services to The Portals Properties and will continue to receive these fees following completion of the formation transactions and this offering. The terms of the PDA partnership agreement provide that any fee amounts earned but unpaid are accumulated as internal preferences with respect to future partnership distributions. We have entered into agreements with Messrs. Kramer and Grigg and Republic Properties Corporation, which we will transfer following the closing to Republic Property TRS, LLC, a taxable REIT subsidiary of ours, to provide on an outsource basis:

•       management services to The Portals I and II, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing those services;

•       development services to The Portals III, in exchange for a fee equal to 3% of the remaining development costs, which are calculated net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       development services to The Portals IV and V, in exchange for a fee equal to 3% of the development costs, which are calculated net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       management services to The Portals III, IV and V when completed, and in the case of The Portals III, in advance of any exercise by us of our option to acquire The Portals III, in exchange for a fee equal to 1% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing those services; and

•       certain asset management services to PDA, including, but not limited to, the arrangement of financing and the administration of loans, the oversight of partnership books and records, the preparation of quarterly distributions, certain accounting, bookkeeping and other administrative services with respect to The Portals Properties, and the preparation of documents in connection with the annual audit and tax return of PDA, in exchange for an annual payment of $1.1 million.

Republic Properties Corporation and Messrs. Kramer and Grigg, the general partners of PDA, will receive an aggregate of 66,982 OP units in consideration of the contribution of their right to provide development and management services to The Portals III. Of these 66,982 OP units, Republic Properties Corporation and Messrs. Kramer and Grigg will receive 22,327, 37,957 and 6,698 OP units, respectively.

Republic Properties Corporation and Messrs. Kramer and Grigg will not receive any consideration for the contribution of the rights to provide development and management services to The Portals I, II, IV and V, or the engagement of the Operating Partnership to provide corporate and administrative services to PDA.

Our agreement to provide development services to The Portals III may be terminated by Messrs. Kramer and Grigg and Republic Properties Corporation if we are subject to a “change in control,” as defined by such agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. In addition, our agreement to provide management services to The Portals III and management and development services to The Portals IV and V may be terminated by either party upon 30 days notice. The agreements to provide management services to the Portals I and II, absent an uncured material breach, may not be terminated by either party for at least a period of 12 months after the closing of this offering.

We believe the fees described above are at competitive market rates for management and development services in the office sector generally. These fees will be payable to us on a monthly basis. These fees represent only a portion of (and will be payable out of) the management and development fees that will continue to be payable to Messrs. Kramer and Grigg and Republic Properties Corporation through PDA, which include, among other items:

•       a development fee equal to 5% of all development costs;

•       a construction management fee equal to 5% of all direct costs of construction (of which 1/8th is payable to East Coast Development Corporation, the unaffiliated general partner);

•       a management fee equal to 5% of gross rental receipts; and

•       a leasing fee equal to 3% of the gross rental receipts, which may be reduced by up to 2% to the extent unaffiliated brokers or leasing agents are engaged to perform leasing services.

The fees described above, which are payable to Messrs. Kramer and Grigg and Republic Properties Corporation (out of which a portion will be payable to us) are payable only out of net cash flow and net refinancing and sale proceeds realized by PDA that are available for distribution. The portion of the fees payable to us will be paid on a priority basis prior to payment of the remaining balance of such fees to Messrs. Kramer and Grigg and Republic Properties Corporation.

Messrs. Kramer and Grigg and Republic Properties Corporation, collectively, earned approximately $3.3 million and $4.0 million in aggregate fees from PDA for management and development services provided to The Portals I, II and III during the year ended December 31, 2004 and the ten-month period ended October 31, 2005, respectively. If we had performed these services during the same periods pursuant to the terms of our agreements with Messrs. Kramer and Grigg and Republic Properties Corporation, we would have received approximately $2.2 million and $2.4 million in aggregate fees.

Messrs. Kramer and Grigg and Republic Properties Corporation will only receive consideration from us in exchange for our right to provide management and development rights with respect to The Portals III, and will not receive consideration from us in exchange for our right to provide management services to The Portals I and II and to provide management and development services for The Portals IV and V.

Formation Transaction Consideration

In determining the number of OP units, REIT shares and cash that we will issue as consideration in the formation transactions, we valued the assets being contributed by taking into account the value of the properties in the aggregate that will be owned by these entities and their subsidiaries and the amount of the related debt and other liabilities of the Fund and RPT 1425 that will be outstanding immediately prior to the completion of this offering. The factors we considered in valuing the properties included an analysis of market sales comparables, market capitalization rates for other office and office-oriented mixed-use properties and general market conditions for such properties.

The aggregate number of REIT shares and OP Units (assuming no cash elections) to be issued for the Fund properties, the aggregate amount of consideration for the Republic Building and the number of Units to be issued for the management and development rights were all fixed prior to the initial filing of the registration statement of which this prospectus is a part.

The amount of consideration paid by us in exchange for our initial properties is based on management’s estimate of fair market value and is not a result of arm’s-length negotiations, and these estimates have not been approved by our independent trustee nominees.

Value of and Determinations Relating to REIT Shares and OP Units

Based upon the initial public offering price of our common shares of beneficial interest, the aggregate value of the REIT shares and OP units to be issued in the formation transactions is approximately $427.5 million. The aggregate historical combined net tangible book value of the 10 property interests to be contributed to us was approximately $64.0 million as of September 30, 2005.

The initial public offering price of our common shares of beneficial interest has been determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the office REIT industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common shares of beneficial interest after completion of this offering. In addition, we have not and will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the value of these properties that may be reflected in appraisals or may be obtained in sales of these properties to third parties.

BUSINESS AND PROPERTIES

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire and develop primarily Class A office properties, predominantly in Greater Washington, D.C. We also selectively seek fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C. Headquartered in Washington, D.C., our founders and senior management team have been involved in the acquisition, management and development of more than 5 million square feet of institutional-grade office, office-oriented and mixed-use retail properties in Greater Washington, D.C.

We have been formed to succeed to the real estate acquisition, management, operating and leasing operations of RKB Washington Property Fund I L.P., which we refer to as our predecessor, founded in 2002 by Messrs. Kramer, Grigg and Keller, together with Kleinwort Benson Private Bank. Our operations also include portions of the real estate development and redevelopment business of Republic Properties Corporation (f/k/a Western Urban Development Corporation), founded in 1987 by Messrs. Kramer and Grigg.

Our senior management team has significant experience in the commercial property industry and have substantial experience with public/private joint ventures with governmental entities, which has enabled us to become one of the leading commercial developers of Class A office properties in Greater Washington, D.C. Our senior management team has extensive and long-standing business and personal relationships with property owners, developers and tenants in Greater Washington, D.C., and these relationships have contributed to the successful involvement by our founders in a wide range of commercial properties in Greater Washington, D.C., including Georgetown Park, Washington Harbour and the United States Postal Service General Mail Facility, with which our founders previously had a relationship, and Market Square and the initial two phases of The Portals, each projects in which certain of our founders have continuing ownership interests. See “—Excluded Assets.” In addition, our acquisition team’s depth, expertise and network of institutional contacts have enabled us to acquire all but one of our properties in privately-negotiated transactions, rather than a competitive bidding process.

Upon completion of this offering and the formation transactions, we will own 10 commercial properties, consisting of 21 institutional grade office buildings, indirectly through our Operating Partnership, in which we will have an approximate 86.3% interest. Our properties are characterized by our tenant base, which include several U.S. government agencies and Fortune 500 companies the institutional quality and utility of our office parks and buildings and the substantial amount of space occupied on average by our tenants. Our initial portfolio of 10 office properties contains an aggregate of approximately 2.0 million net rentable square feet, with one Class A trophy office building located in the District of Columbia, approximately one half block from the White House, and nine Class A office properties located in Northern Virginia. As of November 1, 2005, our office properties had a weighted average remaining lease term of approximately four years and a weighted average occupancy rate of approximately 96.2%, excluding our Presidents Park I and II properties. As of November 1, 2005, we had signed leases increasing the amount of space under lease at our Presidents Park I and II properties to approximately 57.9%, an increase of approximately 37.6% from the occupancy rate of 20.3% at the time of acquisition of the properties in December 2004.

In addition, we have options to acquire three office properties in the District of Columbia, representing an estimated 1.1 million net rentable square feet upon completion. Two properties are currently under development while the remaining property is an undeveloped parcel of land.

We intend to qualify as a REIT for U.S. federal income tax purposes beginning with our initial taxable year ending December 31, 2005. We intend to make regular quarterly distributions to our shareholders, beginning with a distribution for the period commencing upon the completion of this offering and ending on December 31, 2005.

Market Opportunity

We believe that Greater Washington, D.C. is one of the most sought after office property markets in the United States due primarily to its strong economic fundamentals, tenant base and limited land available for development. According to the Center for Regional Analysis at George Mason University, or GMU, Greater Washington, D.C. has outperformed all of the major metropolitan markets in the United States in economic growth over the last five years. The U.S. Department of Labor, Bureau of Labor Statistics reports that in the 12 month period ending September 30, 2005, the employment growth rate of Greater Washington, D.C. was 2.8% versus a 1.6% national rate. According to CoStar Group, Inc., a provider of information services to commercial real estate professionals, as of the end of the third quarter of 2005, total office inventory in Greater Washington, D.C. was approximately 376.7 million square feet spanning 5,821 office buildings. The Class A office sector consisted of approximately 201.9 million square feet in more than 1,190 office projects. In addition, there are currently 2,785 Class B office buildings totaling approximately 141.9 million square feet and 1,846 Class C buildings totaling approximately 32.9 million square feet. According to CoStar Group, Inc., Class A properties are generally classified as investment-grade properties which command the highest rents or sale prices compared to other buildings in the same market.  Class B properties are generally classified as a more speculative investment, and as such, command lower rents or sale prices compared to Class A properties.  The Class C property classification generally describes a property which may be older or have an inferior infrastructure as compared to Class A or Class B properties.

Greater Washington, D.C. Demographics

The Greater Washington, D.C. office market consists of three regions:

•       the District of Columbia;

•       Northern Virginia, including the surrounding counties of Arlington, Fairfax, Loudon, Prince William and Stafford; and

•       Suburban Maryland, including the surrounding counties of Montgomery, Prince George’s, Calvert, Charles and Frederick.

Greater Washington, D.C. is characterized by a predominantly service-based economy and a highly educated workforce that generate significant demand for office space. Delta Associates reports that at the end of the third quarter of 2005 the office vacancy rate in Greater Washington, D.C. was 8.4%, compared with a national average of 12.3%. While Greater Washington, D.C. ranks seventh nationally in population and fourth in number of jobs, it has the second largest office market in the United States based on office building square footage, as noted in the table below. The following table sets forth certain information provided by Delta Associates as of September 30, 2005 with respect to the ranking of Greater Washington, D.C. according to several factors, including office building square footage, office building occupancy rates, office building average rent, number of apartment units, number of jobs, gross regional product and population:

Metro Area	Office Bldg. Sq. Footage	Office Bldg. Occupancy	Office Bldg. Average Rent	Apartment Units	Jobs	GRP	Population
New York	1	2	1	1	1	1	1
Washington, D.C.	2	1	2	3	4	5	7
Los Angeles	3	3	3	2	3	2	2
Chicago	4	8	4	4	2	3	3
Boston	5	4	5	8	5	4	4
Houston	6	7	9	5	7	7	6
Philadelphia	7	5	6	9	6	6	5
Atlanta	8	6	7	7	8	8	8
Dallas	9	9	8	6	9	9	9

The Greater Washington, D.C. economy is distinguished by an abundance of quality colleges and universities, some of the country’s largest and most recognized public school systems, as well as year-round cultural and recreation activities, and thus, has attracted top employers and employees. According to a 30-year study performed by the Metropolitan Washington Council of Governments, the region’s population is expected to steadily grow until 2030, adding to the population an average of approximately 54,000 persons a year.

Given its growing and highly educated workforce, the Greater Washington, D.C. economy is distinguished by a high concentration of office-using jobs and a strong service-based economy. Professional and business service firms drive the region’s job growth and generate high demand for concentrated office space in the region. As such, professional and business service firms have accounted for a greater portion of office leasing activity. In addition, Delta Associates reports that Greater Washington, D.C. and, in particular, the District of Columbia, contains one of the nation’s premier legal communities and is the headquarters of more than 3,400 associations.

Demand for Office Space

We believe U.S. government agency spending, along with the industries it supports, provides consistent, strong demand for office space in Greater Washington, D.C. Spending by the U.S. government, according to GMU, accounts for approximately one-third of the Greater Washington, D.C. economy’s gross regional product. In 2004, the U.S. government spent a total of $107.4 billion in Greater Washington, D.C., of which $50 billion was in the form of federal procurement spending from local business (for work performed within the region). Federal spending in Greater Washington, D.C. has either increased or remained constant every year since 1991.

We believe that the U.S. government acts as a major stabilizing force for the Greater Washington, D.C. economy. In addition to the benefit of direct U.S. government employment, the Greater Washington, D.C. office market is also driven by consistently high levels of federal procurement spending. According to GMU, the region receives the highest total value of federal procurement awards in the United States. In 2004, 15.7% of all federal procurement spending, or $50 billion, was spent in Greater Washington, D.C. Historically, procurement spending of such high levels has supported in excess of 290,000 private sector contractor jobs directly and in excess of 600,000 other jobs in Greater Washington, D.C. as a result of what economists call a “multiplier effect.” Due to the type of services sought by the government and the unique capabilities of contractors in Greater Washington, D.C., we believe that the region will likely continue to capture a strong share of federal procurement spending.

We believe that the region’s job growth spurs office demand. Delta Associates estimates that job growth in the Greater Washington, D.C. office market will average approximately 75,500 per year from 2005 to 2007, a 19.5% increase over the average annual job growth rate between 1999 and 2004. The increase in federal procurement spending has contributed to Greater Washington, D.C.’s regional growth rate being higher than other metropolitan economies.

According to Delta Associates, positive changes in net occupied space, or net absorption, of office space in Greater Washington, D.C. during 2004 totaled 11.6 million square feet, the second highest in the nation, and the region exceeded its long-term average of 8.2 million square feet by 41%. In 2004, office rents in Greater Washington, D.C. increased 1%. During the past 20 years, office rent growth in Greater Washington, D.C. has averaged 5% and Delta Associates projects that further job growth and demand for office space will translate into per annum rent growth of 4-6% between 2005 and 2007. In addition, according to CoStar Group, Inc., the supply of large amounts of office space in Class A office buildings within Greater Washington, D.C., defined to be 50,000 square feet or more, is extremely limited.

Greater Washington, D.C. Area Property Investment Activity

The region’s strong market fundamentals—low vacancy rates, increasing job growth, and government spending—continue to attract investors from all sectors. According to Delta Associates, in the first three quarters of 2005, investment sales totaled a record volume of $7.4 billion, consisting of 120 transactions. In the first three quarters of 2005, sales of downtown Washington, D.C. Class A properties averaged $544 per net rentable square foot according to Delta Associates. In addition, for the period from January 2000 to December 2004, the Greater Washington, D.C. commercial office market exceeded, by approximately 97.1%, the average cumulative return of its peer markets, which is based on investment income and appreciation, as determined by NCREIF. During the 20 year period from January 1985 through December 2004, the Greater Washington, D.C. commercial office market exceeded the average cumulative return of its peer markets by approximately 79.9%. We define our peer markets as the top 10 office markets in the United States, excluding the District of Columbia.

Our experience indicates that the factors most important to successfully operate and manage an office property portfolio and successfully compete for acquisition and development opportunities are the quality and location of the office properties, knowledge and contacts within the marketplace, a development pipeline and expertise, a strong base of nationally recognized tenants and an experienced and dedicated management team.

Our Competitive Strengths

Our history of successful real estate investments and development reflects our strong competitive position as well as our ability to create property value. We believe we distinguish ourselves from other owners, operators and developers of office properties in a number of important ways and enjoy significant competitive strengths which include the following:

•       Institutional Grade Office Portfolio.   Our initial portfolio of 10 properties consists of 21 institutional-grade Class A office buildings with approximately 2 million net rentable square feet, including the Republic Building, a recently-acquired trophy office property located near the White House, which is 100% leased and approximately 99.2% leased to U.S. government agency tenants. Our properties are strategically located in sought after locations in Greater Washington, D.C., along major transportation and employment hubs. As of November 1, 2005, our initial portfolio had an average age of approximately seven years, a weighted average remaining lease term of approximately four years and a weighted average occupancy rate of approximately 96.2%, excluding our Presidents Park I and II properties which we acquired in December 2004 with a 20.3% occupancy rate. Following our acquisition of Presidents Park I and II, we have executed two leases and an amendment in Presidents Park I which have increased the percentage of space under lease at this property to 83.4% and have executed a lease amendment with an existing tenant increasing the leased total space in Presidents Park II to 32.5% and improving the total amount of space under lease at Presidents Park I and II to approximately 57.9%, as of November 1, 2005. Five of our properties are office parks which allow our tenants the ability to expand within the park as their space requirements change. Several of the buildings within our office parks are single-tenanted, thereby permitting tenants to have their own secure facility. We believe we have maintained high occupancy while simultaneously increasing revenues through efficient management practices and strong tenant relationships. We utilize both in-house leasing specialists and third-party service firms to maximize our exposure in the market with both corporate and U.S. government agency tenants.

•       Experienced Senior Management Team.   Our senior management team has significant real estate industry experience. In particular, Mr. Keller has an established track record of leadership in the investment, finance, development, leasing and management of commercial real estate, evidenced by his successful closing of more than $2.5 billion of real estate finance and investment transactions. Since 1972, Mr. Grigg has developed over 3.0 million square feet of office space and has been involved in several major development efforts in Greater Washington, D.C., including the United States Postal Service General Mail Facility and Washington Harbour, with which Mr. Grigg previously had a relationship, and Market Square and the initial two phases of The Portals, each projects in which Mr. Grigg has a continuing ownership interest. See “Certain Relationships and Related Transactions—Excluded Assets.” Our senior management team includes a fully integrated acquisition group that has acquired 10 Class A office properties (comprising 21 office buildings) since 2002 and a development team with a proven track record of successful projects including public/private joint ventures. In addition, our senior management team managed the Fund. Our senior managers provided all acquisition, financing, due diligence, closing, property management, accounting, leasing, tenant construction oversight and asset management functions for the Fund and acquired properties located in Greater Washington, D.C. Our senior management team has experience in all aspects of our business, from development and acquisition/financing to asset management, leasing, accounting and property management functions. We believe this continuity produces efficiencies and improved performance.

•       Greater Washington, D.C. Knowledge and Market Presence.   Our senior management team has long-standing relationships with institutional investors, fund managers, property owners, developers, tenants and local and regional governments both in Greater Washington, D.C. and throughout the United States. We believe our long-standing relationships and presence in the area, together with our in-depth market knowledge, provide us with a competitive advantage in consummating acquisitions in a highly competitive marketplace. Our network of industry contacts has enabled us to acquire all but one of our initial properties in privately negotiated transactions outside of a competitive bidding process. In addition, we have substantial expertise in structuring and negotiating public/private partnerships with various governmental entities in Greater Washington, D.C., including local, regional and federal boards and bodies, which has enabled us to win the rights to develop office projects such as The Portals and Republic Square.

•       Development Pipeline of Trophy Office Buildings.   We have options to acquire an estimated 1.1 million net rentable square feet of proposed Class A office buildings in Greater Washington, D.C. Our options, which concern both phases of the Republic Square project and The Portals III, allow us to potentially realize substantial portfolio growth at below market prices. We will also be the developer of these properties pursuant to arrangements we have entered into as part of the formation transactions. Because of the scarcity of undeveloped land in desirable locations and the historically high Class A office occupancy and office absorption rates in the major Washington, D.C. submarkets, we believe these properties are well positioned to attract large commercial real estate consumers, such as law firms, U.S. government agencies and government contractors, that seek to relocate to more secure and modern facilities. No discussions regarding the exercise of our options have taken place to date and our management does not believe the acquisition of any of our three option properties is probable as of the date of this prospectus.

•       Nationally Recognized Tenants.   Our office properties are leased to U.S. government tenants and nationally recognized corporate tenants. Our tenants on average occupy more than 33,000 square feet of office space at our properties. Our office properties are approximately 24.3% leased to U.S. government agencies and approximately 55.8% leased to nationally recognized corporate tenants, based on net rentable square feet under lease as of November 1, 2005. Our government agency tenants include the U.S. Departments of Justice, Treasury and Interior, Federal Technology Services and the General Services Administration. Our nationally recognized corporate tenants include Cisco Systems Inc., CACI International Inc., Ford Motor Company, Zeta Associates Incorporated, The Boeing Company, TASC/Northrop Grumman, Honeywell International Inc. and BAE Systems North America. In addition, we recently entered into a seven year lease and expansion amendment with Network Solutions for approximately 104,860 net rentable square feet at our Presidents Park I property. We place great importance on meeting and anticipating the substantial space requirements of our tenants and work to manage our properties in a manner consistent with their business needs. In addition, our staff of dedicated government lease managers has extensive expertise in government contracting and works closely with our existing and prospective government tenants to meet their objectives. We believe that our leases with these and other tenants provide us with stable cash flow. As of November 1, 2005, approximately 62% of our leases that expire in 2005 have either been pre-leased to incoming tenants or we have entered into new leases with the current tenant. In addition, several of our tenants, such as Zeta Associates and Federal Technology Services, have expanded in space vacated by other tenants in their respective buildings.

•       Successful Acquirer of Properties in Greater Washington, D.C.   Since 2002, our acquisition team has acquired and financed properties located in Greater Washington, D.C. totaling approximately 2 million net rentable square feet. We understand that real estate markets act in relationship to broad national and local economic conditions and that market timing is critical to a successful investment. As evidenced by the more than 200 potential Class A office property acquisition proposals submitted to us in 2004, we believe we are recognized as an accomplished buyer of office properties. The volume of acquisition opportunities presented to us provides us with access to key information that facilitates our future acquisition efforts and affords us with a competitive advantage in consummating acquisitions in a highly competitive marketplace. Our network of industry contacts has enabled us to acquire all but one of our initial properties in privately negotiated transactions outside of a competitive bidding process.

•       Proven Track Record of Developing Major Office Properties.   We have extensive expertise in developing office and office-oriented mixed-use properties and in providing fee-based development services to third parties for all real estate asset classes. Our founders and senior management team possess considerable experience in developing complex projects requiring extensive government approvals. For example, Messrs. Kramer, Griggs and Keller have been involved in several successful development projects, including the first two phases of The Portals, which comprise two Class A office buildings, representing approximately 1.1 million square feet. The Portals I is substantially leased to an array of government agency and corporate tenants and The Portals II serves as the headquarters of the Federal Communications Commission. While we will provide management services to The Portals I and II on an outsource basis, we will not acquire the properties as part of the formation transactions. Other significant development projects in which Messrs. Kramer and Grigg have participated, include:

•        Market Square—Market Square is a landmark twin tower mixed-use office, residential, and retail project located on Pennsylvania Avenue, midway between the U.S. Capitol and the White House, in the District of Columbia. This project encompasses more than 686,000 net rentable square feet of office and retail space, along with 220 condominium residences. Messrs. Kramer and Grigg each have indirect ownership interests in the entity that controls Market Square. Messrs. Kramer and Grigg were founding general partners of Avenue Associates, the developer of the property, through their affiliation with Western Development Corporation. Avenue Associates obtained the development award from Pennsylvania Avenue Development Corporation, developed the building design, obtained design approvals, and was co-developer and co-general partner until completion of the shell and core. See “—Excluded Assets—Market Square.”

•        Washington Harbour—Washington Harbour is a $300 million mixed-use development located alongside the Potomac River in the Georgetown neighborhood of the District of Columbia. Comprised of two buildings surrounding a landscaped plaza and an elliptical fountain, Washington Harbour contains approximately 441,000 square feet of office space, retail shops and restaurants, 36 condominiums and underground parking for over 500 cars. Mr. Kramer was a founding general partner of the owner of the parcel through his affiliation with Western

Development Corporation. After the assemblage, design and construction process had begun, Mr. Grigg joined the project as a Project Manager, responsible for construction, leasing, property management and sales of residential units. Messrs. Kramer and Grigg have no ongoing relationship with this property.

•        United States Postal Service General Mail Facility—The United States Postal Service General Mail Facility is a $100 million 660,000 square foot complex in the District of Columbia that serves as the central mail bulk handling facility for the United States Postal Service. Mr. Kramer was the founding partner of the partnership that developed this facility for the United States Postal Service. Messrs. Kramer and Grigg have no ongoing relationship with this property.

•        Georgetown Park—A $150 million development, Georgetown Park is an integrated shopping and residential complex located on approximately 2.4 acres in the Georgetown neighborhood of the District of Columbia and is composed of two buildings which straddle the historic C&O Canal National Park. Mr. Kramer was the founding general partner of the partnership, an affiliate of Western Development Corporation, that assembled the land, obtained design approval and developed the property. Messrs. Kramer and Grigg have no ongoing relationship with this property.

We also are currently providing the City of West Palm Beach fee-based development services to design, develop and construct an urban mixed-use development known as City Center which comprises, among other things, a 130,000 square foot city hall, an 85,000 square foot library and a 35,000 square foot photographic center and museum.

Our Business and Growth Strategies

Our primary business objectives are to own and operate a balanced portfolio of development, repositioning and stabilized office and office-oriented mixed-use properties that maximizes cash flow available for distribution to our shareholders and achieves long-term growth in our business in order to maximize shareholder value. Our business and growth strategy consists of the following five elements:

•       Maximize Cash Flow at Our Properties

We seek to maximize cash flow available for distribution at our properties by efficiently managing our operating expenses and retaining and often expanding space occupied by our existing tenants. Our leasing and management team work with existing tenants to secure their long-term occupancy and expansion of the space they occupy at our properties. We work with national and local brokerage companies to market and lease available space on advantageous terms. By successfully executing our management and leasing strategies, we strive to maximize cash available for distribution and to meet our investment objectives. We intend to manage our portfolio by seeking to lease space in each property over a balanced lease schedule so that the portfolio produces stable rental income. As of November 1, 2005, our portfolio, with the exception of our Presidents Park I and II properties, was approximately 96.2% occupied. At the time of acquisition in December 2004, our Presidents Park I and II properties were underperforming with an occupancy rate of approximately 20.3%. We believe that this acquisition provides an opportunity to reposition these properties given the increased market rental rates and office space absorption in Greater Washington, D.C. Since the date of acquisition we have signed two leases and an amendment for approximately 131,277 net rentable square feet at Presidents Park I at or above our projected rental rates and increased the space under lease at that property to 83.4%. At Presidents Park II, we have executed a lease amendment with an existing tenant for approximately 19,215 net rentable square feet, increasing the space under lease at that property to 32.5%. As of November 1, 2005, the weighted average remaining lease term at our properties was four years.

•       Leverage Our Government Leasing Expertise and Relationships with Nationally Recognized Corporate Tenants to Increase the Performance of Our Portfolio

We believe the high quality of our office properties and our attention to tenant needs have allowed us to consistently attract and retain government agency tenants as well as nationally recognized corporate tenants. Our office properties are approximately 24.3% leased to U.S. government agencies and approximately 55.8% leased to nationally recognized corporate tenants, based on net rentable square feet under lease as of November 1, 2005. We have substantial in-house government lease and property management expertise, which enables us to acquire properties such as the Republic Building that have significant U.S. government tenants and to secure government leases for large amounts of office space at our properties. In addition, we deploy our in-house leasing and management expertise to retain and attract nationally recognized corporate tenants and to expand the amount of space that they lease at our properties. As a result of these efforts, our tenants on average occupy more than 33,000 net rentable square feet of space at our properties, and two of our 10 initial properties, comprising 140,885 net rentable square feet, are fully leased to single tenants.

•       Expand our Portfolio by Developing the Three Properties That We Have an Option to Acquire

We intend to develop The Portals III and the Republic Square I and II properties in the District of Columbia. Our options to acquire these properties provides us with an opportunity to acquire an estimated 1.1 million net rentable square feet of office space, of which 890,000 square feet is currently under construction. We believe that our options to acquire these properties provide us with a significant opportunity to add value to, and grow, our portfolio.

•       Selectively Pursue Opportunities to Acquire Institutional Quality Office Properties

We intend to pursue opportunities to acquire existing office buildings and expect to use a combination of debt, equity and units in our Operating Partnership as acquisition currency. We may also acquire properties through joint ventures with third parties. In general, we will seek to acquire office properties that provide us with the opportunity to increase: (1) cash flow available for distribution, and (2) value through management efficiencies and leasing and marketing efforts. Our acquisition of the Republic Building, which is 100% leased and 99.2% leased to U.S. government tenants on a long-term basis, represents an acquisition that provides us with predictable and stable cash flow. Our acquisition of Presidents Park I and II is an example of properties where we believe we can achieve value and investment growth through the implementation of a re-leasing strategy which takes advantage of improving market conditions and improved rental rates. We seek to acquire office properties primarily located in established submarkets within Greater Washington, D.C., where we are familiar with market conditions and investment opportunities and have long-standing business and personal relationships established through many years of experience in these submarkets, frequently facilitating access to acquisitions outside of a competitive bidding process. We also may pursue acquisition opportunities in markets outside Greater Washington, D.C. in which we have secured significant public/private development opportunities or are providing fee-based development services. We intend to pursue opportunities to acquire portfolios of office properties or multi-building office parks to achieve economies of scale.

•       Target Development Opportunities That We Believe Will Produce Attractive Returns

We intend to develop and subsequently acquire office and office-oriented mixed-use properties primarily in Greater Washington, D.C. We also seek to maximize returns and achieve portfolio growth through the redevelopment and repositioning of aging or market obsolete Class B and C office assets in Greater Washington, D.C., which is an office market with supply constraints. We intend to leverage our substantial expertise in public/private partnerships with various governmental institutions in order to obtain attractive opportunities for the development or redevelopment of land in areas of public interest where subsidies are available. We seek to opportunistically capitalize on our established relationships and proven expertise in public/private partnerships to develop projects where we believe we can identify value added opportunities. We also will selectively pursue fee-based development services for all real estate classes in order to produce additional revenue sources and to secure future investment opportunities, such as our ongoing mixed-use development project in the City of West Palm Beach, Florida. We may pursue development opportunities directly or with joint venture partners. We believe that our development expertise and experience enable us to mitigate the risks associated with the development of properties while allowing us to achieve attractive risk-adjusted returns.

Properties

Upon completion of this offering and the formation transactions, we will own 10 Class A office properties (comprising 21 buildings), one of which is located in the District of Columbia and nine of which are located in Northern Virginia. Each of our initial properties are described in more detail below:

Campus at Dulles Technology Center, Herndon, Virginia—Completed between 1998 and 1999, Campus at Dulles Technology Center is a seven-building office park consisting of 349,839 net rentable square feet. The 30 acre park contains five one-story buildings, one two-story building and one three-story building. The buildings range in size from 29,300 to 90,000 square feet and offer large floor plans to serve single and multi-tenant users. The park offers security conscious tenants the ability to occupy their own building or be in a single-story building with flexible floor plates. The two multistory buildings have large two-story atrium lobbies with granite and natural wood accents. The property is located directly adjacent to a major highway, the Dulles Toll Road, within the area known as the Dulles Technology Center, and is within three miles of the Washington Dulles International Airport. The project contains a total of 1,429 surface parking spaces. The Campus at Dulles Technology Center property borders the future Dulles Station project, a proposed 63-acre 2.7 million square foot master planned town center community that will includes plans for 169 condominiums and an estimated 16,515 square feet of retail space in the first phase currently under construction. At November 1, 2005, Campus at Dulles Technology Center was 96.1% leased to 12 tenants, including Cisco Systems’ Federal Sales group and several other nationally recognized corporate tenants, such as TASC/Northrop Grumman Corp., Focus Diagnostics and Honeywell International Inc.

Corporate Oaks, Herndon, Virginia—Completed in 1986 and entirely renovated in 1999, Corporate Oaks is a two-story office building consisting of 60,767 net rentable square feet. The building is 100% leased under a long-term agreement with the U.S. Department of the Interior and serves as the headquarters of the Bureau of Indian Affairs. The property provides back-up and redundant power systems that serve this security conscious tenant. The property is located within walking distance of the planned Herndon/Monroe Metrorail transit station and is located three miles east of the Washington Dulles International Airport. We believe the property is strategically located both for short- and long-term growth within the area. The property has a total of 219 surface parking spaces.

Corporate Pointe IV, Chantilly, Virginia—Completed in 1998, Corporate Pointe IV is a single-story Class A office building consisting of 80,118 net rentable square feet. The property is located 30 minutes west of the District of Columbia in the Westfields office market. The Westfields market consists of over 15.0 million square feet of office space and is the home of the National Reconnaissance Organization, an approximate 1.0 million square foot U.S. government facility. Corporate Pointe IV is located less than three miles south of the Washington Dulles International Airport. Surface parking is provided for a total of 350 cars. At November 1, 2005, the building was 100% leased to CACI, Inc., an international information system and technology company and a contractor to the U.S. government.

Lakeside I and II, Chantilly, Virginia—Completed in 1989 and 1999, Lakeside I and II is a two-building office property located in the Westfields office market. Lakeside is situated around a three-acre lake and provides a park-like setting for tenants. Lakeside I is a one-story building with mezzanine level office space consisting of approximately 81,194 net rentable square feet. Ford Motor Company’s mid-Atlantic headquarters has been a tenant in this property since its completion. Lakeside II is a two-story office building consisting of approximately 92,024 net rentable square feet. Parking is provided on grade and within a specifically built two-story parking facility. The property is located less than three miles south of the Washington Dulles International Airport. At November 1, 2005, the property was 85.7% leased to four tenants.

Pender Business Park, Fairfax, Virginia—Completed in 2000, Pender Business Park consists of 170,940 net rentable square feet in three one-story buildings and one two-story building. The property provides tenants with a single building identity and offers expansion opportunities within the office campus. Fronting Interstate Route 66, the property provides both ease of access and high visibility. The property is located within the Pender/Fairfax Center office market which contains over 20 million square feet of office space and is home to some of the area’s leading corporations. The property is located approximately 20 miles west of the District of Columbia and five miles south of the Washington Dulles International Airport. Pender Business Park has a total of 760 surface parking spaces which are evenly distributed among the four buildings. At November 1, 2005, Pender Business Park was 100% leased to five tenants, including webMethods, Centex Construction and National Capital Administrative Services.

Presidents Park I, II and III, Herndon, Virginia—Completed between 1999 and 2001, this Class A suburban office park comprises three Class A office buildings with a total of approximately 601,177 net rentable square feet. Designed by Donnally Vujcic Associates LLC, this property features 50,000 square foot floor plans with extensive window lines and high floor to ceiling heights. Additionally, each building provides for a fully serviced health club with showers and lockers. Buildings I and III provide first floor restaurants and food service facilities. The properties are located in the Dulles Corner office submarket and are approximately one mile from the Washington Dulles International Airport. Presidents Park features abundant parking, with each building providing a separate structured parking facility. Additionally, the properties are located in close proximity to the planned Route 28 and Herndon-Monroe Metrorail transit stations. We acquired the properties in December 2004 with Presidents Park III 92.7% leased to such tenants as The Boeing Company and BAE Systems North America. Presidents Park I and II had a weighted average occupancy rate of 20.3% at the time of acquisition. Since our acquisition and as of November 1, 2005, we had executed two new leases and a lease amendment at Presidents Park I with Network Solutions and DLT Solutions, increasing the percentage of total net rentable square feet leased at this property to 83.4%. We also executed a lease amendment with iDirect at Presidents Park II which increased the percentage leased at this property to 32.5%, as of November 1, 2005. Other major tenants at Presidents Park I, II and III include Washington Gas, Southbanc and AboveNet.

Republic Building, Washington, D.C.—Completed in 1992, the Republic Building is a Class A trophy office building consisting of 276,018 net rentable square feet. The Republic Building fronts New York Avenue, one of the District of Columbia’s premier addresses, and is located a half-block away from the White House and the U.S. Treasury Building. The building façade incorporates exterior balconies and juxtaposed windows that provide tenants with panoramic views. The Republic Building is designed around a 13-story interior atrium with a large skylight which provides direct sunlight to the tenant spaces and interior court, thereby providing for a large ratio of windowed offices. The interior spaces and atrium are enhanced by sculptures commissioned especially for this property from world-renowned artist Larry Kirkland, including Caelestium, which consists of more than 3,000 painted and gold-leafed spheres suspended above the atrium floor in an ellipse that reaches 130 feet in height. The building has an underground parking garage consisting of 274 spaces on four levels. At November 1, 2005, the building was 100% leased, 99.2% of which is under long-term leases to the U.S. Departments of Justice and Treasury.

Willowwood III and IV, Fairfax, Virginia—Completed in 1998, Willowwood III and IV consist of two five-story Class A office buildings with a total of approximately 279,175 net rentable square feet. Willowwood III and IV are part of a four-building complex known as Willowwood Plaza. The four-building complex provides landscaped grounds with a central reflection pool. Willowwood III and IV provide for a structured parking garage. The buildings provide for two atriums per building that run from the ground floor to the roof. In addition, the buildings offer health facilities and tenant storage areas. Building IV is 97.9% leased, most of which includes space leased to Zeta Associates Incorporated, a contractor to the U.S. government, under a long-term lease. Zeta Associates Incorporated has completed substantial tenant improvements to their space in addition to the allotment provided by the landlord. Willowwood III is 96.7% leased, with Federal Technology Services, a U.S. government tenant, occupying approximately 69.0% of the building. Our Willowwood III and IV property is located approximately one mile west of Interstate Route 66 in the Fairfax/Oakton office market.

The following table provides summary information regarding our initial properties as of November 1, 2005:

								Annualized
								Rent Per
		Buildings at	Year Built	Net Rentable	Percent	Annualized		Leased
Office Properties (1)	Location	Property	(Renovated)	Square Feet (2)	Leased (3)	Rent(4)		Square Foot (5)
Campus at Dulles Technology Center	Herndon, Virginia	7	1998,1999	349,839	96.1%	$7,963,231		$23.69
Corporate Oaks	Herndon, Virginia	1	1986 (1999)	60,767	100.0%	$1,243,175		$20.46
Corporate Pointe IV	Chantilly, Virginia	1	1998	80,118	100.0%	$1,399,466		$17.47
Lakeside I and II	Chantilly, Virginia	2	1989, 1999	173,218	85.7%	$3,048,268		$20.54
Pender Business Park	Fairfax, Virginia	4	2000	170,940	100.0%	$4,183,718		$24.47
Presidents Park I	Herndon, Virginia	1	1999	200,531	83.4%	$1,440,978	(6)	$23.11 (6)
Presidents Park II	Herndon, Virginia	1	2000	200,511	32.5%	$1,293,372	(7)	$28.15 (7)
Presidents Park III	Herndon, Virginia	1	2001	200,135	92.7%	$4,034,137		$21.74
The Republic Building	Washington, D.C.	1	1992	276,018	100.0%	$11,439,546		$41.44
Willowwood III and IV	Fairfax, Virginia	2	1998	279,175	97.3%	$7,114,341		$26.20
Portfolio Total/ Weighted Average:		21	1998	1,991,252	88.5%	$43,160,232		$26.35

(1)             Upon completion of this offering and the formation transactions, each property will be 100% indirectly owned in fee by our Operating Partnership.

(2)             Net rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.

(3)             Includes leases or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)             Annualized rent represents base rent, as determined from the date of the most recent amendment to a lease agreement, or from the original date of an agreement if not amended, for all leases in place in which tenants are in occupancy at November 1, 2005 as follows: total base rent to be received during the entire term of each lease (assuming no exercise of early termination options), divided by the total number of months in the term for such leases, multiplied by 12. Base rent includes historical contractual increases and excludes percentage rents, additional rent payable by tenants (such as common area maintenance and real estate taxes), contingent rent escalations and parking rents.

(5)             Annualized rent per leased square foot represents annualized rent as computed above, divided by occupied net rentable square feet as of the same date.

(6)       Excludes any annualized rent associated with a lease and an amendment to Network Solutions, LLC for 104,860 net rentable square feet because the rent commencement date under this lease is December 2005.

(7)       Excludes any annualized rent associated with an amendment to our lease with iDirect, Inc. for an additional 19,215 net rentable square feet because the rent commencement date for this additional space is February 2006.

Tenant Diversification

Our portfolio is currently leased to approximately 51 tenants under 53 separate leases, many of which are nationally recognized corporate firms or governmental agencies. The following table sets forth information regarding the 10 largest tenants in our portfolio based on annualized rent as of November 1, 2005(1):

		Lease	Net Rentable Square Feet	Percentage of Total Portfolio— Net Rentable Square Feet	Annualized	Percentage of Total Portfolio— Annualized
Tenant/Industry	Property	Expiration (2)	Under Lease	Under Lease(3)	Rent(4)	Rent (5)
GSA—Dept. of Justice	Republic Building	12/20/2014	235,746	11.8%	$9,686,991	22.5%
(U.S. Government)
Cisco Systems(6)	Campus at Dulles	3/31/2006	29,338	1.5%	$686,803	1.6%
(Gov’t contractor—	Technology Center	10/31/2008	18,656	0.9%	519,104	1.2
Communications)		10/31/2010	90,202	4.5%	2,337,370	5.4
DigitalNet, Inc./ BAE Systems	Presidents Park III	10/31/2011	142,646	7.2%	$3,086,717	7.2%
(Gov’t contractor)
Zeta Associates	Willowwood	8/15/2009	95,144	4.8%	$2,458,476	5.7%
(Gov’t contractor)
GSA—FTS	Willowwood	5/3/2009	92,992	4.7%	$2,407,869	5.6%
(U.S. Government)
Datatrac(7)	Lakeside	1/3/2007	47,670	2.4%	$1,125,427	2.6%
(Gov’t contractor)		8/31/2008	40,600	2.0%	749,009	1.7%
webMethods	Pender	12/31/2007	61,450	3.1%	$1,614,186	3.7%
(Business software)	Business Park
CACI, Inc.	Corporate	11/30/2009	80,118	4.0%	$1,399,466	3.2%
(Gov’t contractor)	Pointe IV
GSA—Dept. of Interior	Corporate Oaks	4/30/2011	60,767	3.1%	$1,243,175	2.9%
(U.S. Government)
Carfax	Willowwood	11/6/2006	37,038	1.9%	$989,759	2.3%
(Research)
Totals:			1,032,367	51.9%	$28,304,352	65.6%

(1)             Does not include a lease and an amendment with Network Solutions, LLC at Presidents Park I for 104,860 net rentable square feet because the rent commencement date under this lease is December 2005.

(2)             Assumes the exercise of no renewal options and the exercise of all early termination options.

(3)             Represents net rentable square feet under lease for a tenant as a percentage of total net rentable square feet of our properties including lease or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(4)             Annualized rent represents base rent, as determined from the date of the most recent amendment to a lease agreement, or from the original date of an agreement if not amended, for all leases in place in which tenants are in occupancy at November 1, 2005 as follows: total base rent to be received during the entire term of each lease (assuming no exercise of early termination options), divided by the total number of months in the term for such leases, multiplied by 12. Base rent includes historical contractual increases and excludes percentage rents, additional rent payable by tenants (such as common area maintenance and real estate taxes), contingent rent escalations and parking rents.

(5)             Represents annualized rent for a tenant as a percentage of total annualized rent for our properties.

(6)             We have one lease with Cisco Systems at our Campus at Dulles Technology Center property. This lease provides for a staggered lease expiration schedule with respect to certain portions of the net rentable square footage associated with this lease.

(7)       We have two leases with Datatrac at our Lakeside property.

Lease Distribution

The following table sets forth information relating to the distribution of leases at our properties, based on net rentable square feet under lease as of November 1, 2005:

Square Feet Under Lease	Number of Leases	Percentage of all Leases	Net Rentable Square Feet Under Lease(1)	Percentage of Total Portfolio— Net Rentable Square Feet Under Lease(2)	Annualized Rent(3)		Annualized Rent/ Square Foot(3)	Percentage of Total Portfolio— Annualized Rent(4)
2,500 or less	6	11.3%	4,655	0.2%	$138,005		$29.65	0.3%
2,501–10,000	9	17.0%	38,170	1.9%	$835,474		$21.89	1.9%
10,001–20,000	12	22.6%	169,894	8.5%	$4,545,259	(5)	$26.75	10.5	%(5)
20,001–40,000	10	18.9%	280,317	14.1%	$7,445,229		$26.56	17.3%
40,001–100,000	13	24.5%	785,555	39.5%	$17,422,558	(5)	$22.18	40.4%
Greater than 100,000	3	5.7%	483,252	24.3%	$12,773,707	(6)	$26.43	29.6	%(5)
Total:	53	100.0%	1,761,843	88.5%	$43,160,232		$26.35	100.0%

(1)             Net rentable square feet under lease includes retail and storage space, but excludes on-site parking and rooftop leases.

(2)             Represents net rentable square feet under lease for a tenant as a percentage of total net rentable square feet of our properties including lease or lease amendments that have been executed, regardless of whether or not occupancy has commenced.

(3)             Annualized rent represents base rent, as determined from the date of the most recent amendment to a lease agreement, or from the original date of an agreement if not amended, for all leases in place in which tenants are in occupancy at November 1, 2005 as follows: total base rent to be received during the entire term of each lease (assuming no exercise of early termination options), divided by the total number of months in the term for such leases, multiplied by 12. Base rent includes historical contractual increases and excludes percentage rents, additional rent payable by tenants (such as common area maintenance and real estate taxes), contingent rent escalations and parking rents.

(4)             Represents annualized rent for a tenant as a percentage of total annualized rent for our properties.

(5)       Excludes any annualized rent associated with an amendment to our lease with iDirect, Inc. for an additional 19,215 net rentable square feet because the commencement date for this additional space is February 2006.

(6)       Excludes any annualized rent associated with a lease and an amendment to Network Solutions, LLC for 104,860 net rentable square feet because the rent commencement date under this lease is December 2005.

Lease Expiration

The following table sets forth a summary schedule of the lease expirations for leases in place as of November 1, 2005. Unless otherwise stated, the information in the table assumes that tenants exercise no renewal options and all early termination rights:

Year of Lease Expiration	Number of Leases Expiring	Net Rentable Square Feet of Expiring Leases(1)		Percentage of Total Portfolio— Net Rentable Square Feet(2)	Annualized Rent(3)		Annualized Rent/ Square Foot(3)	Percentage of Total Portfolio— Annualized Rent(4)		Expiring Base Rent(5)	Expiring Base Rent / Square Foot(6)
Available		229,409	(7)	11.5%
2005	2	15,769		0.8%	$433,006		$27.46	1.0%		$435,662	$27.63
2006	10	142,024		7.1%	4,007,826		$28.22	9.3%		4,266,090	$30.04
2007	4	129,381		6.5%	3,183,051		$24.60	7.4%		3,390,391	$26.20
2008	7	195,676		9.8%	4,167,236		$21.30	9.6%		4,638,652	$23.71
2009	10	328,653		16.5%	7,774,269		$23.65	18.0%		8,400,044	$25.56
2010	10	282,995		14.2%	6,767,126		$23.91	15.7%		7,690,153	$27.17
2011	5	219,126		11.0%	4,870,601		$22.23	11.3%		5,438,507	$24.82
2012	0	0		0%	0		$0	0%		0	0
2013	2	128,472		6.5%	945,634	(9)	$40.05	2.2	%(9)	975,602	$41.32
2014	2	279,153		14.0%	10,269,631	(8)	$36.79	23.8	%(8)	10,336,304	$37.03
2015	1	40,594		2.1%	741,852		$18.27	1.7%		818,306	$20.16
Total/Weighted Average:	53	1,991,252		100.0%	$43,160,232		$26.35	100.0%		$46,389,711	$28.38

(1)       Includes retail and storage space, but excludes on-site parking and rooftop leases.

(2)             Represents net rentable square feet in a particular year as a percentage of total net rentable square feet of our properties.

(3)             Annualized rent represents base rent, as determined from the date of the most recent amendment to a lease agreement, or from the original date of an agreement if not amended, for all leases in place in which tenants are in occupancy at November 1, 2005 as follows: total base rent to be received during the entire term of each lease (assuming no exercise of early termination options), divided by the total number of months in the term for such leases, multiplied by 12. Base rent includes historical contractual increases and excludes percentage rents, additional rent payable by tenants (such as common area maintenance and real estate taxes), contingent rent escalations and parking rents

(4)             Represents annualized rent for a tenant as a percentage of total annualized rent for our properties.

(5)             Expiring Base Rent represents the last 12 months of base rent payable immediately prior to the expiration of the lease.

(6)             Expiring Base Rent/Square Foot represents expiring base rent divided by net rentable square feet under lease.

(7)             Approximately 168,667 square feet of the total net rentable square feet available as of November 1, 2005 relates to space available at our Presidents Park I and II properties.

(8)       Excludes any annualized rent associated with an amendment to our lease with iDirect, Inc. for an additional 19,215 net rentable square feet because the rent commencement date for this additional space is February 2006.

(9)                      Excludes any annualized rent associated with a lease and an amendment to Network Solutions, LLC for 104,860 net rentable square feet because the rent commencement date under this lease is December 2005.

Historical Percentage Leased and Rental Rate

The following table sets forth, as of the indicated dates, the percentage leased and annualized rent per leased square foot for our properties:

Date	Percentage Occupied (2)	Annualized Rent Per Leased Square Foot (1)(2)(3)
November 1, 2005	96.2%	$25.54
December 31, 2004	95.1%	$22.42
December 31, 2003	98.3%	$22.45
December 31, 2002	100.0%	$20.69

(1)   Only includes data for properties in our portfolio as of the applicable period.

(2)   Excludes Presidents Park I and II, which we acquired in December 2004 with an occupancy rate of approximately 20.3%. As of November 1, 2005, we had signed two leases and two lease amendments which increased the amount of space under lease at Presidents Park I and II to approximately 57.9%.

(3)   Annualized Rent Per Leased Square Foot represents annualized rent divided by net rentable square feet under lease as of the end of the period.

Capital Expenditures

The following table sets forth certain information regarding historical capital expenditures at our properties for the periods set forth below:

	2002	2003	2004	For the ten months ended October 31, 2005
Recurring capital expenditures	$—	$347,500	$69,130	$—
Average square feet(1)	251,058	513,927	1,056,844	1,840,362
Recurring capital expenditures per square foot	$—	$0.68	$0.07	$—

(1)   For any given period represents the average square footage at our properties subject to recurring capital expenditures.

Tenant Improvements and Leasing Commissions

The following table sets forth certain information regarding tenant improvement (including tenant allowances) and leasing commission costs for tenants at our properties for the periods set forth below:

				Ten months ended October 31,
	2002	2003	2004	2005
Renewals(1)
Number of leases	—	—	4	4
Square Feet	—	—	106,457	289,966
Tenant improvement costs per square foot(2)(3)(5)	$—	$—	$—	$20.43
Leasing commission costs per square foot(2)(3)	$—	$—	$3.75	$1.04
Total tenant improvement and leasing commission costs per square foot(2)(3)(5)	$—	$—	$3.75	$21.47
New leases(4)
Number of leases	—	—	7	5
Square Feet	—	—	76,559	53,989
Tenant improvement costs per square foot(2)(3)(6)	$—	$—	$3.93	$24.91
Leasing commission costs per square foot(2)(3)	$—	$—	$0.52	$10.88
Total tenant improvement and leasing commission costs per square foot(2)(3)(6)	$—	$—	$4.45	$35.80
Total
Number of leases	—	—	11	9
Square Feet	—	—	183,016	343,955
Tenant improvement costs per square foot(2)(3)(5)(6)	$—	$—	$1.65	$21.14
Leasing commission costs per square foot(2)(3)	$—	$—	$2.40	$2.58
Total tenant improvement and leasing commission costs per square foot(2)(3)(5)(6)	$—	$—	$4.04	$23.72

(1)          Excludes retained tenants that have relocated to new space or expanded into new space.

(2)          Assumes all tenant improvement and leasing commissions are paid in the calendar year in which the lease commences, which may be different than the year in which they were actually paid. Improvements which are in progress are estimated at the terms of the lease.

(3)          Tenant improvements and leasing commission costs exclude any commission paid to related parties.

(4)          Includes retained tenants that have relocated or expanded into new space within our portfolio.

(5)          Department of Justice tenant improvement costs are included in 2005 (the year of acquisition), although the lease commenced in 2004.

(6)          Bureau of Indian Affairs (Department of the Interior) tenant improvement costs are included in 2004 (the year of acquisition), although the lease commenced in 2003.

Individual Property Data

The following table summarizes information regarding the tenants occupying 10% or more of the rentable square footage at each of the properties in our initial portfolio, as of November 1, 2005(1):

			Annualized		Net	Percentage of
			Rent per		Rentable	Property—Net	Renewal Options
		Annualized	Square	Lease	Square	Rentable		Option
Property	Industry	Rent(2)	Foot(3)	Expiration(4)	Feet(5)	Square Feet(6)	Rent(7)	Period
Republic Building:
Department of Justice	U.S. Government	$ 9,686,991	$ 41.09	12/20/2014	235,746	85.4%	N/A	N/A
Campus at Dulles Technology Center:
Cisco Systems(8)	Gov’t Contractor	$ 686,803	$ 23.41	3/31/2006	29,338	8.4%	N/A	N/A
		$ 519,104	$ 27.83	10/31/2008	18,656	5.3%	N/A	N/A
		$ 2,337,370	$ 25.91	10/31/2010	90,202	25.8%	N/A	N/A
TASC/Northrup Grumman	Gov’t Contractor	$ 834,050	$ 16.92	6/30/2008	49,300	14.1%	100%FMV	2 – 5yrs
Focus Diagnostics	Health	$ 987,862	$ 23.30	9/30/2008	42,395	12.1%	95%/100%	2 – 5yrs
							FMV
Corporate Oaks:
Department of Interior	U.S. Government	$ 1,243,175	$ 20.46	4/30/2010	60,767	100.0%	95%FMV	2 – 5yrs
Corporate Pointe IV:
CACI International	Gov’t Contractor	$ 1,399,466	$ 17.47	11/30/2009	80,118	100.0%	95%FMV	1 – 3yrs
Lakeside I and II:
Datatrac (Lease #1)	Gov’t Contractor	$ 1,125,427	$ 23.61	1/3/2007	47,670	27.5%	100%FMV	1 – 5yrs
Datatrac (Lease #2)	Gov’t Contractor	$ 749,009	$ 18.45	8/31/2008	40,600	23.4%	100%FMV	1 – 5yrs
Ford Motor Company	Automotive	$ 741,852	$ 18.27	9/30/2015	40,594	23.4%	95%FMV	1 – 5yrs
Pender Business Park:
webMethods	Business Software	$ 1,614,186	$ 26.27	12/31/2007	61,450	35.9%	100%FMV	1 – 5yrs
Idea Integration	Business Software	$ 973,352	$ 24.81	5/31/2011	39,238	23.0%	95%FMV	1 – 5yrs
Centex Construction	Construction	$ 645,458	$ 24.35	11/5/2009	26,508	15.5%	100%FMV	1 – 5yrs
NCAS	Health	$ 603,388	$ 24.04	9/30/2008	25,098	14.7%	100%FMV	1 – 5yrs
Broadview Networks	Communications	$ 347,335	$ 18.63	1/31/2011	18,646	10.9%	100%FMV	2 – 5yrs
Presidents Park I:
DLT Solutions	Gov’t Contractor	$ 662,067	$ 25.06	4/14/2010	26,417	13.2%	100%FMV	1 – 5yrs
Presidents Park II:
iDirect, Inc.(9)	Gov’t Contractor	$ 582,640	$ 24.08	8/31/2014	24,192	12.1%	100%FMV	1 – 5yrs
Washington Gas	Energy	$ 673,093	$ 30.95	2/28/2009	21,750	10.8%	100%FMV	1 – 5yrs
Presidents Park III:
BAE Systems	Gov’t Contractor	$ 3,086,717	$ 21.64	10/31/2011	142,646	71.3%	95%FMV	2 – 5yrs
The Boeing Company	Gov’t Contractor	$ 941,176	$ 23.00	10/31/2010	40,916	20.4%	90%FMV	2 – 5yrs
Willowwood III and IV:
Zeta Associates	Gov’t Contractor	$ 2,458,476	$ 25.84	8/15/2009	95,144	34.1%	95%FMV	2 – 5yrs
Federal Technology Services	U.S. Government	$ 2,407,869	$ 25.89	5/3/2009	92,992	33.3%	N/A	N/A
Carfax	Automotive Research	$ 989,759	$ 26.72	11/6/2006	37,038	13.3%	100%FMV	1 – 5yrs

(1)             Does not include a lease and an amendment with Network Solutions, LLC for 104,860 net rentable square feet at our Presidents Park I property because the rent commencement date under this lease is December 2005.

(2)             Annualized rent represents base rent for as determined from the date of the most recent amendment to a lease agreement, or from the original date of an agreement if not amended, all leases in place in which tenants were in occupancy at November 1, 2005 as follows: total base rent to be received during the entire term of each lease (assuming no exercise of early termination options), divided by the total number of months in the term for such leases, multiplied by 12. Base rent includes historical contractual increases and excludes percentage rents, additional rent payable by tenants (such as common area maintenance and real estate taxes), contingent rent escalations and parking rents.

(3)       Annualized rent per square foot represents annualized rent as computed above, divided by occupied net rentable square feet as of the same date.

(4)       Assumes the exercise of no renewal options and the exercise of all early termination options.

(5)       Net rentable square feet includes retail and storage space, but excludes on-site parking and rooftop leases.

(6)       Represents net rentable square feet for a tenant as a percentage of total net rentable square feet at a particular property.

(7)       “FMV” means fair market value.

(8)             We have one lease with Cisco Systems at our Campus at Dulles Technology Center property. This lease provides for a staggered lease expiration schedule with respect to certain portions of the net rentable square footage associated with this lease.

(9)       Excludes 19,215 net rentable square feet associated with a lease amendment because the commencement date for this additional space is February 2006.

The following table presents the federal tax basis of the properties in our initial portfolio as of December 31, 2004:

Republic Building	(A)
Campus at Dulles Technology Center	$ 61,346,771
Corporate Oaks	10,438,188
Corporate Pointe IV	12,332,055
Lakeside I and II	26,655,866
Pender Business Park	28,204,958
Presidents Park I, II and III	112,480,661
Willowwood III and IV	54,164,798

(A)  We expect our federal tax basis in the Republic Building to approximate the purchase price of $155,291,000.

For federal tax purposes, depreciation of real estate assets is based on the following methods and lives:

Buildings and improvements	39 years on a straight-line basis
Tenant improvements	15 years on a 150% declining balance basis
Land improvements	15 years on a 150% declining balance basis
Equipment, furniture and fixtures	5-7 years on a 200% declining balance basis

Option Properties

Simultaneously with the completion of this offering and the formation transactions, our Operating Partnership will enter into option agreements with entities controlled by some of our executive officers and trustees that grant us the right to acquire three office properties, two of which are under development and one of which is an undeveloped parcel of land. Each of these executive officers and trustees will benefit from any decision by us to exercise our options. See “Certain Relationships and Related Transactions—Formation Transactions—Option Properties.” We are not responsible for any of the costs associated with the development of, and do not currently own any interests in, these properties.

We have options to acquire the three properties described in the table below:

Property	Location	Estimated Rentable Square Feet Upon Completion	Estimated Certificate of Occupancy
Properties Under Development
The Portals III	Washington, D.C.	505,000	2nd Quarter 2006
Republic Square I	Washington, D.C.	385,000	2nd Quarter 2006
		890,000
Undeveloped Parcels of Land
Republic Square II	Washington, D.C.	202,000
Total		1,092,000

The Portals—History

After an extensive competition involving both national and local developers, an entity controlled by Messrs. Kramer and Grigg were chosen by the Washington, D.C. Redevelopment Land Agency to develop The Portals. The master plan and principal design architect for The Portals was Arthur Cotton Moore. The Portals is a modern interpretation of classical Beaux Arts architecture. Situated on a 10.8 acre site fronting the Potomac River at the entrance to the U.S. Capitol, The Portals is a multi-phased six building project currently scheduled for completion by 2010. Representing over 3 million net rentable square feet of office, retail and hotel space, The Portals represents one of the largest private developments in the history of the District of Columbia.

The Portals superior location includes immediate access to Interstate 395 into and out of the District of Columbia. Additionally, The Portals is located within a 10 minute drive of Ronald Reagan Washington National Airport. The properties are located within two blocks of two major Metrorail transit stations. The Portals overlooks the Washington Marina, the Potomac River and national monuments, including the U.S. Capitol, the Washington Monument and the Jefferson Memorial.

Republic Properties Corporation acquired the land to construct The Portals I and II in 1989. Construction commenced on The Portals I in 1990. The Portals II started construction in 1996. The Portals I houses a mix of governmental and private office tenants. The Portals II houses the headquarters of the Federal Communications Commission. Underground parking is provided for over 1,100 cars. At November 1, 2005, approximately 92% of The Portals I and II was leased. We will provide management services for The Portals I and II but will not acquire these properties in the formation transactions and will not have an option to purchase either property. The Portals I and II are owned by entities in which Messrs. Kramer, Grigg and Siegel have approximate 6.5%, 5.7% and 15.1% indirect ownership interests, respectively. The ownership interests attributable to Mr. Siegel consist of certain trusts for the benefit of Mr. Kramer’s affiliates for which Mr. Siegel acts as trustee and over which Mr. Siegel disclaims any beneficial ownership.

Option Property—The Portals III

The Portals III, Southwest, Washington, D.C.—Currently under development, The Portals III will be a nine-story plus concourse level, Class A office building consisting of approximately 505,000 net rentable square feet of office and retail space and four levels of subterranean parking. The Portals III fronts the Maryland Avenue Circle with views of the U.S. Capitol, the Jefferson Memorial and the Potomac River. The Southwest submarket of the District of Columbia is characterized by high concentrations of government and contractor tenancy. Representing over 10 million net rentable square feet, the Southwest market had a vacancy rate, as of September 30, 2005, of approximately 10.6%, according to CB Richard Ellis, a commercial real estate brokerage firm. We currently expect that The Portals III, which will comprise the third phase of The Portals project, will be issued a certificate of occupancy by the second quarter of 2006. The Portals III is financed through loans in the original aggregate principal amount of approximately $140 million.

Republic Square—History

Republic Properties Corporation together with Messrs. Kramer and Grigg competed in a national and local bid solicitation from the National Capital Redevelopment Corporation to win the right to act as master developer of the Republic Square project. Republic Properties Corporation secured the award in 1997 and commenced on Republic Square I in 2004.

The Republic Square project is located in the Capitol Hill office market which consists of approximately 12.6 million net rentable square feet of office space. Capitol Hill historically has maintained one of the lowest vacancy rates in Greater Washington, D.C. For example, as of September 30, 2005, the Capitol Hill market had a vacancy rate of 3.9%, according to CB Richard Ellis. Near the U.S. Capitol, Republic Square is one block west of Union Station, the rail and transportation hub of central Washington, D.C.

Option Properties—Republic Square I and II

Republic Square I, Capitol Hill, Washington, D.C.—Currently under development, Republic Square I will be a nine-story plus concourse level, Class A office building consisting of approximately 385,000 square feet of office and retail space and four levels of subterranean parking. Republic Square I is a free-standing building with a 50-foot set back off Massachusetts Avenue, which provides additional precautionary measures for security conscious tenants. We currently expect that Republic Square I, which is located near the U.S. Capitol, will be issued a certificate of occupancy by the second quarter of 2006. The building has views of the U.S. Capitol grounds and is within a one block walk of Union Station and several hotels and restaurants. The property is bordered by the National Guard Headquarters Building and the historic Government Printing Building. Republic Square I is financed through loans in the original aggregate principal amount of $113.5 million.

Republic Square II, Capitol Hill, Washington, D.C.—We currently expect that Republic Square II will consist of an eight-story plus concourse level, Class A office building with approximately 202,000 square feet of office and retail space and four levels of subterranean parking. Pre-development work has commenced with respect to Republic Square II but we do not expect construction to commence until Republic Square I reaches stabilized occupancy or a build-to-suit tenant is secured. When completed, the building will front North Capitol Street and have views looking south towards the U.S. Capitol and its grounds.

Terms of Option

We have exclusive options to acquire each of our three option properties during the period beginning after a property receives a certificate of occupancy. The initial option shall expire 60 days prior to the maturity date (including any extensions) of the construction loan or loans with respect to each of our option properties. Based on the current maturity dates of the construction loans for The Portals III and Republic Square I, the initial option exercise period will expire on July 1, 2007 and August 1, 2007, respectively. For Republic Square II, which is currently an undeveloped parcel of land, the option period will expire at the later of 60 days prior to the construction loan maturity date or 36 months from the date construction begins. After expiration of the initial option for each property, if the owner of such property has refinanced the construction loan(s), or, if not, and the owner has not executed a contract to sell such property within 180 days of the option expiration date, or, within 360 days of the option expiration date, has not consummated a sale of such property pursuant to a contract executed during such 180 days, then we will have a second exclusive option to acquire the property on the same terms described below, which will expire on the fourth anniversary of the initial date of receipt of the certificate of occupancy.

If we acquire an option property after it is 85% leased, then the initial purchase price will equal the annualized net operating income divided by, at our election either (1) the then prevailing market capitalization rate for the option property as determined by an independent, third-party appraisal process completed immediately prior to our exercise of the option or (2) 6.5%. The annualized net operating income will be calculated based on the then existing net operating income of the property; provided, however, that the annualized net operating income will not include (1) any net operating income from leased space exceeding 95% of the property’s leasable area or (2) any projected income from unleased space (in light of the earn-out provision for unleased space described below). For these purposes, leased space means space for which a tenant’s obligation to pay rent has commenced. Space that is subject to a rent abatement period will be deemed to be paying rent during such period at the rental rate in effect for the first month during which rent actually becomes payable.

The net operating income of an option property means the excess of actual rents, parking garage income, storage space income and other operating revenues from the property over the real estate taxes and operating expenses (excluding capital expenditures) for the property.

In addition, in calculating annualized net operating income, real estate taxes for the 12-month period will be assumed to reflect taxes payable on revenues generated by space that is leased space at the time of calculation, and a property management fee will be imputed in an amount equal to the property management fee paid in respect of the property prior to the exercise of the option.  Our independent auditor, or another independent firm, will review the calculation of annualized operating income.

In addition to the initial purchase price payable pursuant to the preceding paragraph, an additional purchase price will be paid on an “earn-out” basis with respect to any initially unleased space that is leased during the period beginning after our purchase and ending on the earlier to occur of (1) the date the property first becomes 95% leased or (2) the second anniversary of the date of purchase of such property. The additional purchase price will be determined by capitalizing the additional incremental net operating income from leased space up to 95% of the property’s leasable area using the same percentage and rate that were used to determine the initial purchase price in the preceding paragraph and then subtracting the leasing costs (leasing commissions and landlord contributions for tenant improvements) of leasing such unleased space. The additional earn-out purchase price will be payable in quarterly installments as each portion of unleased space is occupied and rent for such space commences.

Notwithstanding the foregoing, in no event will the initial purchase price for any property be less than the sum, as of the date of purchase, of (a) the unpaid indebtedness secured by a first mortgage on such property, (b) the unpaid indebtedness secured by a pledge of the ownership interests in the entity that owns such property, (c) any third-party obligations with respect to funds advanced with respect to such property to the extent not included in the preceding clauses (a) and (b), and (d) the amount of unreturned capital actually invested in such property by parties not affiliated with Messrs. Kramer, Grigg or Keller, together with any return on such equity to which such third parties are entitled under the terms of their investment. The seller will advise us of the financing relating to the property and material changes thereto at least 15 days before such changes occur.

Our exercise of the option to acquire a property after it has become 85% leased is subject to the approval of a majority of the independent members of our Board of Trustees.

In addition, we may elect to acquire a property prior to its becoming 85% leased, but then the purchase price will be on terms and conditions to be determined by the seller and us (in each of our sole discretion); however, such an election by us must be unanimously approved by all of the independent members of our Board of Trustees.

The purchase price of each of the option properties is payable in OP units or cash and the assumption (or discharge if such assumption is not permitted by the lender) of any indebtedness or other obligations. However, Messrs. Kramer, Grigg and Keller will only receive OP units in connection with the acquisition of an option property. At the option of the seller, our option to acquire each property will terminate if we are subject to a “change in control” as defined in the option agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

In connection with the option properties, we have agreed with the property owners that if we exercise the option with respect to a property and dispose of an interest in that property in a taxable transaction within ten years of our exercise of the option to acquire that property, then we will indemnify the property owners and their direct and indirect owners for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of the exercise of the option (as well as the tax liabilities incurred as a result of the reimbursement payment). Although it may be in our shareholders’ best interest that we sell a property, it may be economically prohibitive for us to do so because of these obligations.

Anticipated Schedule for Option Properties

The currently anticipated schedule of design, construction, completion and stabilization of our three option properties is set out below. We cannot assure you that any of these properties will be developed in accordance with this schedule, if at all. We likewise cannot assure you that if completed, we will exercise our option to purchase any of these properties. As stated above, we do not expect to commence construction on Republic Square II until Republic Square I reaches stabilized occupancy, or we secure a build-to-suit tenant.

Property	Estimated Design & Permitting	Estimated Construction Start Date	Estimated Certificate of Occupancy	Construction Loan Maturity
Properties Under Development
The Portals III	Completed	In Progress	2nd Quarter 2006	July 2007
Republic Square I	Completed	In Progress	2nd Quarter 2006	August 2007
Undeveloped Parcels of Land
Republic Square II	Completed	2007	—	—

Acquisition Process

Experience/Track Record—Mr. Keller, our Chief Executive Officer, has experience acquiring and financing real estate assets for institutional investors, syndications and on behalf of the Fund, throughout the United States, dating back to the late 1970s. Our acquisition team has direct experience in all aspects of procurement, negotiations, due diligence, finance and closing large-scale, complex office building assets. We seek potential acquisitions in Greater Washington, D.C. through our well-established ties to the commercial real estate community. We believe our familiarity and personal relationships with various private and institutional owners of real estate, our continuous research and monitoring of local properties and our expertise and experience in the Greater Washington, D.C. real estate market, allow us to pursue acquisition opportunities quickly and efficiently and often enable us to acquire properties in privately-negotiated transactions outside of a competitive bidding process. Our proven record of acquiring high quality properties is evidenced in the number and size of our recent acquisitions. Since 2002, we have acquired 10 Class A office properties (comprising 21 buildings) in Greater Washington, D.C. representing approximately 2 million net rentable square feet of office and retail space.

Identification of potential properties—We selectively pursue acquisition opportunities through direct relationships and brokerage service companies. We seek to acquire underperforming properties that we believe can achieve increased values and investment growth through the implementation of repositioning strategies and re-leasing and marketing plans which may take advantage of improving market conditions and improved rental rates or that require intensive management and repositioning. We seek to acquire substantially-leased institutional-grade office buildings that provide high levels of functionality and support the tenant’s long-term space requirements. We seek properties that are primarily located in well-established submarkets of Greater Washington, D.C. that possess substantial commercial infrastructure and are accessible to major transportation networks. We seek to acquire properties in excess of 75,000 net rentable square feet and which have been built or renovated in the past 10 years. We believe the age of a property is important when measuring the amount of capital improvements which are necessary to maintain the asset or to cure any physical or market obsolescence. We seek to acquire existing assets that require minimal capital improvements unless we are specifically pursuing a reposition or redevelopment opportunity.

As a public company, we believe our liquidity and public ownership profile will further enhance our ability to acquire properties. We also believe that our UPREIT structure will enable us to offer sellers in potential acquisitions the opportunity to contribute a property to us in a tax-deferred transaction using our OP units as consideration.

Asset considerations—In connection with our review and consideration of property acquisition opportunities, we take into account numerous factors, including:

•       Established Greater Washington, D.C. market possessing proven, substantial employment base;

•       Diversified employers and economic base within the market;

•       Proximity to major transportation networks;

•       Strength and creditworthiness of existing tenants, including an analysis of each tenant’s future business and financial prospects;

•       The terms and conditions of existing leases, including an analysis of prevailing market rates as compared to each existing lease;

•       Quality of the design and construction and current physical condition of the potential acquisition;

•       Survey of potential institutional office space users in the area and an analysis of their potential office space requirements;

•       Availability of raw land zoned for office use; and

•       Properties currently under development.

Prior to consummating any potential acquisition, we undertake a comprehensive business (including appraisal, environmental and engineering reports) and legal due diligence review in order to better assess any potential risks of the acquisition.

Financing and joint venture considerations—We expect to utilize third-party debt where our interest costs fall below the capitalization rate realized from an asset. We will seek to balance long-term fixed-interest rate debt with short term variable cost debt in order to maximize our strategic growth objectives. We will seek to maintain a debt to equity ratio of below 50% and will seek to lock-in long-term debt rates, when compatible with our long-term growth objectives, on existing substantially leased assets. We will primarily use variable rate debt during the development and repositioning of an asset and will seek to convert this debt into long-term fixed-interest rate debt upon completion and lease stabilization. We have obtained a commitment for a credit facility to assist in the execution of our strategic growth objectives. Although we have no current commitments, we may enter into joint ventures and other ownership arrangements to improve our return and risk profile. We may structure various investments as joint ventures in order to leverage our capital investments in development and redevelopment transactions or to acquire trophy office assets in which the return threshold is below our general investment criteria. Through our long-standing relationship with private equity sources and international banks, we may deploy third-party capital to manage highly complex or opportunistic transactions that permit us to generate significant fee income and disproportionate cash distributions while effectively reducing our risk/return exposure. We may also seek joint venture and other financing vehicles to support our investments in public/private partnerships in which the public partner requires substantial upfront capital investments.

Development

Experience/Track Record—We have a strong history of successful office, retail and office-oriented mixed-use development, including the development of some of Greater Washington D.C.’s landmark properties. Our development team possesses significant experience with our predecessor and at other prominent real estate development and management companies, both in Greater Washington, D.C. and nationally. With an average of approximately 22 years of experience, our team has an established track record in the development of office properties, including, over the past 15 years, development representing approximately 4 million square feet of office space and an investment of approximately $1 billion. Our development team has won significant public development awards, including for The Portals Properties and Republic Square. Additionally, over the last 15 years, our development team has provided fee-based development services to third parties for the development, design and construction of public and office-oriented-mixed-use properties, representing approximately 1.5 million square feet, both in and outside of Greater Washington, D.C.

Development strategy—We seek to develop, redevelop and reposition and subsequently acquire office and office-oriented mixed-use properties. We seek to secure public/private development opportunities throughout the United States that satisfy our investment criteria. In selecting development projects, we seek to create and maximize value by focusing on public/private partnerships, redevelopment and other opportunities that provide us with economic or market advantages. We achieve economic advantages through favorable zoning, tax, land carry, public funding and other capital investments. Market advantages include obtaining investment opportunities in otherwise supply constrained markets or developing property at a lower and more competitive cost basis. We believe that Class B and Class C office assets located in Greater Washington, D.C., and specifically the District of Columbia, may present attractive opportunities for redevelopment or repositioning as an alternative to new development opportunities which are currently extremely limited in this market. In addition, we believe that, based on recent comparable market sales, Class A office buildings in Greater Washington, D.C. on average sell for prices in excess of $500 per rentable square foot and at capitalization rates below 6%. Our development strategy is to invest in projects in restricted markets that are below the cost to acquire comparable existing assets and that will produce higher than existing asset returns. We also seek to develop property in markets where we are able to generate a notable market presence. In addition, we seek to provide fee-based development services to third parties for all real estate classes in order to produce additional revenue and to secure future investment opportunity.

Market considerations —We seek development opportunities that can provide us with a market advantage. We actively review opportunities throughout the United States to compete for select public/private partnerships, land development and redevelopment opportunities in which restricted zoning, strict approval processes and supply constraints exist, and where economic growth in the region is evident. During our review of potential development opportunities we undertake a detailed analysis of many factors, including:

•       the population density and growth potential of the region;

•       the prospects for continued employment retention and formation;

•       the level of procurement spending by the U.S. government;

•       the tax and regulatory environment;

•       the return investment parameter of the existing market;

•       liquidity of the existing market;

•       historic growth and office absorption;

•       limited supply of undeveloped land;

•       the rate of rental growth; and

•       existing and potential competition from other competitors in the area.

In evaluating the above factors, we utilize comprehensive research on demographic and market trends and review master plan and other long-term planning materials adopted by governmental entities in areas and submarkets in which future development is contemplated.

Fee-Based Development Activity—We provide fee-based development services to third parties for all real estate classes. We believe our fee-based development business expands our profile in a market thereby strengthening our position and prominence in a particular area while potentially creating new investment and development opportunities. Acting as a fee-based developer of properties for institutional, public and private entities also permits us to expand our revenue base while limiting our risk exposure. In selecting fee-based development services, we seek to opportunistically capitalize on our established relationships and proven expertise in the real estate industry and in public/private partnerships to develop projects where we believe we can identify value-added opportunities.

Excluded Assets

In addition to their interests in the assets being contributed to us as part of the formation transactions, Messrs. Kramer, Grigg and Keller, and affiliates have substantial outside business interests in properties which will not be contributed to us, as described in more detail below.

Republic Properties Corporation

Republic Properties Corporation is a private real estate development, redevelopment and management company founded by Messrs. Kramer and Grigg.  Prior to the formation transactions and this offering, Mr. Kramer has served as Chairman of the Board and Messrs. Grigg and Keller have served as President and Chief Executive Officer, and Managing Director, respectively, of Republic Properties Corporation.  As part of the formation transactions, Messrs. Grigg and Keller will terminate their employment with Republic Properties Corporation.  Messrs. Kramer and Grigg, however, will continue to control Republic Properties Corporation in their capacity as owners of this entity.  Subsequent to the formation transactions, Republic Properties Corporation will maintain its general partner interest in PDA and its indirect ownership interest in Republic Square I and II.  In addition to Messrs. Kramer and Grigg, Mr. Keller has an indirect ownership interest in Republic Square I and II. PDA is an entity that owns an approximate 50% limited and general partnership interest in Parcel 49B Limited Partnership, owner of The Portals I, and an approximate 50% limited and general partnership interest in Parcel 49C Limited Partnership, owner of The Portals II.  PDA is one of two general partners of each of these partnerships. The other general partner is an unaffiliated third party. PDA also owns a 100% interest in The Portals III, IV and V.  Other general partners in PDA are Messrs. Grigg and Kramer and Eastcoast Development Corporation, which owns an approximate 8% general partner interest. The Portals III and Republic Square I and II are properties which we have an option to acquire and for which we will provide management and development services.

Other than its ownership interests in PDA and Republic Square I and II, Republic Properties Corporation will not have interests in office or office-oriented mixed-use projects. The operations of Republic Properties Corporation will also continue to include the development and management of residential development and management projects. Pursuant to the terms of its noncompetition agreement, Republic Properties Corporation (and Mr. Kramer) is required to refer to us, without compensation, any office or office-oriented development opportunities.

Republic Land Development LLC

Republic Land is principally engaged in the acquisition, entitlement and development of land for primarily residential, mixed-use, retail and condominium developments throughout the United States. Republic Land is owned and controlled by Mr. Kramer, together with David L. Peter, its President and Chief Executive Officer, who principally manages all aspects of the business and who is the principal managing member of each of its affiliates. Mr. Kramer owns 90% of Republic Land, and Mr. Peter owns the remaining 10% interest. While Messrs. Grigg and Keller have no ownership in, or management control over, Republic Land, they have, and may have in the future, ownership interests in certain ongoing projects which Republic Land is managing. In addition, certain members of our senior management, including Messrs. Azaroff, Archer, Cole, Pieruccini, Green and Siegel, have, or may have in the future, similar ownership interests. We do not believe these ownership interests will generally conflict with, or cause these individuals to devote time to matters unrelated to, our business objectives. However, Mr. Siegel will devote time to matters related to Republic Land in his capacity as a trustee and manager under certain trusts set up for the benefit of Mr. Kramer and his affiliates.

Republic Land is developing and managing the Carolina Park development project, a primarily residential development in Mt. Pleasant, South Carolina, which includes certain land zoned for office development, portions of which may be developed for end users and portions of which may be sold as development sites.

Like Republic Properties Corporation, Republic Land must (by operation of Mr. Kramer’s noncompetition agreement) refer to us, without compensation, any office or office-oriented development opportunities.

Market Square

Market Square, a twin tower mixed-use office, residential and retail project located in the District of Columbia, is owned by Avenue Associates Limited Partnership, or Avenue Associates. Messrs. Kramer and Grigg have ownership interests in Western Associates Limited Associates, or Western Associates, which owns a 30% ownership interest in Avenue Associates. Mr. Kramer has an approximate 1% general partnership interest and Mr. Grigg has an approximate 3.8% general partnership interest in Western Associates.

Portals Development Associates Limited Partnership

Messrs. Kramer, Grigg and affiliates have substantial ownership interests and serve as general partners in PDA, which has significant ownership interests in The Portals Properties. The Portals I and II are existing properties in the District of Columbia, representing over 1.0 million net rentable square feet of office space. The Portals III is an office project in the District of Columbia currently under development representing an estimated 505,000 net rentable square feet. The Portals IV and V are undeveloped parcels of land. Pursuant to outsourcing arrangements with Messrs. Kramer and Grigg and Republic Properties Corporation, we will have the right to provide management and development services for these properties. We will not acquire these properties, or any interests therein, however, as part of the formation transactions, nor will we have an option to purchase any of these properties other than The Portals III. Messrs. Kramer and Grigg will devote time to matters related to these properties consistent with past practices.

Messrs. Kramer and Grigg’s outside business interests do not include interests in office or office-oriented mixed-use properties other than as described above. In addition, Messrs. Kramer and Grigg have each agreed not to directly or indirectly compete with us, subject to certain limited exceptions.

Competition

We compete with owners, operators and developers of office and commercial real estate in a highly competitive Greater Washington, D.C. market for tenants, office property acquisition and development opportunities and fee-based development projects.

In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates, security, flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-lease space in light of the large number of competing properties within the Greater Washington, D.C. market. Our competitors for attracting tenants to our office properties include national, regional and local owners and operators of Class A office properties in Greater Washington, D.C. Messrs. Kramer and Grigg have ownership interests in the entities which own The Portals I and II, which are existing Class A office buildings in the District of Columbia, representing over 1.0 million net rentable square feet of office space, Messrs Kramer, Grigg and Keller have ownership interests in The Portals III and Messrs. Kramer and Grigg have ownership interests in The Portals IV and V. The Portals III, IV and V, are planned Class A office buildings in the District of Columbia, which represent an estimated 1.4 million net rentable square feet of office space. In addition, Messrs. Kramer, Grigg and Keller have interests in Republic Square I and II, which are planned Class A office buildings in the District of Columbia representing an estimated 587,000 net rentable square feet of office space.

We also face competition when pursuing acquisition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise be in a better position to acquire a property. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to be able to consummate an acquisition opportunity and generally reduce the demand for commercial office space in Greater Washington, D.C. Because we are organized as an UPREIT, we believe we will be well-positioned to offer sellers in potential acquisitions the opportunity to contribute those properties to us in tax-deferred transactions using our OP units as consideration.

In seeking to develop and own office-oriented mixed-use properties in Greater Washington, D.C., we face significant competition from numerous sources, including public and private real estate companies and other real estate development, design and management firms, for a limited number of development opportunities. Our competitors may be better capitalized or have more expertise in negotiating with local governmental agencies for public/private partnership opportunities. We likewise face competition when pursuing fee-based development opportunities in Greater Washington, D.C. and other areas and our competitors may have more established contacts in a particular geographic region or more expertise in the development of real estate asset classes other than office properties.

Insurance

We carry comprehensive property, commercial and general liability and extended coverage insurance covering all of our properties. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. Some risk to our properties, such as losses due to terrorism, earthquakes or floods, are insured subject to policy limits that may not be sufficient to cover all of our losses.

Offices

We maintain our headquarters at 1280 Maryland Avenue, S.W., Suite 280, Washington, D.C. 20024. We believe that our current headquarters are adequate for our present and future operations.

Employees

We initially intend to employ approximately 65 employees, of which approximately 25 will be corporate, executive and administrative personnel and approximately 40 will be on-site management, administrative and maintenance personnel. We believe that our relations with our employees are good. None of our employees are represented by a union.

Legal Proceedings

We are party, from time to time, to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not a defendant to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition or results of operation.

Regulation

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties for their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment on a property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of the new regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

Prior to closing any property acquisition, if appropriate, we obtain such environmental assessments as may be prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally may include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

We believe that our properties are in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters. We have not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of our properties.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. Noncompliance with the ADA, however, could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

MANAGEMENT

Executive Officers and Trustees

Upon completion of this offering, our Board of Trustees will consist of six members, including three members who will be independent trustees. The Board of Trustees intends to appoint an additional independent trustee after completion of this offering. Pursuant to our organizational documents, each of our trustees is elected by our shareholders to serve until the next annual meeting and until his successor is duly elected and qualified. See “Description of Shares—Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws.” The first annual meeting of our shareholders after this offering will be held in 2006. Subject to rights pursuant to any employment agreements, executive officers serve at the pleasure of our Board of Trustees.

The following table sets forth information concerning the individuals who will be our trustees and executive officers upon the completion of this offering:

Name	Age	Position
Richard L. Kramer	56	Chairman of the Board of Trustees
Mark R. Keller	54	Chief Executive Officer and Trustee
Steven A. Grigg	57	President, Chief Development Officer and Vice Chairman of the Board of Trustees
Gary R. Siegel	46	Chief Operating Officer and General Counsel
Michael J. Green	39	Executive Vice President and Chief Financial Officer
Thomas G. Archer, Jr.	54	Senior Vice President, Public Private Partnerships
Geoffrey N. Azaroff	50	Senior Vice President, Construction
Peter J. Cole	43	Senior Vice President, Development
Frank M. Pieruccini	43	Senior Vice President and Chief Accounting Officer
Andrew G. Pulliam	34	Vice President, Acquisitions
Michael C. Jones	40	Vice President, Leasing and Marketing
John S. Chalsty	72	Trustee nominee*
Gregory H. Leisch	59	Trustee nominee*
Ronald D. Paul	49	Trustee nominee*
		Trustee nominee

*                    It is expected that this individual will become a trustee immediately upon completion of this offering.

Richard L. Kramer, a founder of our company, has served as our Chairman of the Board since our inception, and is Chairman of Republic Properties Corporation (f/k/a Western Urban Development Corporation), a real estate development, redevelopment and management company operated by him and Mr. Grigg, a position he has held since 1987. Mr. Kramer has over 30 years of experience in the acquisition, development and management of over $4 billion in real estate projects throughout the country and the strategic management and ownership of various private investment companies. Mr. Kramer has been involved in the development or re-development of a wide range of commercial properties in Greater Washington, D.C. with an aggregate market value in excess of $1 billion, including Georgetown Park, an historic Victorian shopping mall with 128 residential units; Washington Harbour, a 441,000 square foot mixed-use development including office space, retail shops and restaurants, and 36 luxury condominiums located on the Potomac River in Georgetown; the United States Postal Service General Mail Facility, a 660,000 square foot postal facility; Market Square, a 686,000 square foot office and retail space mixed-use development that includes 220 of the most sought after condominium residences in Washington, D.C.; The Portals, which upon completion will contain over 2.5 million square feet of Class A office space and 100,000 square feet of highly desirable retail and restaurant space; and Republic Square, which upon completion will contain 587,000 square feet of Class A office space in a two-building complex; among many other projects around the United States. From 1973 to 1994, Mr. Kramer was co-owner, Executive Vice President and Vice Chairman of Western Development Corporation, or WDC, a real estate development company that was the predecessor company of the Mills Corporation, a major Washington, D.C. real estate investment trust. WDC was the developer of several specialty shopping center projects with an aggregate market value in excess of $1 billion, including Potomac Mills in Northern Virginia; Franklin Mills in Philadelphia, Pennsylvania; Sawgrass Mills in Fort Lauderdale, Florida; and Gurnee Mills in Chicago, Illinois. Mr. Kramer was the Managing Co-General Partner with respect to these projects, which aggregated over 7 million square feet of development. Since 1987, Mr. Kramer has been the principal owner of Republic Properties Corporation. Mr. Kramer’s professional affiliations have included the New York Administrative Committee for Fleet Bank (Bank of America), as a Director in Young Audiences of America, Council Member of the Woodrow Wilson International Center for Scholars and the Board of The Institute of Classical Architecture, among many other charitable, civic, cultural and social organizations.

Mark R. Keller, a founder of our company, has served as our Chief Executive Officer and as one of our trustees since our inception, and was formerly a Managing Director of Republic Properties Corporation, a position he held since September 2000. Since 1975, Mr. Keller has been involved in the investment, finance, development, leasing and management of major commercial real estate throughout the United States. Mr. Keller has been involved in the financing or acquisition of over $2.5 billion in commercial property. Mr. Keller holds a Master of Science degree in Real Estate and Urban Development from American University and a Bachelor of Science degree from George Mason University, where he majored in Business and Finance, and has also completed coursework through the American Institute of Real Estate Appraisal. Mr. Keller holds Real Estate Broker Licenses in Virginia, Maryland and the District of Columbia, where he has received numerous awards as a top real estate producer. Mr. Keller is an honorary Life Member of the Greater Washington Realtors Association.

Steven A. Grigg, a founder of our company, has served as our President and Chief Development Officer and as Vice Chairman of our Board of Trustees since our inception, and was formerly Chief Executive Officer and President of Republic Properties Corporation, positions he held since 1987. Since 1972, Mr. Grigg has been involved in the planning, construction, and development of a wide range of commercial properties, including the United States Postal Service General Mail Facility, Washington Harbour, The Portals and Republic Square, all commercial properties located in Greater Washington, D.C. Mr. Grigg holds Bachelor’s and Master’s degrees in Architecture from the University of Illinois. He is a licensed and registered architect in the District of Columbia and several states. Mr. Grigg is a past President of the District of Columbia Building Industry Association and a former Chairman of the Washington Metropolitan Builders’ Council.

Gary R. Siegel, who will serve as our Chief Operating Officer and General Counsel upon completion of this offering and the formation transactions, currently serves as Managing Member of the law firm of Glazer & Siegel, PLLC, where he has been a Member since December 1997. Immediately prior to that, Mr. Siegel was Of Counsel at the law firm of Lane & Mittendorf LLP from August 1996 until December 1997. From June 1984 until August 1996, Mr. Siegel was associated with the law firm of Tucker, Flyer & Lewis, a professional corporation, where he became a Stockholder in 1991. Mr. Siegel received his Juris Doctor degree from the University of Virginia and his Bachelor of Science degree in Management (with concentrations in Accounting and Finance) from Boston College. He is admitted to practice law in the District of Columbia and State of Maryland and has been a guest lecturer at the Georgetown University Law Center and the American University Law School in the areas of taxation of real estate transactions and partnership taxation. He has also participated as a speaker and a panelist on tax programs addressing like-kind and other tax-free exchanges of real estate, choice of entity and partnership taxation.

Michael J. Green became our Executive Vice President and Chief Financial Officer on October 31, 2005. From August 2004 to October 2005, Mr. Green was employed by The Mills Corporation, a publicly-

traded real estate investment trust, where he served as their Chief Accounting Officer. From December 1996 to August 2004, Mr. Green was employed by Marriott International, Inc., a publicly-traded worldwide operator and franchisor of hotels and related lodging facilities, most recently serving as the Senior Vice President and Chief Financial Officer of Marriott International’s timeshare division. From May 2002 to November 2003, Mr. Green served as Marriott International’s Principal Accounting Officer. From 1996 to 2002, he worked in various positions in Marriott’s Corporate Accounting Department, where he was responsible for preparing the company’s financial reports and forecast functions. Prior to joining Marriott, Mr. Green worked for Arthur Andersen in London and Washington, D.C. from August 1989 to October 1996. Mr. Green received his M.A. in Natural Sciences from Queens’ College, Cambridge University, in the United Kingdom. He is also a chartered accountant.

Thomas G. Archer, Jr. has served as our Senior Vice President for Public Private Partnerships since our inception, and was formerly Senior Vice President for Republic Properties Corporation, a position he held since December 2004. Prior to joining Republic Properties Corporation in 2004, Mr. Archer was a consultant to Forest City Enterprises, a diversified real estate company from December 2002 to December 2004, and held senior management positions with the Mills Corporation, a Washington, D.C. real estate investment trust from August 1999 to June 2001 and from November 1996 to December 1997. Mr. Archer has 27 years of experience in large scale real estate development projects where public agency participation has often been involved. These development projects have included residential community development, multifamily and mixed-use development and large scale commercial and retail projects. Mr. Archer has developed over $1 billion of improvements (at cost) in 22 states and the District of Columbia. Mr. Archer earned his Bachelor’s degree from the University of Virginia, where his studies included business and architecture. He holds a real estate license in South Carolina and Virginia. His professional affiliations include the Building Industry Association and the Urban Land Institute.

Geoffrey N. Azaroff has served as our Senior Vice President of Construction since inception, and was formerly Vice President of Construction of Republic Properties Corporation, a position he had held since September 1989, where he worked on the construction of Phases I, II and III of The Portals and Republic Square I projects. Mr. Azaroff has over 25 years of experience in supervising and monitoring heavy construction. Prior to joining Republic Properties Corporation, Mr. Azaroff worked for the Charles E. Smith Companies as a Project Manager from September 1986 to August 1989. Prior to that, he held various supervisory construction positions with McDevitt & Street, the George Hyman Construction Company and other companies, where he was responsible for a significant amount of commercial and retail construction. Mr. Azaroff holds a Bachelor of Science degree in Civil Engineering from Rutgers University and a Masters degree in Engineering Management from Catholic University of America. He is a licensed general contractor.

Peter J. Cole has served as our Senior Vice President for Development since our inception, and was formerly Senior Vice President of Republic Properties Corporation, a position he held since April 2004. From 2003 to April 2004, Mr. Cole served as Senior Vice President and Director of Trammell Crow Company’s landlord representation business in Washington, D.C., where he, among other activities, represented landlords of over 6 million square feet of buildings. Prior to that, Mr. Cole was Senior Director of Development with Tishman Speyer Properties, a private real estate company, where he served for 15 years. Mr. Cole is responsible for strategy and management implementation of large-scale development projects from inception through delivery. Mr. Cole has extensive experience in the development of commercial and multifamily projects in various urban centers. Mr. Cole holds a Master of Science degree in Real Estate Investment from the New York University and a Bachelor of Arts from Connecticut College. Among his many affiliations, Mr. Cole is a member of the Legislative Committee of the District of Columbia Building Industry Association, the Urban Land Institute, and serves on the Board of the Greater Washington Commercial Association of Realtors.

Frank M. Pieruccini became our Senior Vice President and Chief Accounting Officer on October 28, 2005. From July 2005 until October 2005, he served as our Vice President and Chief Financial Officer. Prior to that, he was Vice President and Chief Financial Officer of Republic Properties Corporation, a position he had held since June 2003. From November 2002 to June 2003, Mr. Pieruccini was Chief Financial Officer of Kaempfer Management Services, LLC, a real estate management firm, and Treasurer of various entities in which Kaempfer and its subsidiaries held an interest. From June 2000 to October 2002, Mr. Pieruccini was Vice President and Chief Financial Officer of Cassidy & Pinkard, Inc., a commercial real estate brokerage firm. Mr. Pieruccini has 18 years of experience in the real estate industry, providing financial services to several of the region’s large development, leasing and management companies. In the role of Chief Financial Officer of Republic Properties Corporation, Mr. Pieruccini oversaw financial, treasury, and accounting functions for the corporation and its affiliates. Mr. Pieruccini received a Master of Science degree in Taxation from the George Mason University, a Master of Business Administration degree from the George Washington University and a Bachelor of Science degree with a Major in Accounting and Finance from the Virginia Polytechnic Institute and State University (Virginia Tech.) Mr. Pieruccini received his designation as a certified public accountant from the Commonwealth of Virginia.

Andrew G. Pulliam has served as our Vice President of Acquisitions since our inception, and was formerly Director of Acquisitions and Investments of Republic Properties Corporation, a position he held since February 2003. From November 1998 to February 2003, Mr. Pulliam held various positions with Insignia/ESG, Inc., one of the nation’s leading commercial real estate service providers. Mr. Pulliam has been involved in various facets of commercial real estate, including acquisition, valuation, sales, financing and accounting. Mr. Pulliam earned a Master of Business Administration degree in Finance from the George Washington University and a Bachelor of Business Administration degree in Accounting from the College of William and Mary. Mr. Pulliam is a certified public accountant, a licensed real estate salesperson in Washington, D.C., Virginia and Maryland, and holds the Certified Commercial Investment Member designation.

Michael C. Jones has served as our Vice President for Leasing and Marketing since our inception, and was formerly Director of Leasing and Marketing of Republic Properties Corporation, a position he held since April 2004. Prior to that, Mr. Jones co-founded CB Richard Ellis’ Consulting Group, where he provided strategic planning and transaction services for large and mid-sized office tenants in Greater Washington, D.C., a position he held from January 2000 to April 2004. During the last eight years, Mr. Jones has completed over 4.0 million square feet of leasing transactions and consulting assignments. Mr. Jones is responsible for the strategy and implementation of a wide variety of leasing, marketing, and transactional activities. Mr. Jones holds a Master of Business Administration degree from Pennsylvania State University and a Bachelor of Science degree in Economics from Boston College. Mr. Jones is a member of the Urban Land Institute and serves as a mentor for the Hoop Dreams Scholarship Fund, a non-profit organization based in Washington, D.C., that helps inner city high school seniors attend college.

John S. Chalsty will serve on our Board of Trustees as of the completion of this offering. He has served as Chairman of Muirfield Capital Management since 1998. Mr. Chalsty was formerly the Chairman of the Board and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., where he had served in various positions since 1969. Prior to joining Donaldson, Lufkin & Jenrette, Inc., Mr. Chalsty worked for Standard Oil of New Jersey (Exxon) for 12 years in the United States and Europe, filling roles including Assistant General Manager of the company’s worldwide supply and transportation operations. Mr. Chalsty is a member of the Board of Directors of Occidental Petroleum Corporation and Metromedia International Group, Inc. Mr. Chalsty served as Vice Chairman of The New York Stock Exchange from 1990 to 1994 and as a Director of The New York Stock Exchange from 1988 to 1994. He is a member and past President and Director of the New York Society of Security Analysts and a member and past Director of the Financial Analysts Federation. He currently serves as Chairman of The Teagle Foundation, Chairman of

New York City’s Economic Development Corporation, a member of the Board of Directors and President of Lincoln Center Theater, Vice Chairman of the Business Committee of the Metropolitan Museum of Art, a member of the Board of Trustees of Columbia University and a member of the Board of Trustees of The Saint Barnabas Medical Center. Mr. Chalsty holds a BSc in Chemistry and Physics, a BSc with Honors in Chemistry and a MSc from the University of Witwatersrand in Johannesburg, South Africa, as well as a Master of Business Administration from Harvard Business School.

Gregory H. Leisch will serve on our Board of Trustees as of the completion of this offering and has served as Chief Executive of Delta Associates, a Washington, D.C.-based real estate appraisal and consulting company that he founded, since 1980. Mr. Leisch has been active in the real estate business since 1970 as a consultant and advisor. Prior to founding Delta Associates, Mr. Leisch was Senior Vice President of GA/Partners/Arthur Andersen (formerly Gladstone Associates), where he started the firm’s appraisal practice. He also serves as a university lecturer on matters of urban planning and development economics and has published books and articles on real estate development issues and environmental impairment. Mr. Leisch is a member of the Urban Land Institute, the National Council of Real Estate Investment Fiduciaries and the Real Estate Round Table. Mr. Leisch holds a Bachelor of Arts and a Master of Science in Urban Planning from the University of Wisconsin. In 1990, he was designated a Counselor of Real Estate (CRE) by the American Society of Real Estate Counselors.

Ronald D. Paul will serve on our Board of Trustees as of the completion of this offering. He has served as Vice Chairman of the Board of Directors, President and Treasurer of Eagle Bancorp, Inc., a publicly-traded company, and as Chairman of the Board of Directors of its subsidiary, EagleBank, since the organization of Eagle Bancorp, Inc. in 1997. Mr. Paul is the President of Ronald D. Paul Companies and of RDP Management, Inc., both of which are engaged in the business of real estate development and management activities. Mr. Paul is also Chairman of Bethesda Investments, Inc., a private venture capital fund. He was a director of Allegiance Bancorp from 1990 until 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M in 1996, including serving as Vice Chairman of the Board of Directors from 1995 until 1996. In addition, Mr. Paul is active in charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997 and as its Chairman from 2002 until 2003. He is also on the Board of Trustees of the University of Maryland. Mr. Paul holds a Bachelor of Science degree (with an emphasis in accounting) from the University of Maryland.

Promoters

We consider Messrs. Kramer, Grigg and Keller to be our promoters under federal securities laws because they took the initiative in founding and organizing our business.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. The corporate governance initiatives that we have enacted include the following:

•       Our Board of Trustees is not staggered, with each of our trustees subject to re-election annually;

•       Of the six persons who will serve on our Board of Trustees immediately after the completion of this offering, three have been determined by us to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended and we intend that a fourth independent trustee will be appointed to our Board of Trustees after completion of this offering;

•       We have opted out of the Maryland business combination and control share acquisition statutes; and

•       We do not have a shareholder rights plan.

Committees of the Board of Trustees

Audit Committee

Upon completion of this offering, our audit committee will consist of three independent trustees. We expect that Ronald D. Paul will serve as the Chairman and will qualify as an audit committee financial expert, as defined in applicable Securities and Exchange Commission and NYSE regulations. Prior to completion of this offering, we expect to adopt an audit committee charter, which will define the audit committee’s primary duties to be to:

•       serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the creation and performance, generally, of our internal audit function;

•       oversee the compliance of our internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•       oversee the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the audit committee;

•       provide an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our Board of Trustees;

•       resolve any disagreements between our management and the outside auditors regarding our financial reporting; and

•       prepare the audit committee report for inclusion in our proxy statement for our annual meeting.

Our audit committee charter also will mandate that our audit committee pre-approve all audit, audit-related, tax and other services conducted by our independent accountants.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of three independent trustees. We expect that John S. Chalsty will serve as Chairman of the compensation committee. Prior to completion of this offering, we expect to adopt a compensation committee charter, which will define the compensation committee’s primary duties to be to:

•       determine the compensation of our executive officers;

•       review our executive compensation policies and plans;

•       administer and implement our equity incentive plan;

•       determine the number of shares underlying, and the terms of, restricted common share awards to be granted to our trustees, executive officers and other employees pursuant to these plans; and

•       prepare a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Nominating and Corporate Governance Committee

Upon completion of this offering, we expect that our nominating and corporate governance committee will consist of three independent trustees. We expect that Gregory H. Leisch will serve as Chairman of the nominating and corporate governance committee. The primary functions of the nominating and corporate governance committee will be to:

•       identify individuals qualified to become members of our Board of Trustees and recommend trustee candidates for election or re-election to our Board of Trustees;

•       consider and make recommendations to our Board of Trustees regarding board size and composition, committee composition and structure and procedures affecting trustees; and

•       monitor our corporate governance principles and practices.

Compensation of Trustees

The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on our board. We will pay our non-employee trustees $50,000 per year, and will grant each of our initial trustees 4,340 restricted common shares (except Richard L. Kramer, who will receive 2,893 restricted common shares), which shall be fully vested upon grant. However, pursuant to the terms of the restricted share agreement entered into between us and each trustee with respect to these initial restricted common shares, our trustees will be prohibited from selling any of the shares until July 1, 2007. Additionally, we will pay a one-time cash bonus to each trustee in the amount of $43,397 (except Richard L. Kramer, who will receive a cash bonus of $28,932). Trustees shall also have the option to, instead of annually receiving $50,000 in cash, receive a number of restricted share units of equal value (or a combination of the two).

In addition, we will pay our non-employee trustees $1,000 for each board meeting attended, and $500 for their participation in telephonic board meetings. The chairs of the audit, compensation, and nominating and corporate governance committees will receive annual cash fees of $7,500, $5,000 and $5,000, respectively. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees and any and all committees.

We will also adopt a Trustee Deferred Compensation Plan, pursuant to which each non-employee trustee may elect to defer all or a portion of his annual retainer, including grants of restricted shares, and meetings fees earned as a member of the Board of Trustees, until the trustee’s termination of service. All amounts deferred under the Deferred Compensation Plan will be credited to a restricted share unit account established for the participant. Any dividends paid on the shares during the term of the Deferred Compensation Plan will be deemed to be paid on the restricted share units held in a participant’s restricted share account, and such dividends will be converted into additional restricted share units. Upon a change in control of us, all amounts will be paid in a lump-sum to the participating trustees. All payments made under the Deferred Compensation Plan will be made in shares equal in number to the number of restricted share units allocated to a participant’s restricted share unit account.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering and our formation transactions, we do not anticipate that any members of the compensation committee will serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Trustees or compensation committee.

Executive Compensation

Because we were only recently formed, meaningful individual compensation information is not available for prior periods. The table below sets forth the annual base salary and other compensation expected to be earned in 2005 on an annualized basis by our Chief Executive Officer and the other four most highly-compensated executive officers. We refer to these executive officers as our “named executive officers.”

Summary Compensation Table(1)

	2005 Annual Compensation			Long-term Compensation
				Restricted
		Expected	Other Annual	Share
Name and Principal Position	Salary ($)	Bonus ($) (2)	Compensation($)	Awards(3)
Mark R. Keller,
Chief Executive Officer	$500,000	—	$867,946	$1,301,925
Steven A. Grigg,
President and Chief Development Officer	$350,000	—	—	—
Gary R. Siegel,
Chief Operating Officer and General Counsel	$360,000	—	$289,315	$433,980
Michael J. Green,
Executive Vice President and Chief Financial Officer	$300,000	—	$289,315	$433,980
Thomas G. Archer, Jr.,
Senior Vice President, Public Private Partnerships	$300,000	—	$121,512	$182,265

(1)          The foregoing disclosure is an estimate of the annualized compensation for each of the named executive officers.

(2)          Pursuant to his employment agreement, Mr. Keller is eligible to participate in our bonus plan with a threshold target bonus opportunity of 60% of his base salary, a mid-point target bonus opportunity equal to 100% of his base salary, and an above target opportunity of 175% of his base salary. Pursuant to their employment agreements, Messrs. Grigg, Siegel and Green are eligible to participate in our bonus plan, pursuant to which performance at a threshold level will yield a bonus of 50% of base salary, at the target level will yield a bonus of 80% of base salary, and at an above level will yield a bonus of 100% of base salary. Mr. Archer, who does not have an employment agreement with us, will be entitled to a bonus in the discretion of the Compensation Committee of our Board of Trustees.

(3)                 Represents the dollar value of restricted common shares to be granted to certain named executive officers concurrently with the closing of this offering, based on $15.00 per share, which is the mid-point of the price range indicated on the cover page of this prospectus.

In connection with this offering, we will grant an aggregate of 260,384 restricted REIT shares to certain of our trustees, trustee nominees, executive officers and certain other employees of our company. The restricted shares are immediately vested but may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of, other than permitted transfers, prior to July 1, 2007. We will also grant to these individuals a cash award in the aggregate amount of $2.6 million.

The following individuals will receive the number of restricted REIT shares and cash as set forth below:

Name	Title	Number of Shares	Cash Award($)
Executive Officers
Mark R. Keller	Chief Executive Officer	86,795	$867,946
Michael J. Green	Chief Financial Officer	28,932	289,315
Gary R. Siegel	Chief Operating Officer/General Counsel	28,932	289,315
Thomas G. Archer, Jr.	Senior Vice President	12,151	121,512
Peter J. Cole	Senior Vice President	12,151	121,512
Frank M. Pieruccini	Senior Vice President	12,151	121,512
Geoffrey N. Azaroff	Senior Vice President	8,679	86,795
Michael C. Jones	Vice President	12,151	121,512
Andrew G. Pulliam	Vice President	12,151	121,512
Other Employees		26,038	260,384
Board of Trustees
Richard L. Kramer	Chairman of the Board of Trustees	2,893	28,932
John S. Chalsty	Trustee Nominee	4,340	43,397
Gregory H. Leisch	Trustee Nominee	4,340	43,397
Ronald D. Paul	Trustee Nominee	4,340	43,397
	Trustee Nominee(1)	4,340	43,397
Total:		260,384	$2,603,835

(1)        The Board of Trustees intends to appoint an additional independent trustee after completion of this offering and expects to issue additional restricted shares and cash to such person as indicated above.

Employment and Noncompetition Agreements

Employment Agreement with Mark R. Keller

Effective as of the closing of this offering, we will enter into an employment agreement with Mr. Keller pursuant to which he has agreed to serve as our Chief Executive Officer. The term of the employment agreement commences on its effective date and ends on December 31, 2009, with automatic one-year renewals unless either party elects upon 90 days advance notice not to renew the agreement. Mr. Keller will receive an annual salary of $500,000, subject to annual increases in the sole discretion of the Compensation Committee of our board of trustees. Mr. Keller also is eligible to participate in our bonus plan with a threshold target opportunity of 60% of his base salary, a mid-point target opportunity of 100% of his base salary and an above target opportunity of 175% of his base salary, the terms of which will be established by the Compensation Committee. Mr. Keller will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt from time to time, on terms which are no less favorable than the terms provided generally to our senior level executives. Mr. Keller will also be entitled to reimbursement for reasonable business expenses incurred by him on company business, pursuant to our standard reimbursement policy in effect from time to time.

Pursuant to his employment agreement, Mr. Keller will receive concurrently with the completion of this offering a grant of 86,795 restricted shares of our common stock. These restricted shares will be immediately vested. However, these restricted shares may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of, other than permitted transfers, prior to July 1, 2007. In addition, Mr. Keller will receive a one-time cash award in the amount of $867,946.

If Mr. Keller’s employment is terminated (i) without “cause,” (ii) pursuant to a “constructive termination,” (iii) on account of Mr. Keller’s death or disability, (iv) by us or Mr. Keller for any reason within 24 months following a change in control, or (v) because we do not renew his employment agreement prior to his reaching age 62, he will have the right to receive: (1) a cash payment equal to two and one-half times his annual salary then in effect plus his average bonus for the prior three years; (2) any earned but unpaid bonus for the prior year, and a pro rated bonus in the year of termination; (3) any accrued and unpaid salary, vacation and other benefits due to him; and (4) continued medical benefits for Mr. Keller and his family for a period of two and one-half years. In addition, all equity awards shall immediately vest and become fully exercisable. Unless such termination occurs in connection with a change in control, if we terminate Mr. Keller’s employment agreement for “cause” or he terminates his employment agreement without “good reason,” or we do not renew his employment agreement after he reaches age 62, he will only have the right to receive any accrued and unpaid salary, vacation and other benefits, and any pro rated bonus as provided for in the bonus plan. In addition, we have agreed to reimburse Mr. Keller for certain excise taxes (including any interest or other fees or payments payable by him in connection with such taxes) that may be imposed on his compensation in connection with a change in control of our company.

Mr. Keller’s employment agreement defines “cause” as the willful and continued failure by him, after reasonable notice and opportunity to cure, to substantially perform his duties (other than any such failure resulting from his disability); willful gross misconduct involving serious moral turpitude; or conviction (or plea of no contest) of a felony, a crime involving fraud or other illegal conduct, other than minor traffic violations, and with respect to other illegal conduct, which is demonstrably and materially injurious to our company. Mr. Keller’s employment shall be considered terminated as a result of a “constructive termination” if, without his written consent, we reduce his salary or bonus opportunity; materially breach his employment agreement; materially reduce his duties or authority; fail to nominate him to our board of trustees or require him to report other than to our board of trustee or a committee thereof; relocate our principal offices, or Mr. Keller’s principal place of employment, more than 50 miles outside the Washington, D.C. metropolitan area; or any successor to our company fails to assume Mr. Keller’s employment agreement or to otherwise affirm its obligations under such agreement in any material respect.

Mr. Keller’s employment agreement also contains noncompetition provisions. Pursuant to the agreement, Mr. Keller has agreed not to directly or indirectly compete with us, subject to certain limited exceptions. The noncompetition period will be in effect during Mr. Keller’s employment with us, and will last for periods ranging from six to 18 months after Mr. Keller’s termination of employment, depending on the nature of his termination. Mr. Keller’s employment agreement also contains a nonsolicitation covenant that applies to our employees, officers, agents or representatives, and the nonsolicitation covenant lasts for a period of Mr. Keller’s employment plus an additional 18 month period.

Employment and Noncompetition Agreements with Steven A. Grigg, Gary R. Siegel and Michael J. Green

We have entered into an employment agreement with Michael J. Green effective as of October 31, 2005, as amended, and will enter into employment agreements with Steven A. Grigg and Gary R. Siegel effective as of the closing of this offering. Mr. Grigg will serve as our President and Chief Development Officer, Mr. Siegel will serve as our Chief Operating Officer and General Counsel and Mr. Green will serve as our Executive Vice President and Chief Financial Officer. Each of these employment agreements provides that the executive reports directly to our Chief Executive Officer, unless our Board determines otherwise. The term of each of the agreements commences on its effective date and ends on December 31, 2009, with automatic one-year renewals unless any party elects upon 90 days advance notice not to renew the agreement. Mr. Grigg will receive an annual salary of $350,000, Mr. Siegel will receive an annual salary of $360,000 and Mr. Green will receive an annual salary of $300,000, in each case subject to annual increases in the sole discretion of our Board or compensation committee. Messrs. Grigg, Siegel and Green are also eligible to participate in our bonus plan, the terms of which will be established by our compensation committee, and each of them will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt, on terms which are no less favorable than the terms provided generally to our senior level executives. For each of Messrs. Grigg, Siegel and Green, performance at the threshold target will yield a bonus equal to 50% of base salary; at the target level, will yield a bonus equal to 80% of base salary; and at an above target level will yield a bonus equal to 100% of base salary. No minimum bonus, however, is guaranteed.

Upon the completion of this offering, each of Messrs. Siegel and Green will receive a grant of 28,932 restricted common shares. The restricted shares shall be immediately vested.  However, these restricted shares, other than permitted transfers, may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of prior to July 1, 2007. In addition, Messrs. Siegel and Green will each receive one-time cash awards in the amount of $289,315.

If we terminate Messrs. Grigg’s, Siegel’s or Green’s employment agreement without “cause” or one of these individuals terminates his employment agreement for “good reason,” the terminated executive will have the right to receive: (1) a cash payment equal to two and one half times the sum of his annual salary as of the date of the termination of the agreement and the average bonus earned for the prior three calendar years, or the target level bonus, if greater; (2) any unpaid bonus for the prior year, and a pro rated bonus in the year of termination (based on the mid-point target bonus for that year); (3) any accrued and unpaid salary, vacation and other benefits; and (4) continued medical benefits for a period of two and a half years. In addition, all equity awards shall immediately vest and become fully exercisable. If we elect not to renew Messrs. Grigg’s, Siegel’s or Green’s employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and the average bonus earned for the prior three calendar years. In addition, all equity awards held by the executive will become fully vested and exercisable. If we terminate Messrs. Grigg’s, Siegel’s or Green’s employment for cause or the executive terminates his employment without good reason, the executive will only have the right to receive any accrued and unpaid salary, vacation and other benefits, and any pro rata bonus as provided for in the bonus plan. In addition, we have agreed to reimburse Messrs. Grigg, Siegel and Green for certain excise taxes (including any interest or other fees or payments payable by the executive in connection with such taxes) that may be imposed on their compensation in connection with a change in control of our company.

Messrs. Grigg’s, Siegel’s and Green’s employment agreements define “cause” as conviction for a felony; commission of an act of fraud, theft or dishonesty related to the executive’s duties; willful and continuing failure or habitual neglect to perform the executive’s duties; material violation of non-competition or confidentiality covenants; or willful and continuing breach of the agreement. Additionally, “good reason” is defined as a material reduction in the executive’s authority, duties and responsibilities or the assignment to the executive of duties inconsistent with the executive’s position; a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the executive’s employment agreement); our material and willful breach of the employment agreement; or our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in the Washington, D.C. metropolitan area.

If Messrs. Grigg’s, Siegel’s or Green’s employment agreement is terminated for disability or death, he or the beneficiaries of his estate will receive any accrued and unpaid salary, vacation and other benefits and any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all equity awards shall immediately vest and become fully exercisable.

Upon the closing of this offering, Messrs. Grigg, Siegel and Green will each have entered into a noncompetition agreement with us. Pursuant to each agreement, each executive will agree, during the term of their respective employment with us, not to directly or indirectly compete with us. The covenants not to compete will be effective during the longer of the three-year period beginning as of the date of the executive’s employment agreement or the period of the executive’s employment plus an additional 18-month period. Additionally, each of the noncompetition agreements contains a nonsolicitation covenant that applies to our employees, officers, agents, and representatives, and the nonsolicitation covenant lasts for the longer of the three-year period beginning as of the date of the employment agreement or 18 months after the executive terminates employment.

Noncompetition Agreements with Richard L. Kramer and Republic Properties Corporation

Effective as of the completion of this offering, we will enter into noncompetition agreements with Mr. Richard L. Kramer, our Chairman of the Board, and Republic Properties Corporation, a District of Columbia corporation of which Mr. Kramer is the controlling shareholder. The noncompetition agreements cover the period that is the longer of three years from the execution date of the agreement or the period during which Mr. Kramer is the Chairman of the Board, plus, unless Mr. Kramer is removed from the Board without cause, 18 months thereafter. However, if Mr. Kramer is not re-elected to the Board, the noncompetition agreements will terminate. In addition, the noncompetition clauses of the agreements (but not the non-solicitation clauses) with Mr. Kramer and Republic Properties Corporation will terminate upon the occurrence of a change in control of us.

Under the terms of the noncompetition agreements, Republic Properties Corporation and Mr. Kramer will be permitted to continue to hold interests in certain real estate entities in Greater Washington, D.C., including Mr. Kramer’s ownership interests in The Portals I and II, two properties that will not be included in our initial portfolio, and Republic Land. The noncompetition agreements also contain a nonsolicitation covenant that applies to our employees, officers, agents, representatives and independent contractors for a period that is the longer of the three-year period beginning on the date of the agreement or the period during which Mr. Kramer is a member of the Board, plus 18 months thereafter. Under this covenant, Republic Properties Corporation and Mr. Kramer agree that during this period, neither Mr. Kramer or Republic Properties Corporation will solicit the persons described above. In addition, Mr. Kramer and Republic Properties Corporation have agreed to refer without consideration to us any investment and fee-based development opportunities for commercial office properties in Greater Washington, D.C. which are presented to them for a period that is the longer of the three-year period beginning on the date of the agreement or the period during which Mr. Kramer is a member of the Board (for example, projects developed by Republic Land).

A “change in control” is defined generally as: (i) certain consolidations or mergers of our company, (ii) certain sales of all or substantially all of the assets of our company, (iii) any person, including a group, acquiring beneficial ownership of 30% or more of the issued and outstanding shares of voting securities of our company entitled to vote generally in the election of trustees, subject to certain exceptions, or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Trustees cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by our shareholders, of each new member of the Board of Trustees was approved by a vote of at least two-thirds of the members of the Board of Trustees then still in office at the beginning of any such period.

Equity and Benefit Plans

A description of the provisions of our 2005 Omnibus Long-Term Incentive Plan is set forth below. In this summary, the 2005 Omnibus Long-Term Incentive Plan is referred to as the 2005 Plan. This summary is qualified in its entirety by the detailed provisions in the 2005 Plan, which is filed as an exhibit to the registration statement of which this prospectus is part.

Overview.   Our Board of Trustees and our shareholder will approve the 2005 Plan prior to the completion of this offering. The purpose of the 2005 Plan is to attract and to encourage the continued

employment and service of, and maximum efforts by, our officers, key employees and other key individuals by offering those persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success.

There are currently 2,500,000 common shares reserved for issuance under the 2005 Plan and no awards have been granted under the 2005 Plan. The maximum number of shares subject to options that can be awarded under the 2005 Plan to any person is 275,000 per year. The maximum number of shares that can be awarded under the 2005 Plan to any person, other than pursuant to an option, is 275,000 per year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $3,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

Administration.   The 2005 Plan is administered by our compensation committee. Subject to the terms of the 2005 Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Plan. Options and share appreciation rights may not be amended to lower their exercise prices without shareholder approval.

Common Shares Reserved for Issuance Under the 2005 Plan.   The common shares issued or to be issued under the 2005 Plan consist of authorized but unissued shares and treasury shares. Shares issued under the 2005 Plan pursuant to awards assumed in connection with mergers and acquisitions by us also will not reduce the number of shares reserved for issuance under the 2005 Plan.

Eligibility.   Awards may be made under the 2005 Plan to our employees or our consultants, including to any such person who is an officer or trustee, and to any other individual whose participation in the 2005 Plan is determined to be in our best interests by our compensation committee.

Amendment or Termination of the Plan.   The Board of Trustees may terminate or amend the 2005 Plan at any time and for any reason. However, no amendment may adversely impair the rights of grantees with respect to outstanding awards. Further, unless terminated earlier, the 2005 Plan will terminate 10 years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations.

Types of Awards Available for Grant under the 2005 Plan

Options.   The 2005 Plan permits the granting of options to purchase common shares intended to qualify as incentive options under the Internal Revenue Code and stock options that do not qualify as incentive stock options (“non-qualified options”). The exercise price of each option may not be less than 100% of the fair market value of our common shares on the date of grant. In the case of certain 10% shareholders who receive incentive options, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case, the exercise price is adjusted to preserve the economic value of the employee’s option from his or her former employer.

The term of each option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering common shares (which if acquired from us have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise.

Stock options granted under the 2005 Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.   The compensation committee may also award under the 2005 Plan:

•        restricted shares, which are common shares subject to restrictions;

•        share units, which are common share units subject to restrictions;

•        dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of common shares;

•        share appreciation rights, which are a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee;

•        unrestricted common shares, which are common shares granted without restrictions as a bonus; and

•        performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the compensation committee. The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria (described below).

Section 162(m) of the Internal Revenue Code Compliance.   Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and the four highest compensated executive officers (other than the Chief Executive Officer) determined at the end of each year (the “covered employees”). However, performance-based compensation is excluded from this limitation. Although the 2005 Plan is currently not subject to Section 162(m) because Section 162(m) provides for a grace period following an initial public offering, the 2005 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) at such time as the 2005 Plan becomes subject to Section 162(m).

Business Criteria.   One or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), are used exclusively by the compensation committee in establishing performance goals for awards intended to qualify as performance-based that are granted to “covered employees” subject to Section 162(m) of the Internal Revenue Code:

•        total shareholder return;

•        such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;

•        net income;

•        pretax earnings;

•        earnings before interest expense, taxes, depreciation and amortization;

•        pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;

•        operating margin;

•        earnings per share;

•        return on equity;

•        return on capital;

•        return on investment;

•        operating earnings;

•        working capital;

•        ratio of debt to shareholders’ equity;

•        revenue; and

•        funds from operations.

Effect of Certain Corporate Transactions.   Certain change in control transactions involving us may cause awards granted under the 2005 Plan to vest, unless the awards are continued or substituted for by the surviving company in connection with the change in control transaction.

Adjustments for Stock Dividends and Similar Events.   The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2005 Plan, including the individual limitations on awards, to reflect dividends, splits, extraordinary cash dividends and other similar events.

U.S. Federal Income Tax Consequences

Incentive Stock Options.   The grant of an option will not be a taxable event for the grantee or for us. A grantee will not recognize taxable income upon exercise of an incentive option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common shares received pursuant to the exercise of an incentive option will be taxed as long-term capital gain if the grantee holds the common shares for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common shares in an amount generally equal to the excess of the fair market value of the common shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent that the grantee recognizes ordinary income.

Non-Qualified Options.   The grant of an option will not be a taxable event for the grantee or for us. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the common shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Shares.   A grantee who is awarded restricted shares will not recognize any taxable income for U.S. federal income tax purposes in the year of the award, provided that the common shares are subject to restrictions (that is, the restricted shares are nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common shares on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common shares are subject to restrictions will be subject to withholding taxes. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Share Units.   There are no immediate tax consequences of receiving an award of share units under the 2005 Plan. A grantee who is awarded share units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights.   Participants who receive dividend equivalent rights will be required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Share Appreciation Rights.   There are no immediate tax consequences of receiving an award of share appreciation rights that is settled in common shares under the 2005 Plan. Upon exercising a share appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.   The award of a performance or annual incentive award will have no U.S. federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Shares.   Participants who are awarded unrestricted common shares will be required to recognize ordinary income in an amount equal to the fair market value of the common shares on the date of the award, reduced by the amount, if any, paid for such shares. We will generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

Contribution of Interests in the Nine Fund Properties

Our Operating Partnership will acquire from the Fund interests in the property entities that own nine of the 10 properties in our initial portfolio pursuant to a contribution agreement with the Fund. The contribution of the interests in these property entities is subject to all of the terms and conditions of the contribution agreement, including the completion of this offering. The Fund will distribute the OP units it receives to its partners, some of which are entities owned or controlled by members of our Board of Trustees and members of our senior management team, including Messrs. Kramer, Grigg, Keller and Siegel. We will assume or succeed to all of the Fund’s rights, obligations and responsibilities with respect to the property entities contributed to our Operating Partnership.

In connection with this contribution agreement:

•       Richard L. Kramer or affiliates will receive approximately  1,274,811 OP units (with a value of approximately $19,122,165, based upon an initial offering price of $15.00 per share);

•       Steven A. Grigg or affiliates will receive approximately 371,102 OP units (with a value of approximately $5,566,530, based upon an initial offering price of $15.00 per share); and

•       Mark R. Keller or affiliates will receive approximately 313,592 OP units (with a value of approximately $4,703,880, based upon an initial offering price of $15.00 per share).

•       Gary R. Siegel or affiliates (including certain trusts for the benefit of Mr. Kramer’s affiliates for which Mr. Siegel acts as trustee and over which Mr. Siegel disclaims any beneficial ownership) will receive approximately 762,571 OP units (with a value of approximately $11,438,565, based upon an initial offering price of $15.00 per share).

Contribution of Interests in the Republic Building

Our Operating Partnership will acquire from the investors in RPT 1425 interests in the property entity that owns the Republic Building pursuant to a contribution agreement with the Fund. The contribution of the interests in this property entity is subject to all of the terms and conditions of the contribution agreement, including the completion of this offering. In exchange for the contribution of these interests to our Operating Partnership, the partners of RPT 1425 will receive consideration in the aggregate amount of $18 million, of which the foreign partners of RPT 1425 will receive, based on a previous election made by each such partner, either: (1) a specified number of REIT shares, or (2) a specified number of REIT shares or cash, and the domestic partners of RPT 1425 will receive a specified number of OP units.

In connection with this contribution agreement:

•       Richard L. Kramer or affiliates will receive approximately 160,733 OP units (with a value of approximately $2,410,995, based upon an initial offering price of $15.00 per share);

•       Steven A. Grigg or affiliates will receive approximately 1,428 OP units (with a value of approximately $21,420, based upon an initial offering price of $15.00 per share); and

•       Mark R. Keller or affiliates will receive approximately 4,500 OP units (with a value of approximately $67,500, based upon an initial offering price of $15.00  per share); and

•       Gary R. Siegel or affiliates (including certain trusts for the benefit of Mr. Kramer’s affiliates for which Mr. Siegel acts as trustee and over which Mr. Siegel disclaims any beneficial ownership) will receive approximately 17,539 OP units (with a value of approximately $263,085, based upon an initial offering price of $15.00 per share).

Option Properties

Simultaneously with the completion of this offering and the formation transactions, we will enter into an agreement with entities in which Messrs. Kramer, Grigg and Keller have ownership interests that grant us options to acquire three office properties, two of which are currently under development and one of which is an undeveloped parcel of land. The purchase price for these three properties, if we exercise our option, is payable in OP units or cash, as well as the assumption (or discharge if such assumption is not permitted by the Lender) of indebtedness. However, Messrs. Kramer, Grigg and Keller will only receive OP units in connection with the acquisition of an option property. Each of Messrs. Kramer, Grigg and Keller will benefit from any decision by us to exercise our option. See “Business and Properties—Option Properties.”

Contribution of Management and Development Services by Republic Properties Corporation

Pursuant to separate contribution agreements, our Operating Partnership will receive a contribution of interests in certain assets of the management, leasing and real estate development operations of Republic Properties Corporation and subsidiaries. These assets will include the right to provide management services to the 10 commercial office properties that we will own upon completion of this offering, development services rights in connection with the City Center project in West Palm Beach, Florida, and development and management services rights with respect to Republic Square I and II. Republic Properties Corporation is 85% owned by Mr. Kramer, our Chairman of the Board, and 15% owned by Mr. Grigg, our President and Chief Development Officer.

With the exception of the agreement to provide development and management services with respect to Republic Square II, Republic Properties Corporation will receive an aggregate of 415,210 OP units for the contribution of the assets described above. Republic Properties Corporation will not receive any consideration for its contribution of the rights related to Republic Square II.

Outsourcing of Management and Development Services for The Portals

Messrs. Kramer and Grigg and Republic Properties Corporation, general partners of PDA, currently receive fees from PDA in connection with providing management and development services to The Portals Properties and will continue to receive these fees following completion of the formation transactions and this offering. The terms of the PDA partnership agreement provide that any fee amounts earned but unpaid are accumulated as internal preferences with respect to future partnership distributions. Upon completion of this offering, we will enter into agreements with Messrs. Kramer and Grigg and Republic Properties Corporation whereby Republic Property TRS, LLC, a taxable REIT subsidiary of ours, will provide on an outsource basis:

•       management services to The Portals I and II, in exchange for a fee equal to 1.0% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing those services;

•       development services to The Portals III, in exchange for a fee equal to 3.0% of the remaining development costs, which are defined as net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       development services to The Portals IV and V, in exchange for a fee equal to 3.0% of the development costs, which are defined as net of land acquisition, interest and loan expenses, and cash concessions to tenants;

•       management services to The Portals III, IV and V when completed, and in the case of The Portals III in advance of any exercise by us of our option to acquire The Portals III in exchange for a fee equal to 1.0% of the gross revenues of each property and a payment to cover the cost of the corporate and property labor and overhead for providing those services; and

•       certain asset management services to PDA, including, but not limited to, the arrangement of financing and the administration of loans, the oversight of partnership books and records, the preparation of quarterly distributions, certain accounting, bookkeeping and other administrative services with respect to The Portals Properties, and the preparation of documents in connection with the annual audit and tax return of PDA in exchange for an annual payment of $1.1 million.

Republic Properties Corporation and Messrs. Kramer and Grigg will receive an aggregate of 66,982 OP units as consideration for the contribution of their right to provide development and management services to The Portals III. Of these 66,982 OP units, Republic Properties Corporation and Messrs. Kramer and Grigg will receive 22,327, 37,957 and 6,698 OP units, respectively. Republic Properties Corporation and Messrs. Kramer and Grigg will not receive any consideration for the contribution of the rights to provide development and management services to The Portals I, II, IV and V, or the engagement of the Operating Partnership to provide corporate and administrative services to PDA.

We believe the fees described above are at competitive market rates for providing management and development services in the office sector generally. These fees will be payable to us on a monthly basis. These fees represent only a portion of (and will be payable out of) the management and development fees that will continue to be payable to Messrs. Kramer and Grigg and Republic Properties Corporation within PDA, which include, among other items:

•       A development fee equal to 5% of all development costs;

•       A construction management fee equal to 5% of all direct costs of construction (of which 1/8th is payable to East Coast Development Corporation, the unaffiliated general partner);

•       A management fee equal to 5% of gross rental receipts; and

•       A leasing fee equal to 3% of the gross rental receipts, which may be reduced by up to 2.0% to the extent unaffiliated brokers or leasing agents are engaged to perform leasing services.

The aforesaid fees payable to Messrs. Kramer and Grigg and Republic Properties Corporation (out of which a portion which be payable to us) are payable only out of net cash flow and net refinancing and sale proceeds realized by PDA that are available for distribution. The portion of the fees payable to us will be paid on a priority basis prior to payment of the remaining balance of such fees to Messrs. Kramer and Grigg and Republic Properties Corporation.

Messrs. Kramer and Grigg and Republic Properties Corporation, collectively, earned approximately $3.3 million and $4.0 million in aggregate fees from PDA for management and development services provided to The Portals I, II and III during the year ended December 31, 2004 and the ten-month period ended October 31, 2005, respectively. If we had performed these services during the same periods pursuant to the terms of our agreements with Messrs. Kramer and Grigg and Republic Properties Corporation, we would have received, on a pro forma basis, approximately $2.2 million and $2.4 million in aggregate fees.

Employment and Noncompetition Agreements

Upon completion of this offering, we will enter into an employment agreement with Mr. Keller, our Chief Executive Officer, Mr. Grigg, our President and Chief Development Officer and Mr. Siegel, our Chief Operating Officer and General Counsel. In addition, we have entered into an employment agreement with Mr. Green, our Executive Vice President and Chief Financial Officer. Each of these agreements provides, or will provide upon execution, for a term of four years, with automatic one-year renewals and providing for salary, bonus and other benefits, including severance upon a change in control or termination of employment under certain circumstances. We will also enter into noncompetition agreements with Mr. Kramer, our Chairman of the Board, Republic Properties Corporation, Mr. Grigg and Mr. Siegel and have entered into a noncompetition agreement with Mr. Green. These agreements contain, or will contain upon execution, covenants not to compete for a specified period. In the case of the agreement with Mr. Keller, the covenants not to compete will be effective during Mr. Keller’s employment with us, and will last for a period of 18 months after Mr. Keller’s termination of employment, depending on the nature of his termination. In the case of Messrs. Grigg, Siegel and Green, the covenants not to compete will be effective during the longer of three years or the period of their employment plus an additional 18-month period. In the case of the non-competition agreements with Mr. Kramer and Republic Properties Corporation, the covenants not to compete will be effective for the longer of three years, or his tenure on the Board, plus, unless Mr. Kramer is removed from the Board without cause, 18 months thereafter. In addition, Messrs. Kramer and Republic Properties Corporation have agreed to refer to us any investment and fee-based development opportunities for commercial office properties in Greater Washington, D.C. which are presented to them for at least three years following this offering. See “Management—Employment and Noncompetition Agreements.”

Restricted Shares

In connection with this offering, we will grant an aggregate of 260,384 restricted REIT shares to certain of our trustees, trustee nominees, executive officers and certain other employees of our company. The restricted shares are immediately vested but may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of other than permitted transfers, prior to July 1, 2007. We will also grant to these individuals a cash award in the aggregate amount of $2.6 million.

The following individuals will receive the number of restricted REIT shares and cash as set forth below:

Name	Title	Number of Shares	Cash Award($)
Executive Officers
Mark R. Keller	Chief Executive Officer	86,795	$867,946
Michael J. Green	Chief Financial Officer	28,932	289,315
Gary R. Siegel	Chief Operating Officer/General Counsel	28,932	289,315
Thomas G. Archer, Jr.	Senior Vice President	12,151	121,512
Peter J. Cole	Senior Vice President	12,151	121,512
Frank M. Pieruccini	Senior Vice President	12,151	121,512
Geoffrey N. Azaroff	Senior Vice President	8,679	86,795
Michael C. Jones	Vice President	12,151	121,512
Andrew G. Pulliam	Vice President	12,151	121,512
Other Employees		26,038	260,384
Board of Trustees
Richard L. Kramer	Chairman of the Board of Trustees	2,893	28,932
John S. Chalsty	Trustee Nominee	4,340	43,397
Gregory H. Leisch	Trustee Nominee	4,340	43,397
Ronald D. Paul	Trustee Nominee	4,340	43,397
	Trustee Nominee(1)	4,340	43,397
Total:		260,384	$2,603,835

(1)        The Board of Trustees intends to appoint an additional independent trustee after completion of this offering and expects to issue additional restricted shares and cash to such person as indicated above.

Partnership Agreement

Concurrently with the completion of this offering, we will enter into an amended and restated partnership agreement with the various limited partners in our Operating Partnership. We will be the sole general partner of the Operating Partnership and we expect to own approximately 86.3% of the aggregate partnership interests in the Operating Partnership. We will own a total number of units in our Operating Partnership equal to the total number of common shares that we have outstanding after the completion of this offering and the formation transaction. Messrs. Kramer, Grigg and Keller, or entities controlled by them, will own approximately 11.9% of the limited partnership interests in our Operating Partnership upon completion of this offering.

Legal Services Provided by Glazer & Siegel, PLLC

Gary R. Siegel, who upon the closing of this offering will be our Chief Operating Officer and General Counsel, is currently the Managing Member and an equity owner of the law firm of Glazer & Siegel, PLLC. During the twelve-month periods ended December 31, 2002, December 31, 2003 and December 31, 2004, and the nine-month period ended September 30, 2005, Glazer & Siegel, PLLC received fees and reimbursements from our predecessor and its subsidiaries in the approximate amounts of $76,800, $61,900, $98,000 and $140,800, respectively, for legal services provided to such entities. Upon becoming an officer of the Company, Mr. Siegel will terminate his active involvement in Glazer & Siegel, PLLC and will no longer be entitled to participate in any fees earned by the firm from and after such date. However, he will continue to hold an Of Counsel position with the firm for a period of time necessary to facilitate an orderly transition and winding up of his affairs with Glazer & Siegel, PLLC, and he will continue to receive distributions from the firm from time to time attributable to the liquidation of his equity interests.

In addition, Mr. Siegel has been, and will continue to be, a trustee of various trusts for the benefit of family members of Richard L. Kramer, the Chairman of our Board. As a result of these activities, he also has been, and will continue to be, a manager of various Kramer family investment entities in which one or more of the trusts is an equity owner and/or lender. These trusts and entities own equity interests, directly or indirectly, in various outside real estate activities in which Mr. Kramer is and will continue to be involved. In his capacity as a trustee or manager of these trusts and family investment entities (or otherwise), however, Mr. Siegel is not involved in the day-to-day management activities of these ongoing real estate projects nor will his ongoing fiduciary responsibilities materially interfere with Mr. Siegel’s duties to us. Glazer & Siegel, PLLC, has earned, and will continue to earn, professional fees from these various trusts and family investment entities (which are included among the fees and reimbursements described below), and after becoming an officer of the Company, Mr. Siegel will be entitled to earn and receive trustee and asset management fees and related reimbursements in connection with the performance of such services to the various Kramer family trusts and Kramer family investment entities.

Glazer & Siegel, PLLC has also provided legal services to Mr. Kramer and his affiliates, in the past (including legal services to our predecessor and its subsidiaries, the various Kramer family trusts and the various Kramer family investment entities described above). During the 12-month periods ended December 31, 2002, December 31, 2003 and December 31, 2004, and the nine-month period ended September 30, 2005, Glazer & Siegel, PLLC received fees and reimbursements for such services in the approximate amounts of $370,700, $477,100, $426,100 and $532,000, respectively. After becoming an executive officer of the Company, Mr. Siegel will no longer provide such legal services to Mr. Kramer and his affiliates nor will Mr. Siegel participate in any fees which may be earned by Glazer & Siegel, PLLC, after such date in connection with legal services which the firm may provide to Mr. Kramer or his affiliates in the future.

Excluded Assets

In addition to their interests in the assets being contributed to us as part of the formation transactions, Messrs. Kramer, Grigg and Keller have substantial outside business interests in properties which will not be contributed to us, as described in more detail below.

Republic Properties Corporation

Republic Properties Corporation is a private real estate development, redevelopment and management company founded by Messrs. Kramer and Grigg. Prior to the formation transactions and this offering, Mr. Kramer has served as Chairman of the Board and Messrs. Grigg and Keller have served as President and Chief Executive Officer, and Managing Director, respectively, of Republic Properties Corporation. As part of the formation transactions, Messrs. Grigg and Keller will terminate their employment with Republic Properties Corporation. Messrs. Kramer and Grigg, however, will continue to control Republic Properties Corporation in their capacity as owners of this entity. Subsequent to the formation transactions, Republic Properties Corporation will maintain its general partner interest in PDA and its indirect ownership interest in Republic Square I and II. In addition to Messrs. Kramer and Grigg, Mr. Keller has an indirect ownership interest in Republic Square I and II. PDA is an entity that owns an approximate 50% limited and general partnership interest in Parcel 49B Limited Partnership, owner of The Portals I, and an approximate 50% limited and general partnership interest in Parcel 49C Limited Partnership, owner of The Portals II. PDA is one of two general partners of each of these partnerships. PDA also owns a 100% interest in The Portals III, IV and V. Other general partners in PDA are Messrs. Grigg and Kramer and Eastcoast Development Corporation, which owns an approximate 8% general partner interest. The Portals III and Republic Square I and II are properties which we have an option to acquire and for which we will provide management and development services.

Other than its ownership interests in PDA and Republic Square I and II, Republic Properties Corporation will not have interests in office or office-oriented mixed-use projects. The operations of Republic Properties Corporation will also continue to include the development and management of residential development and management projects.

Republic Land Development LLC

Republic Land is principally engaged in the acquisition, entitlement and development of land for planned mixed-use communities, retail and condominium developments throughout the United States.  Republic Land is owned and controlled by Mr. Kramer, together with David L. Peter, its President and Chief Executive Officer, who principally manages all aspects of the business and who is the principal managing member of each of its affiliates.  Mr. Kramer owns 90% of Republic Land, and Mr. Peter owns the remaining 10% interest.  While Messrs. Grigg and Keller have no ownership in, or management control over, Republic Land, they have, and may have in the future, ownership interests in certain ongoing projects which Republic Land is managing.  In addition, certain members of our senior management, including Messrs. Azaroff, Archer, Cole, Pieruccini, Green and Siegel, have, or may have in the future, similar ownership interests.  We do not believe these ownership interests will conflict with, or cause these individuals to devote time to matters unrelated to, our business objectives.

Market Square

Market Square, a twin tower mixed-use office, residential and retail project located in the District of Columbia, is owned by Avenue Associates Limited Partnership, or Avenue Associates.  Messrs. Kramer and Grigg have ownership interests in Western Associates Limited Associates, or Western Associates, which owns a 30% ownership interest in Avenue Associates.  Mr. Kramer has an approximate 1% general partnership interest and Mr. Grigg has an approximate 3.8% general partnership interest in Western Associates.

Portals Development Associates Limited Partnership

Messrs. Kramer and Grigg each have substantial ownership interests and serve as general partners in PDA, which has substantial ownership interests in The Portals Properties. The Portals I and II are existing properties in the District of Columbia, representing over 1.0 million net rentable square feet of office space. The Portals III is an office project in the District of Columbia currently under development representing an estimated 505,000 net rentable square feet. The Portals IV and V are undeveloped parcels of land. Pursuant to outsourcing arrangements with Messrs. Kramer and Grigg and Republic Properties

Corporation, we will have the right to provide management and development services for these properties. We will not acquire these properties, or any interests therein, however, as part of the formation transactions, nor will we have an option to purchase any of these properties other than The Portals III. Messrs. Kramer and Grigg will devote time to matters related to these properties consistent with past practices.

Messrs. Kramer and Grigg’s outside business interests do not include interests in office or office-oriented mixed-use properties other than as described above. In addition, Messrs. Kramer and Grigg have each agreed not to directly or indirectly compete with us, subject to certain limited exceptions.

Office Space at The Portals I

Upon completion of this offering, we will enter into an annual lease for 1,770 square feet of office space at The Portals I.  The lease requires monthly payments of $6,638. The Portals I and II are owned by entities in which Messrs. Kramer, Grigg and Siegel have approximate 6.5%, 5.7% and 15.1% indirect ownership interests, respectively. The ownership interests attributable to Mr. Siegel consist of certain trusts for the benefit of Mr. Kramer’s affiliates for which Mr. Siegel acts as trustee and over which Mr. Siegel disclaims any beneficial ownership.

Other Information Regarding Related Party Transactions

In September 2005, the Fund agreed to contribute its interests in nine real estate properties to us in connection with our formation transactions.  In exchange for these interests, we will issue to the Fund 11,090,411 common shares of beneficial interest, prior to taking into account the Fund’s investors’ individual elections to receive common shares, OP units or cash.  Also in connection with our formation transactions, in September 2005 the investors in RPT 1425 agreed to contribute their interests in RPT 1425 (which indirectly holds a 100% interest in the Republic Building) to us in exchange for $18 million, prior to taking into account their elections to receive common shares, OP units or cash.  Messrs. Kramer, Grigg and Keller and their affiliates each own interests in the Fund and RPT 1425, and Mr. Siegel and his affiliates own interests in the Fund.

In determining the number of OP units, common shares and cash that we will issue in connection with these contributions, we valued the assets being contributed by taking into account the value of the properties in the aggregate and the amount of the related debt and other liabilities of the Fund and RPT 1425 that will be outstanding immediately prior to the completion of this offering.  The factors we considered in valuing the properties included an analysis of market sales comparables, market capitalization rates for other office and office-oriented mixed-use properties and general market conditions for such properties.

Of the properties contributed by the Fund, three of those properties were acquired by the Fund during the two years prior to September 2005.  The Republic Building was also acquired by RPT 1425 less than two years prior to September 2005.  The purchase price paid by the contributors for these properties are set forth below:

Property	Purchase Price
Campus at Dulles Technology Center	$61,161,000
Corporate Oaks	$10,438,000
Presidents Park	$115,393,000
The Republic Building	$149,700,000

The aggregate depreciation claimed by the Fund for federal income tax purposes for its interests in the nine properties is $17.0 million, and the aggregate depreciation claimed by RPT 1425 for federal income taxes for its interest in the Republic Building is $0.0 million.

STRUCTURE AND DESCRIPTION OF OUR OPERATING PARTNERSHIP

The following is a summary of the material terms of the partnership agreement of our Operating Partnership, which we refer to as the “partnership agreement.” This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For purposes of this section, references to “our company,” “we,” “us” and “our” mean Republic Property Limited Partnership and its wholly owned subsidiaries.

Management

Our Operating Partnership, Republic Property Limited Partnership, is a Delaware limited partnership that was formed on July 19, 2005. We are the sole general partner of our Operating Partnership, and we will conduct substantially all of our operations through our Operating Partnership. Upon completion of this offering and our formation transactions, we expect to own approximately 86.3% of the interests in our Operating Partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of our Operating Partnership or the power to sign documents for or otherwise bind our Operating Partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our Operating Partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our Operating Partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly-traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined in the partnership agreement) entitled to vote thereon. In certain limited circumstances, the consent of the limited partners (not including us in some cases) is necessary.

Management Liability and Indemnification

We, as general partner of our Operating Partnership, and our trustees and officers are not liable for monetary or other damages to our Operating Partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, and any of our officers, directors or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our Operating Partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•       the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•       the indemnitee actually received an improper personal benefit in money, property or services; or

•       in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its partners. Our duties, as general partner, to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. The Operating Partnership’s partnership agreement provides that, in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as a general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders.

The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our Operating Partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

We, as general partner, generally may not transfer any of our partnership interests in our Operating Partnership, including any of our limited partner interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the limited partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) entitled to vote thereon in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders. We will not withdraw from our Operating Partnership, except in connection with a transaction as described in this paragraph.

With certain limited exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of OP units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to our Operating Partnership or the OP units. Further, except for certain limited exceptions, no transfer of OP units by a limited partner may be made if:

•       in the opinion of legal counsel for our Operating Partnership, there is a material risk that the transfer would result in our Operating Partnership being treated as an association taxable as a corporation for U.S. federal income tax purposes or would result in a termination of our Operating Partnership for U.S. federal income tax purposes;

•       in the opinion of legal counsel for our Operating Partnership, there is a risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes; or

•       such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Internal Revenue Code.

Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

In the case of a proposed transfer of OP units to a lender to our Operating Partnership or any person related to the lender whose loan constitutes a non-recourse liability, the transferring partner must provide notice to us and the lender must enter into arrangements with our Operating Partnership as part of such transaction.

Distributions

The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an OP unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

•       to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for U.S. federal income tax purposes; and

•       to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

Net income and net loss of our Operating Partnership are determined and allocated with respect to each fiscal year of our Operating Partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a).

Redemption

As a general rule, a limited partner may exercise a redemption right to redeem his or her OP units at any time beginning one year following the date of the issuance of the OP units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its OP units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than 10 calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

A limited partner may exercise its unit redemption right by giving written notice to our Operating Partnership and us. The OP units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our Operating Partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 OP units, or if the limited partner holds fewer than 1,000 OP units, all of the OP units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those OP units redeemed.

Unless we elect to assume and perform our Operating Partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our Operating Partnership in an amount equal to the market value of our common shares for which the OP units would have been redeemed if we had assumed and satisfied our Operating Partnership’s obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the NYSE for the ten trading days before the day on which we received the redemption notice.

We have the right to elect to acquire the OP units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The Operating Partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our Declaration of Trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause our Operating Partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No OP unit or interest may be issued to us as general partner or limited partner unless:

•       our Operating Partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us, and we contribute to our Operating Partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•       our Operating Partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

Except to the extent expressly granted by our Operating Partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our Operating Partnership, has any preemptive, preferential or other similar right with respect to:

•       additional capital contributions or loans to our Operating Partnership; or

•       the issuance or sale of any OP units or other partnership interests.

Amendment of Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the limited partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

•       to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•       to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•       to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

•       to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•       to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law;

•       to modify the method by which capital accounts are computed, in certain circumstances; and

•       to include provisions in the agreement relating to any new guidance regarding the federal income tax treatment of compensatory partnership interests.

The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

•       the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

•       the prohibition against removing us as general partner by the limited partners;

•       restrictions on our power to conduct businesses other than owning partnership interests of our Operating Partnership and the relationship of our shares to OP units;

•       limitations on transactions with affiliates;

•       our liability as general partner for monetary or other damages to our Operating Partnership;

•       partnership consent requirements for the sale or other disposition of substantially all the assets of our Operating Partnership; or

•       the transfer of partnership interests held by us or the dissolution of our Operating Partnership.

Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our Operating Partnership before December 31, 2055 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including partnership interests held by us.

Amendments to the partnership agreement that would, among other things:

•       convert a limited partner’s interest into a general partner’s interest;

•       modify the limited liability of a limited partner;

•       alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units; or

•       materially alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of OP units or partnership interests that would be adversely affected by the amendment.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our Operating Partnership. Accordingly, through our role as the general partner of the Operating Partnership, we have authority to make tax elections under the Internal Revenue Code on behalf of our Operating Partnership, and to take such other actions as permitted under the partnership agreement.

Term

Our Operating Partnership will continue until dissolved upon the first to occur of any of the following:

•       an event of our withdrawal, as the general partner, (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

•       through December 31, 2055, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including OP units held by us);

•       an election to dissolve the Operating Partnership by us, as general partner, in our sole and absolute discretion after December 31, 2055;

•       entry of a decree of judicial dissolution of our Operating Partnership pursuant to Delaware law;

•       the sale of all or substantially all of the assets and properties of our Operating Partnership for cash or for marketable securities; or

•       entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investment activities, financing and certain other activities. Our policies with respect to these activities have been determined by our Board of Trustees and, in general, may be amended and revised from time to time at the discretion of our Board of Trustees without notice to or a vote of our shareholders. However, any change to any of these policies would be made by our Board of Trustees only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our trustees believe, in the exercise of their business judgment, that it is advisable to do so and in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our Operating Partnership and its affiliates. Our primary investment objectives are to maximize cash flow at our properties and provide quarterly cash distributions to our shareholders. We will seek to enhance the operating performance of our current portfolio of properties and acquire and develop additional properties, including the acquisition of substantially-leased office and office-oriented mixed-use properties or properties where we have otherwise identified value creation opportunities. Our business will be focused primarily on Class A office and office-oriented mixed-use properties, although we will not be limited in the types of real estate in which we can invest. Additionally, we intend to provide, through our taxable REIT subsidiary, fee-based development services for all real estate asset classes where we believe we can identify value-added opportunities. We have not established a specific policy regarding the relative priority of the investment objectives, including the amount or percentage of assets which will be invested in any specific property or class of property. For a discussion of our properties, business and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives through the ownership by our Operating Partnership of our properties, but, as described below, may also make investments in other entities, including joint ventures. We currently intend to focus on Class A office and office-oriented mixed-use properties in Greater Washington, D.C., and may strategically select new markets when opportunities are available that meet our investment criteria and are markets that permit us to secure substantial economies of scale and a presence in the market. Although we anticipate that future investment and development activity with respect to properties will be focused primarily in Greater Washington, D.C., we will not be limited to any geographical area. With respect to the fee-based development services that we intend to provide, we will seek to provide such services in geographical areas where we believe we can identify value added opportunities. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our qualification as a REIT for U.S. federal income tax purposes.

Purchase and Sale of Investments

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, we will sell certain properties where our Board of Trustees determine such properties do not fit our strategic objectives. Factors that our Board of Trustees may consider when determining to sell a property are the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Investment in Real Estate Mortgages

We have not, prior to this offering, engaged in any significant investments in real estate mortgages nor do we intend to engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

We are not currently engaged in any type of co-ownership with respect to our properties. However, we may enter into joint ventures in the future if we determine that doing so would be the most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Investments are also subject to our policy not to be treated as an “investment company” under the Investment Company Act or 1940, as amended, or the 1940 Act.

Although we have not done so in the past, we may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investment would be consistent with our investment policies. In any event, we do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest securities before any such registration would be required.

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our Board of Trustees. Our Declaration of Trust and bylaws do not limit the amount or percentage of indebtedness that we may incur. Although our Board of Trustees has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will either be fixed or variable rate. Our total market capitalization is defined as the sum of the market value of our outstanding common shares (which may decrease, thereby increasing our debt to total capitalization ratio), including restricted shares that we may issue to certain of our trustees and executive officers, plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Because this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common shares. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt-to-total market capitalization upon completion of this offering and the formation transactions will be approximately 31.8% (approximately 29.7% if the underwriters’ option to purchase additional shares is exercised in full). Our Board of Trustees may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our shareholders. See “Risk Factors—Risks related to our debt financing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policies

While we do not have a policy limiting our ability to make loans to other persons, we have not engaged in any significant lending activities in the past, nor do we intend to do so in the future.

Equity Capital Policies

To the extent that our Board of Trustees determines to obtain additional capital, we may issue debt or equity securities, including additional OP units and senior securities, retain earnings (subject to provisions in the Internal Revenue Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our Operating Partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our Operating Partnership in exchange for additional interests in our Operating Partnership, which will dilute the ownership interests of the limited partners in our Operating Partnership.

Existing shareholders will have no preemptive right to common or preferred shares or OP units issued in any securities offering by us, and any such offering might cause a dilution of a shareholder’s investment in us. Although we have no current plans to do so, we may in the future issue common shares or OP units in connection with acquisitions of property.

We may, under certain circumstances, purchase our common shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by our Board of Trustees. Our Board of Trustees has no present intention of causing us to repurchase any common shares or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT. We have not in the past engaged, nor do we intend to in the future engage, in the underwriting of securities of other issuers.

Conflicts of Interest Policies

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our Operating Partnership and to the limited partners under Delaware law in connection with the management of our Operating Partnership. Our duties, as a general partner to our Operating Partnership and its partners, may come into conflict with the duties of our trustees and officers to our company and our shareholders. The partnership agreement of our Operating Partnership provides that, in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners or our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners or our Operating Partnership, the conflict will be resolved in favor of our shareholders.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, as the general partner of the Operating Partnership, nor any of our trustees or officers, will be liable or accountable in damages to our Operating Partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our Operating Partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, provided that our Operating Partnership will not indemnify for (1) willful misconduct or a knowing violation of the law,

(2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Interested Trustee and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between us and a trustee or between us and any other corporation or other entity in which any of our trustees is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof. However, such transaction will not be void or voidable only if:

•       the material facts relating to the common directorship or material interest and as to the transaction are disclosed to our Board of Trustees or a committee thereof, and our Board of Trustees or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

•       the material facts relating to the common directorship or material interest and as to the transaction are disclosed to our shareholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested trustee); or

•       the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our Operating Partnership is formed), we, acting as general partner, have a fiduciary duty to our Operating Partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our Operating Partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees. Where appropriate, in the judgment of the disinterested trustees, our Board of Trustees may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our Board of Trustees will have no obligation to do so.

In addition to the applicable provisions of Maryland law that we will be subject to, we have adopted a Code of Business Conduct and Ethics that contains a policy that generally prohibits conflicts of interest between our trustees, officers and employees on the one hand, and us on the other hand. Any waiver of our conflicts of interest policy for executive officers and trustees must be made by our Board of Trustees or a committee thereof. We will disclose waivers of our conflicts of interest policy in accordance with law or regulations of the SEC and the NYSE.

We also will adopt Corporate Governance Guidelines that require each of our trustees to notify us of any transaction in which each of our trustees or any immediate family member of such trustee has a personal or financial interest (direct or indirect) or may otherwise have a potential conflict of interest in order to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Our Board of Trustees will determine whether such trustee has a material personal or financial interest in a transaction or arrangement on a case-by-case basis, but such trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we will be required to disclose the transaction or arrangement in our annual proxy statement to our shareholders or our annual report. Such interested trustee will not participate in any discussion of our Board of Trustees regarding the matter in which such trustee has an interest.

In addition, we have instituted several additional safeguards in connection with the management, development services and option agreements we will enter into with Messrs. Kramer and Grigg and Republic Properties Corporation. Each of these agreements requires any amendments or modifications to the terms of each particular agreement to be approved by at least a majority of the independent members of our Board of Trustees. Further, we are prohibited, under the terms of these agreements from providing financial support of any type, including equity, debt or any other type of financing, to Messrs. Kramer or Grigg or Republic Properties Corporation (or any subsidiary or affiliate thereof), as the case may be, in connection with these agreements. We have implemented these additional contractual obligations and policies in order to ensure the implementation of a rigorous and comprehensive process for the review and evaluation by the independent members of our Board of Trustees of the related party nature of these agreements and believe these added protections provide us and our investors with additional protections to ensure fair and reasonable arrangements with entities, such as Republic Properties Corporation, controlled by Messrs. Kramer and Grigg. In addition, our Board of Trustees will adopt a policy with respect to interested trustee and officer transactions, which will provide, among other things, that we will not provide financial support of any type to Messrs. Kramer or Grigg or Republic Properties Corporation (or any subsidiary or affiliate thereof) in connection with the management, development services and option agreements that we will enter into as part of the formation transactions.

Reporting Policies

Upon completion of this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and OP units by (1) each of our trustees and trustee nominees, (2) each of our named executive officers, (3) all of our trustees, trustee nominees and executive officers as a group and (4) each holder of five percent or more of our common shares, immediately prior to and as of the completion of this offering. This table gives effect to the expected issuance of common shares and OP units in connection with our formation transactions. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and investment power. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Republic Property Trust, 1280 Maryland Avenue, S.W., Suite 280, Washington, D.C. 20024.

Beneficial Owner	Number of Shares and Units Beneficially Owned	% of All Shares and Units(1)	Number of Shares Beneficially Owned	% of All Shares
Named Executive Officers, Trustees and Trustee Nominees
Thomas G. Archer, Jr.	12,151	*	12,151	*
John S. Chalsty	4,340	*	4,340	*
Michael J. Green	28,932	*	28,932	*
Steven A. Grigg(2)	441,463	1.55%	0	*
Mark R. Keller(3)	427,526	1.50%	86,795	*
Richard L. Kramer(4)	2,162,390	7.59%	336,227	1.37%
Gregory H. Leisch	4,340	*	4,340	*
Ronald D. Paul	4,340	*	4,340	*
Gary R. Siegel(5)	809,041	2.84%	28,932	*
All trustees, trustee nominees and executive officers as a group (15 persons)	3,957,946	13.89%	567,680	2.31%

*                    Less than 1.0%

(1)          Assumes  common shares outstanding as of the time of our initial public offering, and that all OP units held by the person are converted for our common shares.

(2)          Common shares and OP units beneficially owned include (a) 89,569  OP units owned by RKB/Republic Capital LLC (“RKB Capital”), of which Mr. Grigg is a member, (b) 1,428  OP units owned by RPT 1425 (General Partner) LLC (“RPT 1425 GP”), of which Mr. Grigg is a member, and (c) 62,235 OP Units owned by Republic Properties Corporation (“RPC’’), of which Mr. Grigg is a shareholder. Also includes 288,231 OP units held directly by Mr. Grigg.

(3)          Common shares and OP units beneficially owned includes (a) 4,500 OP units owned by RPT 1425 GP, of which Mr. Keller is a member, and (b) 17,549  OP units owned by RKB Capital, of which Mr. Keller is a member. Also includes 318,682 OP units and 86,795  common shares held directly by Mr. Keller.

(4)          Common shares and OP units beneficially owned include (a) 390,254 OP units held by RKB Capital, of which Carlyle Investments LLC is a member, of which Mr. Kramer is the controlling member, (b) 160,733 OP units owned by RPT 1425 GP, of which Mr. Kramer is a manager and of which ACK

Carlyle LLC (“ACK”) is a member, of which Mr. Kramer is a manager and a member, (c) 352,663 OP units owned by RPC, of which Mr. Kramer is a controlling shareholder, (d) 166,667 common shares to be purchased in this offering by The Lillian R. Kramer Special Revocable Trust, of which Mr. Kramer is a trustee and a beneficiary, and (e) 166,667 common shares to be purchased in this offering by The I. Melvin Kramer Special Revocable Trust, of which Mr. Kramer is a trustee and a beneficiary. Also includes 922,513 OP units and 2,893 common shares held directly by Mr. Kramer.

(5)          Common shares and OP units owned include (a) 632,248 OP units owned by Hoppenstein Insurance Trust, a trust for the benefit of Mr. Kramer’s wife and of which Mr. Siegel acts as trustee, (b) 68,868 OP units owned by Carlyle Investment, LLC (as a member of RKB Capital), of which Equity Resources Trust, a trust for the benefit of Mr. Kramer’s two sons and of which Mr. Siegel is trustee, owns a 15% membership interest, (c) 61,454  OP units owned by RKB Capital, of which Mr. Siegel and affiliates are members, is a member and, (d) 17,539 OP units owned by RPT 1425 GP, of which ACK is a member, of which Mr. Siegel is a manager and of which various trusts for the benefit of Mr. Kramer’s family are members (of which Mr. Siegel is trustee). Also includes 28,932 common shares held directly by Mr. Siegel.

DESCRIPTION OF SHARES

The following is a summary of the material terms of our shares of beneficial interest. Copies of our Declaration of Trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Upon the completion of this offering, our Declaration of Trust will provide that we may issue up to 200,000,000 common shares of beneficial interest, par value $0.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. Upon completion of this offering and our formation transactions, 24,605,232 common shares are expected to be issued and outstanding and no preferred shares will be issued and outstanding.

Maryland law provides and our Declaration of Trust will provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest that we may issue, the holders of such common shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. As a result, the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election. Our bylaws provide that a majority of the votes cast at a meeting of shareholders duly called at which a quorum is present is sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required under our bylaws, our Declaration of Trust or applicable statute.

Under the Maryland statute governing REITs formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its Declaration of Trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in our Declaration of Trust. Our Declaration of Trust provides that amendments to the Declaration of Trust and our merger with another entity may be approved by the affirmative vote of the holders of not less than a majority of all votes entitled to be cast on the matter. Under the Maryland REIT law and our Declaration of Trust, our trustees will be permitted to amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Distributions, Liquidation and Other Rights

All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends and distributions when authorized by our Board of Trustees, and declared by us out of assets legally available for the payment of dividends or distributions. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares.

Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities.

Subject to the restrictions on transfer of shares contained in our Declaration of Trust and to the ability of our Board of Trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares

Our Declaration of Trust will authorize our Board of Trustees to classify any authorized but unissued common and preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by our Board of Trustees. Prior to issuance of shares of each class or series, our Board of Trustees is required by the Maryland REIT law and our Declaration of Trust to set for each such class or series, subject to the provisions of our Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our Board of Trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the completion of this offering, no preferred shares will be outstanding and we have no present plans to issue any preferred shares.

To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our Declaration of Trust will allow us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

Holders of our common shares will not have preemptive rights, which means they will have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50.0% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of our taxable year.

Because our Board of Trustees believes that it is essential for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, will contain restrictions on the number of our shares of beneficial interest that a person may own in order to assist us in maintaining our REIT qualification. Our Declaration of Trust will provide that:

•       no person may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of our shares;

•       no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•       no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

Our Board of Trustees may waive the 9.8% ownership limit for a shareholder that is not an individual if such shareholder provides information and makes representations to our Board of Trustees that are satisfactory to them, in its reasonable discretion, to establish that such person’s ownership in excess of the 9.8% limit would not jeopardize our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our Declaration of Trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership would not apply if our Board of Trustees determined that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares will be LaSalle Bank National Association.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following description of certain provisions of Maryland law and of our Declaration of Trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our Declaration of Trust and bylaws.

Number of Trustees; Vacancies

Our Declaration of Trust and bylaws will provide that the number of our trustees will be established by a vote of a majority of the members of our Board of Trustees. Initially, we expect to have six trustees, three of whom will be independent. In addition, our Board of Trustees intends to appoint an additional independent trustee after completion of this offering. Our bylaws will provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our Declaration of Trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualified. Under Maryland law, our Board of Trustees may elect to create staggered terms for its members.

Our bylaws will provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our Board of Trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

Our Declaration of Trust will provide that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our Board of Trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our Board of Trustees has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•       any person who beneficially owns 10% or more of the voting power of our shares; or

•       an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our Board of Trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Trustees.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our Board of Trustees and approved by the affirmative vote of at least:

•       80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•       two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by our Board of Trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our shares from the provisions of the Maryland Control Share Acquisition Act. However, our Board of Trustees may opt to make these provisions applicable to an acquisition of our shares at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person in a control share acquisition or by our officers or by our trustees who are our employees are excluded from the shares entitled to vote in accordance with the immediately preceding sentence. “Control shares” are shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•       one-tenth or more but less than one-third;

•       one-third or more but less than a majority; or

•       a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our Declaration of Trust or bylaws.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its Declaration of Trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s Declaration of Trust. Our Declaration of Trust provides that amendments to the Declaration of Trust and our merger with another entity may be approved by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter. Under the Maryland REIT law and our Declaration of Trust, our trustees will be permitted, without any action by our shareholders, to amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification

Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•       actual receipt of an improper benefit or profit in money, property or services; or

•       a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

Our Declaration of Trust requires us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•       the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•       the trustee or officer actually received an improper personal benefit in money, property or services; or

•       in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

•  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our Declaration of Trust became operative on July 19, 2005 and provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire Board of Trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our Board of Trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our Board of Trustees, a Vice-Chairman, if there is one, our President or our Chief Executive Officer. Additionally, special meetings of the shareholders shall be called by the Chairman of our Board of Trustees, the Vice-Chairman, if there is one, or the Chief Executive

Officer, upon the written request of shareholders entitled to cast at least a majority of votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws will provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our Board of Trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•       pursuant to our notice of the meeting;

•       by our Board of Trustees; or

•       by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our Board of Trustees may be made only:

•       pursuant to our notice of the meeting;

•       by our Board of Trustees; or

•       provided that our Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our Board of Trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our Board of Trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our Board of Trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our Board of Trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our Board of Trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our Board of Trustees, without shareholder approval and regardless of what is provided in our Declaration of Trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding approximately 24.6 million common shares. Of these shares, the 20.0 million shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased in this offering by “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining approximately 4.6 million shares expected to be outstanding immediately after completion of this offering, plus any shares purchased by affiliates in this offering, including an aggregate of $5.0 million of common shares to be purchased by affiliates of Mr. Kramer, our Chairman of the Board, will be restricted shares as defined by Rule 144. Upon completion of this offering, we will have outstanding approximately 3.9 million OP units that will be subject to future redemption for common shares. Under our partnership agreement, OP unit holders do not have redemption or exchange rights and may not otherwise transfer their units, except under certain limited circumstances, for a period of 12 months from the completion of this offering.

In addition, our trustees, trustee nominees and executive officers have agreed under written “lock-up” agreements not to sell or otherwise transfer or encumber any of our common shares, or securities which may be converted into or exchanged for any common shares, prior to July 1, 2007, without the prior written consent of Lehman Brothers Inc. and Bear, Stearns & Co. Inc., on behalf of the underwriters. In addition, the 260,384 restricted shares that will be granted to certain of our trustees, trustee nominees, executive officers and certain other employees, by their terms, may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of, other than permitted transfers, prior to July 1, 2007.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•       1% of the then outstanding common shares, which will equal approximately 246,052 shares immediately after the offering (approximately 276,052 shares if the underwriters’ option to purchase an additional 3.0 million shares is exercised); or

•       the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to volume limitations, manner of sale provisions, notice requirements and the availability of current public information about us.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of restricted securities under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

The Securities and Exchange Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the “lock-up” agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

•  persons other than affiliates, in ordinary brokerage transactions; and

•  by affiliates under Rule 144 without compliance with the one-year holding requirement.

2005 Omnibus Long-Term Incentive Plan

Our Board of Trustees approved the 2005 Omnibus Long-Term Incentive Plan and our shareholders will approve this plan prior to this offering. Following consummation of this offering, we anticipate that we will file a registration statement on Form S-8 with respect to common shares issuable under the 2005 Omnibus Long-Term Incentive Plan. Common shares covered by the Form S-8 registration statement, including common shares issuable upon exercise of options or restricted shares will be eligible for resale without restriction under the Securities Act unless held by affiliates.

We have reserved for issuance under the plan a number of shares equal to approximately 10% of the fully diluted shares to be outstanding upon completion of the offering, or 2.5 million common shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following discussion describes the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the ownership and disposition of our common shares issued in the initial public offering. As used in this discussion, the terms “the Company,” “our company,” “we,” “us,” “our” and “ours” refer solely to Republic Property Trust, except where the context indicates otherwise. Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•       the tax consequences for you may vary depending on your particular tax situation;

•       special rules that are not discussed below may apply to you if, for example, you are:

•        a tax-exempt organization,

•        a broker-dealer,

•        a non-U.S. person,

•        a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•        subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”),

•        holding our common shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•        holding our common shares through a partnership or similar pass-through entity,

•        a person with a “functional currency” other than the U.S. dollar,

•        beneficially or constructively holding a 10.0% or more (by vote or value) beneficial interest in us,

•       a U.S. expatriate, or

•        otherwise subject to special tax treatment under the Internal Revenue Code;

•       this summary does not address state, local or non-U.S. tax considerations;

•       this summary deals only with investors that hold the securities as a “capital asset,” within the meaning of Section 1221 of the Internal Revenue Code; and

•       this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to the Internal Revenue Service interpretations and practices includes the Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and sale of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

Taxation of the Company as a REIT

General.   We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code, effective beginning with our taxable year ending December 31, 2005. We believe that we have been organized and intend to operate in a manner that will permit us to qualify to be taxed as a REIT. We expect to receive an opinion of Hogan & Hartson L.L.P. to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized, however, that the opinion of Hogan & Hartson L.L.P. is based on various assumptions related to our organization and proposed operations, and is conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations.

In addition, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Internal Revenue Code, as described in this discussion, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Hogan & Hartson L.L.P. will not review our compliance with these requirements. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by either Hogan & Hartson L.L.P. or by us that we will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Taxation of the Company as a REIT—Failure to Qualify as a REIT.”

The sections of the Internal Revenue Code and the corresponding Treasury Regulations that govern the U.S. federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Regular corporations (corporations that do not qualify as REITs or for other special classification under the Internal Revenue Code) generally are subject to federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on dividends that they receive. In any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. Shareholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Currently, however, shareholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, shareholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Still, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a regular domestic corporation or a qualifying foreign corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally are not subject to federal corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal taxes as follows.

(1)   We will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

(2)   Under some circumstances, we (or our shareholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments.

(3)   If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. In general, foreclosure property is property we acquire as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property.

(4)   Our net income from “prohibited transactions” will be subject to a 100.0% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

(5)   If we fail to satisfy either the 75.0% gross income test or the 95.0% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75.0% or the 95.0% gross income test, multiplied by a fraction intended to reflect our profitability.

(6)   We will be subject to a 4.0% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of:

•        85.0% of our REIT ordinary income for the year,

•        95.0% of our REIT capital gain net income for the year, and

•        any undistributed taxable income from prior taxable years.

(7)   We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. shareholder (as defined below) would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. shareholder in our common shares.

(8)   We will be subject to a 100.0% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

(9)   If we fail to satisfy any of the REIT asset tests discussed below under “—Asset Tests” because we own assets the total value of which exceeds a statutory de minimis standard, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations during the periods when such assets would have caused us to fail the asset test.

(10) If we fail to satisfy a requirement under the Internal Revenue Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income test, or an asset test as described in paragraph 9 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

(11) If we fail to comply with the requirement to send annual letters to our shareholders requesting information regarding the actual ownership of our common shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

(12) If we acquire any assets from a regular corporation in a carry-over basis transaction, we will be liable for federal corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we dispose of those assets within 10 years after we acquire them (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the regular corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a regular corporation, a portion of the dividends we pay to our shareholders who are taxed as individuals during the following year may be subject to tax at reduced capital gain rates rather than at ordinary income rates. See “Taxation of U.S. Shareholders of Our Common Shares—Distributions to Shareholders—Qualified Dividend Income.”

Furthermore, notwithstanding our status as a REIT, (a) we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for U.S. federal income tax purposes, (b) our subsidiaries that are not subject to U.S. federal income tax may have to pay state and local income taxes, because not all states and localities treat these entities in the same manner as they are treated for U.S. federal income tax purposes and (c) we and our subsidiaries may have to pay certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

Requirements for Qualification as a REIT.   The Internal Revenue Code defines a REIT as a corporation, trust or association—

(1)         that is managed by one or more trustees or directors;

(2)         that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)         that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)         that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Internal Revenue Code;

(5)         the beneficial ownership of which is held by 100 or more persons;

(6)         not more than 50.0% in value of the outstanding stock of which are owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules) at any time during the last half of each taxable year;

(7)         that makes an election to be taxed as a REIT, or has made such election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)         that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

(9)         that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6).

We expect that, upon the initial public offering, we will have outstanding common shares with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). In addition, our Declaration of Trust contains restrictions regarding the ownership and transfer of our shares that are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above. If we fail to satisfy such share ownership requirements and cannot avail ourselves of any statutory relief provisions, we will not qualify as a REIT. See “—Failure to Qualify as a REIT” below.

Qualified REIT Subsidiaries.   If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Currently, we do not have any qualified REIT subsidiaries.

Taxable REIT Subsidiaries.   A “taxable REIT subsidiary” is an entity that is taxable as a regular corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. A taxable REIT subsidiary also includes any entity that is taxable as a regular corporation in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities representing 35% or more of the vote or value.

However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

The income and assets of our taxable REIT subsidiaries are not attributed to us for purposes of the conditions that we must satisfy in order to maintain our REIT qualification. Moreover, a taxable REIT subsidiary can perform services for our tenants that could not be performed directly by us or parties related to us without affecting our qualification as a REIT. However, certain restrictions will be imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that such entities are subject to an appropriate level of U.S. federal income taxation. These restrictions are discussed in detail under “—Income Tests,” “—Asset Tests,” and “—Tax Aspects of Our Investments in Taxable REIT Subsidiaries” below. Initially, Republic Property TRS, LLC will be the only taxable REIT subsidiary of ours. Initially, Republic Property TRS, LLC is expected to perform management and development services for properties not owned or owned in part by us.

Income Tests.   To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis. First, at least 75.0% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes “rents from real property,” gain on the disposition of real estate, dividends paid by another REIT, income from “foreclosure property,” and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95.0% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75.0% test, and from (a) dividends, (b) interest, and (c) gain from the sale or disposition of stock and securities. Our income for purposes of these tests includes our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for U.S. federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for U.S. federal income tax purposes. Our allocable share of the income from an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with our capital interest in that entity.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not fail to be treated as “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. To the extent we receive or accrue, with respect to real or personal property, any amount which would be excluded from the term “rents from real property” solely because a tenant of ours receives or accrues, directly or indirectly, from subtenants an amount which depends in whole or in part on the income or profits derived by any person from such property, only a proportionate part of the amount received or accrued by us from the tenant will be excluded from the term “rents from real property.”

Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary (other than certain amounts received from a taxable REIT subsidiary of which we own more than 50.0% of the vote or value of the outstanding stock), at least 90.0% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10.0% or more of the tenant.

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15.0% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only permitted to directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through either an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150.0% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1.0% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1.0% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not intend to:

•       charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•       rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•       derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15.0% of the total rent received under the lease; or

•       directly perform services considered to be noncustomary or rendered to the occupant of the property.

We intend to monitor the activities at our properties and the nonqualifying income arising from each of our properties to assist us in complying with the gross income tests.

We expect that our taxable REIT subsidiaries, such as Republic Property TRS, LLC, will perform certain activities that cannot be performed by us and earn fees relating to those activities that would not qualify as “good income” under the 75.0% and 95.0% tests. Our share of any dividends received from our taxable REIT subsidiaries, and from other corporations in which we own an interest will qualify for purposes of the 95.0% gross income test but not for purposes of the 75.0% gross income test. We do not anticipate that we will receive dividends from those entities that would cause us to exceed the limit on nonqualifying income under the 75.0% gross income test.

Interest.   “Interest” generally will be nonqualifying income for purposes of the 75.0% or 95.0% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not anticipate that interest income will constitute a significant portion of our gross income and do not expect to receive interest that would jeopardize our ability to qualify as a REIT.

Hedging Transactions.   From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income solely for purposes of the 95.0% income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Internal Revenue Code and the Treasury Regulations promulgated thereunder. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Qualified Temporary Investment Income.   For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our shares or certain long-term debt obligations in stock and debt obligations during the 1-year period beginning on the date we receive the new capital. To the extent that any portion of the proceeds from the initial public offering of our common shares is not immediately used in acquiring our real estate assets, we intend to invest such proceeds in temporary assets that would enable us to benefit from this qualified temporary investment income rule.

Failure to Satisfy the Income Tests.   If we fail to satisfy one or both of the 75.0% or 95.0% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests was due to reasonable cause and not due to willful neglect, and following identification of the failure, we file with the Internal Revenue Service a schedule describing each item of our gross income.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If we fail to satisfy the 75.0% or 95.0% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

Prohibited Transactions Tax.   Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100.0% penalty tax. Any income from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100.0% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30.0% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10.0% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing, owning and operating properties, and to make sales of properties as are consistent with our investment objectives. However, not all of our sales will satisfy the “safe harbor” requirements described above. Although we acquire and hold our properties with an investment objective and do not believe they constitute dealer property, we cannot provide any assurance that the Internal Revenue Service might not contend sales of our property are sales of dealer property and are subject to the 100.0% penalty tax.

Income from Foreclosure Property.   If we acquire real property and personal property incident to such property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property, and if we make a timely election to treat such property as “foreclosure property” under applicable provisions of the Internal Revenue Code, net income we realize from such property generally will be subject to tax at the maximum federal corporate tax rate, regardless of whether we distribute such income to our shareholders currently or not. However, such income will nonetheless qualify for purposes of the 75.0% and 95.0% gross income test purposes even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election.

Asset Tests.   At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets, as follows:

(1)   At least 75.0% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Real estate assets include, debt instruments secured by mortgages on real property, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt;

(2)   Not more than 25.0% of our total assets may be represented by securities, other than those described in (1) above;

(3)   Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5.0% of the value of our total assets;

(4)   Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10.0% of any one issuer’s outstanding voting securities;

(5)   Except for securities described in (1) above, securities in taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

(6)   Not more than 20.0% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Our assets for purposes of the asset tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for U.S. federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for U.S. federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10.0% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10.0% value test only, our allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests in such entity and other securities issued by such entity other than certain securities specified in the Internal Revenue Code.

We believe that the aggregate value of securities of Republic Property TRS, LLC, together with all other assets that do not qualify for purposes of the 75.0% test, does not exceed 25.0% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend that our share of the aggregate value of these assets exceeds the 25.0% value limitation.

In addition, we believe that the value of the securities we hold of Republic Property TRS, LLC together with any securities that we hold of the other taxable REIT subsidiaries, does not exceed, in the aggregate, 20.0% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20.0% value limitation for taxable REIT subsidiaries.

Securities, for purposes of the asset tests, may include debt of other issuers which we hold. However, the Internal Revenue Code specifically provides that the following types of debt will not be taken into account as securities we own for purposes of the 10.0% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Internal Revenue Code (generally, obligations to pay rent after the close of the taxable year, other than such agreements with related party tenants); (5) securities issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the Internal Revenue Service.

In addition, for purposes of the 10.0% value test only, to the extent we hold debt securities that are not described in the preceding paragraph, (a) debt issued by partnerships that derive at least 75.0% of their gross income from sources that constitute qualifying income for purposes of the 75.0% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50.0% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (a) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Internal Revenue Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5.0% of the annual yield to maturity or (ii) 0.25%, or (b)(i) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and (ii) not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

With respect to each issuer of securities we currently own or expect to own that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe the value of the securities of such issuer (including unsecured debt but excluding any equity interest if such issuer is a partnership) that we own or we expect to own does not exceed 5.0% of the total value of our assets and that we comply with the 10.0% voting securities test and the 10.0% value test (taking into account the considerations described above). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our qualification as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Furthermore, the failure to satisfy certain asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5.0% test, the 10.0% voting securities test or the 10.0% value test does not exceed either 1.0% of our assets at the end of the relevant quarter or $10,000,000, we can cure the failure by disposing of sufficient assets to cure the violation or otherwise comply with such asset tests within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests (including the 75.0%, 25.0% and the 20.0% asset tests) attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation or otherwise comply with such asset tests within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file in accordance with applicable Treasury Regulations a schedule with the Internal Revenue Service that describes the assets. The applicable Treasury Regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

Annual Distribution Requirements.   To qualify as a REIT, we generally must make distributions as dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

•       the sum of (a) 90.0% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90.0% of our net income after tax, if any, from foreclosure property, minus

•       the sum of certain items of non-cash income.

Dividend distributions must generally be made during the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute as a dividend all of our net capital gain or distribute at least 90.0%, but less than 100.0% of our

REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

Furthermore, we will incur a 4.0% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which U.S. federal income tax was paid if we fail to distribute by the end of a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85.0% of our REIT ordinary income for such year, (b) 95.0% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on the gain. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gain in income as long-term capital gain and receive a credit for their share of the tax paid by us. For purposes of the 4.0% excise tax described above, any retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In that event, we may have to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the Internal Revenue Service interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements.   We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT.   If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific savings clauses discussed above in “—Asset Tests” and “—Income Tests”), we can avoid disqualification of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our shareholders and our earnings. In addition, all of our distributions to our shareholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would be taxed on those dividends at long-term capital gain rates and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Partnerships

General.   We have an interest in one or more partnerships or limited liability companies that may involve special tax considerations. These tax considerations include the following:

•       the status of each subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for U.S. federal income tax purposes (as opposed to an association taxable as a corporation) for U.S. federal income tax purposes;

•       the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT; and

•       the allocations of income and expense items of the subsidiary partnerships or limited liability companies, which could affect the computation of our taxable income.

Tax Status Subsidiary Partnerships and Limited Liability Companies.   We believe that our subsidiary partnerships and limited liability companies, other than any limited liability companies, such as Republic Property TRS, LLC, that have made an election to be treated as a corporation for U.S. federal income tax purposes and that have also made an election to be treated as a taxable REIT subsidiary of ours, will be treated for U.S. federal income tax purposes as partnerships or entities disregarded from their owners (and not as associations taxable as corporations). If one or more of these subsidiary partnerships or limited liability companies were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

Tax Aspects of Our Ownership of Interests in the Operating Partnership and other Partnerships and Limited Liability Companies

General.   Substantially all of our investments are held indirectly through our Operating Partnership. In addition, our Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or as disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or as disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are required to include these items in calculating their U.S. federal income tax liability, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by our Operating Partnership, including its share of assets held by its subsidiary partnerships and limited liability companies.

Entity Classification.   Our interests in our Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of one or more of these entities as a partnership or disregarded entity, and assert that such entity is an association taxable as a corporation for U.S. federal income tax purposes. If our Operating Partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income could change and could preclude us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of the Company as a REIT—Asset Tests” and “—Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “Taxation of the Company as a REIT—Failure to Qualify as a REIT” for a

discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our Operating Partnership’s or a subsidiary partnership’s or limited liability company’s status as a partnership for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Our Operating Partnership and each of our other partnerships and limited liability companies (other than those entities which will elect to be treated as taxable REIT subsidiaries) intend to claim classification as a partnership or as a disregarded entity for U.S. federal income tax purposes and we believe that they will be classified as either partnerships or as disregarded entities.

If a partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

(1)         interests in the partnership are traded on an established securities market; or

(2)         interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

We and our Operating Partnership believe and take the position for U.S. federal income tax purposes that our Operating Partnership is not a publicly traded partnership. It is possible, however, that the right of a holder of OP units to redeem the units for our common shares could cause the OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We and our Operating Partnership believe that the Operating Partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. Our Operating Partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

If our Operating Partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our Operating Partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our Operating Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Income, Gain, Loss and Deduction.   Our Operating Partnership’s partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners may agree in the future, to guarantee debt of our Operating Partnership, either directly or indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal

Revenue Code and the Treasury Regulations promulgated under this section of the Internal Revenue Code.

Tax Allocations with Respect to the Properties.   Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property will be contributed to our Operating Partnership in exchange for interests in our Operating Partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our Operating Partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our Operating Partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed properties in the hands of our Operating Partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from our Operating Partnership. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements described above. Because we rely on our cash distributions from our Operating Partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements. See “Taxation of the Company as a REIT—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.” In addition, to the extent that our distributions exceed our current and accumulated earnings and profits as calculated prior to the inclusion of the phantom income, a higher portion of our distributions may be treated as a taxable dividend income instead of a tax free return of capital or capital gain. See “Taxation of U.S. Shareholders of our Common Shares—Distributions to Shareholders.” In this regard, it should be noted that as the general partner of our Operating Partnership, no property will be sold unless, taking into account our own tax consequences, we have determined to sell that property. We and the Operating Partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our Operating Partnership in the future.

Tax Aspects of Our Investments in Taxable REIT Subsidiaries

Our taxable REIT subsidiaries, such as Republic Property TRS, LLC, do not qualify as REITs and therefore pay federal, state and local income taxes on their net income at normal corporate rates. To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to shareholders will be reduced accordingly. However, to the extent that our taxable REIT subsidiaries pay dividends to us in a particular calendar year, dividends received by our shareholders during that year attributable to those distributions will be eligible to be subject to taxation at reduced capital gain rates, rather than at ordinary income rates. See “Taxation of U.S. Shareholders of Our Common Shares—Distributions to Shareholders—Qualified Dividend Income.”

Certain restrictions are imposed on taxable REIT subsidiaries to ensure that such entities will be subject to an appropriate level of U.S. federal income taxation. For example, our taxable REIT subsidiaries may not deduct interest payments made in any year to us to the extent that such payments exceed, generally, 50.0% of its adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50.0% test is satisfied in that later year). In addition, any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100.0% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for any of the safe harbor provisions contained in the Internal Revenue Code.

We anticipate that any fees paid to a taxable REIT subsidiary of ours for tenant services will reflect arm’s-length rates or satisfy one or more of the safe-harbor provisions described in the Internal Revenue Code. Nevertheless, these determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion and we did not satisfy any of the safe harbor provisions described above, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Our ownership of the securities of taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of our taxable REIT subsidiaries to increase the size of their businesses unless the value of our assets increases at a commensurate rate. See “Taxation of the Company as a REIT—Requirements for Qualification As a REIT—Asset Tests,” above.

Taxation of Holders of Our Common Shares

As used in the remainder of this discussion, the term “U.S. shareholder” means a beneficial owner of our common shares described in this discussion that is for U.S. federal income tax purposes:

(1)         a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(2)         a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provided otherwise;

(3)         an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)         in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

Generally, in the case of a partnership that holds our common shares, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. A “non-U.S. shareholder” is a holder, including any partner in a partnership that holds our common shares, that is not a U.S. shareholder.

Taxation of U.S. Shareholders of Our Common Shares

Distributions to Shareholders.

General.   As long as we qualify as a REIT, distributions made to taxable U.S. shareholders of our shares out of current or accumulated earnings and profits that are not designated as capital gain dividends or as qualified dividend income, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, if we issue preferred shares, our earnings and profits will be allocated first to distributions with respect to the preferred shares and then to the common shares. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. shareholder’s shares, the distributions will be taxable as capital gain, assuming the shares are a capital asset in the hands of the U.S. shareholder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

Capital Gain Dividends.   We may elect to designate distributions attributable to our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. Corporate shareholders, however, may be required to treat up to 20.0% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require shareholders to include our undistributed net capital gain in their income. If we make such an election, U.S. shareholders (a) will include in their income as long-term capital gain their proportionate share of such undistributed capital gain and (b) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gain and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

With respect to U.S. shareholders of our shares who are taxed at the rates applicable to individuals, we must classify portions of our designated capital gain dividend into the following categories:

•       a 15.0% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15.0%; or

•       an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25.0%.

We must determine the maximum amounts that we may designate as 15.0% and 25.0% capital gain dividends by performing the computation required by the Internal Revenue Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28.0%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income.   A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” to the extent that such amount is attributable to amounts described in (a) through (c) below, and we properly designate it as “qualified dividend income.” Qualified dividend income is taxable to non-corporate U.S. shareholders at long-term capital gain rates, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is generally equal to the sum of:

(a)   the qualified dividend income received by us during such taxable year from regular corporations (including our taxable REIT subsidiaries);

(b)   the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)   the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and we meet specified holding period requirements and other requirements. A foreign C corporation (generally excluding a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the shares of the foreign corporation on which the dividend is paid are readily tradable on an established securities market in the United States. We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the shareholder as capital gain or as qualified dividend income will be indicated to U.S. shareholders on Internal Revenue Service Form 1099-DIV.

Other Tax Considerations.

Distributions made by us with respect to our common shares and gain arising from the sale or exchange of our common shares by a U.S. shareholder will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends, capital gain from the disposition of our common shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain will be taxed at ordinary income tax rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. The Operating or capital losses will be carried over by us for potential offset against our future income, subject to applicable limitations. For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our shareholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our shareholders are deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Sale of Our Common Shares.

Upon any taxable sale or other disposition of our common shares, a U.S. shareholder will recognize gain or loss for U.S. federal income tax purposes on the disposition in an amount equal to the difference between:

•       the amount of cash and the fair market value of any property received on such disposition; and

•       the U.S. shareholder’s adjusted tax basis in such common shares for U.S. federal income tax purposes.

Gain or loss will be capital gain or loss if the common shares have been held by the U.S. shareholder as capital assets. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15.0%. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25.0% (which is higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate holder on the sale of our common shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

In general, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent that the U.S. shareholder previously received distributions from us that were required to be treated by such U.S. shareholder as long-term capital gain.

Taxation of Non-U.S. Shareholders of Our Common Shares

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common shares by non-U.S. shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, this discussion does not address all aspects of United States federal income taxation and does not address state, local, or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

Except as otherwise stated, this discussion assumes that our shares will be considered regularly traded on an established securities market for purposes of the “FIRPTA” provisions described below. If our shares are not regularly traded on an established securities market, the tax consequences would differ from those described below, and, in such event, a non-U.S. shareholder should consult its tax adviser regarding the consequences in its particular circumstances.

Distributions.

Subject to the discussion below, distributions by us to a non-U.S. shareholder of our common shares generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30.0%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Ordinary dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of U.S. shareholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We generally expect to withhold U.S. income tax at the rate of 30% on any dividend distribution made to a non-U.S. shareholder unless:

•       a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN with us evidencing eligibility for that reduced rate; or

•       the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder’s adjusted basis in its common shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. shareholder in its common shares will be treated as gain from the sale of its common shares, the tax treatment of which is described below (See “Sale of Our Common Shares”).

We may be required to withhold at least 10.0% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. shareholder will not be treated as ordinary dividends if (i) such distributions are made to a non-U.S. shareholder that owns more than 5.0% of the class of common shares in respect of which the distribution is made at any time during the taxable year in which the distribution is treated as being received and (ii) either (a) the distribution is designated as a capital gain dividend and/or (b) the dividend is attributable to the disposition of a U.S. real property interest. Such distributions that are attributable to the gain on the sale or exchange of U.S. real property interests will be taxed under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA.” A non-U.S. shareholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described below. Such distributions that are designated by us as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless:

•       such distribution is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. shareholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30.0% branch profits tax, as discussed above; or

•       the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case such nonresident alien individual will be subject to a 30.0% tax on the individual’s capital gain.

With respect to a non-U.S. shareholder receiving such a distribution, we will be required to withhold and remit to the Internal Revenue Service 35.0% of any distribution to that non-U.S. shareholder that is either designated as a capital gain dividend, or, if greater, 35.0% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gain to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability.

In addition, in light of recent amendments to the REIT taxation provisions of the Code, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a U.S. real property interest, and (iii) paid to non-U.S. shareholders who own less than 5.0% of the value of our common shares at all times during the relevant taxable year, will be treated as (a) long-term capital gain to such non-U.S. shareholders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. shareholders should consult their tax advisers regarding the taxation of such distribution in their particular circumstances.

Undistributed Capital Gain.   Although the law is not entirely clear on the matter, it appears that amounts which we designate as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder and generally to receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax adviser regarding the taxation of such undistributed capital gain.

Sale of Our Common Shares.   Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common shares generally would not be subject to U.S. taxation unless:

•       the investment in our common shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. shareholders with respect to any gain;

•       the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case any gain from the sale or exchange of our common shares will be included in determining the individual’s net capital gain from U.S. sources for the taxable year and, subject to a 30.0% tax; or

•       our common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common shares will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50.0% in value of our shares is held directly or indirectly by non-U.S. shareholders.

We expect that we will be a domestically controlled REIT and, therefore, that the sale of our common shares would not be subject to taxation under FIRPTA. Because our shares will be publicly traded, however, we cannot guarantee that we will in fact be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our shares, gain arising from the sale still would not be subject to FIRPTA tax if:

•       the common shares are considered, under applicable Treasury Regulations, to be regularly traded on an established securities market, such as the NYSE; and

•       the selling non-U.S. shareholder owned, actually or constructively, 5.0% or less in value of the outstanding common shares being sold throughout the shorter of the period during which the non-U.S. shareholder held the shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common shares is subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain on a net basis in a manner similar to the taxation of a taxable U.S. shareholder, subject to any applicable alternative minimum tax and, in the case of a nonresident alien individual, special alternative minimum tax.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held our common shares as “debt financed property” within the meaning of the Internal Revenue Code, or has otherwise held or used them in a trade or business, the dividend and interest income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of a common share will not constitute UBTI unless the tax-exempt holder has held its security as debt financed property within the meaning of the Internal Revenue Code or has held or used the common share in a trade or business. However, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from U.S. federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10.0%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

(1)         it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)         either (a) at least one pension trust holds more than 25.0% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10.0% of the value of the REIT’s shares, collectively owns more than 50.0% of the value of the REIT’s shares.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5.0% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the

REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held” requirement without relying on the “look through” exception with respect to pension trusts). Based on the current estimated ownership of our common shares and as a result of certain limitations on transfer and ownership of our shares contained in our Declaration of Trust and bylaws, we do not expect to be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

U.S. Shareholders of Our Common Shares.   In general, information-reporting requirements will apply to distributions with respect to, and the proceeds of the sale of, our common shares discussed herein to some holders, unless an exception applies.

The payor is required to withhold tax on such payments (currently at the rate of 28.0%) if (a) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding, or (b) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of dividends or interest on our common shares discussed herein will be required to withhold tax if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some U.S. shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. shareholder will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The payor will be required to furnish annually to the Internal Revenue Service and to holders of our common shares information relating to the amount of dividends and interest paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Shareholders of Our Common Shares.   Generally, information reporting and backup withholding requirements described above for a U.S. shareholder will apply to a non-U.S. shareholder with respect to distributions on, or the proceeds from the sale of, our common shares.

The proceeds of a disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50.0% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50.0% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting (but not the backup withholding) generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. shareholders will satisfy the information reporting requirement by providing proper Internal Revenue Service withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to the backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gain of 15.0% (rather than 20.0%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15.0% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares discussed herein.

State and Local Taxes

We and the holders of our common shares may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of the holders of our common shares may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

In this regard, the District of Columbia imposes an unincorporated business income tax on the “District of Columbia taxable income” of partnerships doing business in the District of Columbia. Because one of our properties are located in the District of Columbia, our direct or indirect partnership subsidiary owning these properties will be subject to this tax. In effect, our share of the “District of Columbia taxable income” attributable to properties located in the District of Columbia will be subject to this tax. To the extent our Operating Partnership or a subsidiary partnership is required to pay this tax, the cash available for distribution to us and, therefore, to our shareholders as dividends will be reduced. Moreover, our shareholder will not receive a credit against its own state income tax liability for its share of any District of Columbia unincorporated business income tax paid by our Operating Partnership or a subsidiary partnership. This tax would not apply if we were to own and operate our assets directly, rather than through our Operating Partnership and other partnership subsidiaries. However, our ability to own and operate our properties directly is limited because we are not the sole owners of our Operating Partnership.

Tax Shelter Reporting

If a holder of our common shares recognizes a loss as a result of a transaction with respect to our common shares of at least (i) for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, $2.0 million or more in a single taxable year or $4.0 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10.0 million or more in a single taxable year or $20.0 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of a REIT’s securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these Treasury Regulations in light of their individual circumstances.

UNDERWRITING

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. are acting as joint book-running managers, and, along with Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and KeyBanc Capital Markets, a division of McDonald Investments Inc., are acting as representatives of the underwriters. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common shares shown opposite its name below:

Number of
Underwriters	Shares
Lehman Brothers Inc.
Bear, Stearns & Co. Inc.
Wachovia Capital Markets, LLC
Raymond James & Associates, Inc.
UBS Securities LLC
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Total	20,000,000

Affiliates of Richard L. Kramer, our Chairman of the Board, have agreed to purchase directly from one of the underwriters an aggregate of $5.0 million of common shares offered by this prospectus at the initial public offering price per share.

The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•  the obligation to purchase all of the common shares offered hereby, if any of the shares are purchased;

•  the representations and warranties made by us to the underwriters are true;

•  there is no material change in the financial markets; and

•  we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $       per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $       per share to other dealers. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $6.5 million (excluding underwriting discounts and commissions). In addition, Lehman Brothers Inc. and Bear, Stearns & Co. Inc. each will receive one-half of an aggregate financial advisory fee of       % of the total offering proceeds. Assuming no exercise of the underwriters’ option to purchase additional shares, such fee will equal $      million.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 3,000,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 20,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We and our trustees, trustee nominees and executive officers, including Messrs. Kramer, Grigg and Keller, have agreed that, without the prior written consent of each of Lehman Brothers Inc. and Bear, Stearns & Co. Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common shares or any securities that may be converted into or exchanged for any common shares, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common shares or securities convertible, exercisable or exchangeable into common shares or any of our other securities or publicly disclose the intention to do any of the foregoing prior to July 1, 2007, in the case of our trustees, trustee nominees and executive officers, and 180 days after the date of this prospectus, in the case of us, other than permitted transfers.

The restricted period described in the preceding paragraph will be extended if:

•  during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event; or

•  prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Offering Price Determination

Prior to this offering, there has been no public market for our common shares. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common shares, the representatives will consider:

•  the history and prospects for the industry in which we compete;

•  our financial information;

•  the ability of our management and our business potential and earning prospects;

•  the prevailing securities markets at the time of this offering; and

•  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the shares being sold directly to Mr. Kramer referred to above, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange Listing

The common shares being offered by this prospectus have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “RPB.” In connection with that listing, the underwriters have undertaken to sell the minimum number of common shares to the minimum number of beneficial owners necessary to meet the NYSE listing requirement.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase common shares offered in this prospectus you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. An affiliate of Lehman Brothers Inc., one of the underwriters in this offering, has provided (1) a $124 million loan commitment to refinance the existing mortgage loans secured by the Presidents Park I, II and III properties and (2) a commitment to provide us with a $150 million senior secured revolving credit facility.  We expect that affiliates of Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, Raymond James & Associates, Inc., UBS Securities LLC and KeyBanc Capital Markets may be lenders under the credit facility.  The Lehman Brothers Inc. affiliate may receive a portion of the net proceeds of this offering if we consummate the refinancing of the existing indebtedness on the Presidents Park properties prior to the closing of the offering.

VALIDITY OF SHARES

The validity of the common shares offered hereby and certain tax matters will be passed upon for us by Hogan & Hartson L.L.P. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited the balance sheet of Republic Property Trust as of July 20, 2005, as set forth in their report thereon appearing elsewhere herein. We have included our balance sheet in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated financial statements of RKB Washington Property Fund I L.P. at December 31, 2004 and 2003, and for each of the years then ended, and for the period from August 21, 2002 (inception) through December 31, 2002, as set forth in their report thereon appearing elsewhere herein. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, has audited the combined statement of revenues and certain expenses of President Park Properties for the year ended December 31, 2004, as set forth in their report thereon appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, has audited the statement of revenues and certain expenses of our Republic Building (1425 New York Avenue Property) for the three years ended December 31, 2004, as set forth in their report thereon appearing elsewhere herein. We have included the statement of revenues and certain expenses in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.republicpropertytrust.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement in this prospectus is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain more information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Republic Property Trust	F-2
Historical Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2005 (unaudited) and July 20, 2005	F-3
Notes to Consolidated Balance Sheet	F-4
Unaudited Pro Forma Condensed Consolidated Financial Statements:	F-6
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2005	F-7
Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2005	F-8
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004	F-9
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-10
RKB Washington Property Fund I L.P.	F-23
Report of Independent Registered Public Accounting Firm	F-23
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-24
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002	F-25
Consolidated Statements of Changes in Partners’ Capital (Deficit) for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002	F-26
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002	F-27
Notes to Consolidated Financial Statements	F-28
Supplemental Schedule—Schedule III—Real Estate and Accumulated Depreciation	F-40
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2005 and December 31, 2004	F-42
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2005 and 2004	F-43
Unaudited Consolidated Statement of Changes in Partners’ Capital (Deficit) for the nine months ended September 30, 2005	F-44
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004	F-45
Notes to Unaudited Condensed Consolidated Financial Statements	F-46
Presidents Park Properties	F-53
Report of Independent Registered Public Accounting Firm	F-53
Combined Statements of Revenue and Certain Expenses for the year ended December 31, 2004	F-54
Notes to Combined Statements of Revenue and Certain Expenses	F-55
1425 New York Avenue Property	F-57
Report of Independent Registered Public Accounting Firm	F-57
Statements of Revenue and Certain Expenses for the nine months ended September 30, 2005 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-58
Notes to Statements of Revenue and Certain Expenses	F-59

REPUBLIC PROPERTY TRUST

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder
Republic Property Trust

We have audited the accompanying balance sheet of Republic Property Trust (the “Trust”) as of July 20, 2005. This financial statement is the responsibility of the Trust’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Trust’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Republic Property Trust at July 20, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
McLean, Virginia July 20, 2005

REPUBLIC PROPERTY TRUST

Consolidated Balance Sheets

	September 30, 2005 (unaudited)	July 20, 2005
Assets
Cash	$1,500	$1,500
Prepaid offering costs	2,694,000	962,000
Total assets	$2,695,500	$963,500
Liabilities and Shareholder’s Equity
Due to related party	$2,694,000	$962,000
Shareholder’s equity:
Preferred shares, $0.01 par value, 40,000,000 authorized, none issued	—	—
Common shares, $0.01 par value, 200,000,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid-in capital	1,499	1,499
Total shareholder’s equity	1,500	1,500
Total liabilities and shareholder’s equity	$2,695,500	$963,500

See accompanying notes.

REPUBLIC PROPERTY TRUST
Notes to Balance Sheets

1. Organization

Republic Property Trust (the “Trust”) was organized in the state of Maryland on July 19, 2005 to continue the business of an affiliate, RKB Washington Property Fund I, Limited Partnership, a Delaware limited partnership (our “predecessor” or the “Fund’’). Under the Declaration of Trust, the Trust is authorized to issue up to 200,000,000 common shares of beneficial interest, par value $0.01 per share and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. The Trust has had no operations since its formation.

The Trust intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code’’). The Trust will generally not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income for each tax year to its shareholders. REITs are subject to a number of organizational and operational requirements.

If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Trust qualifies for taxation as a REIT, the Trust may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

The Trust will be a fully integrated, self-administered and self-managed real estate investment trust formed primarily to own, operate, acquire and develop primarily Class A office properties, predominantly in the Washington, D.C. metropolitan, or Greater Washington, D.C., market. The Trust will also selectively seek fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C.

2. Formation of the Trust and Offering Transaction

The Trust is in the process of an initial public offering of its common shares. The Trust will contribute the proceeds of the initial public offering for 100% of the general partnership interests and a majority of the limited partnership interests in Republic Property Limited Partnership, a Delaware limited partnership (the “Operating Partnership’’ or the “OP”). The Trust, as the sole general partner of the Operating Partnership, will have responsibility and discretion in the management and control of the Operating Partnership, and the other limited partners of the Operating Partnership, in such capacity, will have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust will account for the Operating Partnership using the consolidation method.

The Fund will, pursuant to contribution and related agreements, contribute all of its assets and liabilities, as well as direct and indirect interests of its nine property entities to the Operating Partnership and one or more partners may contribute their direct or indirect interest in the Fund.

Pursuant to a merger agreement (the “Merger”) to be entered into in connection with the offering, RKB Holding L.P. (“Holdco”), a limited partner of our predecessor, will merge with and into the Operating Partnership, upon approval of a majority of the Holdco partners. Holdco will receive shares of the Trust and cash in connection with this Merger. The Operating Partnership will assume the liabilities of Holdco, including an outstanding loan and an income tax liability that will be generated as the Merger will be treated as a taxable sale of Holdco’s interest in the Fund to the Operating Partnership.

REPUBLIC PROPERTY TRUST
Notes to Balance Sheets (Continued)

2. Formation of the Trust and Offering Transaction (Continued)

In connection with the formation transactions, the Operating Partnership will also acquire a property owned by an affiliated entity. In addition, certain management and development agreements will be contributed to the Operating Partnership by affiliated entities.

3. Summary of Significant Accounting Policies

Basis of Presentation

The balance sheet has been prepared by management in accordance with accounting principles generally accepted in the United States.

4. Prepaid Offering Costs

In connection with the Trust’s planned initial public offering, certain legal, accounting and related costs have been incurred by affiliates of the Trust. These costs will be reimbursed by the Trust upon completion of the offering and such costs will be deducted from the gross proceeds of the offering.

5. Stock-Based Compensation

The Trust intends to adopt a long-term incentive plan (the “Plan”) to provide incentives to  attract and retain officers, key employees and other key individuals by offering stock-based compensation in the form of stock options, restricted shares, or other forms of stock-based compensation.

6. Interim Balance Sheet (Unaudited)

The unaudited consolidated balance sheet as of September 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

REPUBLIC PROPERTY TRUST

Unaudited Pro Forma Condensed Consolidated Financial Statements

The unaudited pro forma condensed consolidated financial statements as of and for the nine months ended September 30, 2005 and for the year ended December 31, 2004, are derived from our audited and unaudited financial statements and those of the Fund and are presented as if our formation transactions, this offering and the application of the net proceeds from this offering had all occurred on September 30, 2005 for the pro forma condensed consolidated balance sheet and on the first day of the periods presented for the pro forma condensed consolidated statements of operations.

The pro forma adjustments include the acquisition of properties during 2004 by the Fund and us in connection with this offering, along with the related financing transactions as if the transactions had occurred on the first day of the periods presented for the pro forma condensed consolidated statements of operations and on September 30, 2005 for the pro forma condensed consolidated balance sheet for the acquisition of the Republic Building. We will acquire the Republic Building through the contribution of interest in RPT 1425 Investors L.P. (“RPT 1425’’) to our Operating Partnership (the “OP”). RPT 1425 acquired the Republic Building on June 15, 2005. In addition, the pro forma adjustments reflect the repayment of certain debt, the additional operating expenses we expect to incur following the completion of this offering, and the elimination of other property management expenses and fees, the issuance of our operating units for the contribution and outsourcing of management and development service arrangements to us, and the issuance of our common shares in this offering and application of the net proceeds thereof as described elsewhere in this prospectus under the caption “Use of Proceeds.” The development and management arrangements to be contributed are not reflected in the pro forma condensed consolidated statement of operations as they represent arrangements for future services.

To facilitate the IPO, Holdco has obtained the consent of the Holdco Limited Partners to the Merger of Holdco with and into the OP. In addition, the Trust will engage in a series of transactions, referred to as the formation transactions, as described elsewhere in the Registration Statement, and as reflected in the accompanying unaudited pro forma consolidated financial statements. These transactions contemplate the exchange of REIT shares, units of limited partnership interest in our Operating Partnership (“OP units”) and cash for Holdco’s and other owners’ interests in our predecessor, and the other formation transactions. The exchange of interests contributed by the partners of the Fund will be accounted for as a business combination, since a common control group does not exist in this transaction. Accordingly, the Merger and the contributed interests in the properties were recorded based on the fair values of the assets and liabilities of the properties acquired. For purposes of these pro forma consolidated financial statements all exchanges have been assumed to occur in the manner elected by the recipient.

The pro forma condensed consolidated financial statements should be read in conjunction with our historical financial statements and those of our predecessor, including the notes thereto, included elsewhere in this prospectus. The pro forma condensed consolidated financial statements do not purport to represent the financial position or the results of operations that would have actually occurred assuming the completion of our formation transactions, this offering, and repayment of debt in connection with the application of the net proceeds from this offering had all the transactions occurred on September 30, 2005 or on the first day of the periods presented, respectively, nor do they purport to project the financial position or results of operations of Republic Property Trust as of any future date or for any future periods.

As disclosed elsewhere in this prospectus, the Trust will enter into options to acquire certain properties with entities affiliated with some of our executive officers and trustees. To date, no discussions regarding the exercise of these options have taken place with the independent members of the Trust’s board of trustees (the approval of whom is required to approve exercise of these options), which will occur only after the properties have reached a specified state of completion and stabilized operations in the future. Accordingly, management does not believe it is probable that the rights to acquire these properties in the foreseeable future will occur and, therefore, these transactions are not included in the accompanying pro forma financial information.

REPUBLIC PROPERTY TRUST

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of September 30, 2005

(in thousands)

	Republic Property Trust	RKB Washington Property Fund I L.P. (Predecessor)	Predecessor Fair Value Adjustments	Acquisition of 1425 New York Ave in 2005	Offering Transaction	Other Pro Forma Adjustments		Total Pro Forma
	(A)	(B)	(K)	(C)	(D)
Assets
Investments in real estate, net		$283,006	$119,068	$161,326				$563,400
Cash and cash equivalents	$2	7,117		(8,414)	$272,500	$(188,029	)(F)	17,547
						(62.975	)(G)
						(2,604	)(I)
						(50	)(J)
Restricted cash		7,710						7,710
Rents and other receivables		3,404	(2,635)					769
Prepaid expenses and other assets	2,6944	11,327	(2,967)	5,919		(3,060	)(H)	13,138
						(895	)(F)
						120	(J)
Total assets	$2,696	$312,564	$113,466	$158,831	$272,500	$(257,493)		$602,564
Liabilities and Shareholders’ Equity and Partners’ Capital
Accounts payable and accrued liabilities		$3,560				$70	(J)	$3,630
Advance rents		1,494						1,494
Tenant security deposits		2,249						2,249
Mortgage notes payable		251,155	$266	$133,891		(186,02929	)(F)	199,283
Deferred rent				11,954				11,954
Related party payable	$2,694	950				(2,694	)(H)	950
Total liabilities	2,694	259,408	266	145,845	—	(188,653)		219,560
Minority interest—Operating Partnership						52,345	(E)	52,345
Shareholders’ Equity and Partners’ Capital
Partners’ capital		53,156				(53,156	)(E)	—
Common shares				6	$200	40	(E)	246

Additional paid-in-capital	2		113,200	9,722	272,300	771	(E)	330,413
				3,258		(2,895	)(F)
						(62,975	)(G)
						(366	)(H)
						(2,604	) (I)
Total shareholders’ equity and partners’ capital	2	53,156	113,200	12,986	272,500	(121,185)		330,659
Total liabilities and shareholders’ equity and partners’ capital	$2,696	$312,564	$113,466	$158,831	$272,500	$(257,493)		$602,564

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

REPUBLIC PROPERTY TRUST

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the nine months ended September 30, 2005

(in thousands, except share and per share data)

	RKB Washington Property Fund I L.P.	Acquisition of 1425 New York Ave	Predecessor Fair Value	Other Pro Forma		Total
	(Predecessor)	in 2005	Adjustments	Adjustments		Pro Forma
	(AA)	(CC)	(II)
Revenue:
Rental income	$26,410	$9,931	$251	$—		$36,592
Total revenue	26,410	9,931	251	—		36,592
Expenses:
Real estate taxes	2,299	993				3,292
Insurance	194	73				267
Property operating costs	4,640	1,195		694	(FF)	6,529
Management fees	2,318	—		(2,318	)(EE)	—
Depreciation and amortization	8,188	4,056	3,299			15,543
General and administrative	467	212		2,628	(FF)	3,307
Total operating expenses	18,106	6,529	3,299	1,004		28,938
Operating income	8,304	3,402	(3,048)	(1,004)		7,654
Other income and expense:
Interest income	120	—		—		120
Interest expense	(13,871)	(6,505)	38	12,029	(DD)	(8,309)
Total other income and expense	(13,751)	(6,505)	38	12,029		(8,189)
Net income (loss) before minority interest	(5,447)	(3,103)	(3,010)	11,025		(535)
Minority interest	—	—		73	(GG)	73
Net income (loss)	$(5,447)	$(3,103)	$(3,010)	$11,098		$(462)
Pro forma basic loss per share (unaudited)(1)						$(0.02)
Pro forma diluted loss per share (unaudited)(1)						$(0.02)
Pro forma weighted average common shares outstanding—basic (unaudited)(HH)						24,605,232
Pro forma weighted average common shares outstanding—diluted (unaudited)(HH)						24,605,232

(1)          Pro forma basic and diluted loss per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding after the offering.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

REPUBLIC PROPERTY TRUST

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the year ended December 31, 2004

(in thousands, except share and per share data)

	RKB Washington Property Fund I L.P. (Predecessor)	Properties Acquired by Predecessor in 2004	Acquisition of 1425 New York Ave in 2005	Predecessor Fair Value Adjustments	Other Pro Forma Adjustments		Total Pro Forma
	(AA)	(BB)	(CC)	(II)
Revenue:
Rental income	$26,512	$6,749	$14,299	$236	—		$47,796
Total revenue	26,512	6,749	14,299	236	—		47,796
Expenses:
Real estate taxes	1,752	1,112	1,331				4,195
Insurance	168	246	112				526
Property operating costs	4,391	1,960	1,311		1,101	(FF)	8,763
Management fees	2,030		—		(2,030	)(EE)	—
Depreciation and amortization	7,512	3,726	5,408				19,480
General and administrative	914	189	293	2,834	3,013	(FF)	4,409
Total operating expenses	16,767	7,233	8,455	2,834	2,084		37,373
Operating income	9,745	(484)	5,844	(2,598)	(2,084)		10,423
Other income and expense:
Interest income	50	—	—				50
Interest expense	(7,286)	(8,998)	(8,184)	50	13,284	(DD)	(11,134)
Total other income and expense	(7,236)	(8,998)	(8,184)	50	13,284		(11,084)
Net income (loss) before minority interest	2,509	(9,482)	(2,340)	(2,548)	11,200		(661)
Minority interest					90	(GG)	90
Net income (loss)	$2,509	$(9,482)	$(2,340)	$(2,548)	$11,290		$(571)
Pro forma basic earnings (loss) per share (unaudited)(1)							$(0.02)
Pro forma diluted earnings (loss) per share (unaudited)(1)							$(0.02)
Pro forma weighted average common shares outstanding—basic (unaudited)(HH)							24,605,232
Pro forma weighted average common shares outstanding—diluted (unaudited)(HH)							24,605,232

(1)          Pro forma basic and diluted earnings per share is computed assuming this offering was completed as of the first day of the period presented and equals pro forma net income (loss) divided by the number of common shares outstanding after the offering.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet as of September 30, 2005 are as follows:

(A)       Republic Property Trust was formed on July 19, 2005 for the purpose of continuing and expanding the business activities of our predecessor. Upon completion of this offering, we will conduct all of our activities through our OP and its subsidiaries.

We expect to qualify as a REIT under the Code, commencing with taxable year ended December 31, 2005. As a REIT, we generally will not be subject to federal income taxes to the extent we distribute our REIT taxable income to our shareholders. To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Upon consummation of this offering, the Trust will continue as the general partner of the OP, will own directly a majority interest in the OP and will have control over most major decisions of the OP, including decisions related to the sale or refinancing of the properties.

(B)        Reflects the Fund’s historical condensed consolidated balance sheet as of September 30, 2005. The Fund will, pursuant to contribution and related agreements, contribute all of its assets and liabilities as well as direct and indirect interests of its nine property entities to our OP. The Fund will distribute its interests in the OP to the partners of the Fund.

Pursuant to a merger agreement to be entered into in connection with the offering, Holdco, a limited partner of the Fund, with no independent operations, will merge with and into the OP. Holdco will receive REIT shares and cash in connection with this Merger based upon the value of the properties contributed. The Merger will be treated as a taxable sale of Holdco’s interest in the Fund to the OP and therefore will generate an income tax liability on the gain on sale. The OP will assume this liability in connection with the Merger.

The amounts received by the partners of Holdco will be reduced by the income tax liability assumed by the OP.

The OP, as the successor to Holdco, will issue REIT shares and cash from proceeds of the offering to satisfy the debt owed by Holdco to RKB Finance L.P., a loan made by a company affiliated with Holdco, and pay the tax obligations assumed.

The Trust will contribute to the OP common shares to be used in the Merger, with the Operating Partnership issuing to the Trust a number of OP units equal to the number of shares. The Trust will also contribute all cash proceeds from the offering to the OP in exchange for OP units.

Upon consummation of the offering and the formation transactions the OP will have acquired a majority of the ownership interests in the Fund. The exchange of interests contributed by the partners of the Fund will be accounted for as a business combination, since a common control group does not exist in this transaction. Accordingly, the Merger and the contributed interests were recorded based on the fair values of the assets and liabilities of the properties contributed.

(C)        Reflects the acquisition in RPT 1425, which indirectly holds a 100% interest in the Republic Building, pursuant to contribution and related agreements. The Republic Building was acquired on June 15, 2005, by RPT 1425. Members of our senior management are partners in RPT 1425.  The Trust will be

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet (Continued)

required to repay the $31,230,000 bridge loan that was used to originally purchase the property from proceeds from the initial public offering and assume the $102,661,000 fair value of mortgage debt on the property. The partners of RPT 1425 will receive consideration totaling $18,000,000 consisting of REIT shares, OP units or cash as described below.

The purchase price of the property will be $155,291,000 including acquisition costs of $3,400,000. The Trust will assume the $102,661,000 of fair value of mortgage debt. The total purchase price of the property acquired will be allocated among land, building, and improvements, and lease intangibles based on the estimated fair values at the time of acquisition. The fair value of in-place leases consists of the following components: (a) the estimated cost to replace the lease, (b) estimated leasing commissions, and (c) above/below market leases. The allocation of purchase price shown below is based on the Trust’s preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

Republic Building
Assets acquired:
Land	$50,789,000
Building and improvements	96,756,000
Tenant origination	13,781,000
Lease commissions	5,919,000
Net lease intangibles(a)	(11,954,000)
Net assets acquired	$155,291,000
Funding of assets acquired:
Equity:
(i) issuance of 648,518 REIT shares(b)	$9,728,000
(ii) issuance of 217,200 OP units	3,258,000
12,986,000
Debt financing assumed:
(i) Mortgage debt at fair value(c)	102,661,000
(ii) bridge loan	31,230,000
133,891,000
Cash from offering proceeds:
(i) transfer taxes on acquisition	3,400,000
(ii) cash to partners of RPT 1425 to fund the acquisition	5,014,000
8,414,000
$155,291,000

(a)   Recorded in the pro forma condensed consolidated balance sheet as deferred rent.

(b)   Based on the initial offering price of $15.00 per common share. A portion of this adjustment is reflected in common shares at $.01 per share.

(c)   The debt assumed of $105,770,000 is reflected in the pro forma balance sheet at $102,661,000, net of an adjustment to fair market value of $3,109,000.

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet (Continued)

(D)       Reflects the sale of 20,000,000 common shares in the initial public offering at the initial offering price of $15.00 per common share.

Proceeds from the initial public offering		$300,000,000
Less cost of initial public offering:
Underwriters’ discounts and commissions (@6.25%)	$18,750,000
Advisory fee (@0.75%)	2,250,000
Other costs of offering(*)	6,500,000
		27,500,000
Net cash proceeds		$272,500,000
20,000,000 common shares at $0.01 per share		$200,000
Additional paid-in-capital		272,300,000
		$272,500,000

(*)         A portion of the other offering costs had already been incurred as of September 30, 2005 and affiliates of the Fund have advanced to the Trust funds to pay for such costs. This advance along with any unpaid costs will be paid with the proceeds from our initial public offering. See pro forma adjustment (H).

Use of proceeds:
Net cash proceeds of the offering from above		$272,500,000
1) Repayment of debt, including related fees—see entry (F)	$188,029,000
2) Payment to partners of the Fund and related tax liability—see entry (G)	62,975,000
3) Acquisition of Republic Building—see entry (C)	5,014,000
4) Acquisition costs of Republic Building—see entry (C)	3,400,000
5) Cash awards to trustees, trustee nominees, executive officers and certain other employees—see entry (I)	2,604,000
6) Payment to Republic Properties Corporation for assets—see entry (J)	50,000
		262,072,000
Net increase in cash from the offering		$10,428,000

(E)        Reflects recording of minority interest in the OP as a result of an aggregate of 3,895,149 limited partnership common units in the OP issued based on the initial offering price of common shares to: (a) the owners of the Fund based on their ownership interest, (b) the owners of RPT 1425 as consideration, and (c) affiliates and members of our senior management team for the contribution of management and development services agreements. Upon completion of this offering, minority interests will own 13.7% of the OP’s outstanding common units. Based on a preadjusted shareholder’s equity of $383,004,000 and a minority ownership interest of 13.7%, a total of $52,345,000 has been reclassified to minority interest. In addition, in connection with these formation transactions,

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet (Continued)

approximately 3,696,000 REIT shares will be issued to the owners of the Fund based on their ownership interest and after a reduction to reflect the income tax liability assumed by the OP.

OP Units
Minority Interest Components:
1) Owners of the Fund	3,195,757
2) Owners of RPT 1425	217,200
3) Affiliates of members or our senior management team(a)	482,192
3,895,149
Common Shares
Common Share Components(b):
1) Owners of the Fund	3,696,330
2) Owners of RPT 1425	648,518
3) Restricted share plan	260,384
4,605,232

(a)        The management and development service agreements have been contributed by our senior management team and promoters of the Trust. Accordingly, the agreements have been recorded with no initial value which is reflective of their historical cost basis.

(b)   A portion of this reclassification is recorded to common shares at $.01 per share.

(F)         Reflects repayment upon completion of our initial public offering of certain debt on Presidents Park, including our Senior Loan of $91,799,000 and Junior Loan of $17,000,000 at September 30, 2005 and $46,000,000 of mortgage debt on Campus at Dulles Technology Center at September 30, 2005. Also, reflects repayment of $31,230,000 bridge loan used to acquire the Republic Building.

	Presidents Park	Republic Building	Campus	Portfolio	Total
Senior Loan—Presidents Park	$91,799,000				$91,799,000
Junior Loan—Presidents Park	17,000,000				17,000,000
Mortgage payable—Campus at Dulles Technology Center			$46,000,000		46,000,000
Bridge loan—Republic Building		$31,230,000			31,230,000
Sub-total	108,799,000	31,230,000	46,000,000		186,029,000
Debt assumption and exit costs(a)				$2,000,000	2,000,000
Total payments	$108,799,000	$31,230,000	$46,000,000	$2,000,000	$188,029,000
Write-off of unamortized deferred loan costs(a)	$417,000	$—	$478,000		$895,000

(a)             Total debt assumption and exit costs and the write-off of unamortized deferred loan costs are reflected as a deduction to additional paid-in-capital.

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet (Continued)

(G)  Reflects the payment of cash of $62,975,000, consisting of: (i) payments of $37,316,000 to the partners of Holdco who have elected cash based on their ownership interest in the Fund and the merger of Holdco into the OP, including the repayment of a loan of approximately $23.9 million assumed in connection with the merger of Holdco, and $3,680,000 to a member of the general partner of the Fund. The remaining partners elected to receive either common shares or operating units—see entry (E), and (ii) the payment of $21,979,000 for the income tax liability of Holdco assumed by the merger of Holdco.

The cash payment noted above equates to 4,198,324 in common shares or operating units at the initial offering price of $15.00. Taken together with the common shares and operating units issued of 3,696,330 and 3,195,757, respectively, as noted in footnote (E), the investors of the Fund will receive the equivalent of 11,090,411 common shares, operating units or cash in exchange for their contribution of 100% interest in the Fund properties.

(H)  Represents reversal of prepaid initial public offering costs of $3,060,000, including $366,000 paid by the Fund that will be reclassified as a reduction to additional paid-in capital upon completion of the initial public offering, and the related party payable to affiliate since pro forma adjustment (D) reflects payment of all costs of our initial public offering.

(I)    Reflects the grant of 260,384 common shares valued at $3,906,000 to certain trustees, trustee nominees, executive officers and certain other employees of the Trust and the grant to these individuals of a cash award in the aggregate amount of $2,604,000. The restricted shares are immediately vested but may not be directly or indirectly offered, pledged, sold, transferred or otherwise disposed of other than permitted transfers, prior to July 1, 2007. In accordance with SEC Staff Accounting Bulletin 5-T, the value of the common shares and cash paid, totaling $6,510,000 will be reflected as a one-time expense in the first period following the formation transactions, with a corresponding credit to equity. The purpose of the accompanying pro forma income statements is to reflect the expected continuing impact of the pro forma transactions. Therefore the one-time charge has been excluded from the unaudited pro forma statements of operations

(J)    Reflects the payment of $50,000 for the net assets/liabilities, consisting primarily of office and computer equipment, transferred from Republic Properties Corporation, an affiliate of the Trust. The property, plant and equipment was recorded based on an agreement between the Company and Republic Properties Corporation which valued the equipment at $120,000 which represented the net book value of the equipment transferred by Republic Properties Corporation reduced by a liability of $70,000 for vacation leave previously earned by employees of Republic Properties Corporation that are now employed by the Trust.

(K)  Reflects adjustments from net historical cost to fair market value of the assets and liabilities acquired from the Fund. The exchange of interests contributed by the partners of the Fund has been accounted for as a business combination, since a common control group does not exist in this transaction.

The fair market value of the assets and liabilities of the fund is $166,356,000, based on the common shares, OP units and cash exchanged for the Funds assets and liabilities —see entry (G). The adjustment to the property acquired will be allocated among land, building and improvements, lease intangibles, and mortgage notes payable based on estimated fair values at the time of acquisition. The fair value of in-place leases consists of the following components: (a) the estimated cost to replace the

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet (Continued)

lease, (b) estimated leasing commissions, and (c) above/below market leases. The allocation of purchase price shown below is based on the Trust’s preliminary estimates and is subject to change based on the final determination of the fair value of assets and liabilities acquired.

	September 30, 2005
	RKB Washington Property FundI L.P. (Historical)	Adjustments Resulting from Contribution of the Fund	Predesessor as Adjusted
	(in thousands)
Assets
Investments in real estate, net	$283,006	$119,068	$402,074
Cash and cash equivalents	7,117		7,117
Restricted cash	7,710		7,710
Rents and other receivables	3,404	(2,635)	769
Prepaids expenses and other assets	11,327	(2,967)	8,360
Total assets	$312,564	$113,466	$426,030
Liabilities and Shareholders’ Equity and Partners’ Capital
Accounts payable and accrued liabilities	$3,560		$3,560
Advance rents	1,494		1,494
Tenant security deposits	2,249		2,249
Mortgage notes payable(a)	251,155	$266	251,421
Related party payable	950		950
Total liabilities	259,408	266	259,674
Total shareholders’ equity and partners’ capital	53,156	113,200	166,356
Total liabilities and shareholders’ equity and partners’ capital	$312,564	$113,466	$426,030

(a)    The adjustment for the repayment of certain Fund debt in connection with the offering is reflected in a separate entry—see entry (F).

Adjustments comprised of: (a)

Investments in real estate:
Land	$14,745,000
Building and Improvements	95,150,000
Tenant origination costs	9,173,000
119,068,000
Prepaid expenses and other assets:
Lease commissions and incentives	1,080,000
Net lease intangibles	(3,228,000)
Unamortized loan costs	(819,000)
(2,967,000)
Straight-line rent	(2,635,000)
Mortgage notes payable	(266,000)
Total	$113,200,000

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

1. Adjustments to Pro Forma Condensed Consolidated Balance Sheet (Continued)

Funding of net assets acquired:

Equity:
(i) issuance of 3,696,311 REIT shares (b)	$55,445,000
(ii) issuance of 3,195,757 OP units	47,936,000	$103,381,000
Cash from offering proceeds:
(i) cash to partners of the Fund		62,975,000
		$166,356,000

(a)    Reflects adjustments to historical carrying values necessary to reflect assets and liabilities acquired at fair value.

(b)   Based on the initial offering price of $15.00 per common share. A portion of this adjustment is reflected in common stock at $.01 per share. See entry (G) for recording of the consideration paid for the Fund.

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2005, and the year ended December 31, 2004 are as follows:

(AA) Reflects the Fund’s historical condensed consolidated statements of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004.

(BB)  The purchase method of accounting is used to reflect the acquisition of properties in the historical and pro forma financial statements of the Fund prior to the formation transactions. The pro forma condensed consolidated statement of operations for the year ended December 31, 2004 reflects the Fund’s acquisitions of the entities listed below for the periods indicated prior to their acquisition date. The results for the periods indicated below reflect pro forma adjustments to the historical revenues and certain expenses of the properties acquired for: (a) recording revenue on a straight-line basis and amortization of acquired net lease intangibles, (b) depreciation and

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations (Continued)

amortization of the buildings and improvements, tenant improvements and acquired in-place lease values, and (c) increase in interest expense from the financings used to purchase the properties.

	Presidents Park (1)	Corporate Oaks	Campus at Dulles Technology Center	Total
Beginning of period to acquisition date:	1/1-12/28/04	1/1-8/19/04	1/1-1/25/04
Revenues:
Rental	$5,302,000	$847,000	$600,000	$6,749,000
	5,302,000	847,000	600,000	6,749,000
Expenses:
Real estate taxes	1,005,000	67,000	40,000	1,112,000
Insurance	230,000	11,000	5,000	246,000
Property operating costs	1,810,000	75,000	75,000	1,960,000
Management fees	—	—	—	—
Depreciation and amortization	3,233,000	254,000	239,000	3,726,000
General and administrative	144,000	41,000	4,000	189,000
Total operating expenses	6,422,000	448,000	363,000	7,233,000
Operating income (loss)	(1,120,000)	399,000	237,000	(484,000)
Other income and expense:
Interest income	—	—	—	—
Interest expense	(8,579,000)	(265,000)	(154,000)	(8,998,000)
Net income (loss)	$(9,699,000)	$134,000	$83,000	$(9,482,000)

(1)         The acquisition of Presidents Park occurred on December 29, 2004. Summarized below are the historical financial statements of revenues and certain expenses of Presidents Park for the period from January 1, 2004 to December 28, 2004 and the adjustments resulting from purchasing the property.

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations (Continued)

	Presidents Park	Adjustments Resulting from Purchasing the Property		Pro forma Adjustments for Presidents Park
Revenues:
Rental	$6,305,000	$(1,003,000	)(2)	$5,302,000
Expenses
Real estate taxes	1,005,000			1,005,000
Insurance	230,000			230,000
Property operating costs	1,810,000			1,810,000
Management fees	—			—
Depreciation and amortization		3,233,000	(3)	3,233,000
General and administrative	144,000			144,000
Total operating expenses	3,189,000	3,233,000		6,422,000
Operating income (loss)	3,116,000	(4,236,000)		(1,120,000)
Other income and expense:
Interest income
Interest expense		(8,579,000	)(4)	(8,579,000)
Net income (loss)	$3,116,000	$(12,815,000)		$(9,699,000)

(2)         Reflects increase (decrease) in rental revenues for the straight line amounts and amortization of acquired net lease intangibles, all resulting from purchase accounting.

(3)         Reflects depreciation and amortization of the buildings and improvements, tenant improvements and acquired in-place lease values. Building and improvements are depreciated over 39 years, and 5 to 20 years, respectively, and tenant improvements are amortized over the life of the respective leases.

(4)         Reflects the net increase in interest expense from the following financings used to purchase the property as of December 31, 2004:

(i)             Senior Loan—floating rate mortgage of LIBOR, plus 1.75%           $90,500,000

(ii)         Junior Loan—floating rate mortgage of LIBOR, plus 10%              $23,000,000

(5)         Certain debt reflected above are outstanding during the pro forma periods, and will be repaid with proceeds of the initial public offering, see entry (F).

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations (Continued)

(CC)  The purchase method of accounting is used to reflect the acquisition of Republic Building. The pro forma condensed consolidated financial statements for the year ended December 31, 2004 and the nine-month period ended September 30, 2005 reflect the following pro forma adjustments as if the acquisition occurred as of the beginning of each applicable period - see pro forma adjustment (C):

	For the Year Ended December 31, 2004				For the Nine Months Ended September 30, 2005
	Republic Building	Adjustments Resulting from Purchasing the Property		Pro Forma Adjustments for Republic Building	Republic Building	Adjustments Resulting from Purchasing the Property		Pro Forma Adjustments for Republic Building
Revenues:
Rental	$13,174,000	$1,125,000	(1)	$14,299,000	$9,339,000	$592,000	(1)	$9,931,000
Expenses:
Real estate taxes	1,331,000			1,331,000	993,000	—		993,000
Insurance	112,000			112,000	73,000	—		73,000
Property operating costs	1,311,000			1,311,000	1,195,000			1,195,000
Management fees	—			—	—			—
Depreciation and amortization	—	5,408,000	(2)	5,408,000	—	4,056,000	(2)	4,056,000
General and administrative	293,000			293,000	212,000			212,000
Total operating expenses	3,047,000	5,408,000		8,455,000	2,473,000	4,056,000		6,529,000
Operating income	10,127,000	(4,283,000)		5,844,000	6,866,000	(3,464,000)		3,402,000
Other income and expense:
Interest income
Interest expense	—	(8,184,000	)(3)	(8,184,000)	—	(6,505,000	)(3)	(6,505,000)
Net income (loss)	$10,127,000	$(12,467,000)		$(2,340,000)	$6,866,000	$(9,969,000)		$(3,103,000)

(1)            Reflects increase (decrease) in rental revenues for straight-line rent amounts and amortization of acquired net lease intangibles, all resulting from purchase accounting.

(2)            Reflects depreciation and amortization of the buildings and improvements, tenant improvements and acquired in-place lease values. Building and improvements are depreciated over 39 years, and five to 20 years, respectively, and tenant improvements are amortized over the life of the respective leases.

(3)            Reflects interest expense on the debt assumed with the acquisition of Republic Building which includes the following financings:

(i)                $102,661,000 of mortgage debt as adjusted to fair market value—see Entry (C); and

(ii)             $31,230,000 in bridge debt at one-month LIBOR plus 6.50% interest and to be repaid with proceeds from the offering—see entry (F).

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations (Continued)

(DD) Reflects the net decrease in interest expense as a result of repayment transactions related to pro forma adjustment (F). The following represents the loans that are anticipated to be repaid upon completion of the offering and the corresponding interest expense that would have been eliminated had these loans been repaid as of the beginning of the periods presented. The expenses shown below represents both actual interest expense incurred and pro forma interest expense reflected in the pro forma statements of operations as a result of financing transactions used to acquire the properties of the Fund and Republic Building as if the properties had been acquired as of the beginning of the periods presented.

		Interest Expense(5)
	Loans Payable as of September 30, 2005	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Senior Loan—Presidents Park(1)	$91,799,000	$5,360,000	$5,657,000
Junior Loan—Presidents Park(2)	17,000,000	2,267,000	2,977,000
Mortgage payable—Campus at Dulles Technology Center(3)	46,000,000	2,286,000	2,318,000
Bridge loan—Republic Building(4)	31,230,000	2,116,000	2,332,000
	$186,029,000	$12,029,000	$13,284,000

(1)          The Senior Loan bears interest based on the one-month LIBOR rate plus 1.75% through April 30, 2005, and one-month LIBOR plus 4.00% thereafter.

(2)          The Junior Loan bears interest based on the one-month LIBOR rate plus 10.00%.

(3)   The mortgage loan bears interest based on the one-month LIBOR rate plus 2.75%.

(4)   The bridge loan bears interest based on the one-month LIBOR rate plus 5.50% through September 30, 2005, one-month LIBOR plus 6.50% from October 1, 2005 through December 31, 2005, and one-month LIBOR plus 7.00% thereafter.

(5)   We calculated pro forma interest expense for loans used to acquire the properties with variable interest rates using the LIBOR rates in effect during the pro forma period (1.09% to 3.72% for one-month LIBOR for the period January 1, 2004 to September 30, 2005).

(EE)   Reflects the elimination of management fees associated with our nine initial properties. Although such management fees are not payable subsequent to the completion of the offering, the management fees incurred historically have been replaced by direct payments of compensation expense, rent and other general and administrative expenses that will by paid by the Trust subsequent to the completion of the public offering—see pro forma entry (FF). In addition, reflects the elimination of a separate management fee paid to RKB Washington Property Fund I (General Partner), LLC (“RKB Fund I”) for our nine initial properties which will be eliminated subsequent to the completion of the offering.

It should be noted that the Fund reimbursed Republic Properties Corporation for direct salaries and overhead of $788,000 for the nine months ended September 30, 2005 and $847,000 for the year ended December 31, 2004. These costs are reflected in property operating expenses and will now be incurred directly by the Trust.

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations (Continued)

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Management fees—Republic Properties Corporation	$818,000	$830,000
Management fees—RKB Fund I	1,500,000	1,200,000
	$2,318,000	$2,030,000

(FF)  Reflects our estimate of increases in salaries related to property management employees formerly employed by Republic Properties Corporation and who will be employed by the Trust subsequent to the completion of the offering, and other increases in general and administrative expense as a result of becoming a public company. Also reflected are adjustments of $287,000 and $558,000 for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, to property operating costs from general and administrative costs to conform to the ongoing classification of expenses in our financial statements following the offering.

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
(1) Property operating costs—salaries and related overhead	$694,000	$1,101,000
(2) General and administrative:
a) Compensation for executive officers and other employees who will be hired upon completion of the offering	821,000	1,095,000
b) Related employee overhead	195,000	260,000
c) Directors salaries and related director and officer insurance	826,000	1,101,000
d) Filing fees, annual report, and related expenses	144,000	193,000
e) Audit, legal, accounting and other fees	682,000	874,000
f) Other general and administrative expenses	247,000	48,000
g) Adjustment to conform to ongoing presentation	(287,000)	(558,000)
Sub-total	2,628,000	3,013,000
Total	$3,322,000	$4,114,000

(GG)                                        Reflect the minority partners’ interest in the earnings of the OP.

	For the Nine Months Ended September 30, 2005	For the Year Ended December 31, 2004
Pro forma net income (loss) before minority partners’ share	$(535,000)	$(661,000)
Minority partners’ percentage	13.7%	13.7%
Minority partners’ share	$(73,000)	$(90,000)

REPUBLIC PROPERTY TRUST
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

2. Adjustments to Pro Forma Condensed Consolidated Statements of Operations (Continued)

(HH)Pro forma earning (loss) per share—basic and diluted are calculated by dividing pro forma consolidated net income (loss) by the number of shares of common stock issued in our initial public offering. REIT shares have been issued in connection with the following formation transactions:

(1) Merger of RKB Holding L.P. into our Operating Partnership	3,696,330
(2) Issuance of restricted shares	260,384
(3) Purchase of Republic Building	648,518
(4) Initial public offering	20,000,000
Total common shares outstanding	24,605,232
Pro forma weighted average common stock outstanding—basic/diluted at December 31, 2004 and September 30, 2005	24,605,232

(II)                    Reflects the net adjustments resulting from recording the Fund’s assets and liabilities at fair value—see entry (K) as follows: (i) increase (decrease) rental revenues for the amortization of acquired net lease intangibles; (ii) depreciation/amortization of buildings and improvements, tenant improvements and acquired in-place lease values; buildings and improvements are depreciated over 39 years and 5 to 20 years, respectively, tenant improvements are amortized over the life of the respective leases; and (iii) interest expense of the assumed debt using a market interest rate.

RKB WASHINGTON PROPERTY FUND I L.P.
Report of Independent Registered Public Accounting Firm

Partners
RKB Washington Property Fund I L.P.

We have audited the accompanying consolidated balance sheets of RKB Washington Property Fund I L.P. (Partnership) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002. Our audits also included the financial statement schedule of real estate and accumulated depreciation. These financial statements and schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RKB Washington Property Fund I, Limited Partnership at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia
March 11, 2005

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Investment in real estate:
Land	$46,600,279	$19,547,794
Commercial office buildings and improvements	252,898,902	99,321,355
	299,499,181	118,869,149
Less: accumulated depreciation and amortization	(9,663,535)	(3,209,030)
	289,835,646	115,660,119
Cash and cash equivalents	2,074,459	1,809,818
Restricted cash	7,954,129	3,609,107
Rents and other receivables	2,113,257	1,328,116
Prepaid expenses and other assets	12,116,851	2,852,425
Total assets	$314,094,342	$125,259,585
Liabilities and partners’ capital
Liabilities:
Accounts payable and accrued liabilities	$1,438,746	$946,551
Advance rents	941,506	445,639
Tenant security deposits	2,079,658	1,624,417
Mortgage notes payable	256,249,808	90,382,850
Related party payable	770,116	751,208
Total liabilities	261,479,834	94,150,665
Partners’ capital	52,614,508	31,108,920
Total liabilities and partners’ capital	$314,094,342	$125,259,585

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Statements of Operations

	Year ended December 31, 2004	Year ended December 31, 2003	Period from August 21, 2002 (inception) through December 31, 2002
Revenue:
Rental income	$26,512,024	$13,218,779	$1,862,702
Total operating revenue	26,512,024	13,218,779	1,862,702
Expenses:
Real estate taxes	1,751,978	809,735	121,458
Insurance	167,922	70,241	15,474
Property operating costs	4,390,987	1,773,988	165,539
Management fees	2,029,905	952,556	130,102
Depreciation and amortization	7,511,554	3,355,087	383,816
General and administrative	914,579	701,494	554,409
Total operating expenses	16,766,925	7,663,101	1,370,798
Operating income	9,745,099	5,555,678	491,904
Other income and expense:
Interest income	49,897	15,428	3,974
Interest expense	(7,286,110)	(3,707,327)	(611,057)
Net income (loss)	$2,508,886	$1,863,779	$(115,179)
Net income allocated to general partner	$652,202	$328,468	$—
Net income (loss) allocated to limited partners	$1,856,684	$1,535,311	$(115,179)

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Statements of Changes in Partners’ Capital

	General Partner	Limited Partners	Total
Partners’ capital at August 21, 2002 (inception)	$—	$—	$—
Capital contributions	—	8,039,210	8,039,210
Property contributions	—	2,798,511	2,798,511
Distributions to partners	(36,303)	(406,598)	(442,901)
Equity placement fees	—	(228,400)	(228,400)
Net loss	—	(115,179)	(115,179)
Partners’ (deficit) capital at December 31, 2002	(36,303)	10,087,544	10,051,241
Capital contributions	—	23,692,457	23,692,457
Distributions to partners	(292,165)	(3,218,667)	(3,510,832)
Equity placement fees	—	(987,725)	(987,725)
Net income	328,468	1,535,311	1,863,779
Partners’ capital at December 31, 2003	—	31,108,920	31,108,920
Capital contributions	—	27,089,700	27,089,700
Distributions to partners	(652,202)	(6,860,137)	(7,512,339)
Equity placement fees	—	(580,659)	(580,659)
Net income	652,202	1,856,684	2,508,886
Partners’ capital at December 31, 2004	$—	$52,614,508	$52,614,508

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Statements of Cash Flows

	Year ended December 31, 2004	Year ended December 31, 2003	Period from August 21, 2002 (inception) through December 31, 2002
Operating activities
Net income (loss)	$2,508,886	$1,863,779	$(115,179)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,511,554	3,355,087	383,816
Amortization of loan costs	550,342	144,213	23,112
Changes in operating assets and liabilities:
Rents and other receivables	(785,141)	(1,155,586)	(172,530)
Prepaid expenses and other assets	(647,884)	(473,701)	(44,913)
Accounts payable and accrued liabilities	492,195	619,557	96,129
Advance rents	495,867	371,462	74,177
Tenant security deposits	455,241	375,455	1,140,081
Related party payable	18,908	696,300	54,908
Net cash provided by operating activities	10,599,968	5,796,566	1,439,601
Investing activities
Investment in real estate and intangibles	(180,212,388)	(80,138,716)	(27,683,980)
Capital improvement to real estate	(1,045,770)	(350,510)	—
Net cash used in investing activities	(181,258,158)	(80,489,226)	(27,683,980)
Financing activities
Issuance of debt	159,500,000	59,500,000	21,500,000
Principal repayments of debt	(412,696)	(335,119)	(89,609)
Proceeds from assignment of partner interests	—	—	135,551
Deferred financing costs	(2,816,153)	(786,341)	(360,002)
Increase in restricted cash	(4,345,022)	(1,386,316)	(1,993,116)
Contributions from partners	27,089,700	23,692,457	8,039,210
Equity placement fees	(580,659)	(987,725)	(228,400)
Distributions to partners	(7,512,339)	(3,510,832)	(442,901)
Net cash provided by financing activities	170,922,831	76,186,124	26,560,733
Net increase in cash and cash equivalents	264,641	1,493,464	316,354
Cash and cash equivalents at beginning of period	1,809,818	316,354	—
Cash and cash equivalents at end of period	$2,074,459	$1,809,818	$316,354
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,359,788	$3,457,830	$526,563

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements

1. Organization

RKB Washington Property Fund I L.P. (the “Partnership’’) was formed under the laws of the State of Delaware and pursuant to the limited partnership agreement dated August 21, 2002. The primary purpose of the Partnership is to invest funds in commercial real estate properties to generate investment returns for the partners, principally in the form of income and long-term capital appreciation. At December 31, 2004, the partners were RKB Washington Property Fund I (General Partner), LLC (“RKB Fund”), the Partnership’s general partner; RKB/Republic Capital LLC (“RKB/Republic”); Bowman Brown (“Brown”); Unimar, Inc. (“Unimar’’); and Holdco. At December 31, 2003, the partners were RKB Fund; Republic CP IV Investors, LLC (“CP IV”); Brown; and Holdco. At December 31, 2004, Holdco, RKB/Republic, Unimar, Brown and RKB Fund accounted for 89.11%, 10.22%, 0.50%, 0.17%, and 0%, respectively, of the total capital contributions. At December 31, 2003, Holdco, CP IV, Brown and RKB Fund accounted for 93.47%, 6.30%, 0.23%, and 0%, respectively, of the total capital contributions.

At December 31, 2004, the Partnership owned 20 office buildings in 7 separate office parks, held in seven separate limited liability companies, located in Fairfax County, the City of Fairfax, and the Town of Herndon in the Commonwealth of Virginia, with approximately 1,715,000 of rentable square footage. At December 31, 2003, the Partnership owned 9 office buildings in 4 separate office parks, held in 4 separate limited liability companies, located in Fairfax County and the City of Fairfax in the Commonwealth of Virginia, with approximately 703,000 of rentable square footage.

The Partnership will be dissolved five years from the final closing date, which was March 31, 2005; provided, however, the duration of the Partnership may be extended at the sole discretion of the general partner for a further term of up to three years in order to effect an orderly disposal of the Partnership’s assets and for two additional one-year terms with an ordinary consent, as defined in the partnership agreement.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of the Partnership and its wholly owned, single-purpose entities created to own the properties. All significant intercompany accounts and transactions have been eliminated in the consolidation.

We have one reportable segment consisting of investments in office real estate properties located in the Washington, D.C., metropolitan area.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Investment in Real Estate

Income-producing properties are recorded at cost, including the external direct costs of the acquisitions. The cost of income-producing properties is allocated among land, buildings, improvements, lease intangibles, and any personal property acquired based on estimated relative fair values at the time of acquisition. All capital improvements for the income-producing properties that extend their useful life are capitalized and depreciated over their estimated useful lives. All tenant improvements are amortized over the shorter of the useful life of the improvements or the term of the related tenant lease. Depreciation on building and improvements is generally provided on a straight-line basis over 39 years for buildings or over the life of the respective improvement ranging from 5 to 20 years. Depreciation expense for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002 totaled $6,455,105, $2,877,640, and $331,465, respectively. Repairs and maintenance costs are expensed as incurred.

The Partnership allocates the purchase price of acquired properties to the related physical assets and in-place leases based on their fair values, in accordance with Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The fair values of acquired buildings are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, and tenant improvements based on property tax assessments and other relevant information obtained in connection with the acquisition of the property.

The fair value of in-place leases consists of the following components as applicable—(1) the estimated cost to the Partnership to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-throughs, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as Tenant Origination Cost); (2) the estimated leasing commissions associated with obtaining a new tenant (referred to as Leasing Commissions); (3) the above/at/below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as Net Lease Intangible); and (4) the value, if any, of customer relationships, determined based on management’s evaluation of the specific characteristics of each tenant’s lease and the overall relationship with the tenant (referred to as Customer Relationship Value). The amounts used to calculate Tenant Origination Cost, Leasing Commissions and Net Lease Intangible are discounted using an interest rate that reflects the risks associated with the leases acquired. Tenant Origination Costs are included in commercial office buildings and improvements on our balance sheet and are amortized as depreciation expense on a straight-line basis over the remaining life of the underlying leases. Leasing Commissions are classified as other assets and are amortized as amortization expense on a straight-line basis over the remaining life of the underlying leases. Net Lease Intangible assets and liabilities are classified as other assets and are amortized on a straight-line basis as decreases and increases, respectively, to Rental Revenue over the remaining term of the underlying leases. Should a tenant terminate its lease, the unamortized portions of the Tenant Origination Cost, Leasing Commissions, and Net Lease Intangible associated with that lease are written off to depreciation expense, amortization expense, and rental revenue, respectively. Amortization of these components combined was $3,258,553, $1,324,716, and $93,469 for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002, respectively.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Balances, net of accumulated depreciation or amortization, as appropriate, of the components of the fair value of in-place leases at December 31, 2004 and 2003 are as follows:

	December 31
	2004	2003
Tenant Origination Costs	$10,481,216	$5,344,748
Leasing Commissions	4,838,481	2,716,741
Net Lease Intangible	3,196,119	(1,275,101)

No value had been assigned to Customer Relationship Value at December 31, 2004 or December 31, 2003.

The Partnership records impairment losses on long-lived assets used in operations when events or changes in circumstances indicate that the assets might be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. Management assesses the recoverability of the carrying value of its assets on a property-by-property basis. Based on management’s estimation, no impairment losses were recorded for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002 in the accompanying consolidated financial statements.

Deferred Charges

Deferred financing costs and leasing costs are included in other assets in the accompanying consolidated balance sheets. Financing costs, which represent fees and other costs incurred in obtaining debt, are amortized on a straight-line basis, which approximates the effective-interest method, over the term of the loan and are included in interest expense. Leasing costs, which are external fees and costs incurred in the successful negotiations of leases, are deferred and amortized over the terms of the related leases on a straight-line basis. Other deferred charges are amortized over terms appropriate to the expenditure. Amortization expense for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002 totaled $602,256, $144,213 and $23,112, respectively.

Rental Income

The Partnership, as a lessor, has retained substantially all the risks and benefits of ownership and accounts for its leases as operating leases. Rental income is recognized over the terms of the leases as it is earned, and the assets held for leasing purposes are classified as investment in real estate. For lease agreements that provide for scheduled annual rent increases, rental income is recognized on a straight-line basis over the term of the lease. Recognition of rental income commences when control of the space has been given to the tenant. The Partnership records a provision for losses on accounts receivable equal to the estimated uncollectible accounts. The estimate is based on management’s historical experience and a review of the current status of the Company receivables.

Tenant leases generally contain provisions under which the tenants reimburse the Partnership for a portion of the property’s operating expenses and real estate taxes incurred by the Partnership. The reimbursements are included in rental income on the statements of operations. Included in the rent

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

receivable balance in the accompanying consolidated balance sheets is accrued rental income, recognized on a straight-line basis, in excess of rents received. In addition, rental income includes the amortization of acquired lease intangibles recognized on a straight-line basis over the remaining terms of the leases.

Income Taxes

The Partnership is not subject to U.S. federal income taxes. Results of operations of the Partnership are to be included proportionately in the federal income tax returns of the individual partners; therefore, no provision for federal income taxes is included in the accompanying financial statements.

Reclassification

Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the current-year presentation.

Profits, Losses, and Distributions

The profit and loss of the Partnership is allocated to the individual partners in accordance with the partnership agreements.

For the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002, cash totaling $7,512,339, $3,510,832 and $442,901, respectively, was distributed to the partners in accordance with the partnership agreements.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term deposits maturing in three months or less that are held in bank checking and overnight investment accounts collateralized by U.S. Treasury securities.

Restricted Cash

Restricted cash includes escrow deposits required by loan agreements or tenant leases (see Note 6), which are held in bank checking or investment accounts with original maturities of three months or less.

Effects of Recently Issued Accounting Standards

In December 2003, the Financial Accounting Standards Board (FASB) issued the revised Financial Interpretation Number (FIN) 46R, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51. FIN 46R was effective March 31, 2004. Variable interest entities (VIEs) are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. We do not have any entities that meet the definition of a variable interest entity under FIN 46R; therefore, the provisions of FIN 46R did not have an impact on our results of operations or financial position.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

3. Assignment of Interest

Effective September 3, 2004, CP IV transferred its ownership interest in the Partnership to RKB/Republic, an affiliated entity, in exchange for an ownership interest in RKB/Republic.

On December 12, 2003, the Partnership obtained legal title to Corporate Pointe IV. Effective September 1, 2002, the members of CP IV assigned to the Partnership beneficial interest in a real estate property called Corporate Pointe IV located in Chantilly, Virginia and owned by Republic CP IV, LLC. Their assignment of interest resulted in the contribution of the Corporate Pointe IV property, with net value of $2,591,114, and its related assets and liabilities, with net value of $207,397, to the Partnership for a total agreed-upon value of $2,798,511. The real estate and property debt were transferred at historical cost, which was the agreed-upon contributed fair value, of $12,398,692 and $9,807,578, respectively. Such amounts are treated as non-cash items for purposes of the statement of cash flows.

4. Property Acquisition

On December 29, 2004, RPT Presidents Park LLC, a wholly owned subsidiary of the Partnership, acquired three buildings through the ownership of 100% of the membership interests in Presidents Park I LLC (owner of 13861 Sunrise Valley Drive in Herndon, Virginia), Presidents Park II LLC (owner of 13865 Sunrise Valley Drive in Herndon, Virginia), and Presidents Park III (owner of 2525 Network Place in Herndon, Virginia) for $115,393,000 including acquisition costs. The three buildings have a combined total of 601,177 rentable square feet.

On August 20, 2004, RKB Corporate Oaks LLC, a wholly owned subsidiary of the Partnership, acquired 625 Herndon Parkway in Herndon, Virginia, totaling 60,767 rentable square feet and known as Corporate Oaks, for $10,438,000 including acquisition costs and a $6,779,654 mortgage assumed (see Note 7).

On January 26, 2004, RKB Dulles Tech LLC, a wholly owned subsidiary of the Partnership, acquired a seven-building complex consisting of 13615-13645 Dulles Technology Drive (Parcels B-4A1 and B-4A2) in Herndon, Virginia, totaling 349,839 rentable square feet and known as Campus at Dulles Technology Center, for $61,161,000 including acquisition costs.

On June 13, 2003, a wholly owned, single-purpose entity of the Partnership, RKB Willowwood, LLC, acquired the two-building complex consisting of 10302 and 10304 Eaton Place in Fairfax, Virginia, totaling 279,175 rentable square feet and known as WillowWood Plaza III and WillowWood Plaza IV, for $53,903,000 including acquisition costs.

On May 13, 2003, a wholly owned, single-purpose entity of the Partnership, RKB Lakeside, LLC, acquired the two-building complex consisting of 14104, 14106, and 14120 Newbrook Drive in Chantilly, Virginia, totaling 173,218 rentable square feet and known as Lakeside I & II, for $26,235,000 including acquisition costs.

On September 23, 2002, a wholly owned, single-purpose entity of the Partnership, RKB Dulles Tech, acquired the four-building complex consisting of 3928 Pender Drive (Building I), 3926 Pender Drive (Building II), 3924 Pender Drive (Building III), and 3922 Pender Drive (Building IV) in Fairfax, Virginia, totaling 170,940 rentable square feet and known as Pender Business Park, for $27,674,000 including acquisition costs.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

4. Property Acquisition (Continued)

The following is a summary of properties acquired during the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002:

Acquisition Date	Property	Rentable Square Feet	Land	Building and Improvements	In-Place Lease Components	Total Acquisition Cost
		(Unaudited)	(Dollars in thousands)
January 26, 2004	Campus at Dulles Technology Center	349,839	$8,114	$49,479	$3,568	$61,161
August 20, 2004	Corporate Oaks	60,767	1,924	7,188	1,326	10,438
December 29, 2004	Presidents Park	601,177	17,014	88,295	10,084	115,393
	Total 2004	1,011,783	$27,052	$144,962	$14,978	$186,992
May 13, 2003	Lakeside I & II	173,218	$3,460	$20,376	$2,399	$26,235
June 13, 2003	WillowWood III & IV	279,175	5,586	44,666	3,651	53,903
	Total 2003	452,393	$9,046	$65,042	$6,050	$80,138
September 1, 2002	Corporate Pointe IV	80,118	$1,932	$10,477	$—	$12,409
September 23, 2002	Pender Business Park	170,940	8,569	16,940	2,165	27,674
	Total 2002	251,058	$10,501	$27,417	$2,165	$40,083

The following is a summary of In-Place Lease Components for properties acquired during the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002:

	2004	2003	2002
	(Dollars in thousands)
Tenant Origination Cost	$7,570	$4,032	$2,483
Leasing Commissions	3,116	1,743	1,513
Net Lease Intangible	4,292	275	(1,831)
	$14,978	$6,050	$2,165

The following unaudited pro forma financial information sets forth the consolidated operating results for the years ended December 31, 2004 and 2003 as if the above described acquisitions had occurred at the beginning of the period of acquisition and at the beginning of the year prior to the acquisition. The unaudited pro forma information does not purport to be indicative of the results that actually would have occurred if the acquisitions had been in effect for the years ended December 31, 2004 and 2003.

	December 31
	2004	2003
	(Dollars in thousands)
Revenue	$33,261	$30,857
Net loss	(7,983)	(9,273)
Net loss allocated to general partner	—	—
Net loss allocated to limited partner	(7,983)	(9,273)

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

5. Intangible Lease Assets

In accordance with SFAS No. 141, Business Combinations, the Partnership recorded intangible lease assets for Leasing Commissions and Net Lease Intangible. The Leasing Commissions and Net Lease Intangible will be amortized over the remaining lives of the acquired leases as amortization expense and an increase or decrease in rental income, respectively. The average remaining life of both lease intangibles at December 31, 2004 is 4.5 years. Total amortization of the Leasing Commissions included in amortization expense for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002 was $1,004,535, $477,447, and $52,351, respectively. Total amortization of the Net Lease Intangible included in rental income for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) to December 31, 2002 was $179,715, $230,160, and $51,530, respectively. The accumulated amortization of the Leasing Commissions at December 31, 2004 and 2003 was $1,534,333 and $529,798, respectively, and the accumulated amortization of the Net Lease Intangible at December 31, 2004 and 2003 was $461,405 and $281,690, respectively.

The table set forth below presents the estimated remaining amortization of the Lease Commissions and Net Lease Intangible assets during the years shown. Note that the estimated remaining amortization of the Net Lease Intangible represents a decrease in rental income:

	Lease Commissions	Net Lease Intangible
2005	$1,159,514	$617,292
2006	1,002,319	549,320
2007	784,418	447,606
2008	656,507	487,450
2009	477,250	390,439
Thereafter	758,473	704,012
	$4,838,481	$3,196,119

6. Leases

As of December 31, 2004, no single tenant accounted for more than 10% of the total combined office space.

All buildings are in the Washington, D.C., metropolitan area and are therefore subject to local market fluctuations. In addition, certain leases are with government agencies and are subject to annual federal government budgets, which could be cancelled at any time.

Future minimum lease payments to be received under noncancelable operating leases are as follows for the years ending December 31:

2005	$29,974,782
2006	27,117,721
2007	22,861,560
2008	20,480,272
2009	14,984,756
Thereafter	19,758,960
$135,178,051

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

7. Debt on Real Estate Investments

On December 29, 2004, RPT Presidents Park LLC and the Partnership entered into a $104,000,000 Agreement (the “Senior Loan”) with Archon Financial, L.P. (“Archon”). At December 31, 2004, $90,500,000 had been advanced under the Senior Loan, which bears interest at a rate of the one-month London Interbank Offering Rate (“LIBOR”) plus 1.75% (4.15% at December 31, 2004) through April 30, 2005, and one-month LIBOR plus 4.00% thereafter. The Senior Loan matures on January 1, 2006, and can be extended for an additional six months subject to certain conditions. An additional fee is paid on the difference between the loan amount and the amount funded on a monthly basis. The loan is secured by the property owned by RPT Presidents Park LLC.

On December 29, 2004, RPT Presidents Park LLC and the Partnership entered into a $23,000,000 Junior Loan Agreement (the “Junior Loan”) with Archon. The Junior Loan is recourse to the Partnership. The Junior Loan of $23,000,000 was advanced under the Junior Loan Agreement, which bears interest at a rate of one-month LIBOR plus 10% (12.40% at December 31, 2004), matures on January 1, 2006, and can be extended for an additional six months subject to certain conditions. The Junior Loan requires principal repayment in the amount of $2,000,000 on each payment date falling in the first month of a Fiscal Quarter (other than the payment date in January 2005). Management plans to make the principal payments each quarter through additional capital contributions. The Junior Loan is secured by the property owned by RPT Presidents Park LLC. In addition, in an event of default, any excess cash flow distributions of the subsidiaries of the Partnership, as defined, are restricted as additional collateral under the Junior Loan. Holdco has provided a security interest in any distribution it receives from the Partnership in an event of a default on the Senior or Junior Loan. Any net proceeds from a capital event, as defined, including the sale of any properties of the Fund are to be used to curtail amounts owed on the Junior Loan.

Upon the occurrence of any initial public offering of Republic Properties Corporation or any of its affiliates, the Senior and Junior Loan become immediately due and payable.

On August 20, 2004, RKB Corporate Oaks LLC, a wholly owned subsidiary of the Partnership, assumed Corporate Oaks Limited Partnership’s loan from KeyBank in conjunction with the acquisition of 625 Herndon Parkway in Herndon, Virginia. The loan was made on December 12, 2003 in the original principal amount of $6,850,000 and matures on January 1, 2014 and is secured by the property. The note bears interest at 5.99%, and monthly principal and interest payments total $44,093. At the time of the assumption, the principal balance of $6,779,654 approximated fair value. The assumption was treated as a non-cash item for purposes of the statements of cash flows.

On January 26, 2004, RKB Dulles Tech LLC entered into a loan agreement in the amount of $46,000,000 with Archon. The note bears interest at 2.75% over one-month LIBOR (5.15% at December 31, 2004), with a maximum cap on the LIBOR rate of 6.65%, matures on February 10, 2007, and is secured by the property. The Partnership is required to maintain certain escrow accounts such as ongoing replacements reserve, tenant improvements and leasing commission escrows, and a reserve specifically for use towards rollover costs associated with a lease expiration in 2006.

On June 13, 2003, a wholly owned, single-purpose entity of the Partnership, RKB WillowWood, LLC, entered into a loan agreement with Archon, under which it secured permanent financing totaling $40,000,000 for the purchase of WillowWood Plaza III and WillowWood Plaza IV. The interest-only note bears interest at 4.50%, matures on June 1, 2008, and is secured by the property. In connection with the note, RKB WillowWood has assigned to Archon all its rights to the property’s leases, rents, bankruptcy

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

7. Debt on Real Estate Investments (Continued)

claims, and lease guaranties. In addition, the Partnership is required to maintain certain escrow accounts such as ongoing replacements escrow and tenant improvement, and leasing commission escrows.

On May 13, 2003, a wholly owned, single-purpose entity of the Partnership, RKB Lakeside, LLC, entered into a loan agreement with Archon, under which it secured permanent financing totaling $19,500,000 for the purchase of Lakeside I and II. The interest-only note bears interest at 4.60%, matures on June 1, 2008, and is secured by the property. In connection with the note, RKB Lakeside has assigned to Archon all its rights to the property’s leases, rents, bankruptcy claims, and lease guaranties. In addition, the Partnership is required to maintain certain escrow accounts such as ongoing replacements escrow and tenant improvement, and leasing commission escrows.

On September 23, 2002, the Partnership entered into a loan agreement with JP Morgan Chase Bank, under which it secured permanent financing totaling $21,500,000 for the purchase of Pender Business Park. The note bears interest at 5.80%, matures on October 1, 2009, and is secured by the property. In connection with the note, the Partnership has assigned to JP Morgan Chase Bank all its rights to the property’s leases, rents, bankruptcy claims, and lease guaranties. Republic Properties Corporation, an affiliate of the Partnership, has guaranteed the loan. In addition, the Partnership is required to maintain certain escrow accounts such as ongoing replacements escrows and tenant improvement, and leasing commissions escrows.

In conjunction with the assignment of interest by CP IV related to the Corporate Pointe IV property, the Partnership assumed the existing loan on the property with PNC Bank, National Association. The principal balance at the time of the assignment was $9,807,578. The note bears interest at 7.29%, matures on April 1, 2011, and is secured by the property. In connection with the note, the Partnership has assigned to PNC Bank, National Association all its rights to the property’s leases, reciprocal easement agreements, and other agreements, together with all rents, income, revenues, proceeds, and profits arising from the leases of the mortgaged property.

The mortgage notes include general compliance covenants, which are nonfinancial, with which the Partnership must comply, all of which the Partnership met as of December 31, 2004.

At December 31, 2004 and 2003, the Partnership’s mortgage debt was as follows:

	December 31
	2004	2003
Presidents Park, floating rate mortgage of LIBOR plus 1.75% through April 2005, LIBOR plus 4.00% thereafter, matures January 2006	$90,500,000	$—
Presidents Park, floating rate mortgage of LIBOR plus 10%, matures January 2006	23,000,000	—
Corporate Oaks, 5.99%, matures January 2014	6,738,342	—
Campus at Dulles Technology Center, floating rate mortgage of LIBOR plus 2.75%, matures February 2007	46,000,000	—
WillowWood Plaza III & IV, 4.50%, matures June 2008	40,000,000	40,000,000
Lakeside I & II, 4.60%, matures June 2008	19,500,000	19,500,000
Pender Business Park, 5.80%, matures October 2009	20,929,072	21,200,026
Corporate Pointe IV, 7.29%, matures May 2011	9,582,394	9,682,824
	$256,249,808	$90,382,850

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

7. Debt on Real Estate Investments (Continued)

Future required principal payments on the loans for the years ending December 31 are as follows:

2005	$6,530,057
2006	108,063,999
2007	46,600,135
2008	60,133,281
2009	19,970,735
Thereafter	14,951,601
$256,249,808

8. Related Party Transactions

Republic Properties Corporation (“RPC”), an entity in which two of the members of CP IV own an interest and which also owns an interest in RKB Fund, is responsible for the management of the properties. Management fees earned by RPC for years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002 totaled $829,640, $374,717, and $47,480, respectively. In addition, RPC was reimbursed for salaries and overhead related to operation management totaling $847,198, $346,876, and $33,719 for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002, respectively, which are included in property operating costs in the statements of operations.

RKB Fund earns a management fee from the Partnership for management services to the Partnership. The management fee, in accordance with the partnership agreement, is equal to the greater of 1.15% of the total capital commitments to the Partnership or 0.65% of the aggregate unadjusted carrying values of the real estate investments as defined by the management agreement. Management fees earned by RKB Fund for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002 totaled $1,200,265, $577,839, and $82,622, respectively. In addition, in accordance with the partnership agreement, the general partner and its affiliates have been reimbursed $42,011, $49,048, and $75,000 for the years ended December 31, 2004 and 2003 and for the period from August 21, 2002 (inception) through December 31, 2002, respectively, for costs incurred on behalf of the Partnership for communications with the limited partners, the cost of keeping the partnership record, and other overhead and administrative expenses incurred in connection with the Partnership’s affairs not covered under the management agreement. These costs are included in general and administrative expenses in the statements of operations.

9. Partners’ Capital

Equity is raised by RKB Fund to facilitate investment by the Partnership in exchange for placement fees. As of December 31, 2004, capital committed to the Partnership totaled $74,352,059, of which $61,619,878 was received by December 31, 2004.

In accordance with the partnership agreement, the Partnership is responsible for all fees and expenses paid or incurred through the final closing date of the Partnership that are related to the establishment of the Partnership, up to a maximum of 3.5% of total capital commitments. Any excess of total establishment costs paid or incurred by our Partnership are absorbed by RKB Fund, the Partnership’s general partner, as

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

9. Partners’ Capital (Continued)

expenses of the RKB Fund, in accordance with the partnership agreement. If and when the Partnership’s additional capital commitments increase, the expenses incurred by RKB Fund in excess of the 3.5% of total capital commitments will be reimbursed to RKB Fund and expensed by the Partnership. These establishment costs consist of placement fees and other establishment and organization costs. In determining those costs for which the Partnership is responsible, placement fees are considered first, followed by the other establishment and organization expenses.

From inception through December 31, 2004, total establishment costs incurred to form the Partnership totaled $2,600,806, which included placement fees of $1,796,784 and establishment and organization expenses of $804,021. Based on 3.5% of the committed capital at December 31, 2004 of $74,352,059, the Partnership was required to reimburse a cumulative amount of up to $2,602,322 of these total formation costs. Therefore, through December 31, 2004, the Partnership reimbursed the entire $2,600,806 incurred. Total placement fees of $580,659, $987,725, and $228,400 were incurred during the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002, respectively, and establishment and organization expenses of $289,974, $194,750, and $319,298 were included in general and administrative expenses for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002, respectively.

10. Commitments and Contingencies

The Partnership is involved from time to time in various legal proceedings, lawsuits, examinations by various tax authorities, and claims that have arisen in the ordinary course of business. Management believes that the resolution of such matters will not have a material adverse effect on the financial condition or results of operations.

11. Financial Instruments

The FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments.

Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates, and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

•       Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value because of the short maturity of these instruments (i.e., less than 90 days).

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

11. Financial Instruments (Continued)

•       Mortgage notes payable: The fair values of our borrowings under variable-rate agreements approximate their carrying value. The fair value under fixed-rate agreements is determined using a discounted cash flow model and the partnership’s current borrowing rates.

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage notes payable	$256,249,808	$255,579,690	$90,382,850	$90,075,438

12. Subsequent Events

Additional limited partner contributions of $2,041,616 were received by the Partnership subsequent to December 31, 2004 and through March 11, 2005 to replenish working capital used in the acquisition of the Presidents Park properties. Additional capital contributions are scheduled through 2005 to coincide with the required principal payments on the Junior Loan for RPT Presidents Park LLC.

RKB WASHINGTON PROPERTY FUND I L.P.
SCHEDULE III
CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION

		Initial Cost		Cost Capitalized Subsequent to Acquisition		Gross Carry Amount At December 31, 2004			Accumulated Depreciation
Name	Encumbrances	Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	Total	at December 31, 2004	Year Built/ Renovated	Year Acquired
Commercial Properties
Corporate Pointe IV	$ 9,582,394	$ 1,932,055	$ 10,476,569	$ —	$ —	$ 1,932,055	$ 10,476,569	$ 12,408,624	$ 687,837	1998	2002
Pender Business Park	20,929,072	8,569,078	19,423,085	$ —	530,911	8,569,078	19,953,996	28,523,074	1,875,025	2000	2002
Lakeside I and II	19,500,000	3,460,347	21,649,255	$ —	420,710	3,460,347	22,069,965	25,530,312	1,563,296	1989/1999	2003
Willowwood III and IV	40,000,000	5,586,314	47,424,966	$ —	258,206	5,586,314	47,683,172	53,269,486	3,171,707	1998	2003
Campus at Dulles Technology Center	46,000,000	8,113,980	52,497,092	$ —	183,422	8,113,980	52,680,514	60,794,494	2,259,085	1998/1999	2004
Corporate Oaks	6,738,342	1,924,073	8,191,561	$ —	—	1,924,073	8,191,561	10,115,634	106,585	1986/1999	2004
Presidents Park	113,500,000	17,014,432	91,843,125	$ —	—	17,014,432	91,843,125	108,857,557	—	1999/2000/ 2001	2004
Grand Total	$ 256,249,808	$ 46,600,279	$ 251,505,653	$ —	$ 1,393,249	$ 46,600,279	$ 252,898,902	$ 299,499,181	$ 9,663,535

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
SCHEDULE III
CONSOLIDATED REAL ESTATE AND ACCUMULATED DEPRECIATION

The following is a reconciliation of real estate assets and accumulated depreciation for the years ended December 31, 2004 and 2003 and the period from August 21, 2002 (inception) through December 31, 2002:

	2004	2003	2002
	(in thousands)
Real Estate Assets
Balance, beginning of period	$118,869	$40,401	$—
Additions—property acquisitions	179,584	78,121	40,401
—improvements*	1,046	347	—
Balance, end of period	$299,499	$118,869	$40,401
Accumulated Depreciation
Balance, beginning of period	$3,209	$331	$—
Additions—depreciation	6,455	2,878	331
Balance, end of period	$9,664	$3,209	$331

*                    Includes non-cash accruals for capital items.

The unaudited aggregate cost of real estate assets for federal tax purposes as of December 31, 2004 was $305,623,000.

Depreciation of real estate assets reflected in the statements of operations is calculated over the estimated original lives of the assets as follows:

Buildings	39 years
Building improvements	5-20 years
Tenant improvements	Shorter of useful life or related tenant lease
Tenant origination costs	Life of respective lease

RKB WASHINGTON PROPERTY FUND I L.P.

Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Investment in real estate:
Land	$46,600,279	$46,600,279
Commercial office buildings and improvements	253,287,098	252,898,902
	299,887,377	299,499,181
Less: accumulated depreciation and amortization	(16,880,941)	(9,663,535)
	283,006,436	289,835,646
Cash and cash equivalents	7,116,876	2,074,459
Restricted cash	7,710,315	7,954,129
Rents and other receivables	3,403,806	2,113,257
Prepaid expenses and other assets	11,326,266	12,116,851
Total assets	$312,563,699	$314,094,342
Liabilities and partners’ capital
Liabilities:
Accounts payable and accrued liabilities	$3,559,858	$1,438,746
Advance rents	1,493,630	941,506
Tenant security deposits	2,249,257	2,079,658
Mortgage notes payable	251,155,229	256,249,808
Related party payable	949,667	770,116
Total liabilities	259,407,641	261,479,834
Partners’ capital	53,156,058	52,614,508
Total liabilities and partners’ capital	$312,563,699	$314,094,342

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Rental income	$8,900,686	$6,630,974	$26,410,391	$19,538,781
Total operating revenue	8,900,686	6,630,974	26,410,391	19,538,781
Expenses:
Real estate taxes	758,100	446,684	2,298,848	1,284,548
Insurance	64,863	44,754	194,588	128,846
Property operating costs	1,642,204	1,098,861	4,639,724	3,006,339
Management fees	792,819	546,598	2,317,902	1,502,524
Depreciation and amortization	2,723,960	1,847,876	8,188,210	5,599,712
General and administrative	143,406	157,042	466,694	716,045
Total operating expenses	6,125,352	4,141,815	18,105,966	12,238,014
Operating income	2,775,334	2,489,159	8,304,425	7,300,767
Other income and expense:
Interest income	53,367	22,329	119,558	34,474
Interest expense	(4,793,091)	(1,873,141)	(13,870,931)	(5,245,576)
Net income (loss)	$(1,964,390)	$638,347	$(5,446,948)	$2,089,665
Net income allocated to general partner	$—	$165,392	$—	$478,308
Net income (loss) allocated to limited partners	$(1,964,390)	$472,955	$(5,446,948)	$1,611,357

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Statement of Changes in Partners’ Capital (Deficit) (Unaudited)

	General Partner	Limited Partners	Total
Partners’ capital at December 31, 2004	$—	$52,614,508	$52,614,508
Capital contributions	—	12,732,182	12,732,182
Distributions to partners	(586,072)	(6,157,612)	(6,743,684)
Net loss	—	(5,446,948)	(5,446,948)
Partners’ capital (deficit) at September 30, 2005	$(586,072)	$53,742,130	$53,156,058

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
	2005	2004
Operating activities
Net income (loss)	$(5,446,948)	$2,089,665
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,188,210	5,599,712
Amortization of loan costs	1,690,418	404,007
Changes in operating assets and liabilities:
Rents and other receivables	(1,290,549)	(284,064)
Prepaid expenses and other assets	(1,490,999)	(521,899)
Accounts payable and accrued liabilities	2,121,112	668,602
Advance rents	552,124	405,268
Tenant security deposits	169,599	(28,320)
Related party payable	179,551	(99,410)
Net cash provided by operating activities	4,672,518	8,233,561
Investing activities
Investment in real estate and intangibles	—	(71,599,050)
Purchase of property and equipment	(401,921)	(874,647)
Net cash used in investing activities	(401,921)	(72,473,697)
Financing activities
Issuance of debt	1,298,586	52,779,654
Principal repayments of debt	(6,393,165)	(283,946)
Deferred financing costs	—	(1,157,577)
Increase in restricted cash	243,814	(1,268,064)
Contributions from partners	12,732,182	21,304,823
Equity placement fees and offering costs	(365,913)	(150,625)
Distributions to partners	(6,743,684)	(5,572,941)
Net cash provided by financing activities	771,820	65,651,324
Net increase in cash and cash equivalents	5,042,417	1,411,188
Cash and cash equivalents at beginning of period	2,074,459	1,809,818
Cash and cash equivalents at end of period	$7,116,876	$3,221,006
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11,208,066	$4,500,712

See accompanying notes.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements

1. Organization

RKB Washington Property Fund I L.P. (“Partnership”) was formed under the laws of the State of Delaware and pursuant to the limited partnership agreement dated August 21, 2002. The primary purpose of the Partnership is to invest funds in commercial real estate properties to generate investment returns for the partners, principally in the form of income and long-term capital appreciation. At September 30, 2005, the partners were RKB Washington Property Fund I (General Partner), LLC (“RKB Fund’’), the Partnership’s general partner; RKB/Republic Capital LLC (“RKB/Republic Capital’’); Bowman Brown (“Brown’’); Unimar, Inc. (“Unimar’’); an individual; and RKB Holding L.P. (“RKB Holding’’). At December 31, 2004, the partners were RKB Fund; RKB/Republic Capital; Brown; Unimar; and RKB Holding. At September 30, 2005, RKB Holding, RKB/Republic, Unimar, an individual, Brown, and RKB Fund accounted for 88.57%, 10.00%, 0.64%, 0.62%, 0.17% and 0%, respectively, of the total capital contributions. At December 31, 2004, Holdco, RKB/Republic, Unimar, Brown, and RKB Fund accounted for 89.11%, 10.22%, 0.50%, 0.17%, and 0%, respectively, of the total capital contributions.

At September 30, 2005 and December 31, 2004, the Partnership owned 20 office buildings in 7 separate office parks, held in 7 separate limited liability companies, located in Fairfax County, the City of Fairfax, and the Town of Herndon in the Commonwealth of Virginia, with approximately 1,715,000 of rentable square footage.

The Partnership will be dissolved five years from the final closing date, which was March 31, 2005; provided, however, the duration of the Partnership may be extended in the sole discretion of the general partner for a further term of up to three years in order to effect an orderly disposal of the Partnership assets and for a further two one-year terms with an ordinary consent, as defined in the partnership agreement.

The Partnership’s management and owners have approved a series of formation transactions in connection with a proposed initial public offering. In connection therewith, Republic Property Trust (the “REIT”) has been formed under the laws of the State of Maryland with the intent of qualifying as a real estate investment trust under the Internal Revenue Code of 1986 as amended (the “Code”). The formation transactions have been structured such that the REIT will raise equity through an initial public offering of common shares and contribute the proceeds for interests in Republic Property Limited Partnership, a Delaware limited partnership (“Operating Partnership”).

In connection with the proposed offering, the partners will contribute their interests in the Partnership for cash, limited partnership interests in the Operating Partnership or common shares of the REIT. Accordingly, upon completion of the proposed offering and related formation transactions, the Operating Partnership will own the properties comprising the Partnership. As a result, the REIT, through the Operating Partnership, will be engaged in the ownership, operation, management, leasing, acquisition, expansion and development of commercial real estate properties.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of the Partnership and its wholly owned, single-purpose entities created to own the

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

properties. All significant intercompany accounts and transactions have been eliminated in the consolidation.

We have one reportable segment consisting of investments in office real estate properties located in the Washington, D.C., metropolitan area.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate

Income-producing properties are recorded at cost, including the external direct costs of the acquisitions. The cost of income-producing properties is allocated among land, buildings, improvements, lease intangibles, and any personal property acquired based on estimated relative fair values at the time of acquisition. All capital improvements for the income-producing properties that extend their useful life are capitalized and depreciated over their estimated useful lives. All tenant improvements are amortized over the shorter of the useful life of the improvements or the term of the related tenant lease. Depreciation on building and improvements is generally provided on a straight-line basis over 39 years for buildings or over the life of the respective improvement, ranging from 5 to 20 years. Depreciation expense for the three months ended September 30, 2005 and 2004 totaled $2,400,093 and $1,593,553, respectively. Depreciation expense for the nine months ended September 30, 2005 and 2004 totaled $7,219,128 and $4,805,413, respectively. Repairs and maintenance costs are expensed as incurred.

The Partnership allocates the purchase price of acquired properties to the related physical assets and in-place leases based on their fair values, in accordance with Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The fair values of acquired buildings are determined on an “as-if-vacant” basis considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as-if-vacant” fair value is allocated to land, building, and tenant improvements based on property tax assessments and other relevant information obtained in connection with the acquisition of the property.

The fair value of in-place leases consists of the following components as applicable—(1) the estimated cost to the Partnership to replace the leases, including foregone rents during the period of finding a new tenant, foregone recovery of tenant pass-throughs, tenant improvements, and other direct costs associated with obtaining a new tenant (referred to as Tenant Origination Cost); (2) the estimated leasing commissions associated with obtaining a new tenant (referred to as Leasing Commissions); (3) the above/at/below market cash flow of the leases, determined by comparing the projected cash flows of the leases in place to projected cash flows of comparable market-rate leases (referred to as Net Lease Intangible); and (4) the value, if any, of customer relationships, determined based on management’s evaluation of the specific characteristics of each tenant’s lease and the overall relationship with the tenant (referred to as Customer Relationship Value). The amounts used to calculate Tenant Origination Cost,

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Leasing Commissions and Net Lease Intangible are discounted using an interest rate that reflects the risks associated with the leases acquired.

Tenant Origination Costs are included in real estate assets on our balance sheet and are amortized as depreciation expense on a straight-line basis over the remaining life of the underlying leases. Leasing Commissions are classified as Other Assets and are amortized as amortization expense on a straight line basis over the remaining life of the underlying leases. Net Lease Intangible assets and liabilities are classified as Other Assets and are amortized on a straight-line basis as decreases and increases, respectively, to real estate rental revenue over the remaining term of the underlying leases. Should a tenant terminate its lease, the unamortized portions of the Tenant Origination Cost, Leasing Commissions, and Net Lease Intangible associated with that lease are written off to depreciation expense, amortization expense, and rental revenue, respectively. Amortization of these components combined was $1,107,481 and $763,550 for the three months ended September 30, 2005 and 2004, respectively. Amortization of these components was $3,371,844 and $2,498,920 for the nine months ended September 30, 2005 and 2004, respectively.

Balances, net of accumulated depreciation or amortization, as appropriate, of the components of the fair value of in-place leases at September 30, 2005 and December 31, 2004 are as follows:

	September 30, 2005	December 31, 2004
Tenant Origination Costs	$8,446,637	$10,481,216
Leasing Commissions	$3,964,941	$4,838,481
Net Lease Intangible	$2,732,394	$3,196,119

No value had been assigned to Customer Relationship Value at September 30, 2005 or December 31, 2004.

The Partnership records impairment losses on long-lived assets used in operations when events or changes in circumstances indicate that the assets might be impaired, and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amounts. If circumstances indicating impairment are present, an impairment loss is recognized based on the excess of the carrying amount of the impaired asset over its fair value. Management assesses the recoverability of the carrying value of its assets on a property-by-property basis. Based on management’s estimation, no impairment losses were recorded for the three and nine months ended September 30, 2005 and 2004, in the accompanying consolidated financial statements.

Deferred Charges

Deferred financing costs and leasing costs are included in other assets in the accompanying consolidated balance sheet. Financing costs, which represent fees and other costs incurred in obtaining debt, are amortized on a straight-line basis, which approximates the effective-interest method, over the term of the loan and are included in interest expense. Leasing costs, which are external fees and costs incurred in the successful negotiations of leases, are deferred and amortized over the terms of the related leases on a straight-line basis. Other deferred charges are amortized over terms appropriate to the expenditure. Amortization expense for the three months ended September 30, 2005 and 2004 totaled $887,340 and $399,376,

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

respectively. Amortization expense for the nine months ended September 30, 2005 and 2004 totaled $2,659,500 and $1,198,306, respectively.

Rental Income

The Partnership, as a lessor, has retained substantially all the risks and benefits of ownership and accounts for its leases as operating leases. Rental income is recognized over the terms of the leases as it is earned, and the assets held for leasing purposes are classified as investment in real estate. For lease agreements that provide for scheduled annual rent increases, rental income is recognized on a straight-line basis over the term of the lease. Recognition of rental income commences when control of the space has been given to the tenant. The Partnership records a provision for losses on accounts receivable equal to the estimated uncollectible accounts. The estimate is based on management’s historical experience and a review of the current status of the Partnership’s receivables.

Tenant leases generally contain provisions under which the tenants reimburse the Partnership for a portion of the property’s operating expenses and real estate taxes incurred by the Partnership. The reimbursements are included in rental income on the statement of operations. Included in the rent receivable balance in the accompanying consolidated balance sheets is accrued rental income, recognized on a straight-line basis, in excess of rents received. In addition, rental income includes the amortization of acquired lease intangibles recognized on a straight-line basis over the remaining terms of the leases.

Income Taxes

The Partnership is not subject to U.S. federal income taxes. Results of operations of the Partnership are to be included proportionately in the federal income tax returns of the individual partners; therefore, no provision for federal income taxes is included in the accompanying financial statements.

Profits, Losses, and Distributions

The profit and loss of the Partnership is allocated to the individual partners in accordance with the partnership agreements.

For the nine months ended September 30, 2005, cash totaling $6,743,684 was distributed to the partners in accordance with the partnership agreements.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term deposits maturing in three months or less that are held in bank checking and overnight investment accounts collateralized by U.S. Treasury securities.

Restricted Cash

Restricted cash includes escrow deposits required by loan agreements or tenant leases, which are held in bank checking or investment accounts with original maturities of three months or less.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

3. Unaudited Interim Financial Information

The accompanying interim unaudited financial statements have been prepared by the Partnership’s management pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with accounting principals generally accepted in the United States (“GAAP”) may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the presentation not misleading. The unaudited financial statements as of September 30, 2005 and for the three and nine months ended September 30, 2005 and 2004 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. The interim financial statements should be read in conjunction with the Partnership’s audited financial statements and the notes thereto.

4. Intangible Lease Assets

In accordance with SFAS No. 141, Business Combinations, the Partnership recorded intangible lease assets for Leasing Commissions and Net Lease Intangibles. The Leasing Commissions and Net Lease Intangible will be amortized over the remaining lives of the acquired leases as amortization expense and an increase or decrease in rental income, respectively. The average remaining life of both lease intangibles at September 30, 2005 is 2.6 years. Total amortization of the Leasing Commissions included in amortization expense for the three months ended September 30, 2005 and 2004 was $285,990 and $235,694, respectively. Total amortization of the Leasing Commissions included in amortization expense for the nine months ended September 30, 2005 and 2004 was $873,540 and $764,545, respectively. Total amortization of the Net Lease Intangible included in rental income for the three months ended September 30, 2005 and 2004 was a decrease in rental income of $153,565 and an increase in rental income of $31,981, respectively. Total amortization of the Net Lease Intangible included in rental income for the nine months ended September 30, 2005 and 2004 was a decrease in rental income of $463,725 and an increase in rental income of $138,820, respectively. The accumulated amortization of the Leasing Commissions at September 30, 2005 and December 31, 2004 was $2,407,873 and $1,534,333, respectively, and the accumulated amortization of the Net Lease Intangible at September 30, 2005 and December 31, 2004 was $2,320 and $461,405, respectively.

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

5. Debt on Real Estate Investments

At September 30, 2005 and December 31, 2004, the Partnership’s mortgage debt was as follows:

	September 30,	December 31,
	2005	2004
Presidents Park, floating rate mortgage of LIBOR plus 1.75% through April 2005, LIBOR plus 4.00% thereafter, matures January 2006	$91,798,586	$90,500,000
Presidents Park, floating rate mortgage of LIBOR plus 10%, matures January 2006	17,000,000	23,000,000
Corporate Oaks, 5.99%, matures January 2014	6,642,326	6,738,342
Campus at Dulles Technology Center, floating rate mortgage of LIBOR plus 2.75%, matures February 2007	46,000,000	46,000,000
WillowWood Plaza III & IV, 4.50%, matures June 2008	40,000,000	40,000,000
Lakeside I & II, 4.60%, matures June 2008	19,500,000	19,500,000
Pender Business Park, 5.80%, matures October 2009	20,713,326	20,929,072
Corporate Pointe IV, 7.29%, matures May 2011	9,500,991	9,582,394
	$251,155,229	$256,249,808

Additional advances on the senior loan for RPT Presidents Park LLC of $563,316 have been received subsequent to September 30, 2005. The proceeds were used to pay for tenant improvement costs and leasing commissions.

In October 2005, the Partnership received a commitment from an affiliate of Lehman Brothers Inc. which extends to January 26, 2006 to refinance the Presidents Park loans which will mature on January 1, 2006. The new financing would have a principal amount of $124 million, bear interest at the rate of one-month LIBOR plus 3% and mature in June 2007. The Company paid a fee of $620,000 and a deposit of $100,000 in connection with the financing commitment. If the REIT completes its initial public offering prior to the maturity date of the Presidents Park loans, the loans will be repaid with the proceeds of the offering in connection with the formation transactions.

6. Related-Party Transactions

Republic Properties Corporation (“RPC”), an entity in which two of the indirect members of RKB/Republic own an interest and which also owns an interest in RKB Fund, is responsible for the operation of the properties. Management fees earned by RPC for the three months ended September 30, 2005 and 2004 totaled $287,325 and $237,356, respectively. Management fees earned by RPC for the nine months ended September 30, 2005 and 2004 totaled $817,904 and $626,179, respectively. In addition, RPC was reimbursed for salaries and overhead related to operation management totaling $277,092 and $223,704, for the three months ended September 30, 2005 and 2004, respectively. For the nine months ended September 30, 2005 and 2004, RPC was reimbursed for salaries and overhead related to operation management totaling $788,156 and $578,587, respectively. These reimbursements are included in property operating costs in the statements of operations.

RKB Fund earns a management fee from the Partnership for management services to the Partnership. The management fee, in accordance with the partnership agreement, is equal to the greater of 1.15% of the total capital commitments to the Partnership or 0.65% of the aggregate unadjusted carrying values of the real estate investments as defined by the management agreement. Management fees earned by RKB Fund

RKB WASHINGTON PROPERTY FUND I L.P.
Notes to Consolidated Financial Statements (Continued)

6. Related-Party Transactions (Continued)

for the three months ended September 30, 2005 and 2004 totaled $505,494 and $309,243, respectively. Management fees earned by RKB Fund for the nine months ended September 30, 2005 and 2004 totaled $1,499,998 and $876,345, respectively. In addition, in accordance with the partnership agreement, the general partner and its affiliates have been reimbursed $24,188 and $8,433 for the three months ended September 30, 2005 and 2004, respectively, and $47,572 and $28,121 for the nine months ended September 30, 2005 and 2004, respectively, for costs incurred on behalf of the Partnership for communications with the limited partners, the cost of keeping the partnership records, and other overhead and administrative expenses incurred in connection with the Partnership’s affairs not covered under the management agreement. These costs are included in general and administrative expenses in the statements of operations.

As of September 30, 2005, the Partnership has incurred $365,913 of costs included in prepaid expenses and other assets in connection with the proposed initial public offering of the REIT.

7. Partners’ Capital

Equity is raised by RKB Fund to facilitate investment by the Partnership in exchange for placement fees. As of September 30, 2005, capital committed to and received by the Partnership totaled $74,352,059, of which $12,732,182 was received during the nine months ended September 30, 2005.

In accordance with the partnership agreement, the Partnership is responsible for all fees and expenses paid or incurred through the final closing date of the Partnership that are related to the establishment of the Partnership, up to a maximum of 3.5% of total capital commitments. Any excess of total establishment costs paid or incurred by the Partnership are absorbed by RKB Fund, the Partnership’s General Partner, as expenses of the RKB Fund, in accordance with the partnership agreement. If and when the Partnership’s additional capital commitments increase, the expenses incurred by the General Partner in excess of the 3.5% of total capital commitments will be reimbursed to RKB Fund and expensed by the Partnership. These establishment costs consist of placement fees and other establishment and organization costs. In determining those costs for which the Partnership is responsible, placement fees are considered first, followed by the other establishment and organization expenses.

From inception through September 30, 2005, total establishment costs incurred to form the Partnership totaled $2,625,510, which included placement fees of $1,796,784 and establishment and organization expenses of $828,726. Based on 3.5% of the committed capital at September 30, 2005 of $74,352,059, the Partnership was required to reimburse a cumulative amount of up to $2,602,322 of these total formation costs, the total of which the Partnership reimbursed through September 30, 2005. Total placement fees of $0 and $150,625 were incurred during the nine months ended September 30, 2005 and 2004, respectively, and establishment and organization expenses of $1,516 and $213,427 are included in general and administrative expenses for the nine months ended September 30, 2005 and 2004, respectively.

8. Commitments and Contingencies

The Partnership is involved from time to time in various legal proceedings, lawsuits, examinations by various tax authorities and claims that have arisen in the ordinary course of business. Management believes that the resolution of such matters will not have a material adverse effect on the financial condition or results of operations.

PRESIDENTS PARK PROPERTIES

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder
Republic Property Trust

We have audited the accompanying combined statement of revenues and certain expenses (as defined in Note 1) of Presidents Park Properties (the “Properties”) for the year ended December 31, 2004. This financial statement of revenues and certain expenses is the responsibility of the management of Presidents Park Properties. Our responsibility is to express an opinion on the combined statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses are free of material misstatement. We were not engaged to perform an audit of the Properties’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses of Presidents Park Properties was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2, and is not intended to be a complete presentation of the revenues and expenses of Presidents Park Properties.

In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses of Presidents Park Properties for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
McLean, Virginia May 13, 2005

PRESIDENTS PARK PROPERTIES

Combined Statements of Revenues and Certain Expenses

Year Ended December 31, 2004
REVENUES:
Rental	$6,305,425
Total revenues	6,305,425
CERTAIN EXPENSES:
Salaries	290,790
Taxes	1,004,784
Maintenance	868,948
Utilities	650,132
Insurance	229,938
Other	144,351
Total certain expenses	3,188,943
REVENUES IN EXCESS OF CERTAIN EXPENSES	$3,116,482

See accompanying notes to statements of revenues and certain expenses.

PRESIDENTS PARK PROPERTIES
Notes to Combined Statements of Revenues and Certain Expenses

1. Organization

The accompanying combined statement of revenues and certain expenses is comprised of three office properties (the “Presidents Park Properties”). The accompanying statement was prepared on a combined basis as the properties were previously commonly owned and managed.

During December 2004, RKB Washington Property Fund I L.P. formed RPT Presidents Park LLC, (“RPT Presidents Park”) a Delaware limited liability company for the purpose of owning and holding the Presidents Park Properties. RPT Presidents Park is 100% owned by RKB Washington Property Fund I, L.P.

On December 29, 2004 each of the entities that previously owned the Presidents Park Properties assigned the properties they owned to Presidents Park I LLC, Presidents Park II LLC, and Presidents Park III LLC, respectively. Presidents Park I LLC, President Park II LLC and Presidents Park III LLC each own individually an office building located in Fairfax County, Virginia (known as Presidents Park I, II and III, respectively). Presidents Park I, Presidents Park II and Presidents Park III contain 200,531, 200,511, and 200,135 square feet, respectively. On December 29, 2004, RPT Presidents Park acquired 100% of the membership interests in the entities that owned Presidents Park I, Presidents Park II and Presidents Park III.

2. Summary of Significant Accounting Policies and Other Matters

Basis of Presentation

The accompanying combined statement of revenues and certain expenses relates to the  Presidents Park Properties and has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the combined statement is not representative of the actual operations for the year presented as revenues and certain operating expenses, which may be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Presidents Park Properties, have been excluded. Such items include depreciation, amortization, management fees, interest expense and interest income.

Revenue Recognition

Base rental revenues are recognized on a straight-line basis over the terms of the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

Use of Estimates

The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

PRESIDENTS PARK PROPERTIES
Notes to Combined Statements of Revenues and Certain Expenses (Continued)

3. Tenant Leases

The total minimum rents to be received from tenants under non-cancelable operating leases as of December 31, 2004 are as follows:

2005	$5,609,660
2006	5,998,703
2007	6,172,731
2008	6,228,491
2009	5,452,695
Subsequent to 2009	10,561,962
Total	$40,024,242

1425 NEW YORK AVENUE PROPERTY

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholder

Republic Property Trust

We have audited the accompanying statement of revenues and certain expenses (as defined in Note 1) of 1425 New York Avenue Property (the “Property”) for the years ended December 31, 2004, 2003 and 2002. This financial statement of revenues and certain expenses is the responsibility of the management of 1425 New York Avenue Property. Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses of 1425 New York Avenue Property was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2, and is not intended to be a complete presentation of the revenues and expenses of 1425 New York Avenue Property.

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of 1425 New York Avenue Property for the years ended December 31, 2004, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
McLean, Virginia June 15, 2005

1425 NEW YORK AVENUE PROPERTY
Statement of Revenues and Certain Expenses

	Nine months ended September 30, 2005 (unaudited)	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
REVENUES:
Rental	$9,338,798	$13,173,814	$9,627,115	$9,662,920
Total revenues	9,338,798	13,173,814	9,627,115	9,662,920
CERTAIN EXPENSES:
Salaries	274,219	338,284	331,682	316,720
Taxes	1,008,983	1,330,702	1,154,226	1,083,326
Maintenance	448,950	583,775	501,657	475,660
Utilities	566,701	549,342	493,437	557,993
Insurance	72,812	111,595	78,893	62,307
Other	101,575	132,864	31,903	22,601
Total certain expenses	2,473,240	3,046,562	2,591,798	2,518,607
REVENUES IN EXCESS OF CERTAIN EXPENSES	$6,865,558	$10,127,252	$7,035,317	$7,144,313

See accompanying notes to statement of revenues and certain expenses.

1425 NEW YORK AVENUE PROPERTY
Notes to Statement of Revenues and Certain Expenses

1. Organization

The accompanying statements of revenues and certain expenses comprise the accounts of the office property known as, 1425 New York Avenue Property (the “Property”). The statement of revenues and certain expenses for the nine months ended September 30, 2005 is unaudited.

During April 2005, the management of Republic Properties Corporation (“RPC”), an affiliate of Republic Properties Trust (the “Company”), formed RPT 1425 New York Avenue LLC, (“RPT 1425”) a Delaware limited liability company for the purpose of acquiring the 1425 New York Avenue Property. It was the intent of Republic Properties Corporation that the Company will acquire the Property upon the completion of its initial public offering.

On June 15, 2005, RPT 1425 acquired 1425 New York Avenue, an office building located in Washington, D.C. The Property contains 276,697 square feet of which 92.5% was occupied as of December 31, 2004.

2. Summary of Significant Accounting Policies and Other Matters

Basis of Presentation

The accompanying statement of revenues and certain expenses for the nine months ended September 30, 2005 and the years ended December 31, 2004, 2003, and 2002 relates to 1425 New York Avenue Property and has been prepared for the purpose of inclusion in an initial public offering prospectus and complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the periods presented as certain revenues and certain operating expenses, which may be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, management fees, interest expense and interest income. In addition, the Property was previously subject to a ground lease that will be eliminated as a result of the acquisition by RPT 1425. Accordingly, the ground lease expense has been eliminated as it will not be incurred in the future.

Revenue Recognition

Base rental revenues are recognized on a straight-line basis over the terms of the respective leases. Recoveries from tenants for real estate taxes and other operating expenses are recognized as revenue in the period the applicable costs are incurred.

Use of Estimates

The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

1425 NEW YORK AVENUE PROPERTY
Notes to Statement of Revenues and Certain Expenses (Continued)

3. Tenant Leases

The total minimum rents to be received from tenants under non-cancelable operating leases as of December 31, 2004 are as follows:

2005	$11,856,292
2006	11,494,625
2007	11,140,958
2008	11,143,291
2009	11,054,941
Thereafter	58,021,273
$114,711,380

4. Interim Period (Unaudited)

The unaudited statement of revenues and certain expenses for the period from January 1, 2005 through September 30, 2005 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

THE PORTALS III WASHINGTON, DC
View of Jefferson Memorial and Mandarin Oriental Hotel from The Portals III Option Property
Estimated 505,000 net rentable square foot Class A office property located in Southwest, Washington, D.C.
Currently under development. Scheduled completion in mid to late 2006.
REPUBLIC SQUARE I WASHINGTON, DC
Estimated 385,000 net rentable square foot Class A office property located in Capitol Hill, Washington, D.C.
View of the Washington Monument from The Portals III Option Property
Currently under development. Scheduled completion in mid to late 2006.
View of the U.S. Capitol Building from Republic Square I Option Property
REPUBLIC PROPERTY TRUST

20,000,000 Shares

Common Shares

PROSPECTUS
       , 2005

LEHMAN BROTHERS

BEAR, STEARNS & CO. INC.

WACHOVIA SECURITIES
RAYMOND JAMES
UBS INVESTMENT BANK
KEYBANC CAPITAL MARKETS

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.                 Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$40,607
NASD filing fee	35,000
NYSE listing fee	150,000
Printing and engraving fees	700,000
Legal fees and expenses	3,000,000
Accounting fees and expenses	2,500,000
Blue sky fees and expenses	1,000
Transfer agent and registrar fees	20,000
Miscellaneous expenses	53,393
Total	$6,500,000

Item 32.                 Sales to Special Parties.

None.

Item 33.                 Recent Sales of Unregistered Securities.

Upon our formation in July 2005, Mr. Keller was issued 100 common shares for total consideration of $1,500 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended.

In connection with our formation transactions, OP units and REIT shares will be issued to certain persons transferring interests in the entities that own our initial portfolio of properties and certain other assets to us in consideration of the transfer of such interests and assets. All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement.

Prior to or concurrently with the closing of the offering:

•       RKB Holding L.P. will merge with and into our Operating Partnership, and the partners of RKB Holding L.P., each of whom either does not constitute a U.S. Person within the meaning of Regulation S and/or is an accredited investors within the meaning of Regulation D , will receive an aggregate of 3,696,330 REIT shares and $59.3 million in cash. The issuance of such REIT shares will be effected in reliance upon an exemption from registration provided by Rule 903 of Regulation S and Rule 506 of Regulation D;

•  We will contribute $44.5 million in REIT shares and cash to the Operating Partnership in connection with the RKB Holding L.P. merger, which shares and cash will be transferred to RKB Finance L.P., a Cayman Island partnership, in satisfaction of an outstanding loan to RKB Holding. RKB Finance L.P. is not a U.S. person within the meaning of Regulation S. The transfer of REIT shares in repayment of such loan is made in reliance on Regulation S under the Securities Act;

•       The Fund, which is an accredited investor within the meaning of Regulation D, will contribute all of its assets and liabilities as well as direct and indirect interests in its nine properties to our Operating Partnership. In exchange for the contribution of these interests, our Operating Partnership will issue an aggregate of 3,195,757 OP units and $63 million cash to the Fund in reliance on an exemption from registration provided by Rule 506 of Regulation D;

•       The investors in RPT 1425 will contribute all of their interests in RPT 1425 to our Operating Partnership. In exchange for the contribution of these interests to our Operating Partnership, the partners of RPT 1425, each of whom is an accredited investor within the meaning of Regulation D and/or does not constitute a U.S. Person within the meaning of Regulation S, will receive an aggregate of 648,517 REIT shares, an aggregate of 217,200 OP units and $5.0 million in cash. The issuance of such REIT shares and OP units will be effected in reliance upon an exemption from registration provided by Rule 903 of Regulation S and Rule 506 of Regulation D;

•       Republic Properties Corporation, which is an accredited investor within the meaning of Regulation D, will directly or indirectly contribute certain project related assets and interests in certain entities associated with its management, leasing and real estate development operations to our Operating Partnership in exchange for an aggregate of 415,210 OP units. The issuance of such OP units will be effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act; and

•       We entered into an agreement with Messrs. Kramer and Grigg and Republic Properties Corporation to provide management and development services with respect to The Portals III pursuant to which Messrs. Kramer and Grigg and Republic Properties Corporation, each of whom are accredited investors within the meaning of Regulation D, will receive an aggregate of 66,982 OP units in exchange for the contribution of these assets.

Item 34.                 Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our Declaration of Trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our Declaration of Trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our Board of Trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 35.                 Treatment of Proceeds from Shares Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital account.

Item 36.                 Financial Statements and Exhibits.

(a)           Financial Statements.

See Index to Financial Statements

(b)          Exhibits.   The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
1.1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Declaration of Trust of Republic Property Trust
3.2	Form of Amended and Restated By-laws of Republic Property Trust
4.1	Form of Common Share Certificate
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities
8.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1	Form of Amended and Restated Agreement of Limited Partnership Agreement of Republic Property Limited Partnership
10.2	Agreement and Plan of Merger, dated as of September 23, 2005, by and among Republic Property Trust, Republic Property Limited Partnership and RKB Holding L.P.
10.3(2)	Contribution Agreement, dated as of September 23, 2005, by and among Republic Property Trust, Republic Property Limited Partnership and the partners of RPT 1425 LLC
10.4(2)

Contribution Agreement, dated as of September 23, 2005, by and among RKB Washington Property Fund I L.P., Republic Property Limited Partnership, Richard L. Kramer, Steven A. Grigg, Mark R. Keller and the other parties named therein

10.5(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of September 23, 2005, by and between Republic Properties Corporation and Republic Property Limited Partnership (Republic Square I)

10.6(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Republic Property Limited Partnership and 660 North Capitol Street Property LLC (Republic Square II)

10.7(2)

Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals I)

10.8(2)

Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals II)

10.9(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of September 23, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals III)

10.10(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals IV)

10.11(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals V)

10.12(2)

Management Services Rights Contribution Agreement, dated as of September 23, 2005, by and between Republic Properties Corporation, Republic Property Limited Partnership and the other parties named therein

10.13(2)	Development Services Rights Contribution Agreement, dated as of September 23, 2005, by and between Republic Properties Corporation and Republic Property Limited Partnership (City Center Project)
10.14	Option Agreement, dated as of November 28, 2005, by and between Parcel 47D LLC and Republic Property Limited Partnership
10.15	Option Agreement, dated as of November 28, 2005, by and among 25 Massachusetts Avenue Property LLC, 660 North Capitol Street Property LLC and Republic Property Limited Partnership
10.16	Form of Employment Agreement by and between Republic Property Trust and Mark R. Keller
10.17	Form of Employment Agreement by and between Republic Property Trust and Steven A. Grigg
10.18	Form of Employment Agreement by and between Republic Property Trust and Gary R. Siegel
10.19	Amended and Restated Employment Agreement, dated as of November 23, 2005, by and between Republic Property Trust and Michael J. Green
10.20	Form of Noncompetition Agreement by and between Republic Property Trust and Steven A. Grigg
10.21	Form of Noncompetition Agreement by and between Republic Property Trust and Richard L. Kramer
10.22	Form of Noncompetition Agreement by and between Gary R. Siegel and Republic Property Trust
10.23	Amended and Restated Noncompetition Agreement, dated as of November 23, 2005, by and between Michael J. Green and Republic Property Trust
10.24	Form of Noncompetition Agreement by and between Republic Property Trust and Republic Properties Corporation
10.25	Form of 2005 Omnibus Long-Term Incentive Plan
10.26	Services Agreement, dated as of November 29, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership
10.27	Form of Republic Property Trust Trustees Deferred Compensation Plan
10.28	Form of Restricted Share Agreement
10.29	Form of Republic Property Trust Trustees Compensation Policy
10.30

Republic Property Limited Partnership Senior Secured Revolving Credit Facility Commitment Letter, dated as of November 28, 2005, by and among Lehman Brothers Commercial Bank, Lehman Brothers Inc. and RKB Washington Property Fund I, L.P.

10.31

Amendment to Management Services Rights Contribution Agreement, dated as of November 28, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals I)

10.32

Amendment to Management Services Rights Contribution Agreement, dated as of November 28, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals II)

10.33	Commitment Letter, dated as of October 28, 2005, by and among RKB Washington Property Fund I L.P., Presidents Park I LLC, Presidents Park II LLC, Presidents Park III LLC and Lehman Brothers Bank FSB
21.1(2)	List of Subsidiaries of Republic Property Trust
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
24.1(1)	Power of Attorney (included on the signature page to the Registration Statement)
99.1(1)	Consent of Gregory H. Leisch to be named as a trustee nominee
99.2(1)	Consent of John S. Chalsty to be named as a trustee nominee
99.3(2)	Consent of Ronald D. Paul to be named as a trustee nominee

*       To be filed with subsequent amendment.

(1)          Previously filed with the Form S-11 filed by the Registrant on September 26, 2005.

(2)          Previously filed with Amendment No. 1 to the Form S-11 filed by the Registrant on October 31, 2005.

Item 37. Undertakings.

(a)           The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)           The undersigned Registrant hereby further undertakes that:

(1)         For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)         For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia on November 29, 2005.

REPUBLIC PROPERTY TRUST
By:	/s/ Mark R. Keller
Mark R. Keller
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 29, 2005	/s/ Mark R. Keller
Mark R. Keller
Chief Executive Officer and Trustee
(Principal Executive Officer)
Date: November 29, 2005	/s/ Michael J. Green
Michael J. Green
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)
Date: November 29, 2005	/s/ Frank M. Pieruccini
Frank M. Pieruccini
Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)
Date: November 29, 2005	*
Richard L. Kramer
Chairman of the Board of Trustees
Date: November 29, 2005	*
Steven A. Grigg
President and Vice Chairman of the Board of Trustees

*By:	/s/ Mark R. Keller
Mark R. Keller
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
1.1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Declaration of Trust of Republic Property Trust
3.2	Form of Amended and Restated By-laws of Republic Property Trust
4.1	Form of Common Share Certificate
5.1*	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities
8.1*	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1	Form of Amended and Restated Agreement of Limited Partnership Agreement of Republic Property Limited Partnership
10.2	Agreement and Plan of Merger, dated as of September 23, 2005, by and among Republic Property Trust, Republic Property Limited Partnership and RKB Holding L.P.
10.3(2)	Contribution Agreement, dated as of September 23, 2005, by and among Republic Property Trust, Republic Property Limited Partnership and the partners of RPT 1425 LLC
10.4(2)

Contribution Agreement, dated as of September 23, 2005, by and among RKB Washington Property Fund I L.P., Republic Property Limited Partnership, Richard L. Kramer, Steven A. Grigg, Mark R. Keller and the other parties named therein

10.5(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of September 23, 2005, by and between Republic Properties Corporation and Republic Property Limited Partnership (Republic Square I)

10.6(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Republic Property Limited Partnership and 660 North Capitol Street Property LLC (Republic Square II)

10.7(2)

Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals I)

10.8(2)

Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals II)

10.9(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of September 23, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals III)

10.10(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals IV)

10.11(2)

Development Services Rights and Management Services Rights Contribution Agreement, dated as of October 24, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals V)

10.12(2)

Management Services Rights Contribution Agreement, dated as of September 23, 2005, by and between Republic Properties Corporation, Republic Property Limited Partnership and the other parties named therein

10.13(2)	Development Services Rights Contribution Agreement, dated as of September 23, 2005, by and between Republic Properties Corporation and Republic Property Limited Partnership (City Center Project)
10.14	Option Agreement, dated as of November 28, 2005, by and between Parcel 47D LLC and Republic Property Limited Partnership
10.15	Option Agreement, dated as of November 28, 2005, by and among 25 Massachusetts Avenue Property LLC, 660 North Capitol Street Property LLC and Republic Property Limited Partnership

10.16	Form of Employment Agreement by and between Republic Property Trust and Mark R. Keller
10.17	Form of Employment Agreement by and between Republic Property Trust and Steven A. Grigg
10.18	Form of Employment Agreement by and between Republic Property Trust and Gary R. Siegel
10.19	Amended and Restated Employment Agreement, dated as of November 23, 2005, by and between Republic Property Trust and Michael J. Green
10.20	Form of Noncompetition Agreement by and between Republic Property Trust and Steven A. Grigg
10.21	Form of Noncompetition Agreement by and between Republic Property Trust and Richard L. Kramer
10.22	Form of Noncompetition Agreement by and between Gary R. Siegel and Republic Property Trust
10.23	Amended and Restated Noncompetition Agreement, dated as of November 23, 2005, by and between Michael J. Green and Republic Property Trust
10.24	Form of Noncompetition Agreement by and between Republic Property Trust and Republic Properties Corporation
10.25	Form of 2005 Omnibus Long-Term Incentive Plan
10.26	Services Agreement, dated as of November 29, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership
10.27	Form of Republic Property Trust Trustees Deferred Compensation Plan
10.28	Form of Restricted Share Agreement
10.29	Form of Republic Property Trust Trustees Compensation Policy
10.30

Republic Property Limited Partnership Senior Secured Revolving Credit Facility Commitment Letter, dated as of November 28, 2005, by and among Lehman Brothers Commercial Bank, Lehman Brothers Inc. and RKB Washington Property Fund I, L.P.

10.31

Amendment to Management Services Rights Contribution Agreement, dated as of November 28, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals I)

10.32

Amendment to Management Services Rights Contribution Agreement, dated as of November 28, 2005, by and among Republic Properties Corporation, Richard L. Kramer, Steven A. Grigg and Republic Property Limited Partnership (Portals II)

10.33	Commitment Letter, dated as of October 28, 2005, by and among RKB Washington Property Fund I, L.P., Presidents Park I LLC, Presidents Park II LLC, Presidents Park III LLC and Lehman Brothers Bank FSB
21.1(2)	List of Subsidiaries of Republic Property Trust
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
24.1(1)	Power of Attorney (included on the signature page to the Registration Statement)
99.1(1)	Consent of Gregory H. Leisch to be named as a trustee nominee
99.2(1)	Consent of John S. Chalsty to be named as a trustee nominee
99.3(2)	Consent of Ronald D. Paul to be named as a trustee nominee

*       To be filed by subsequent amendment.

(1)          Previously filed with the Form S-11 filed by the Registrant on September 26, 2005.

(2)          Previously filed with Amendment No. 1 to the Form S-11 filed by the Registrant on October 31, 2005.